As filed with the Securities and Exchange Commission on September 21, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Utz Brands, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	2090 (Primary Standard Industrial Classification Code Number)	85-2751850 (I.R.S. Employer Identification Number)

900 High Street
Hanover, PA 17331
(717) 637-6644
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Dylan B. Lissette
Chief Executive Officer
Utz Brands, Inc.
900 High Street
Hanover, PA 17331
(717) 637-6644
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Larry P. Laubach, Esq.
Jeremiah G. Garvey, Esq.
Cozen O’Connor P.C.
One Liberty Place
1650 Market Street
Suite 2800
Philadelphia, Pennsylvania 19103
(215) 665-2000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering:
Class A Common Stock, par value $0.0001 per share(4)	23,033,332	$11.50(2)	$264,883,318.00(2)	$34,381.86
Secondary Offering:
Class A Common Stock, par value $0.0001 per share(5)	86,548,607	$17.63(3)	$1,525,851,934.36(3)	$198,055.59
Warrants to purchase Class A Common Stock(6)	8,366,666	—(6)	—	—
Total			$1,790,735,252.36	$232,437.45

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Based upon the exercise price per share of Class A Common Stock issuable upon exercise of the Warrants (as such term is defined under “Frequently Used Terms”).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Class A Common Stock on September 14, 2020, as reported on the New York Stock Exchange, under the symbol “UTZ.”

(4)
Consists of: (i) 14,666,666 shares of Class A Common Stock that may be issued upon exercise of the Public Warrants (as such term is defined under “Frequently Used Terms”) based on the number of public warrants outstanding as of September 16, 2020; (ii) 7,200,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants (as such term is defined under “Frequently Used Terms”); and (iii) 1,166,666 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants (as such term is defined under “Frequently Used Terms”). The aggregate number of shares of Class A Common Stock shall be adjusted to include any additional shares of Class A Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(5)
Consists of the following shares of Class A Common Stock registered for resale by the Selling Holders (as such term is defined under “Frequently Used Terms”): (i) 7,200,000 shares of Class A Common Stock underlying the Private Placement Warrants; (ii) 1,166,666 shares of Class A Common Stock underlying the Forward Purchase Warrants; (iii) 1,557,941 shares of Class A Common Stock underlying the 2020 LTIP RSUs (as such term is defined under “Frequently Used Terms”); (iv) 61,249,000 shares of Class A Common Stock issuable upon conversion of the Retained Company Units (as such term is defined under “Frequently Used Terms”) and the surrender and cancellation of a corresponding number of shares of Class V Common Stock (as such term is defined under “Frequently Used Terms”) and (v) 15,375,000 shares of Class A Common Stock, including up to 14,680,000 shares held by the Sponsor (as such term is defined under “Frequently Used Terms”) and 695,000 shares held by Collier Creek’s independent directors (as such term is defined under “Frequently Used Terms”). The aggregate number of shares of Class A Common Stock shall be adjusted to include any additional shares of Class A Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(6)
Consists of: (i) 7,200,000 Private Placement Warrants and (ii) 1,166,666 Forward Purchase Warrants. Pursuant to Rule 457(g), no separate registration fee is required for the Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Holders may sell or distribute the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2020
PRELIMINARY PROSPECTUS
Utz Brands, Inc.
Primary Offering of
23,033,332 Shares of Class A Common Stock
Issuable Upon Exercise of Warrants
Secondary Offering of
86,548,607 Shares of Class A Common Stock
8,366,666 Warrants to Purchase Class A Common Stock

This prospectus relates to: (1) the issuance by us of up to 23,033,332 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, including the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants (each as defined below); and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 86,548,607 shares of Class A Common Stock and (ii) up to 8,366,666 Warrants (as defined below).
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Holders pursuant to this prospectus or of the shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Class A Common Stock and Warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “UTZ” and “UTZ.WS,” respectively. On September 18, 2020, the closing price of our Class A Common Stock was $18.06 per share and the closing price of our Warrants was $6.51 per share.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 29 and in any applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2020.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 23,033,332 shares of Class A Common Stock upon exercise of the Public Warrants, Private Placement Warrants and Forward Purchase Warrants. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 86,548,607 shares of Class A Common Stock and up to 8,366,666 Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock or Warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
On August 28, 2020 (the “Closing Date”), Utz Brands, Inc. (formerly known as Collier Creek Holdings), consummated its previously announced business combination pursuant to that certain Business Combination Agreement, dated as of June 5, 2020 (the “Business Combination Agreement”), among the Company, Utz Brands Holdings, LLC, a Delaware limited liability company (“Utz Brands Holdings”), Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”) and Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and together with Series U, the “Continuing Members”). As contemplated by the Business Combination Agreement, on the Closing Date, Collier Creek Holdings domesticated into a Delaware corporation (the “Domestication”) and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, LLC (“Utz Quality Foods”), as a result of a new issuance by Utz Brands Holdings and purchases from Utz Brands Holdings’ existing equityholders pursuant to the Business Combination Agreement (the “Business Combination”).
Unless the context indicates otherwise, references to “the Company,” “we,” “us” and “our” refer to Utz Brands, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination.

“Collier Creek” refers to Collier Creek Holdings prior to the Business Combination. “Utz” refers to Utz Brands Holdings and its subsidiaries prior to the Business Combination.
MARKET AND INDUSTRY DATA
Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including its products and services relative to its competitors, are based on information from various third-party sources, on assumptions made by management based on such sources and management’s knowledge of the market for its services and solutions. Any estimates provided in this prospectus involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained therein has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to Our Business” and elsewhere in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Regarding Forward-Looking Statements.”
TRADEMARKS, SERVICE MARKS AND TRADE NAMES
We own or license numerous domestic and foreign trademarks and other proprietary rights that are important to our businesses. These include the U.S. trademark registrations, which protect certain rights in the following brands: Utz, Zapp’s, Golden Flake, Good Health, Boulder Canyon, Hawaiian, TortiYAHS!, Tim’s Cascade, Snyder of Berlin, “Dirty”, Kitchen Cooked, Bachman, and Jax, among others. We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus may be registered in the U.S. and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned or used under license by such company.

FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“2020 LTIP” means the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan, a sub-plan under the Equity Incentive Plan.
“2020 LTIP RSU” means a restricted stock unit awarded under the 2020 LTIP, which represents an unfunded and unsecured promise by us to pay a participant one share of Class A Common Stock, and in the aggregate may settle into up to 1,479,445 shares of Class A Common Stock plus such number of shares the Company may deliver, in its discretion, to satisfy certain tax gross-up obligations.
“ABL Facility” means that certain asset based revolving credit facility in an initial aggregate principal amount of $100.0 million, made pursuant to that certain ABL Credit Agreement dated November 21, 2017, among Utz Quality Foods, Golden Flake, UM-U Intermediate, LLC, UM-R Intermediate, LLC, SRS (each of which were subsequently combined into Utz Brands Holdings), Manufacturers and Traders Trust Company, as L/C Issuer, and Bank of America, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, and each lender from time to time party thereto, as amended from time to time.
“ACV Distribution Percentage” means the All Commodity Volume distribution percentage for the specified brand or group of brands across IRI’s MULO-C database. References to distribution in retail stores for 2019 represent the 52‑week period ended December 29, 2019 and for 2014 represent the 52-week period ended January 4, 2015, in each case as reported by IRI.
“Aided brand awareness” means the percentage of people who express knowledge of the Utz brand when prompted.
“Adjusted EBITDA Margin” means our Adjusted EBITDA divided by our Net Sales for the applicable period. We believe this is an important metric for investors as our management uses this metric to analyze and forecast our business.
“Amended and Restated Memorandum and Articles of Association” means Collier Creek’s Amended and Restated Memorandum and Articles of Association adopted by special resolution, dated October 4, 2018, as in effect prior to the Domestication.
“ASC” means the Accounting Standards Codification.
“Business Combination” means the transactions effected pursuant to the Business Combination Agreement on the Closing Date.
“Business Combination Agreement” means the Business Combination Agreement, entered into as of June 5, 2020, by and among Collier Creek, Utz Brands Holdings, and the Continuing Members, as it may be amended and supplemented from time to time.
“Business Combination Consideration” means the UPA Seller Preferred Equity Purchase Consideration, the UPA Seller Common Equity Purchase Consideration, the Net Cash Consideration, 61,249,000 shares of Class V Common Stock (as may be reduced) and the Contribution Amount paid or issued by Collier Creek at the Closing of the Business Combination.
“Bylaws” mean the bylaws of the Company in effect as of August 28, 2020.
“CAGR” means the compound annual growth rate of the applicable metric over the time period specified.
“Cash Consideration” means $60 million less the UPA Seller Common Equity Purchase Consideration.
“Cayman Islands Companies Law” refers to the Companies Law (2020 Revision) of the Cayman Islands.
“CC Capital” means CC Capital Partners, LLC, a Delaware limited liability company.
“certain Northeast and Mid-Atlantic cities” include the cities of Baltimore, Philadelphia, and Washington D.C. and are based on management estimates.

“Certificate of Incorporation” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware on August 28, 2020.
“Class A Common Stock” means the Class A Common Stockof the Company, par value $0.0001 per share.
“Class A Ordinary Shares” means the Class A ordinary shares of Collier Creek, par value $0.0001 per share, prior to the Domestication.
“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.0001 per share.
“Class B Ordinary Shares” means the Class B ordinary shares of Collier Creek, par value $0.0001 per share, prior to the Domestication.
“Class B Shareholders” means the holders of 11,875,000 Class B ordinary shares outstanding prior to the Domestication.
“Class V Common Stock” means the Class V Common Stock of the Company, par value $0.0001 per share.
“Closing” means the closing of the Business Combination.
“Closing Date” means August 28, 2020, the date of the Closing of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collier Creek” means Collier Creek Holdings (which, prior to the Domestication, was an exempted company incorporated under the laws of the Cayman Islands and after the Domestication became a corporation incorporated under the laws of the State of Delaware and changed its name to “Utz Brands, Inc.”).
“Collier Creek Board” means the board of directors of Collier Creek prior to the Domestication.
“Collier Creek Shares” means, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares of Collier Creek prior to the Domestication.
“Collier Creek’s independent directors” means Collier Creek’s independent directors prior to the Domestication.
“Common Company Units” means common units representing limited liability company interests of Utz Brands Holdings following the Business Combination, which are non-voting, economic interests in Utz Brands Holdings.
“Common Stock” means, without duplication, the Class A Common Stock and the Class V Common Stock of the Company.
“Company” means Collier Creek as a Delaware corporation by way of continuation following the Domestication and the Business Combination. In connection with the Domestication and simultaneously with the Business Combination, Collier Creek changed its corporate name to “Utz Brands, Inc.”
“Company Board” means the board of directors of the Company subsequent to the Domestication.
“Company Shares”means, collectively, all shares of the Class A Common Stock and Class V Common Stock of the Company.
“Comparable Sales Growth” means annualized growth in Net Sales. Growth rate for 2017 through 2019 excludes the negative impact from increased IO discounts related to Utz Brands Holdings’ structural shift towards IOs from RSPs.
“Conagra” means Conagra Brands, Inc.
“Continuing Member Nominees” means the board members of the Company nominated by the Continuing Members pursuant to the Investor Rights Agreement.

v

“Continuing Members” means Series U and Series R.
“Contribution Amount” means a cash contribution to Utz Brands Holdings in amount equal to (a)$452.6 million, representing the aggregate amount held in the Trust Account following the Redemption, plus (b) $35.0 million of proceeds from the Forward Purchases, plus (c) cash on hand of Collier Creek at the Closing, consisting of $51,819.94, less (d) the UPA Seller Preferred Equity Purchase Consideration, (e) the UPA Seller Common Equity Purchase Consideration and (f) the Net Cash Consideration, which Contribution Amount was contributed by Collier Creek to Utz Brands Holdings in exchange for the issuance of a portion of the Common Company Units acquired by Collier Creek.
“Core” geographies mean our legacy Northeast and Mid-Atlantic states of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, Virginia, and Washington D.C. as well as Alabama, Illinois, Oregon, and Washington where we have acquired strong regional brands and distribution capabilities in recent years.
“DGCL” means the Delaware General Corporation Law, as amended.
“Domestication” means the continuation of Collier Creek by way of domestication of Collier Creek into a Delaware corporation, pursuant to which the ordinary shares of Collier Creek became shares of Common Stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Law and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Certificate of Incorporation consistent with the DGCL and changing the name and registered office of Collier Creek.
“DTC” means the Depository Trust Company.
“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.
“Emerging” geographies mean the Western states of Arizona, California, Idaho, Montana, Nevada, New Mexico, Utah, and Wyoming, the Mid-Western regions of Indiana, Kentucky, Wisconsin and Michigan, the Central regions of Arkansas, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, Oklahoma, and South Dakota, as well as Alaska and Hawaii. These represent states where our business is less developed, but where management believes there is an opportunity to drive further sales and distribution gains, with a prioritization on key population centers in the West and Mid-West regions.
“Equity Incentive Plan” means the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan, which became effective on the Closing Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expansion” geographies mean the Southern states of Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Texas, and West Virginia as well as Colorado and Ohio. These represent states where we have expanded our distribution capabilities in recent years and where our management team believes there is an opportunity to drive further sales and distribution gains.
“Extraordinary General Meeting” means the meeting of Collier Creek’s shareholders on August 27, 2020 pursuant to which such shareholders approved several proposals related to the Business Combination.
“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.
“First Lien Term Loan” means that certain loan in an initial principal amount of $535.0 million pursuant to that certain First Lien Term Loan Credit Agreement, dated November 21, 2017, by and among Utz Quality Foods, Utz Brands Holdings, Bank of America, N.A. and the lenders party thereto, as amended from time to time.
“Forward Purchase Agreements” means the Forward Purchase Agreements, dated as of September 7, 2018, among Collier Creek, the Sponsor and Collier Creek’s independent directors, as applicable, pursuant to which the Sponsor and Collier Creek’s independent directors each agreed to purchase the Forward Purchase

Shares and Forward Purchase Warrants in a private placement, which occurred concurrently with the Closing of the Business Combination.
“Forward Purchase Securities” means, collectively, the Forward Purchase Shares and Forward Purchase Warrants.
“Forward Purchase Shares” means Collier Creek’s 3,500,000 Class A Ordinary Shares purchased pursuant to the Forward Purchase Agreements.
“Forward Purchase Warrants” means 1,166,666 redeemable warrants purchased pursuant to the Forward Purchase Agreements. Following the Domestication, each Forward Purchase Warrant is exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share.
“Forward Purchases” means the purchases of the Forward Purchase Shares and Forward Purchase Warrants pursuant to the Forward Purchase Agreements.
“Founder Holders” means Chinh E. Chu, Jason K. Giordano and Roger K. Deromedi, and certain of their respective affiliates and Family Members.
“Further Adjusted EBITDA Margin” means our Further Adjusted EBITDA divided by our Pro Forma Net Sales for the applicable period. We believe this is an important metric for investors as our management uses this metric to analyze and forecast our business.
“GAAP” means U.S. generally accepted accounting principles.
“Golden Flake” means Golden Flake Snack Foods, Inc., a Delaware corporation.
“household penetration” means the percentage of U.S. households that have purchased a given brand or group of brands according to IRI panel data for the 52-week period ended December 29, 2019. References to household penetration for the Company or Utz Brands Holdings refer to the percentage of U.S. households that have purchased any Company or Utz Brands Holdings owned or licensed brand during the applicable period.
“Inventure Foods” means Inventure Foods, Inc., a Delaware corporation.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investor Rights Agreement” means the Investor Rights Agreement, dated August 28, 2020, entered into between the Company, the Continuing Members, the Sponsor Parties and the Sponsor Representative in connection with the Closing of the Business Combination.
“invoiced sales” for the Company and Utz Brands Holdings means net sales before the impact of certain trade deductions and independent DSD operator discounts.
“IPO” means Collier Creek’s initial public offering of its Units, Public Shares and Public Warrants pursuant to the IPO registration statement and completed on October 10, 2018.
“IPO registration statement” means the registration statement filed for Collier Creek’s IPO on Form S-1 declared effective by the SEC on October 4, 2018 (SEC File Nos. 333-227295 and 333-227703).
“IRI” means Information Resources, Inc.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Kennedy” means Kennedy Endeavors, Inc.
“Kennedy Acquisition” means our acquisition of Kennedy from Peak Finance Holdings LLC, a subsidiary of Conagra, which closed on October 21, 2019.
“Kitchen Cooked” means Kitchen Cooked Inc.
“Kitchen Cooked Acquisition” means our acquisition of the outstanding stock of Kitchen Cooked and certain real estate property associated therewith, which closed on December 30, 2019.

“Lock-up Period” means the period described in the Investor Rights Agreement, commencing on the Closing Date and ending on the earlier of (i) the date that is one year following the Closing Date and (ii) the date that the closing price of a share of Class A Common Stock on the NYSE or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading equals or exceeds $12.00 (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.
“Minimum Cash Amount” means the aggregate amount immediately prior to the Closing of the Business Combination equal to the sum of (without duplication) (a) the cash in the Trust Account less amounts required for any Redemptions of Public Shares plus (b) the aggregate net proceeds received by Collier Creek from the Permitted Equity Financing plus (c) the aggregate gross proceeds received by the Buyer from the sale of the Forward Purchase Securities pursuant to the Forward Purchase Agreements.
“Minimum Cash Condition” means the condition that Collier Creek had a Minimum Cash Amount of at least $300,000,000 immediately prior to the Closing.
“MULO-C” means the grocery, drug, mass, club, dollar, military and convenience channels as defined by IRI. When used in reference to a specific brand, retail sales means the retail sales for products marketed under that specific brand only. When used in reference to the Company or Utz Brands Holdings, retail sales means the retail sales for all currently-owned brands (including pre-acquisition historical periods for acquired brands). References to retail sales for a given year represent retail sales for the 52-week period ended on the following dates: for 2019, December 29, 2019; for 2018, December 30, 2018; for 2017, December 31, 2017; for 2016, January 1, 2017; for 2015, January 3, 2016; and for 2014, January 4, 2015, in each case as reported by IRI.
“Natural” channel means the U.S. supermarkets with at least $2 million of annual sales and at least 50% of sales from natural/organic products, excluding Whole Foods, as defined by SPINS, LLC.
“Net Cash Consideration” means the Cash Consideration less certain amounts with respect to transactions by the Continuing Members and certain of their related parties following December 30, 2019, which Net Cash Consideration was paid to the Continuing Members by Collier Creek in exchange for a portion of the Common Company Units acquired by Collier Creek at the Closing.
“NYSE” means The New York Stock Exchange.
“operating net working capital” means the sum of accounts receivable, inventory, and prepaid expenses minus the sum of accounts payable and accrued expenses, excluding income taxes and interest.
“organic retail sales growth” means the year-over-year growth in retail sales for the relevant brands owned by the Company for the full annual period in both consecutive years. References to organic retail sales growth over multiple years represent the average of each of the individual annual organic retail sales growth figures.
“Organizational Documents” means the Bylaws and Certificate of Incorporation of the Company.
“Original Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 4, 2018, by and among Collier Creek, the Sponsor and Collier Creek’s independent directors.
“Permitted Equity Financing” means purchases of Class A Common Stock of Collier Creek on or before the Closing permitted under the Business Combination Agreement.
“Preferred Stock” means the shares of Preferred Stock, par value $0.0001, authorized for future issuance by the Company under the Certificate of Incorporation.
“Private Placement” means the private placement by Collier Creek of 7,200,000 Private Placement Warrants to the Sponsor simultaneously with the closing of the IPO.
“Private Placement Warrants” means Collier Creek’s 7,200,000 warrants sold to the Sponsor simultaneously with the closing of the IPO in a Private Placement at a price of $1.50 per warrant. Following the Domestication, each Private Placement Warrant is exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share.
“pro forma invoiced sales” for fiscal 2019 refer to Utz Brands Holdings’ invoiced sales including the estimated impact of acquired businesses in the pre-acquisition periods.
“Public Shareholders” or “Public Stockholders” means the holders of the Public Shares or Public Warrants that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).
“Public Shares” means Collier Creek’s Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO or thereafter in the open market), which converted into shares of the Company’s Class A Common Stock in connection with the Domestication.
“Public Warrant Holder” means holders of the Public Warrants.
“Public Warrants” means the warrants sold by Collier Creek in the IPO (whether they were purchased in the IPO or thereafter in the open market). Following the Domestication, each Public Warrant is exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share.
“Redemption” means the redemption of 5,950 Public Shares for the Redemption Price in connection with the Business Combination.
“Redemption Price” means approximately $10.29 per share, representing an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Amended and Restated Memorandum and Articles of Association (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).
“Redemption Rights” means the rights of the Collier Creek Public Shareholders prior to the Closing to demand Redemption of their Public Shares for cash in accordance with the procedures set forth in the Amended and Restated Memorandum and Articles of Association.
“Related Agreements” means certain additional agreements entered into in connection with the Business Combination Agreement as further described in this prospectus.
“Restricted Company Units” means units representing limited liability company interests of Utz Brands Holdings following the Business Combination, which would have been non-voting, restricted interests in Utz Brands Holdings, and which converted into Common Company Units at the Closing upon the satisfaction of certain performance-based vesting conditions.
“Restricted Sponsor Shares” means the Company’s Class B Common Stock, which is comprised of the Company’s Series B-1 Common Stock and Series B-2 Common Stock, intended to be held by the Sponsor and Collier Creek’s independent directors, which converted into shares of Class A Common Stock at the Closing in accordance with the Certificate of Incorporation and the Sponsor Side Letter Agreement.
“retail sales” means the Company’s retail sales as measured by IRI, a market research provider, using the Dollar Sales metric across all retail channels contained in IRI’s MULO-C database.
“retail sales growth” refers to the CAGR over a period using the applicable annual retail sales figures.
“Retained Company Units” means 61,249,000 Common Company Units retained by the Continuing Members at the Closing of the Business Combination, including the Retained Restricted Company Units, which vested at the Closing.
“Retained Restricted Company Units” means the Restricted Company Units held by the Continuing Members at Closing, which Restricted Company Units vested at Closing.
“Rice Family” means Michael W. Rice or any Family Member of Michael W. Rice.
“RILP” means Rice Investments, L.P., a limited partnership formed pursuant to the Delaware Revised Uniform Limited Partnership Act.

“RSP” means each Utz-employed route sales professional.
“Rule 144” means Rule 144 under the Securities Act.
“Salty Snacks” includes potato chips, pretzels, ready-to-eat popcorn, pork rinds, tortilla chips, other corn snacks, cheese snacks, and other salty snacks, excluding nuts, as defined by IRI.
“Salty Snacks Category” means the salty snacks categories within IRI’s Salty Snacks Category definition for all retail channels in IRI’s MULO-C database.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“scale” in the United States means companies with at least $500 million of retail sales for the 52-week period ended December 29, 2019 as measured by IRI’s MULO-C database.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Lien Term Loan” means that certain loan in an initial principal amount of $125.0 million pursuant to that certain Second Lien Term Loan Credit Agreement, dated November 21, 2017, by and among Utz Quality Foods, Utz Brands Holdings, Bank of America, N.A. and the lenders party thereto, as amended from time to time.
“Secured First Lien Note” means the Senior Secured First Lien Floating Rate Notes due 2024 in the initial aggregate principal amount of $125.0 million issued pursuant to the Note Purchase Agreement, dated October 21, 2019, by and among UM-U Intermediate, LLC, UM-R Intermediate, LLC, SRS (each of which were subsequently combined into Utz Brands Holdings), each other guarantor party thereto, each purchaser party thereto, and Goldman Sachs & Co. LLC as sole bookrunner, as amended from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Series B-1 Common Stock” means the Series B-1 non-voting common stock of the Company, par value $0.0001 per share.
“Series B-2 Common Stock” means the Series B-2 non-voting common stock of the Company, par value $0.0001 per share.
“Series R” means Series R of UM Partners, LLC, a series of a Delaware limited liability company.
“Series U” means Series U of UM Partners, LLC, a series of a Delaware limited liability company.
“social media engagement” means the total number of aggregate followers across our Facebook, Instagram, and Twitter platforms as of the date specified.
“Sponsor” means Collier Creek Partners LLC, a Delaware limited liability company.
“Sponsor Nominees” means the board members of the Company nominated by the Sponsor or Sponsor Representative pursuant to the Investor Rights Agreement.
“Sponsor Parties” means the Sponsor, the Founder Holders and Collier Creek’s independent directors.
“Sponsor Representative” means one of Chinh E. Chu, Jason K. Giordano and Roger K. Deromedi or one of their controlled affiliates selected by the Founder Holders to act as the Sponsor’s representative in connection with the Business Combination.
“Sponsor Side Letter Agreement” means the Sponsor Side Letter Agreement, dated June 5, 2020, entered into by Collier Creek and the Sponsor Parties upon the signing of the Business Combination Agreement.
“SRS” means SRS Leasing, LLC, prior to its combination with and into Series U.
“Standstill Agreement” means the Standstill Agreement, dated August 28, 2020, entered into between the Company, the Continuing Members, the Sponsor, the Founder Holders and certain beneficial owners and related parties of the Continuing Members.

x

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated August 28, 2020, entered into between the Company and the Continuing Members upon the completion of the Business Combination.
“Term Loans” means, collectively, the First Lien Term Loan and the Second Lien Term Loan.
“Third Amended and Restated Limited Liability Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings, dated August 28, 2020, in place upon the completion of the Business Combination.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Treasury Regulations” means the Code, its legislative history, and final, temporary and proposed treasury regulations promulgated thereunder as then amended.
“Trust Account” means the trust account of Collier Creek, which prior to the Closing held the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.
“Unit” means a unit sold in the IPO (including pursuant to the overallotment option) consisting of one Public Share and one-third of a Public Warrant.
“UPA Seller” means BSOF SN LLC, a Delaware limited liability company.
“UPA Seller Common Equity Purchase Consideration” means an amount in cash used by Collier Creek to acquire the common units in the Continuing Members owned by UPA Seller at the Closing.
“UPA Seller Preferred Equity Purchase Consideration” means an amount in cash used by Collier Creek to acquire all of the preferred units in the Continuing Members, owned by UPA Seller at the Closing.
“U.S. salty snacks category as measured by Euromonitor International” refers to data for the U.S. “Savoury Snacks” category (excluding “Savoury Biscuits”) from Euromonitor International, a market research provider. The “Savoury Snacks” category (excluding “Savoury Biscuits”) includes chips/crisps, extruded snacks, tortilla/corn chips, popcorn, pretzels, nuts and other “savoury” snacks. References to CAGR of the U.S. salty snacks category as measured by Euromonitor International refer to retail sales value data for such category from Euromonitor International.
“U.S. snack food market” or “market for U.S. snack foods” include dips/dip mixes, dried meat snacks, dried fruit snacks, popcorn/popcorn oil, rice/popcorn cakes, salty snacks, snack bars/granola bars, snack nuts/seeds/corn nuts, cookies, crackers, chocolate candy, non-chocolate candy, bakery snacks, pastries/doughnuts, and other snacks as defined by IRI.
“Utz Brands Holdings” means Utz Brands Holdings, LLC, a Delaware limited liability company.
“Utz Quality Foods” means Utz Quality Foods, LLC, a Delaware limited liability company.
“Warrant Agreement” means that Warrant Agreement, dated as of October 4, 2018, by and between the Company Continental Stock Transfer & Trust Company, as warrant agent.
“Warrants” means the Public Warrants, the Private Placement Warrants and Forward Purchase Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:
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the benefits of the Business Combination;

•
the future performance of, and anticipated financial impact on, us following the Business Combination;

•
expansion plans and opportunities; and

•
other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside our control and the control of our directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
the risk that the Business Combination disrupts current plans and operations;

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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and our ability to grow and manage growth profitably and retain our key employees;

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the outcome of any legal proceedings that may be instituted against us following the consummation of the Business Combination;

•
changes in applicable laws or regulations;

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costs related to the Business Combination;

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our inability to maintain the listing of our Class A Common Stock or Warrants on the NYSE;

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the inability to develop and maintain effective internal controls;

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the risk that our gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support;

•
changes in consumers’ loyalty to our brands due to factors beyond our control;

•
changes in demand for our products affected by changes in consumer preferences and tastes or if we are unable to innovate or market our products effectively;

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costs associated with building brand loyalty and interest in our products which may be affected by our competitors’ actions that result in our products not suitably differentiated from the products of competitors;

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fluctuations in our results of operations from quarter to quarter because of changes in promotional activities;

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the possibility that we may be adversely affected by other economic, business or competitive factors; and

•
other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We caution that the foregoing list of factors is not exclusive and investors should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Utz Brands does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

PROSPECTUS SUMMARY
This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz Brands Holdings,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Frequently Used Terms.”
Overview
We are a leading manufacturer, marketer, and distributor of high-quality, branded snacking products in the United States. We produce a broad offering of salty snacks, including potato chips, pretzels, cheese snacks, veggie snacks, pork skins, pub/party mixes, and other snacks. Our iconic portfolio of authentic, craft, and “better-for-you” (“BFY”) brands, which includes Utz, Zapp’s, Golden Flake, Good Health and Boulder Canyon, among others, enjoys strong household penetration in the United States, where our products can be found in approximately 40% of U.S. households. We currently operate 14 manufacturing facilities with a broad range of capabilities, and our products are distributed nationally to grocery, mass, club, convenience, drug and other retailers through direct shipments, distributors, and more than 1,600 direct-store-delivery (“DSD”) routes. Our company was founded in 1921 in Hanover, Pennsylvania, and benefits from nearly 100 years of brand awareness and heritage in the salty snacks industry. We have historically expanded our geographic reach and product portfolio organically and through acquisitions, and have achieved more than 40 consecutive years of Comparable Sales Growth. We are the second-largest producer of branded salty snacks in our Core geographies, based on 2019 retail sales.
As a result of our attractive brand portfolio and differentiated manufacturing and distribution capabilities, we have delivered strong financial performance. We have grown our Pro Forma Net Sales at an approximately 8% CAGR since 2001, or an approximately 4% CAGR excluding acquisitions.

Net Sales ($ in millions)[1]

2001 – 2019[3] CAGR	
Total	8%
Organic[2]	4%

Recession
$216
$222
$228
$254
$266
$290
$318
Recession
$359
$398
$403
$468
$513
$535
$559
$618
$656
$707
$772
$866
COVID-19/ Recession
1H 2020 YoY Growth +11%(4)
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019(3)

1). Source: Internal financials. Figures for 2001 – 2019 represent Net Sales.
2). Based on management estimates for growth excluding acquisitions.
3). 2019 pro forma for the full year impact of Conagra Snacks and Kitchen Cooked acquisitions. Periods prior to 2019 are actual.
4). Represents growth over the comparable pro forma 1H 2019 net sales, including the impact of the Conagra Snacks and Kitchen Cooked acquisitions.

From fiscal 2017 through fiscal 2019, we grew Net Sales and Adjusted EBITDA by approximately 9% and 18%, respectively, and expanded our Adjusted EBITDA Margin by 0.9 percentage points from 10.4% to 11.3%. From fiscal 2017 through fiscal 2019, Net Income (Loss) declined from $17 million to $(13) million. Our Net Income (Loss) Margin declined from 2.4% to (1.7)% during the same period. On October 21, 2019, we acquired Conagra’s DSD snack business through the Kennedy Acquisition, expanding our geographic reach in the western United States and generating significant expected cost savings. On December 30, 2019, we completed the Kitchen Cooked Acquisition, which expanded our distribution capabilities in the Mid-West region of the United States. We expect to complete the integration of both acquisitions in 2021, with the majority of actions necessary to realize the expected cost savings completed in 2020.
We believe our recent combination with Collier Creek and our enhanced access to capital as a public company best position us to realize our objective of becoming the fastest-growing pure-play branded snack platform of scale in the United States. We believe that the Collier Creek founders and directors bring seasoned industry expertise in the branded food and snacking sectors, extensive public company experience, and a proven operating playbook that is perfectly suited to drive value creation in our business. Going forward, we plan to accelerate organic revenue growth, expand margins, and leverage our competitively advantaged route-to-market and scalable operating platform to make periodic value-enhancing strategic acquisitions. We believe these initiatives should generate attractive earnings growth as well as strong and stable free cash flow, enabling us to reinvest in our existing brands, reduce debt, and pay regular dividends to our stockholders.
Competitive Strengths
We believe the following competitive strengths contribute to our ongoing success:
Attractive, Growing Category with Historical Resilience to Economic Disruptions
We participate in the attractive and growing $26 billion U.S. salty snacks category, within the broader $93 billion market for U.S. snack foods. The salty snacks category has grown retail sales at a 4.3% CAGR from 2015 through 2019. Snacking occasions are on the rise as consumers increasingly seek out convenient, delicious snacks for both on-the-go and at-home lifestyles. According to data from the Hartman Group, The Consumer Goods Forum, and IRI, approximately 50% of U.S. eating occasions are snacks, with 95% of the U.S. population snacking daily and the average American snacking 2.6 times per day. Additionally, the salty snacks category has historically benefited from favorable competitive dynamics, including low private label penetration and category leaders competing primarily through marketing and innovation. We expect these consumer and category trends to continue to drive strong retail sales growth for salty snacks.
As a staple food product with resilient consumer demand and a predominantly domestic supply chain, the salty snacks category is well positioned to navigate periods of economic disruption or other unforeseen global events. The U.S. salty snacks category as measured by Euromonitor International has demonstrated strong performance through economic cycles historically, growing at a 4% CAGR from 2007 to 2010. Additionally, for the twenty-six weeks ended September 6, 2020, U.S. retail sales of salty snacks increased by 12% versus the comparable prior year period despite significant economic disruptions caused by the COVID-19 virus. Our retail sales increased by 21% over the same period. Generally, producers of food products, including salty snacks, have been treated as “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations.
Actively-Managed Portfolio of Iconic Brands with Strong Competitive Positions
We are a leading player in the U.S. salty snack category, with the #2 position in our Core geographic regions, located primarily in the Northeast and Mid-Atlantic, and substantial opportunity for further expansion nationally. Our brand portfolio is actively managed in two groups: Power Brands, which represented 71% of 2019 pro forma invoiced sales, and Foundation Brands, which represented 29% of 2019 pro forma invoiced sales.

Power Brands

Iconic Heritage
- Utz

Craft
- Zapp's Potato Chips
- Golden Flake Pork Skins
- Hawaiian Brand Kettle Style Potato Chips
- Tortiyahs!

Better For You
- Good Health – Enjoy Being Good
- Boulder Canyon

Licensed
- T.G.I. Friday's
- Herdez – Con toda confianza…es

Foundation Brands

Regional
- Dirty All Natural Potato Chips
- Golden Flake Chips/Cheese
- Tim's Cascade Snacks
- Snyder of Berlin
- Jax
- Bachman
- Kitchen Cooked

Other
- Partner Brands
- Private Label

Our Power Brands, such as Utz, Zapp’s, Golden Flake Pork, and Good Health, enjoy a combination of higher growth and margins, greater potential for value-added innovation and enhanced responsiveness to consumer marketing as compared to Foundation Brands, in the aggregate. As a result, we focus investment spending and brand-building activities on Power Brands and manage Foundation Brands for consistent cash flow generation to fund investments in Power Brands and other corporate priorities.
Our Power Brands generated $804 million in retail sales in 2019, representing 4% growth versus the prior year. The flagship Utz brand, which generated retail sales in excess of $560 million in 2019, has grown retail sales at a 3% CAGR from 2014 through 2019. Utz benefits from nearly 100-years of heritage and has strong consumer brand recognition in our Core geographies, with aided brand awareness of approximately 94% in certain cities in the Northeast and Mid-Atlantic United States. Our Power Brands also include Good Health, Zapp’s, and Golden Flake pork skins, which have grown retail sales at 29%, 15% and 12% CAGRs, respectively, from 2014 through 2019. We believe there remains a significant opportunity for continued growth and increased distribution of our Power Brands, each of which was distributed in less than 65% of national retail stores in 2019 based on the ACV Distribution Percentage for our Power Brand, especially as we increase our marketing support and new product innovations leveraging Collier Creek’s expertise.
We also believe that our diversified brand portfolio and product offerings across multiple salty snack sub-categories mitigates business risk and results in more predictable and stable financial performance, as we are not overly exposed to a single brand or product sub-category.
Valuable, Hard-to-Replicate Manufacturing and Distribution Network
Augmenting our portfolio of iconic brands, we believe our manufacturing and distribution capabilities create an additional competitive advantage relative to certain competitors or new entrants in the U.S. salty snacks category.
Our broad manufacturing capabilities enable us to produce a wide assortment of high-quality salty snacks, including potato chips, pretzels, cheese curls, pub/party mixes, veggie snacks, pork skins, ready-to-eat popcorn, and tortilla chips, among others. We believe the ability to provide a comprehensive offering of salty snacks is appealing to retailers and helps us secure additional points of distribution and shelf space in stores. Our manufacturing facilities have broad geographic coverage and significant capacity for growth.

Additionally, we have in-house capabilities and experience across multiple manufacturing processes, ingredients, and packaging formats, providing greater flexibility for product innovation and to meet evolving consumer demands.
We also operate a hard-to-replicate, hybrid distribution system through (i) direct shipments to over 350 customer distribution centers reaching approximately 17,000 retail stores, (ii) distributors reaching approximately 15,000 retail stores, and (iii) our extensive DSD network of more than 1,600 routes reaching over 75,000 retail stores. We believe our DSD capabilities are a clear advantage in the salty snacks category, enabling expanded distribution reach, greater retailer shelf space, faster replenishment for higher in-stock levels, and enhanced merchandizing opportunities. We believe Utz is one of only three scale U.S. salty snack manufacturers with extensive DSD capabilities, creating a competitive differentiator and attractive industry structure. Our distribution system is also highly scalable, resulting in the ability to drive higher margins on incremental revenues and enabling us to realize significant cost savings when integrating acquired brands into our established platform. We have spent decades developing and enhancing our hybrid distribution system organically and through acquisitions, and we believe it would be expensive and time consuming for a new competitor to replicate the breadth and capabilities of this distribution network.
Multiple Significant Organic Growth Opportunities and Substantial Identified Cost Savings
Our business benefits from multiple opportunities to drive attractive and profitable organic growth. Our value-creation strategies are focused on several key initiatives to accelerate organic revenue growth and enhance margins. We plan to enhance our organic revenue growth by (i) accelerating sales of our Power Brands with enhanced marketing support and new product innovation, (ii) expanding our distribution in underpenetrated channels and customers, (iii) continuing our geographic expansion, and (iv) increasing our presence in key salty snack sub-categories and adjacencies. We believe each of these growth avenues represents a sizeable opportunity to expand our Net Sales.
We further anticipate expanding our margins through supply chain productivity, revenue management, a higher-margin product mix, and higher margins on incremental sales as we leverage our scalable existing platform. Notably, we and Collier Creek have identified supply chain cost savings initiatives that we believe have the potential to cumulatively deliver approximately $50 million of annual gross savings. While we intend to reinvest a portion of these potential savings into increased marketing support and new product innovation, among other things, we believe these cost savings projects provide greater visibility into potential near-term margin improvements and Adjusted EBITDA growth.
We believe the breadth and potential magnitude of our various organic growth opportunities create multiple paths to drive significant value creation for our stockholders.
Proven M&A Expertise with Significant Opportunity
We maintain a highly-disciplined approach to M&A and have substantial experience sourcing, executing, and integrating value-enhancing acquisitions. Over the last ten fiscal years, we have successfully integrated 11 acquisitions at an average acquisition multiple of approximately 7.4 times the target’s Adjusted EBITDA including anticipated integration-related cost savings. Given our highly-scalable operating platform, we are able to quickly and efficiently integrate acquired businesses into our infrastructure and realize attractive cost savings as well as revenue and distribution increases. On average, we have identified cost savings opportunities that can be implemented within the first 12 to 18 months following a respective acquisition, representing approximately 8% of target company revenues for our acquisitions since 2011.
We have historically used strategic acquisitions to (i) expand our brand portfolio, (ii) broaden our geographic reach and distribution capabilities, (iii) enhance our long-term growth rate, and (iv) realize significant revenue and cost synergies. Consistent with this strategy, in October 2019 we completed the Kennedy Acquisition, which expanded our distribution capabilities in the Pacific Northwest and Western United States, added several craft and regional brands to our portfolio, and is expected to generate significant cost savings. Further, in December 2019, we completed the Kitchen Cooked Acquisition, which expanded our distribution capabilities in the Mid-West United States and is expected to generate additional cost savings.
We believe that our longstanding customer relationships, scalable business platform, experienced management team and board of directors, and strong cash generation position us to continue to acquire and integrate value-enhancing acquisitions. Our strong existing platform in the salty snacks category creates a large addressable market and broad set of potential acquisition targets. We believe our scale, management team and board’s integration expertise, and access to capital will allow us to consider both small and large acquisitions in the future and seamlessly integrate them to drive maximum value creation.
Experienced, Hands-On Management Team and Board of Directors
Our management team has a demonstrated history of delivering strong operating results, as evidenced by over 40 consecutive years of Comparable Sales Growth and the successful integration of multiple acquisitions that expanded the scope and scale of our business. Our management team has deep experience in the snacking category and includes a combination of those with long tenure and knowledge of our organization and those who bring years of experience at other blue-chip food companies, including Frito Lay (PepsiCo), Pepperidge Farm (Campbell’s), Chobani, and others. Our Chief Executive Officer, Dylan Lissette, has been Chief Executive Officer of Utz since 2013 and held various roles within Utz since 1995. Our senior management team members have on average over 25 years of relevant experience across key business functions.
Our management team will be complemented by an experienced Board of Directors, including several executives of Collier Creek with a proven track record of successfully managing and acquiring packaged food businesses. At the Closing of the Business Combination, Roger Deromedi, the former Chairman of Pinnacle Foods and former Chief Executive Officer of Kraft Foods, assumed the role of Chairman of our board of directors. Other members of the board of directors nominated by the Sponsor include Craig Steeneck, the former Chief Financial Officer of Pinnacle Foods; Antonio (Tony) Fernandez, the former Chief Supply Chain Officer of Pinnacle Foods; and Jason Giordano, former Director of Pinnacle Foods and former Managing Director at Blackstone where he led investments in the food sector. Additionally, our other Directors have deep experience with consumer companies in and beyond packaged food. Each of these Directors intends to actively support our management and contribute significant time and knowledge in their respective areas of expertise, including brand management, marketing, innovation, supply chain optimization, acquisition execution and integration, financial reporting, and investor relations, among others.
Value Creation Strategies
We intend to profitably grow our business and create stockholder value through the following strategic initiatives:

Continue Strategic Acquisitions
Reduce Costs and Enhance Margins
Utz BRANDS
Value Creation Strategies
Reinvest to Accelerate Revenue Growth
A. Focus on Branded Snacking in the U.S.
B. Deliver Strong Synergies
A. Drive Productivity
B. Optimize Revenue and Trade
C. Improve Margin Mix
A. Accelerate Power Brands Through Enhanced Marketing and Innovation
B. Expand Distribution in Underpenetrated Channels and Customers
C. Continue National Geographic Expansion
D. Increase Presence in Key Salty Snack Sub-Categories and Adjacencies

Reduce Costs and Expand Margins Through Productivity, Revenue Management, and Higher-Margin Product Mix
We believe we are well-positioned to drive further margin expansion and achieve our long-term margin objective of mid-teens Adjusted EBITDA Margins. We expect to reduce costs and enhance margins through a combination of (i) our company-wide productivity programs, (ii) our revenue and trade management initiatives, (iii) the positive impact from growth of our higher-margin Power Brands, and (iv) higher margins on incremental sales as we leverage our scalable existing platform. We believe we are well-positioned to accelerate our margin enhancement initiatives from the combination of (a) our significant recent investments in data and analytics systems and resources, (b) our partnership with the Collier Creek team, (c) the sizeable opportunity to optimize our cost structure given our increased scale following recent acquisitions, and (d) our increased free cash flow and availability of capital for productivity-related investments from reduced leverage as a public company.
Our company-wide operational excellence programs are designed to generate long-term annual productivity savings in all areas of the business. For procurement, manufacturing and logistics, we are targeting a range of 3% to 4% of our annual Cost of Goods Sold, compared to less than 1% historically. We intend to utilize these productivity savings to, among other things, fund increased investments in innovation and marketing behind our Power Brands, mitigate the impact of input and other cost inflation in our business, and enhance our Adjusted EBITDA Margins. In advance of the Business Combination, we identified numerous supply chain cost savings initiatives that we believe have the potential to cumulatively deliver approximately $50 million of annual gross cost savings. We believe these savings have the potential to be realized over a three-year period, supported by our planned profit-enhancing capital expenditures. We believe these productivity projects provide us with substantial visibility into near-term cost savings and enhanced confidence in achieving our productivity and margin targets.
Our active revenue management initiatives, which include enhancing the effectiveness of our trade promotions and optimizing our price pack architecture, are expected to further contribute to our margin expansion over time. Our access to enhanced data and analytics following our recent implementation of a new trade management system and from our planned upgrade to a new ERP system will facilitate these optimization initiatives. We also expect our gross margins to benefit from improving product mix as we grow our higher-margin Power Brands and selectively rationalize low-margin products, including certain private label and partner brands.
Finally, realizing synergies from future acquisitions and leveraging our scalable supply chain and efficient organizational structure are also expected to drive margin expansion over time. We believe our lean, nimble structure and efficient internal processes will continue to enhance our decision-making and speed of execution. Our flat structure ensures senior management engagement in key business decisions and allows for a high level of connectivity between key decision makers and our operations and customers.
Accelerate Power Brands through Enhanced Marketing and Innovation
Our Power Brands are among our highest-growth and highest-margin products and enjoy the greatest potential for value-added innovation and enhanced responsiveness to consumer marketing. Our Power Brands represented 71% of our pro forma invoiced sales in fiscal 2019 and have generated organic retail sales growth of 4% per annum on average from 2014 to 2019. Our brand prioritization strategy is focused on ensuring that the consistent cash flows from our Foundation Brands are reinvested in on-trend innovation and consumer marketing for our Power Brands. We believe this strategy of focusing the majority of our new product innovation efforts and consumer marketing investments on our Power Brands will drive both accelerated Net Sales growth for our consolidated portfolio and increased margins through a higher-margin sales mix.
We plan to accelerate new product innovation efforts and increase direct-to-consumer marketing investments behind our Power Brands, funded, in part, by cost savings from our productivity programs. In fiscal 2019, we spent approximately $10 million (or 1% of our Net Sales) on traditional direct-to-consumer marketing and advertising, including sponsorships, print, digital and social media, which was less than most of our competitors. We have historically relied more heavily on sponsorships and targeted trade promotions to drive incremental purchases. Going forward, we intend to increase our overall marketing spend and reallocate our investments toward high-impact direct-to-consumer marketing programs. We believe that enhanced consumer research, trade analytics, and innovation processes for increasing the level of new products, along with the above mentioned increased consumer marketing spend, will increase consumer awareness and demand for our Power Brands, resulting in expanded distribution, higher sales velocities, and acceleration of our Net Sales and Adjusted EBITDA growth.
Expand Distribution in Underpenetrated Channels and Customers
We intend to further expand distribution of our Power Brands. Historically, we have had success in expanding the number of retail stores selling our products. For instance, our Utz brand was sold in approximately 61% of retail stores in 2019 versus approximately 47% in 2014 based on the applicable ACV Distribution Percentage. Our strong brand equities, enhanced innovation, and increased consumer marketing spend should enable us to continue to expand distribution of our products both within existing customers and in under-penetrated retail channels.
We intend to drive deeper penetration with existing customers by expanding our shelf space and the range of our products available for purchase by consumers. In 2019, we estimate that approximately 25% of our customers sold only one of our Power Brands and no customers sold all of our Power Brands. Consequently, we believe there remains a sizeable opportunity to increase our shelf presence and optimize the range of products offered by our customers. We intend to focus primarily on the expansion of our Power Brands and highest-velocity products, and to leverage our new product innovation efforts to drive placements of new items.
We also plan to continue to expand our distribution in under-penetrated retail channels. Specifically, we believe there is an opportunity to expand our distribution in mass merchants and convenience stores, where our retail sales as a percentage of the salty snack category are lower than in other channels such as grocery or club stores. Growing our share with mass merchants and convenience stores equal to our share with grocery retailers would represent an over $210 million increase to our retail sales, based on 2019 retail sales.
Continue National Geographic Expansion
We benefit from strong brand awareness and heritage in our Core geographies, where we are the second largest provider of branded salty snacks based on 2019 retail sales. We have historically expanded our geographic reach, both organically and through acquisitions, in our Expansion and Emerging geographies. We plan to continue to expand our distribution and sales of Power Brands in these geographies, supported by our increased brand investments, expansion of our direct-to-customer and DSD distribution capabilities, and potentially through strategic acquisitions. We will prioritize large population centers in our Expansion geographies, including Florida, Texas, and the Mid-West United States, and in our Emerging geographies, including California and Arizona. We believe the potential opportunity from continuing to expand our geographic penetration is significant. Based on 2019 retail sales, our brands represented approximately 7.4% of the salty snacks category in our Core geographies, compared to only 3.2% in Expansion geographies and 1.2% in Emerging geographies. A one percentage point increase in our share within Expansion and Emerging geographies represents an approximately $180 million increase to our retail sales, based on 2019 retail sales. Growing our share in Expansion and Emerging geographies to equal our share in Core geographies represents an approximately $890 million increase to our retail sales, based on 2019 retail sales.

% 2019 Utz Retail Sales	Rank	Utz Share of Total Salty Snacks [1]
Core	59%	#2	7.4%
Expansion	31%	#4	3.2%
Emerging	10%	#6	1.2%
National	100%	#4	3.8%

Source:   IRI MULO-C database for the 52-week period ended December 29, 2019.
1
Utz share is based on IRI Dollar Sales.

Increase Presence in Key Salty Snack Sub-Categories and Adjacencies
Our brands have strong competitive positions across an assortment of popular salty snacks, including potato chips, pretzels, cheese snacks, pub/party mixes, veggie snacks, and pork skins. Given our long-standing customer relationships, broad production capabilities, and scalable distribution platform, we plan to strengthen our presence in certain salty snack sub-categories that we believe are highly synergistic to our existing business. For example, tortilla chips and ready-to-eat popcorn represented approximately 28% of salty snacks category retail sales in 2019 but represented less than 5% of our retail sales. Growing our share of retail sales in these two sub-categories equal to our category-wide share would represent approximately $235 million of additional retail sales, based on 2019 retail sales.
We intend to expand our presence in key salty snack sub-categories through a combination of line extensions of our existing brands, new brand introductions, licensing partnerships with established brands, and/or acquisitions. We have a successful track record of expanding our business into new sub-categories, including our entry into veggie snacks via our acquisition of Good Health in 2014. The Good Health brand has grown retail sales at an approximately 29% CAGR since 2014. We believe our expanded presence across key salty snack sub-categories would enhance our competitive position with customers and would be highly synergistic given our ability to leverage our existing manufacturing and distribution infrastructure. While we intend to prioritize opportunities in the salty snacks category, we will also opportunistically consider additional snacking products that complement our current offering and leverage our existing capabilities, such as healthy snacks, baked snacks, and protein snacks, among others.

Continue Value-Enhancing Strategic Acquisitions
We believe that our long-standing customer relationships, scalable business platform, experienced management team and board of directors, and strong cash generation position us to continue to acquire and integrate value-enhancing acquisitions. Over the last ten fiscal years, we have successfully integrated 11 acquisitions at an average acquisition multiple of approximately 7.4 times the target’s Adjusted EBITDA after anticipated integration-related cost savings.
We intend to continue to proactively pursue value-enhancing acquisitions, focusing on branded snacking opportunities in the United States with a concentration on salty snacks. We plan to utilize a disciplined approach to identify and evaluate acquisition candidates that are well-positioned with consumer trends and have attractive growth opportunities as part of our platform. We expect to prioritize opportunities that facilitate our geographic expansion, expand our presence in key product sub-categories, and/or enhance our long-term growth rate, while also delivering strong cost synergies. We believe the combination of leveraging our scale in procurement, manufacturing, and distribution; consolidating selling, general and administrative functions; and further developing retailer relationships will continue to enable us to drive strong synergies and value creation in future acquisitions.
Our robust existing platform in the salty snacks category creates a large addressable market and allows us to consider both small and large acquisition targets. We intend to finance acquisitions in a prudent manner consistent with our target leverage policy.
Deliver Strong Cash Flows and Return Value to Shareholders Through Debt Reduction and Regular Dividend Payments
We believe we are well-positioned to profitably grow our business and generate strong free cash flow through our combination of attractive and expanding Adjusted EBITDA Margins, modest working capital requirements, and limited maintenance-related capital expenditures. Since fiscal 2016, we have improved our operating net working capital as a percentage of Net Sales from approximately 11.9% to 8.5% and continue to focus on efficiency opportunities that should benefit our free cash flow. We believe our well-maintained manufacturing facilities with available capacity will limit our near-term maintenance-related capital expenditures to approximately 1% of Net Sales. Overall capital expenditures are expected to represent approximately 2.5% to 3.0% of Net Sales in the near term as we invest behind several identified profit-enhancing capital projects with attractive returns on investment, consistent with our supply chain productivity and new product innovation initiatives. In fiscal 2020, we expect our Further Adjusted EBITDA less capital expenditures (excluding one-time capital investments related to our ERP upgrade) to represent approximately 85% of our Further Adjusted EBITDA.
We believe our capital structure and strong free cash flow will enable us not only to invest in our Power Brands to drive organic growth and fund value-enhancing acquisitions, but also to continue to strengthen our balance sheet through debt reduction and to return capital to our stockholders through regular dividend payments. Subject to the determination of the Company Board, we intend to pay a regular quarterly cash dividend initially set at approximately $0.20 per common share per annum. There can be no guarantee that such cash dividend payments will be declared.
Company History
Our company was founded in 1921 by Bill and Salie Utz, who began producing freshly-made potato chips using high quality ingredients from their kitchen in Hanover, Pennsylvania, for sale to local retailers. In the 1920s, Bill and Salie enhanced the branding of “Utz’s” potato chips with the addition of the iconic Little Utz Girl who remains a feature of Utz-branded snacks to this day. Following two generations of growth in Pennsylvania and the surrounding regions, current principal owner and Chairman Michael Rice assumed the Chief Executive Officer role in 1978 and oversaw our product line expansion into additional salty snacks, including pretzels, cheese snacks and others, and accelerated our company’s geographic expansion throughout the Northeast and Mid-Atlantic regions. In 2013, fourth-generation family leader Dylan Lissette assumed the Chief Executive Officer role and further accelerated our national expansion through organic growth and a series of acquisitions. From fiscal 2011 to 2020, we completed 11 acquisitions, including Zappe Enterprises in 2011, Good Health in 2014, Golden Flake in 2016, Inventure Foods in 2017, and the

Kennedy Acquisition in 2019. Through these acquisitions, we expanded from a single-brand focus to a multi-brand portfolio and extended our sales and distribution capabilities across the United States. We also realized significant cost savings from successfully integrating these acquisitions into our scalable operating platform. Today, we produce over 5 million pounds of snacks per week and reach over 75,000 retail stores across the country.
Recent Acquisitions
We have historically used strategic acquisitions to (i) expand our brand portfolio, (ii) broaden our geographic reach and distribution capabilities, (iii) enhance our long-term growth rate, and (iv) realize significant revenue and cost synergies. Since fiscal 2011, we have successfully integrated 11 acquisitions at an average acquisition multiple of approximately 7.4 times the target’s Adjusted EBITDA including anticipated integration-related cost savings.
On September 30, 2016, we completed the acquisition of the issued and outstanding common stock of Golden Enterprises, Inc., whose wholly-owned subsidiary was Golden Flake for $141 million or approximately 7.6 times Golden Flake’s 2016 Adjusted EBITDA adjusted for certain integration-related cost savings. This acquisition significantly expanded our geographic presence in the Southeastern United States and created meaningful manufacturing and distribution synergies. It also provided a large-scale production facility in Birmingham, Alabama, capable of producing several product sub-categories, and resulted in a net increase of over 300 DSD routes.
On December 14, 2017, we completed the acquisition of Inventure Foods, which included the Boulder Canyon brand and a license to use the TGI Fridays brand in connection with certain snack foods, among others, for $166 million or approximately 10.2 times (adjusted for the estimated net present value of the step-up amortization expected to be realized from the transaction) Inventure Foods’ 2017 Adjusted EBITDA including anticipated integration-related cost savings. Inventure Foods produced and marketed BFY and indulgent specialty snack foods nationally through distributors, national retailers, club stores, grocery stores and convenience stores. We acquired Inventure Foods to expand our national footprint, enhance our presence in BFY brands, increase our penetration in the convenience and natural store channels, add production facilities in Indiana and Arizona, and capture significant synergies.
On October 21, 2019, we completed the Kennedy Acquisition in which we acquired Conagra’s DSD snack business, which included the Hawaiian, Tim’s Cascade, and Snyder of Berlin brands, for $138 million or approximately 7.4 times Kennedy’s 2019 Adjusted EBITDA including anticipated integration-related cost savings. We completed the Kennedy Acquisition to expand our national footprint and capture significant synergies. The acquisition provided us with the second-largest DSD network for branded salty snacks in the Pacific Northwest; a regional production facility outside of Seattle, Washington; and increased scale with retailers in the Western U.S. We also acquired regional DSD routes and a production facility in Berlin, Pennsylvania, which we believe are highly complementary with our existing business in that region. Given our scalable operating platform, we currently expect to realize approximately $6.3 million of integration-related cost savings from this acquisition. We expect to complete the integration in 2021, with the majority of actions necessary to realize these expected cost savings completed in 2020. We expect the total contribution from this acquisition to our 2020 Further Adjusted EBITDA to be approximately $21.9 million.
On December 30, 2019, we completed the Kitchen Cooked Acquisition. The acquisition expanded our presence in the Mid-West United States and included DSD routes in Illinois and Iowa, as well as a manufacturing facility in Illinois. Kitchen Cooked was also acquired to capture anticipated cost savings, and we expect to complete the integration in 2021, with the majority of actions necessary to realize these expected cost savings completed in 2020. We expect the total contribution from this acquisition to our 2020 Further Adjusted EBITDA to be approximately $1.2 million.
Business Combination
On the Closing Date, Collier Creek effected the Domestication, pursuant to which it domesticated into a Delaware corporation, and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, as a result of a new issuance by Utz Brands Holdings and purchases from existing equityholders of Utz Brands Holdings pursuant to the Business Combination Agreement, following the approval at the Extraordinary General Meeting. In connection with the Closing of the Business Combination, Collier Creek changed its name from “Collier Creek Holdings” to “Utz Brands, Inc.”
Pursuant to the terms of the Business Combination Agreement, at the Closing, Collier Creek paid the following aggregate Business Combination Consideration in exchange for 59,369,050 Common Company Units including 2,000,000 units representing Restricted Company Units, which immediately converted at Closing into Common Company Units upon the satisfaction of certain performance-based vesting conditions, is comprised of (i) the UPA Seller Preferred Equity Purchase Consideration paid in cash, which was used by Collier Creek at the Closing to acquire the preferred units in the Continuing Members owned by the UPA Seller, which units were immediately redeemed by the Continuing Members at the Closing in exchange for a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek, (ii) the UPA Seller Common Equity Purchase Consideration paid in cash, which was used by Collier Creek at the Closing to acquire the common units in the Continuing Members owned by UPA Seller, which units were immediately redeemed by the Continuing Members at the Closing in exchange for a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek, (iii) the Net Cash Consideration in cash to acquire from the Continuing Members a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek at the Closing, (iv) 61,249,000 shares of Class V Common Stock; and (v) the Contribution Amount in cash to Utz Brands Holdings, which Contribution Amount was contributed to Utz Brands Holdings at the Closing in exchange for the issuance by Utz of a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek. At the Closing, the Continuing Members also retained 61,249,000 Retained Company Units.
The Sponsor Parties, the Continuing Members and the Company were entitled to a portion of their equity in connection with the Business Combination in the form of performance-based interests, which took the form of the Restricted Company Units (held by the Continuing Members and the Company) and the Restricted Sponsor Shares held by the Sponsor Parties, which corresponded to the Restricted Company Units held by the Company on a one-to-one basis. The Company Board determined that the vesting thresholds applicable to the Restricted Company Units and the Restricted Sponsor Shares had been satisfied as of Closing and, accordingly, (x) all of the Restricted Company Units, immediately converted at Closing into the same number of Common Company Units; (y) all of the Restricted Sponsor Shares vested upon Closing and the same number of shares of Class A Common Stock were issued in lieu thereof; and (z) we issued to the Continuing Members a number of shares of Class V Common Stock equal to the 3,483,022 Restricted Company Units retained by the Continuing Members, which had vested at the Closing.
In connection with the Closing of the Business Combination, on the Closing Date, pursuant to the Forward Purchase Agreements, Collier Creek consummated the sale and issuance of 3,500,000 Forward Purchase Shares and Forward Purchase Warrants to acquire up to 1,166,666 Class A Ordinary Shares at $11.50 per share, for aggregate proceeds of $35,000,000. Upon the Closing of the Business Combination, all shares of Collier Creek Class A Ordinary Shares were converted into our Class A Common Stock.
On the Closing Date, we entered into certain Related Agreements, including the Third Amended and Restated Limited Liability Company Agreement, the Tax Receivable Agreement, the Investor Rights Agreement, the Standstill Agreement and an employment offer letter with our Chief Executive Officer, Dylan Lissette. Each of these Related Agreements is described in the section titled “Business Combination ―Related Agreements”.

The following diagram illustrates our structure following the consummation of the Business Combination:
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information
We were incorporated under the name “Collier Creek Holdings” on April 30, 2018 as a Cayman Islands exempted company for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On August 28, 2020, we domesticated into a Delaware corporation and changed our name to “Utz Brands, Inc.” in connection with the Domestication. Our principal executive offices are located at 900 High Street, Hanover, Pennsylvania, 17331, and our telephone number is (717) 637-6644. Our website is www.utzsnacks.com/. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING
We are registering the issuance by us of up to 23,033,332 shares of our Class A Common Stock that may be issued upon exercise of the Warrants to purchase Class A Common stock, including the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 86,548,607 shares of Class A Common Stock and (ii) up to 8,366,666 Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 29 of this prospectus.
Issuance of Class A Common Stock
The following information is as of September 16, 2020 and does not give effect to issuances of our Class A Common Stock or Warrants after such date, or the exercise of Warrants after such date.
Shares of our Class A Common Stock to be issued upon exercise of all Public Warrants, Private Placement Warrants, and Forward Purchase Warrants
23,033,332 shares
Shares of our Class A Common Stock outstanding prior to (i) the exercise of all Public Warrants, Private Placement Warrants and Forward Purchase Warrants, (ii) the conversion of 2020 LTIP RSUs and (iii) the conversion of the Retained Company Units into 61,249,000 shares of Class A Common Stock and the surrender and cancellation of a corresponding number of shares of Class V Common Stock
59,369,050 shares
Use of proceeds
We will receive up to an aggregate of approximately $264,883,318 from the exercise of all Public Warrants, Private Placement Warrants and Forward Purchase Warrants assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
Resale of Class A Common Stock and Warrants
Shares of Class A Common Stock offered by the Selling Holders (including 15,375,000 outstanding shares of Class A Common Stock, 7,200,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, 1,166,666 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants, 1,557,941 shares of Class A Common Stock underlying the 2020 LTIP RSUs and 61,249,000 shares of Class A Common Stock issuable upon conversion of the Retained Company Units (and the surrender and cancellation of a corresponding number of shares of Class V Common Stock))
86,548,607 shares

Warrants offered by the Selling Holders (includes 7,200,000 Private Placement Warrants and 1,166,666 Forward Purchase Warrants)
8,366,666 Warrants
Exercise Price
$11.50 per share, subject to adjustment as described herein
Redemption
The Warrants are redeemable in certain circumstances. See “Description of Company Securities — Warrants — Public Shareholders’ and Forward Purchase Warrants” for further discussion.
Use of Proceeds
We will not receive any proceeds from the sale of the Class A Common Stock and Warrants to be offered by the Selling Holders. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.
Lock-up Agreements
Subject to certain customary exceptions, the equity securities held by each of the Sponsor (or upon its dissolution, the Founder Holders), the Continuing Members and Collier Creek’s Independent Directors as of the Closing Date are subject to certain restrictions on transfer until the termination of the applicable Lock-up Period. See “Business Combination — Related Agreements” for further discussion.
NYSE Ticker Symbols
Class A Common Stock: “UTZ”
Warrants: “UTZ.WS”

SELECTED HISTORICAL FINANCIAL INFORMATION OF COLLIER CREEK
The following tables summarize Collier Creek’s selected historical consolidated financial statements for the periods and as of the dates indicated. Collier Creek’s balance sheet data as of June 30, 2020, December 31, 2019 and December 31, 2018 and statement of operations data for the six months ended June 30, 2020 and 2019, the year ended December 31, 2019 and the period from April 30, 2018 (inception) through December 31, 2018 are derived from Collier Creek’s unaudited interim financial statements and audited financial statements included elsewhere in this prospectus. The information is only a summary and should be read in conjunction with Collier Creek’s consolidated financial statements and related notes contained elsewhere in this prospectus. Collier Creek’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. In connection with the Business Combination, Collier Creek was determined to be the accounting acquirer.
Balance Sheets
	As of
	June 30, 2020 (Unaudited)	December 31, 2019	December 31, 2018
Assets:
Current assets:
Cash	$313,562	$585,253	$944,890
Prepaid expenses	87,938	136,313	321,529
Total current assets	401,500	721,566	1,266,419
Cash and marketable securities held in Trust Account	452,603,299	451,020,841	442,048,296
Total Assets	$453,004,799	$451,742,407	$443,314,715
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$196,830	$11,654	$115,112
Accrued expenses	1,667,665	444,337	7,500
Accrued expenses – related parties	206,774	146,774	26,774
Total current liabilities	2,071,269	602,765	149,386
Deferred underwriting commissions and legal fees	15,450,000	15,450,000	15,450,000
Total liabilities	$17,521,269	$16,052,765	$15,599,386
Commitments:
Class A ordinary shares, $0.0001 par value, subject to possible redemption	430,483,529	430,689,635	422,715,321
Shareholders’ Equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized	216	198	194
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized	1,188	1,188	1,188
Additional paid-in capital	—	—	3,087,484
Retained earnings	4,998,597	4,998,621	1,911,142
Total Shareholders’ Equity	5,000,001	5,000,007	5,000,008
Total Liabilities and Shareholders’ Equity	$453,004,799	$451,742,407	$443,314,715

Statements of Operations
	For the Six Months Ended June 30,		For the Year Ended December 31, 2019	For the Period from April 30, 2018 (inception) through December 31, 2018
	2020 (Unaudited)	2019 (Unaudited)
General and administrative expenses	$1,788,570	$285,496	$998,232	$137,154
Loss from operations	(1,788,570)	(285,496)	(998,232)	(137,154)
Investment income on Trust Account	1,582,458	4,944,828	8,972,545	2,048,296
Net income (loss)	$(206,112)	$4,659,332	$7,974,313	$1,911,142
Weighted average shares outstanding of Class A ordinary shares	44,000,000	44,000,000	44,000,000	44,000,000
Basic and diluted net income per share, Class A	$0.04	$0.11	$0.20	$0.05
Weighted average shares outstanding of Class B ordinary shares	11,875,000	11,875,000	11,875,000	11,875,000
Basic and diluted net loss per share, Class B	$(0.15)	$(0.02)	$(0.08)	$(0.01)

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA OF UTZ BRANDS HOLDINGS
The following selected financial data is only a summary for the combined financial statements of Utz Brands Holdings and should be read in conjunction with the combined financial statements of Utz Brands Holdings and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz Brands Holdings” contained elsewhere in this prospectus. Utz Brands Holdings’ historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year. The following selected statement of operations data and statement of cash flows data for Utz Brands Holdings’ twenty-six week periods ended June 28, 2020 and June 30, 2019, and fiscal year 2019, fiscal year 2018 and fiscal year 2017, and the following balance sheet data as of June 28, 2020, December 29, 2019 and December 30, 2018 have been derived from Utz’s combined financial statements included elsewhere in this prospectus.
Statements of Operations
(in thousands)
	Twenty-six weeks Ended (unaudited)		Fiscal Year Ended
	June 28, 2020	June 30, 2019	December 29, 2019	December 30, 2018	December 31, 2017
Net sales	$470,006	$366,844	$768,228	$772,035	$707,035
Cost of goods sold	305,111	248,497	514,430	505,330	445,548
Gross profit	164,895	118,347	253,798	266,705	261,487
Selling and administrative expenses
Selling	97,931	73,460	163,589	183,374	180,956
Administrative	38,424	23,476	64,723	68,018	69,982
Total selling and administrative expenses	136,355	96,936	228,312	251,392	250,938
Gain (loss) on sale of assets
Gain (loss) on disposal of property, plant and equipment	93	1,016	6,028	(2,312)	(11,813)
Gain on sale of routes, net	1,031	5,240	7,232	6,382	11,364
Total gain (loss) on sale of assets	1,124	6,256	13,260	4,070	(449)
Income from operations	29,664	27,667	38,746	19,383	10,100
Other (expense) income
Interest expense	(19,630)	(25,395)	(48,388)	(45,715)	(11,067)
Other (expense) income	839	(204)	(576)	607	1,921
Other (expense) income, net	(18,791)	(25,599)	(48,964)	(45,108)	(9,146)
(Loss) income before taxes	10,873	2,068	(10,218)	(25,725)	954
Income tax expense (benefit)	2,629	1,766	3,146	1,919	(16,146)
Net (loss) income	8,244	302	(13,364)	(27,644)	17,100
Net income attributable to noncontrolling interest	―	(1,420)	(2,808)	(2,856)	(3,497)
Net (loss) income attributable to controlling interest	$8,244	$(1,118)	$(16,172)	$(30,500)	$13,603

Statements of Cash Flow
(in thousands)
	Twenty-six weeks Ended (unaudited)		Fiscal Year Ended
	June 28, 2020	June 30, 2019	December 29, 2019	December 30, 2018	December 31, 2017
Net cash provided by (used in) operating activities	$20,313	$(9,323)	$27,992	$15,747	$49,776
Net cash provided by (used in) investing activities	(18,011)	23,630	(115,882)	(2,169)	(171,148)
Net cash provided by (used in) financing activities	(7,384)	(10,043)	96,029	(16,366)	129,004
Balance Sheet
(in thousands)
	June 28, 2020 (unaudited)	December 29, 2019	December 30, 2018
Total assets	$791,015	$778,547	$640,670
Total liabilities	829,236	811,899	771,986
Total (deficit) equity	(38,221)	(33,352)	(131,316)
Non-GAAP Financial Measures
We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. We have detailed the non-GAAP adjustments that we make in our non-GAAP definitions below. The adjustments generally fall within the categories of non-cash items, acquisition and integration costs, business transformation initiatives, and financing-related costs. We believe the non-GAAP measures should always be considered along with the related GAAP financial measures. We have provided the reconciliations between the GAAP and non-GAAP financial measures below; for more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz Brands Holdings.”
Our primary non-GAAP financial measures are listed below and reflect how we evaluate our current and prior-year operating results. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.
	Twenty-six Weeks Ended		Fiscal Year Ended
(dollars in millions)	June 28, 2020	June 30, 2019	December 29, 2019	December 30, 2018	December 31, 2017
Pro Forma Net Sales	470.0	422.0	865.5	N/A	N/A
Adjusted Gross Profit	175.7	126.0	270.6	284.9	275.4
Pro Forma Adjusted Gross Profit	175.7	145.5	305.8	N/A	N/A
Adjusted EBITDA	61.8	42.6	86.5	75.5	73.2
Adjusted EBITDA as a % of Net Sales	13.1%	11.6%	11.3%	9.8%	10.4%
Further Adjusted EBITDA	61.8	48.0	96.9	N/A	N/A
Further Adjusted EBITDA as a % of Pro Forma Net Sales	13.1%	11.4%	11.2%	N/A	N/A

Net Sales and Pro Forma Net Sales
Pro Forma Net Sales includes the historical net sales of Kennedy from the pre-acquisition period and the historical net sales of Kitchen Cooked from fiscal year 2019.
	13 Weeks Ended		26 Weeks Ended
(dollars in millions)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net Sales	242.0	188.4	470.0	366.8
Kennedy Pro Forma Net Sales	—	27.3	—	51.1
Kitchen Cooked Pro Forma Net Sales	—	2.1	—	4.1
Pro Forma Net Sales	242.0	217.8	470.0	422.0

	Fiscal Year Ended
(dollars in millions)	December 29, 2019	December 30, 2018	December 31, 2017
Net Sales	768.2	772.0	707.0
Kennedy Pro Forma Net Sales	88.8
Kitchen Cooked Pro Forma Net Sales	8.5
Pro Forma Net Sales	865.5
Adjusted Gross Profit and Pro Forma Adjusted Gross Profit
We define Adjusted Gross Profit as Gross Profit excluding Depreciation and Amortization expense. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate our operating performance. We believe that the presentation of Adjusted Gross Profit is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry. This measure increases transparency and assists investors to understand and analyze our ongoing operational performance by excluding the impact from Depreciation and Amortization, a non-cash item. Pro Forma Adjusted Gross Profit is adjusted to include the historical gross profit (excluding depreciation and amortization) of Kennedy from the pre-acquisition period and the pre-acquisition gross profit of Kitchen Cooked for fiscal 2019.
The following table provides a reconciliation from Gross Profit to Adjusted Gross Profit and from Pro Forma Gross Profit to Pro Forma Adjusted Gross Profit for the twenty-six weeks ended June 28, 2020 and June 30, 2019 and the fiscal years ended December 29, 2019, December 30, 2018, and December 31, 2017:
	Twenty-six Weeks Ended		Fiscal Year Ended
(dollars in millions)	June 28, 2020	June 30, 2019	December 29, 2019	December 30, 2018	December 31, 2017
Gross Profit	164.9	118.3	253.8	266.7	261.5
Depreciation and Amortization	10.8	7.7	16.8	18.2	13.9
Adjusted Gross Profit	175.7	126.0	270.6	284.9	275.4
Pro Forma Gross Profit	160.9	131.3	278.2
Depreciation and Amortization	14.8	14.2	27.6
Pro Forma Adjusted Gross Profit	175.7	145.5	305.8
EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA
We define EBITDA as Net Income before Interest, Income Taxes, and Depreciation and Amortization.
We define Adjusted EBITDA as EBITDA further adjusted to exclude certain non-cash items, such as accruals for long-term incentive programs, hedging and purchase commitments adjustments, and asset impairments; Acquisition and Integration Costs; Business Transformation Initiatives; and Financing-Related Costs.

We define Further Adjusted EBITDA as Adjusted EBITDA after giving effect to pre-acquisition EBITDA of Kennedy, pre-acquisition Adjusted EBITDA of Kitchen Cooked, and pre-acquisition EBITDA of Collier Creek Holdings. We also report Further Adjusted EBITDA as a percentage of Pro Forma Net Sales as an additional measure to evaluate our Further Adjusted EBITDA margins on Pro Forma Net Sales.
Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA are useful to investors in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have also historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also report Adjusted EBITDA as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted EBITDA margins on Net Sales.
The following table provides a reconciliation from Net Income (Loss) to EBITDA and Adjusted EBITDA for the twenty-six weeks ended June 28, 2020 and June 30, 2019 and the fiscal years ended December 29, 2019, December 30, 2018, and December 31, 2017:
	Twenty-six Weeks Ended		Fiscal Year Ended
(dollars in millions)	June 28, 2020	June 30, 2019	December 29, 2019	December 30, 2018	December 31, 2017
Net Income (loss)	8.3	0.3	(13.4)	(27.6)	17.1
Plus non-GAAP adjustments:
Income Tax (Benefit) or Expense	2.7	1.8	3.2	1.9	(16.1)
Depreciation and Amortization	17.9	13.8	29.3	30.4	29.0
Interest Expense, Net	19.6	25.3	48.4	45.7	11.1
Interest Income (IO loans)(1)	(1.1)	(1.9)	(3.5)	(2.6)	(2.1)
EBITDA	47.4	39.3	64.0	47.8	39.0
Certain Non-Cash Adjustments(2)	2.8	1.5	9.4	12.5	12.1
Acquisition and Integration(3)	9.1	1.5	3.3	11.3	5.6
Business Transformation Initiatives(4)	2.4	0.2	5.1	3.0	12.6
Financing-Related Costs(5)	0.1	0.1	4.7	0.9	3.9
Adjusted EBITDA(6)	61.8	42.6	86.5	75.5	73.2
Adjusted EBITDA as a % of Net Sales	13.1%	11.6%	11.3%	9.8%	10.4%
Kennedy Pre-Acquisition EBITDA(7)	—	5.2	9.9
Kitchen Cooked Pre-Acquisition Adjusted EBITDA(8)	—	0.2	0.5
Collier Creek EBITDA(9)	—	—	—
Further Adjusted EBITDA(10)	61.8	48.0	96.9
Further Adjusted EBITDA as a % of Pro Forma Net Sales	13.1%	11.4%	11.2%

(1)
Interest Income from IO Notes Receivable refers to Interest Income that we earn from IO Notes Receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution (“Business Transformation Initiatives”). We obtain bank financings, recorded in Notes Payable, that mirror the IO Notes Receivable, and the interest expenses associated with the bank financings were part of the Interest Expense, Net adjustment.

(2)
Certain Non-Cash Adjustments are comprised primarily of the following:

Incentive programs —  Utz Quality Foods, LLC, our wholly-owned subsidiary, established the 2018 Long-Term Incentive Plan (the “2018 LTIP”) for employees in February 2018. We recorded expenses of $1.9 million and $1.8 million for the twenty-six weeks ended June 28, 2020 and June 30, 2019, respectively and expenses of $6.5 million and $7.9 million in fiscal 2019 and fiscal 2018, respectively, for the estimated fair value of the vested 2018 LTIP phantom units. The expenses recognized relate to the tiered vesting of units that occurred for 40% of the phantom units in 2018 and 20% in fiscal 2019. The phantom units under the 2018 LTIP were converted into restricted stock units as part of the Business Combination. All 2018 LTIP phantom units will be settled on a non-cash basis.
Purchase Commitments and Other Adjustments — We have purchase commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of gains and losses related to purchase commitments. We recorded a charge of $1.0 million for the twenty-six weeks ended June 28, 2020 compared to a benefit of $0.3 million for the twenty-six weeks ended June 30, 2019, a benefit of $0.9 million for fiscal 2019, and a charge of $1.1 million and $0.1 million for fiscal years 2018 and 2017, respectively.
We recorded other adjustments of $2.7 million in fiscal 2017 primarily related to minority interest earnings. Under the company’s legal entity structure in fiscal 2017, RILP minority interest earnings were recorded by us as a net expense. To correctly include the minority interest in consolidated income, we needed to adjust EBITDA for fiscal 2017. There was no adjustment for fiscal years 2018 and 2019 or the twenty-six weeks ended June 28, 2020.
Asset Impairments and Write-Offs — There were no impairments recorded in either the twenty-six weeks ended June 28, 2020 or June 30, 2019. However, we did record impairments on certain trade name intangible brand assets in fiscal years 2019 and 2018 totaling $3.8 million and $2.9 million, respectively. Impairments recorded in fiscal years 2019 and 2018 were for a brand acquired from Inventure Foods and a brand acquired from Golden Flake, respectively. We also wrote-off certain computer hardware and software acquired in recent acquisitions that we retired. The associated expenses were $0.6 million and $0.1 million in fiscal years 2018 and 2017, respectively. An adjustment of $9.2 million was also made in fiscal 2017 for a non-cash loss on the sale of assets after one of our plants was damaged by fire.
(3)
Acquisition and Integration is comprised of transaction services, due diligence, consulting, accounting and legal fees, and other transaction-related expenses incurred for our several recent acquisitions, including Golden Flake, Inventure Foods, Kennedy, and Kitchen Cooked, as well as certain previous potential acquisitions not executed. This adjustment also includes costs related to the Business Combination. We incurred costs of $8.3 million for the twenty-six weeks ended June 28, 2020 and $1.2 million for the twenty-six weeks ended June 30, 2019, and costs of $3.3 million, $11.3 million, and $5.6 million, for the fiscal years of 2019, 2018 and 2017, respectively. The fiscal 2018 adjustment included a $4.0 million write-off of certain plant assets to discontinue our manufacturing plant in Denver, Colorado, following a strategic review of manufacturing capacity related to the Inventure Foods integration. Later, in fiscal 2019, we recorded $4.6 million in proceeds from the sale of the facility.

(4)
Business Transformation Initiatives is related to severance and other reorganization costs, professional, consultancy, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. These initiatives primarily relate to the conversion from RSP distribution to IO distribution, which included severance costs associated with the elimination of RSP positions and other one-time costs offset by the sale of distribution rights to IOs and gains recognized on the disposal of trucks. Additionally, Business Transformation Initiatives includes certain corporate reorganization expenses, Rice/Lissette family-related costs historically incurred, certain charitable donations that Utz had made historically at the direction of the family owners, and compensation expenses that will not be incurred for normal business operations going forward. We incurred costs of $2.4 million for the twenty-six weeks ended June 28, 2020 and $0.2 million for the twenty-six weeks ended June 30, 2019, and costs of $5.1 million, $3.0 million, and $12.6 million, for the fiscal years of 2019, 2018 and 2017, respectively.

(5)
Financing-Related Costs includes certain costs related to our debt and equity financing activities, including legal and other professional fees. In fiscal 2017, these costs include expenses related to our November 2017 financing transactions, including the issuance of the First Lien Term Loan and Second Lien Term Loan, the refinancing of the January 2017 credit facility, and the repurchase of Class A Common Units held by an outside investor. In fiscal 2019, these costs include expenses related to the sale of preferred and common units by Series U, Series R, and SRS to an outside investor, the repayment of the Second Lien Term Loan, and the issuance of the Secured First Lien Note to finance the Kennedy Acquisition. Financing-Related Costs were $0.1 million related to each of the twenty-six weeks ended June 28, 2020 and June 30, 2019, and adjustments of $4.7 million, $0.9 million, and $3.9 million were made in fiscal years 2019, 2018, and 2017, respectively. The amount in fiscal 2019 includes $4.3 million related to a loss recognized on extinguishment of debt related to the repayment of the Second Lien Term Loan as well as $0.4 million in professional fees related to the new capital raised, which were partially offset by deferred financing fees.
(6)
We implemented a new booking system in fiscal 2019 to manage trade spend costs which enabled us to analyze large volumes of trade spend activity information that was previously not available and refine its period end estimates for trade spend reserves. This refined methodology resulted in a one-time true-up charge contributing to the $6.8 million increase in trade spend reserve for fiscal 2019. We have not adjusted fiscal 2019 Adjusted EBITDA for the impact of this increased trade expense due to the change in estimate. We intend to continue using this refined estimation methodology in future periods and do not expect similar material true-ups due to changes in reserve methodology will recur in future periods.

(7)
The following table presents a reconciliation from Kennedy Pre-Acquisition Net Income, as derived from Note 4 to our Unaudited Pro Forma Condensed Combined Financial Information that is also included elsewhere in this prospectus, to Kennedy Pre-Acquisition EBITDA:

	Twenty-sixWeeks Ended		Fiscal Year Ended
	June 28, 2020	June 30, 2019	December 29, 2019
Kennedy Pre-Acquisition Net Income	—	3.8	7.1
Plus: Pro Forma Pre-Acquisition Depreciation and Amortization	—	1.4	2.8
Kennedy Pre-Acquisition EBITDA	—	5.2	9.9

(8)
Kitchen Cooked Pre-Acquisition Adjusted EBITDA represents a $0.2 million pre-acquisition net loss from Kitchen Cooked in fiscal 2019, primarily adjusted for depreciation and amortization, interest income, and certain adjustments related to its acquisition by Utz, such as transaction costs, one-time transaction-related bonuses, and a one-time rent payout upon acquisition of certain Kitchen Cooked facilities.

(9)
Collier Creek EBITDA relates to Collier Creek’s historical operations as a special purpose acquisition company, which will not continue following the Business Combination and is therefore excluded from Further Adjusted EBITDA to more accurately reflect our core ongoing operations.

(10)
Further Adjusted EBITDA does not reflect the realization of any expected synergies from the acquisitions of Kennedy in fiscal 2019 and Kitchen Cooked in fiscal 2020, or incremental public company costs from the Business Combination. As of the Closing of the Business Combination, we estimate that synergies from the elimination of certain procurement, manufacturing, logistics, and selling and administrative expenses will result in annual combined integration-related cost savings of approximately $7.0 million from the acquisitions of Kennedy and Kitchen Cooked. In addition, we estimate it will incur incremental annual public company costs of approximately $3.0 million following the Business Combination. Although we believe that such synergies will be realized and incremental costs will be incurred, there can be no assurance that such synergies or cost estimates will be achieved, and therefore they have not been included as adjustments in either Further Adjusted EBITDA or the pro forma information.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives effect to the Business Combination consummated on August 28, 2020 as if it was completed on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 give pro forma effect to the Business Combination as if it was completed on January 1, 2019. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on June 30, 2020, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the combined company would have been had the Business Combination taken place on January 1, 2019, nor are they indicative of the results of operations of the combined company for any future period. The unaudited pro forma condensed combined financial information should be read in conjunction with the following:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited financial statements of Collier Creek as of, and for the year ended, December 31, 2019, included elsewhere in this prospectus;

•
the historical unaudited financial statements of Collier Creek as of, and for the six months ended, June 30, 2020, included elsewhere in this prospectus;

•
the historical audited financial statements of UM-U Intermediate, LLC (“UM-U”) and Subsidiaries and Affiliates, subsequently renamed Utz Brands Holdings, LLC, the direct parent of Utz Quality Foods, (collectively, “Utz”) as of, and for the fiscal year ended, December 29, 2019, included elsewhere in this prospectus;

•
the historical unaudited financial statements of Utz as of, and for the thirteen and twenty-six weeks ended, June 28, 2020, included elsewhere in this prospectus;

•
the historical audited abbreviated financial statements of Kennedy as of, and for the fiscal year ended, May 26, 2019, and the unaudited abbreviated financial statements as of and for the three months ended August 25, 2019, included elsewhere in this prospectus; and

•
the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz Brands Holdings” included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination. It has been prepared in accordance with Article 11 of Regulation S-X and is for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the combined company.
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination. It has been prepared in accordance with Article 11 of Regulation S-X and is for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the combined company.
The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined entity upon completion of the Business Combination. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements and described in the notes thereto reflect, among other things, the completion of the Business Combination, transaction costs in connection with the

Business Combination, and the impact of certain pro forma adjustments (and their tax effect at the estimated effective income tax rate applicable to such adjustments).
On June 5, 2020, Collier Creek, Utz and the Continuing Members entered into the Business Combination Agreement. Pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, at the Closing, (a) Collier Creek effected the Domestication, and (b) we consummated the Business Combination. Considering actual shareholder redemptions and vesting of Restricted Sponsor Shares and Retained Restricted Company Units in connection with the Closing, Collier Creek acquired 49.2% of the economic interests in Utz and 100% of the managing member interests of Utz, whereas the Continuing Members retained 50.8% of the economic interests in Utz and received our Class V Common Stock that is commensurate with the economic interests retained by the Continuing Members in Utz at the Closing.
The unaudited pro forma condensed combined financial statements are presented based on actual shareholder redemptions of 5,950 Class A Ordinary Shares at a price of approximately $10.29 per share. The cash amount after Redemptions was sufficient to permit Collier Creek to satisfy the Minimum Cash Condition of the Business Combination. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under the provisions of ASC Topic 805, Business Combinations (“ASC 805”) on the basis of Collier Creek as the accounting acquirer and Utz as the accounting acquiree.
The following summarizes the ownership of our Class A Common Stock at Closing, including, for the Continuing Members, those shares of Class A Common Stock issuable upon exchange of the Continuing Members’ Common Company Units (together with the surrender and cancellation of an equal number of shares of Class V Common Stock) into our Class A Common Stock:
Collier Creek’s Public Shareholders, less Shareholder Redemption(1)	43,994,050	36.5%
Sponsor and Collier Creek’s Independent Directors (including Forward Purchases)(2)(3)	15,375,000	12.7%
Continuing Members(4)	61,249,000	50.8%
Closing Shares	120,618,050	100%

(1)
Reflects 5,950 Public Shares that were redeemed by shareholders in connection with the Business Combination at a price of approximately $10.29 per share.

(2)
Includes 9,875,000 shares of Class A Common Stock issued upon conversion of the existing Collier Creek Class B Ordinary Shares in connection with the Domestication. Includes 2,000,000 shares of Class A Common Stock that were issued upon the automatic conversion of the Class B Common Stock concurrently with the consummation of the Business Combination due to the satisfaction of the performance conditions required for the conversion of all Restricted Sponsor Shares at Closing.

(3)
Includes 3,500,000 shares of our Class A Common Stock issued to the Sponsor and Collier Creek’s independent directors in connection with the Forward Purchase Agreements.

(4)
Represents 57,765,978 shares of Class A Common Stock issuable upon the exchange of Common Company Units (together with the surrender and cancellation of the same number of shares of Class V Common Stock) and 3,483,022 shares of Class A Common Stock issuable upon the exchange of Common Company Units (together with the surrender and cancellation of the same number of shares of Class V Common Stock) that were issued from the vesting of the Restricted Company Units held by the Continuing Members due to the satisfaction of the performance conditions required for the vesting of all Restricted Company Units at Closing.

The unaudited pro forma condensed combined financial information presents Class A Common Stock ownership as if the Business Combination was completed on the pro forma balance sheet date of June 30, 2020. As the share price of Collier Creek was approximately $13.70 as of June 30, 2020, which was lower than $15.00, the unaudited pro forma condensed combined financial information assumes the vesting of 50% of the Restricted Sponsor Shares and Restricted Company Units, resulting in a 50.5% noncontrolling interest retained by the Continuing Members in the unaudited pro forma condensed combined financial information.

The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements. We will incur additional costs after the consummation of the Business Combination in order to satisfy our obligations as a public company registrant. In addition, we adopted the Equity Incentive Plan, which was approved by Collier Creek’s shareholders on August 27, 2020, in order to attract and retain employees, consultants and independent directors. No adjustments to the unaudited pro forma statement of operations have been made for these items as such amounts are not yet known.
The combined pro forma financial information does not reflect the realization of any expected synergies from Utz’s acquisitions of Kennedy in fiscal 2019 and Kitchen Cooked in fiscal 2020, or incremental public company costs from the Business Combination. We estimate that synergies from the elimination of certain procurement, manufacturing, logistics, and selling and administrative expenses will result in annual combined integration-related cost savings of approximately $7.0 million from the acquisitions of Kennedy and Kitchen Cooked. In addition, we estimate it will incur incremental annual public company costs of approximately $3.0 million following the Business Combination. Although we believe that such synergies will be realized and incremental costs will be incurred, there can be no assurance that such synergies or cost estimates will be achieved, and therefore they have not been included as adjustments in the pro forma information.
Unaudited Pro Forma Condensed Balance Sheet Data	As of June 30, 2020	As of June 28, 2020	As of June 30, 2020
(in millions)	Collier Creek	Utz	Pro Forma
Total current assets	$—	$200	$206
Total assets	$453	$791	$1,753
Total liabilities	$18	$829	$660
Total equity	$5	$(38)	$1,093
Unaudited Pro Forma Condensed Combined Statement of Operations Data	For the six months ended June 30, 2020	For the twenty- six weeks ended June 28, 2020	For the six months ended June 30, 2020
(in millions, except per share data)	Collier Creek	Utz	Pro Forma
Total revenues	$—	$470	$470
Operating income (loss)	$(2)	$30	$12
Net income (loss)	$—	$8	$1
Net income (loss) per share basic, Class A	$0.04	N/A	$0.02
Net income (loss) per share diluted, Class A	$0.04	N/A	$0.02
Net income (loss) per share (basic and diluted), Class B	$(0.15)	N/A	$—
Unaudited Pro Forma Condensed Combined Statement of Operations Data	For the year ended December 31, 2019	For the fiscal year ended December 29, 2019	For the year ended December 31, 2019
(in millions, except per share data)	Collier Creek	Utz	Pro Forma
Total revenues	$—	$866	$866
Operating income (loss)	$(1)	$45	$(11)
Net income (loss)	$8	$(14)	$(34)
Net income (loss) per share basic, Class A	$0.20	N/A	$(0.22)
Net income (loss) per share diluted, Class A	$0.20	N/A	$(0.22)
Net income (loss) per share (basic and diluted), Class B	$(0.08)	N/A	$—

COMPARATIVE PER SHARE INFORMATION
The following table sets forth comparative per share information of Collier Creek, on a stand-alone basis, and the unaudited pro forma condensed combined per share information after giving effect to the Business Combination.
The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial Information of Collier Creek” and “Selected Historical Combined Financial and Other Data of Utz Brands Holdings” and the historical financial statements of Utz and Collier Creek included elsewhere in this prospectus. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this prospectus entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma combined share information does not purport to represent what our actual results of operations would have been had the Business Combination been completed or to project Collier Creek’s and our results of operations that may be achieved after the Business Combination. The unaudited pro forma shareholders’ equity per share information below does not purport to represent what the value of Utz and Collier Creek following the Business Combination nor the stockholders’ equity per share for any future date or period.
The following table sets forth:
•
historical per share information of Collier Creek for the first two fiscal quarters of 2020 and fiscal year ended December 31, 2019; and

•
unaudited pro forma per share information of the combined company for the first two fiscal quarters of 2020 and fiscal year 2019 after giving effect to the Business Combination.

The following table is also based on the following adjustments: (1) 2,000,000 Class B Ordinary Shares of Collier Creek held by the Sponsor and Collier Creek’s independent directors will be converted into our Series B-1 Common Stock and Series B-2 Common Stock in accordance with the Sponsor Side Letter Agreement, of which 1,000,000 shares of Series B-1 Common Stock were converted as of the pro forma balance sheet date of June 30, 2020, (2) 57,765,978 shares of Class A Common Stock issuable upon the exchange of the Common Company Units held by the Continuing Members (together with the surrender and cancellation of the same number of shares of Class V Common Stock) have been issued and 3,483,022 Restricted Company Units are being retained by the Continuing Members and such Restricted Company Units are subject to performance conditions, 1,741,511 Restricted Company Units were converted into Common Company Units as of the pro forma balance sheet date of June 30, 2020 and (3) 3,500,000 shares of our Class A Common Stock are issued to the Sponsor in connection with the Forward Purchase Agreements. As of the Closing, the actual facts are different than these adjustments and the below numbers were different as of the Closing Date. These numbers also do not take into account Warrants to purchase our Class A Common Stock that will be outstanding immediately following the completion of the Business Combination.
The historical information should be read in conjunction with “Selected Historical Financial Information of Collier Creek,” “Selected Historical Financial Information of Utz Brands Holdings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz Brands Holdings” contained elsewhere in this prospectus and the historical financial statements and related notes of each of Collier Creek and Utz contained elsewhere in this prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this prospectus. The unaudited pro forma combined net income per share information below does not purport to represent what our actual results of operations would have been had the Business Combination been completed or to project our results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what our book value would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Collier Creek	Utz(2)	Pro Forma Combined
Book Value per share as of the last day of the second fiscal quarter of 2020(1)	$0.11	N/A	$9.01
Net Income (loss) per Common Share – Basic for fiscal year 2019	$0.20	N/A	$(0.22)
Net Income (loss) per Common Share – Diluted for fiscal year 2019	$0.20	N/A	$(0.22)
Net Income (loss) per Common Share – Basic for the first two fiscal quarters of 2020	$0.04	N/A	$0.02
Net Income (loss) per Common Share – Diluted for the first two fiscal quarters of 2020	$0.04	N/A	$0.02

(1)
Book value per share = (Total shareholders’ equity/shares outstanding).

(2)
Given Utz Brands Holdings’ historical equity structure, the calculation of EPS membership units is not a valuable metric, and therefore is omitted.

RISK FACTORS
An investment in our securities involves risks and uncertainties. You should carefully consider the following risks as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Selected Historical Combined Financial and Other Data of Utz Brands Holdings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz Brands Holdings” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of our securities could decline and you may lose all or part of your investment in us.
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Utz Brands, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of Utz Brands Holdings prior to the consummation of the Business Combination.
Risks Related to Our Business
Our gross profit margins may be impacted by a variety of factors, including but not limited to variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support.
We expect that our gross profit as a percentage of net sales could fluctuate as a result of competition and other factors described herein. Our gross profit is impacted by a number of factors, including product pricing, the availability and cost of commodities, raw materials pricing (including ingredients and packaging), labor costs, and energy costs. Further, our gross profit margin may be impacted by shifts in the overall mix of products having a higher or lower profit margin. Should the competitive dynamic change in our industry (which could impact our margins through forces including but not limited to requiring us to alter our pricing strategy, offering a greater percentage of lower profit margin products in our overall product mix, or requiring additional promotional activity), raw materials prices increase dramatically, or any of our customer relationships or relationships with our independent operators (“IOs”) and third-party distributors change materially, then we may not be able to continue to operate at our current margins. We may be able to pass some or all raw material, energy and other input cost increases to customers, IOs and third-party distributors by increasing the selling prices of our products or decreasing the size of our products; however, higher product prices or decreased product sizes may cause us to be less competitive with our peers and result in a reduction in sales volume or consumption, or increased packaging costs. If we are not able to increase our selling prices or reduce product sizes sufficiently, or in a timely manner, to offset increased raw material, packaging, energy or other input costs, including freight, direct labor, overhead and employee benefits, or if our sales volume decreases significantly, there could be a negative impact on our financial condition and results of operations.
Consumers’ loyalty to our brands may change due to factors beyond our control, which could have a material adverse effect on our business and operating results.
Our business currently depends in a large part on repeat purchases by the same consumers, many of whom are based in our Core geographies. We believe this purchasing pattern is indicative of loyalty to our brands. However, these consumers are under no obligation to continue to repeatedly purchase our products and could stop or materially reduce purchasing our products at any time. These consumers could cease purchasing our products for any number of reasons, some of which are beyond our control, including changing consumer trends, negative publicity regarding our brand, real or perceived quality or health issues with our products, a change in consumers’ perception of “better for you” brands or other specialty brands, or the availability of premium-branded or lower-priced alternative snack products, or for no reason at all. Loss of consumers’ loyalty to our brands and the resulting decreased sales to consumers could have an adverse effect on our business and operating results.

Demand for our products may be adversely affected by changes in consumer preferences and tastes or if we are unable to innovate or market our products effectively.
We are a consumer products company operating in highly competitive markets and rely on continued demand for our products. To generate revenue and profits, we must sell products that appeal to our customers and consumers. Any significant changes in consumer preferences or any inability on our part to anticipate or react to such changes could result in reduced demand for our products and erosion of our competitive and financial position. Our success depends on our ability to respond to consumer trends, including increasing concerns of consumers regarding health and wellness, obesity, product attributes and ingredients, as demonstrated through the “better-for-you” movement in our industry. In addition, changes in product category consumption or consumer demographics could result in reduced demand for our products. Consumer preferences may shift due to a variety of factors, including the changes in social trends and activity patterns. Any of these changes may affect consumers’ willingness to purchase our products and negatively impact our financial results.
Our continued success also is dependent on product innovation, such as new flavors and formats, as well as the introduction of “better-for-you” products in response to evolving consumer preference. In order to successfully compete within our industry, we must maintain a robust pipeline of new products, and effective advertising and promotional campaigns, marketing programs and product packaging. Although we devote significant resources to meet this goal, we may not be able to continue to develop and launch successful new products or variants of existing products, or to effectively execute advertising and promotional campaigns and marketing programs.
We must expend resources to create consumer awareness, build brand loyalty and generate interest in our products. In addition, competitors may offer significant price reductions and consumers may not find our products suitably differentiated from products of our competitors.
Our ability to develop, market and sell new and existing products at an appropriate price may be hampered by unfavorable terms of sale imposed by our retail customers or, once placed, the failure to have an attractive price set for our products. Competitors, many of whom have greater resources than us, vie for the same shelf placement and may offer incentives to retail customers that we cannot match. In addition, unattractive shelf placement and pricing may put us at a disadvantage to our competitors.
Even if we do obtain shelf space or preferable shelf placement for any of our brands, our new and existing products may fail to achieve the sales expectations set by our retail customers, potentially causing these retailers to remove our products from the shelf. Additionally, an increase in the number and quality of private-label products in the product categories in which we compete could reduce available shelf space and hamper the placement for our branded products, which could adversely affect our sales.
To obtain and keep shelf placement for our products, we may need to increase our marketing and advertising spending in order to create consumer awareness, protect and grow our existing market share or to promote new products, which could impact our operating results. Despite our efforts, our marketing and advertising efforts may not be effective, and we may not be able to protect or grow our existing market share nor successfully promote new products. In addition, we consistently evaluate our product lines to determine whether or not to discontinue certain products. Discontinuing product lines may increase our profitability but could reduce our sales and hurt our brand and consumer loyalty, and a reduction in sales of certain of our products could result in a reduction in sales of other of our products. The discontinuation of product lines may have an adverse effect on our business.
Fluctuations in our results of operations from quarter to quarter because of changes in our promotional activities may impact, and may have a disproportionate effect on, our overall financial condition and results of operations.
Our business is subject to quarterly fluctuations due to the timing of, and demand for, consumer-driven promotional activities, which may have a disproportionate effect on our results of operations. Historically, we have offered a variety of sales and promotion incentives to our customers, IOs, and third-party distributors and consumers, such as price discounts, consumer coupons, volume rebates, cooperative marketing programs, slotting fees and in-store displays. In addition, our sales and promotion incentives are typically offered in connection with seasonal social events, holidays and sporting events. Our Net Sales are periodically influenced by the introduction and discontinuance of sales and promotion incentives. Reductions in overall sales and promotion incentives could impact our Net Sales and affect our results of operations in any particular fiscal quarter.
Our reputation or brand image might be impacted as a result of issues or concerns relating to the quality and safety of our products, ingredients or packaging, and other environmental, social or governance matters, which in turn could negatively impact our operating results.
In order to sell our branded products, we need to maintain a good reputation with our stakeholders, including our customers, consumers, IOs, third-party distributors, suppliers, vendors, employees and equityholders, among others. Issues related to the quality and safety of our products, ingredients or packaging could jeopardize our image and reputation. Negative publicity related to these types of concerns, or related to product contamination or product tampering, whether valid or not and which may not be in our control, could decrease demand for our products or cause production and delivery disruptions. We may need to recall products if any of our products become unfit for consumption, and we could potentially be subject to litigation or government actions, which could result in payments of fines or damages. In addition, negative publicity related to our environmental, social or governance practices could also impact our reputation with customers, consumers, IOs, third-party distributors, suppliers, vendors, employees and equityholders, among others. Costs associated with these potential actions, as well as the potential impact on our ability to sell our products, could negatively affect our operating results.
If our products become adulterated or are mislabeled, we might need to recall those items, and we may experience product liability claims and damage to our reputation.
We have in the past and we may, in the future, need to recall some of our products, including any products that we produce for other parties under a private label, if they become adulterated or if they are mislabeled due to our fault or error, or the fault or error of any of our suppliers. We may also be liable if the consumption of any of our products cause sickness or injury to consumers. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant adverse product liability judgment. A significant product recall or product liability claim could also result in adverse publicity, damage to our reputation, and a loss of consumer confidence in the safety or quality of our products, ingredients or packaging and consumer loyalty. We may not be sufficiently indemnified by our suppliers, or successfully recover under any such indemnification rights, in the event sickness or injury to consumers is caused by any of our supplier’s fault or error. In addition, if other companies recall or experience negative publicity related to a product in a category in which we compete, consumers might reduce their overall consumption of products in that category.
Slotting fees and customer charges or charge-backs for promotion allowances, cooperative advertising, and product or packaging damages, as well as undelivered or unsold food products may have a significant impact on our operating results and may disrupt our customer relationships.
Retailers in the grocery industry may charge slotting fees for access to shelf space and often enter into promotional and advertising arrangements with manufacturers that result in the sharing of promotional and advertising costs among the retail customer, distributor or manufacturer. As the retail grocery industry has consolidated and become more competitive, retail customers have sought greater participation by manufacturers in cooperative promotional and advertising arrangements and are more inclined to pass on unanticipated increases in promotional and advertising costs to distributors and manufacturers. Additionally, retailers are exhibiting a greater willingness to take deductions from distributors and manufacturers for damaged products, undelivered and unsold products or to return unsold products to distributors and manufacturers. If we are charged significant and unanticipated promotional allowances or advertising charges directly or indirectly by retail customers, or if we, our IOs, third-party distributors or our direct or indirect customers take substantial charge-backs or return material amounts of our products, the operating results and liquidity of our business could be harmed, perhaps substantially. Moreover, an unresolved disagreement with a retail customer concerning promotional allowances, advertising charges, charge-backs or returns could significantly disrupt or cause the termination of a customer relationship, immediately reducing our sales and liquidity. Because of the limited number of retail customers in the U.S. grocery market, the loss of even a single retail customer, a single stock-keeping unit (“SKU”) previously maintained by a retail customer, or a customer of one of our significant IOs or third-party distributors, could have a long-term negative impact on our financial condition and Net Sales.
We do not have many contracts with our customers that require the purchase of a minimum amount of our products.
Very few of our customers provide us with firm, long-term or short-term volume purchase commitments. As a result of the absence of such contracts, we could have periods during which we have no or limited orders for our products, but we will continue to have certain fixed costs, including those to maintain our work force and other expenses that are subject to contract. We may not be able to find new customers in a timely manner to supplement periods where we experience no or limited purchase orders or recover fixed costs as a result of experiencing reduced purchase orders. Periods of no or limited purchase orders for our products could have a material adverse effect on our Net Income or cause us to incur losses. Unanticipated fluctuations in product requirements by our customers could result in fluctuations in our results from quarter to quarter.
We operate in the highly competitive snack food industry, which may reduce our ability to sell our products to our customers or consumers if we are unable to compete effectively.
The sales of most of our products are subject to significant competition due to factors including product quality and taste, brand awareness among consumers, access to shelf space at retail customers’ locations, price, advertising and promotion, innovation of on-trend snacks, variety of snacks offered, nutritional content, product packaging and package design. We compete in that market principally on the basis of product taste and quality, but also brand recognition and loyalty, price, marketing, advertising and the ability to satisfy specific consumer dietary needs against numerous multinational, regional and local companies, as well as emerging companies, primarily in the “better-for-you” product segment.
There is continuing consolidation in the snack food industry and in retail outlets for snack foods. This continuing consolidation has increased, and may continue to increase, competition over such factors as promotional discounting and other price cutting techniques. Consolidation within the snack food industry and retail outlets may prevent us from effectively competing if our larger competitors, which have greater resources than us, and retail customers or potential retail customers, enter into long-term purchase contracts or promotional arrangements. Significant competition increases the possibility that we could lose one or more major customers, lose existing product authorizations at customer locations, lose market share or shelf space, increase expenditures or reduce selling prices, which could have an adverse impact on our business or financial results.
In addition, we compete with emerging companies, primarily in the “better-for-you” product segment, some of which may provide innovative or trendier snack foods. In addition, many of these emerging companies receive investment from private equity, venture capital or other investors, who may be willing to accept lower product margins or sustained losses by such competitors, while such competitors gain market share. If such emerging companies are able to attract a loyal consumer base through more innovative or trendier snack foods, or offer their snack food products at lower prices than us, our market share and results of operations may be materially and adversely affected.
Substantial advertising and promotional expenditures may also be required to maintain or improve our brands’ market position or to introduce a new product to the market, and participants in our industry have been engaging with new media, including consumer outreach through social media and web-based channels. Advertising and promotional expenditures may be ineffective if consumers prioritize price over other factors and purchase lower-cost alternatives, such as private label, generic or store branded products. Our ability to compete may also be dependent on the availability of product category-appropriate snack aisles at our retail customers’ locations and whether our products are placed in the appropriate snack aisle, such as the “better-for-you” snack food aisle or in the traditional snack food aisle. An increasing focus on “better for you” products and other specialty products in the marketplace will likely increase these competitive pressures within the category in future periods.

Due to the competitive landscape in the snack food industry, price increases for our products that we initiate or failure to effectively advertise and promote our products may negatively impact our financial results if not properly implemented or accepted by our customers, IOs, third-party distributors or consumers. Future price increases, such as those made in order to offset increased input costs or other expenditures, such as advertising and promotion, may reduce our overall sales volume, which could reduce our revenue and operating profit. We may not be able to implement price increases driven by higher input costs on a timely basis or at all, either of which may reduce our operating profit. Additionally, if market prices for certain inputs decline significantly, in some instances we may be required by contract to pay customers the difference or experience customer pressure to reduce the prices for our products which could lower our revenue and operating profit. Further, if our advertising or promotional efforts do not increase brand awareness or sales of our products, our expenses may increase, and our operating profit may be reduced.
We face competition in our business from private label, generic or store branded products which may result in price point pressures, leading to decreased demand for our products.
We are subject to competition from companies, including from some of our customers, that either currently manufacture or are developing products directly in competition with our products. While we manufacture certain store-branded products for our customers under a private label, these private label, generic or store-branded products may be a less expensive option for consumers than our products, making it more difficult to sell our branded products. If our customers cease to purchase our branded products or select another third-party manufacturer for their private label products, our financial results could be adversely affected. Similarly, other large retail customers or potential customers could follow similar private-label strategies. In future years, we may experience pricing pressure from our customers due to such competition, which could have a material and adverse effect on our operating results.
Changes in retail distribution arrangements can result in the temporary loss of retail shelf space and disrupt sales of food products, causing our sales to fall.
From time to time, retailers change distribution centers that supply some of their retail stores. If a new distribution center has not previously distributed our products in that region, it may take time for a retailer’s distribution center to begin distributing new products in its region. Even if a retailer approves the distribution of products in a new region, product sales may decline while the transition in distribution takes place. If we do not get approval to have our products offered in a new distribution region or if getting this approval takes longer than anticipated, our sales and operating results may suffer.
Our direct-to-warehouse delivery network system relies on a significant number of brokers, wholesalers and logistics companies. Such reliance could affect our ability to effectively and profitably distribute and market products, maintain existing markets and expand business into other geographic markets.
Our direct-to-warehouse (“DTW”) network system relies on a significant number of brokers, wholesalers and logistics companies to deliver our products to approximately 350 retailer distribution centers as of the end of our 2019 fiscal year. The ability to maintain a DTW system depends on a number of factors, many of which are outside of our control. Some of these factors include: (i) the level of demand for the brands and products which are available in a particular area surrounding a retailer distribution center; (ii) the ability to price products at levels competitive with those offered by competing producers and at prices that consumers will purchase our products; and (iii) our ability and the ability of third-party logistics companies to deliver products in the quantity and at the time ordered by brokers, wholesalers and retail customers. We may not be able to mitigate the risks related to all or any of these factors in any of our current or prospective geographic areas. To the extent that any of these factors have an adverse effect on our relationships with our brokers, wholesalers or third-party logistics companies, thus limiting maintenance and expansion of the sales market, our revenue and financial results may be adversely impacted.
Identifying new brokers, wholesalers or third-party logistics companies can be time-consuming and any resulting delay may be disruptive and costly to our business. Many of our agreements with our brokers, in particular, are terminable by either us or them after satisfaction of a short notice period. There also is no assurance that we will be able to maintain current distribution relationships or establish and maintain successful relationships with brokers, wholesalers or third-party logistics companies in new geographic distribution areas. We may have to incur significant expenses to attract and maintain brokers, wholesalers or third-party logistics companies in one or more geographic distribution areas. The occurrence of any of these factors could result in increased expense or a significant decrease in sales volume through the DTW system and harm our business and financial results.
Our direct-store-delivery network system and regional third-party distributor network relies on a significant number of independent operators and third-party distributors, and such reliance could affect our ability to effectively and profitably distribute and market products, maintain existing markets and expand business into other geographic markets.
Our DSD network and regional third-party distributor network rely on approximately 1,250 IOs and approximately 430 third-party distributors, respectively, as of the end of our 2019 fiscal year for the distribution and sale of our branded products and some private label products. In order to purchase from us an exclusive right to deliver our products to retail customers in a specific territory, IOs and third-party distributors must make a commitment of capital or obtain financing to purchase such rights and other equipment to conduct their business. Certain financing arrangements, through third-party lending institutions, are made available to IOs and require us to repurchase the rights granted to an IO in the event the IO defaults on its loan; we are then required to collect any shortfall from the IO, to the extent possible. The inability of the IOs to make timely payments on their financing arrangements could require us to make payments on such financing arrangements pursuant to any guarantee agreements we have in place with such IOs’ third-party lenders. If we are required to make payments under such guarantees upon default by our IOs of a significant amount under their financing arrangements, the aggregate amount of such payments, could have an adverse effect on our financial results.
The ability to maintain a DSD network and regional third-party distributor network depends on a number of factors, many of which are outside of our control. Some of these factors include: (i) the level of demand for the brands and products which are available in a particular distribution area; (ii) the ability to price products at levels competitive with those offered by competing producers; and (iii) the ability to deliver products in the quantity and at the time ordered by IOs or third-party distributors, and retail customers. There can be no assurance that we will be able to mitigate the risks related to all or any of these factors in any of our current or prospective geographic areas of distribution. To the extent that any of these factors have an adverse effect on our relationships with IOs third-party distributors, thus limiting maintenance and expansion of the sales market, our revenue and financial results may be adversely impacted.
In addition, we rely on third-party distributors to directly or indirectly promote and sell our products within their assigned distribution areas. We may reimburse third-party distributors for a portion of their costs and expenses incurred in connection with such promotional efforts. If third-party distributors do not efficiently promote our products, we may experience an adverse effect on our financial results.
Identifying new IOs and third-party distributors can be time-consuming and any resulting delay may be disruptive and costly to the business. There also is no assurance that we will be able to maintain current distribution relationships or establish and maintain successful relationships with IOs or third-party distributors in new geographic distribution areas. There is the possibility that we will have to incur significant expenses to attract and maintain IOs and third-party distributors in one or more geographic distribution areas. The occurrence of any of these factors could result in increased expense or a significant decrease in sales volume through the DSD network and regional third-party distributor network and harm our business and financial results.
A disruption in the operation of the DSD network, regional third-party distributor network or DTW system could negatively affect our results of operations, financial condition and cash flows.
We believe that our development of our DSD network, regional third-party distributor network and DTW system is a significant competitive advantage. A material negative change in our relationship with our IOs, third-party distributors, brokers, wholesalers and logistics companies could materially and negatively affect our financial condition, results of operations, cash flows, and ability to operate and conduct our business. In addition, litigation or one or more adverse rulings by courts or regulatory or governmental bodies regarding our DSD network, third-party distributor network or DTW system, including actions or decisions that could affect the independent contractor classifications of the IOs, or an adverse judgment against us for actions taken by the IOs could materially and negatively affect our financial condition, results of operations, cash flows, and ability to operate and conduct our business.
The evolution of e-commerce sales channels may adversely affect our business, financial condition or results of operations.
Our industry has been affected by changes to the retail landscape through sales over the Internet, including the rapid growth in sales through e-commerce websites, mobile commerce applications and subscription services as well as the integration of physical and digital operations among retailers. If we are unable to develop and maintain successful relationships with existing and new e-commerce retailers or otherwise adapt to the growing e-commerce landscape, while simultaneously maintaining relationships with our key customers, IOs and third-party distributors operating in traditional retail channels, we may be disadvantaged in certain channels and with certain customers, IOs, third-party distributors and consumers, which can adversely affect our business, financial condition or results of operations. In addition, the growth in e-commerce may result in consumer price deflation and higher direct-to-consumer costs, which may adversely affect our margins, as well as our relationships with key retail customers and our IOs and third- party distributors. If these e-commerce retailers were to take significant additional market share away from traditional retailers or we fail to adapt to the rapidly changing retail and e-commerce landscapes, including finding ways to create more powerful digital tools and capabilities for our retail customers to enable them to grow their businesses, our ability to maintain and grow our profitability, share of sales or volume, and our business, financial condition or results of operations could be adversely affected.
The rapid expansion of hard discounters may adversely affect our business, financial condition or results of operations.
The growth of hard discounters, which are focused on limiting the number of items they sell and selling predominantly private label brands, may continue to reduce our ability to sell our products through such retailers. The rapid expansion of hard discounters may, among other factors, result in consumer price deflation, which may affect our relationships with key retail customers. Failure to appropriately respond to the expansion of hard discounter retailers may reduce our ability to sell our products in retail locations where consumers may be willing to purchase them, thus adversely affecting our ability to maintain or grow our share of sales or volume, and adversely affecting our business, financial condition or results of operations. In addition, if hard discounters were to take significant additional market share away from traditional retailers or if we fail to adapt to the rapidly changing retail landscape, our ability to maintain and grow our profitability, share of sales or volume and our business, financial condition or results of operations could be adversely affected.
Disruption to our manufacturing operations, supply chain or distribution channels could impair our ability to produce or deliver finished products and negatively impact our operating results.
Disruption to our manufacturing operations, our supply chain or our distribution channels, including our DSD network, regional third-party distributor network and DTW system, could result from, among other factors, the following: (i) natural disaster; (ii) pandemic, or epidemic or other outbreak of disease; (iii) adverse developments in commodity crops or other significant ingredient shortfall, due to factors such as famine or climate conditions affecting agricultural materials; (iv) fire or explosion; (v) terrorism or other acts of violence; (vi) labor strikes or other major labor disruptions; (vii) unavailability of raw or packaging materials; (viii) operational or financial instability of key suppliers, and other vendors or service providers, including our IOs, third-party distributors, brokers, wholesalers and logistics companies; (ix) government action or economic or political uncertainties or instability affecting the manufacture, distribution or sale of our products; (x) power, fuel or water shortages; (xi) unanticipated failures to comply with regulatory requirements; and (xii) changes requiring unexpected shifts in production planning which could impact our ability to meet product demand in a cost-effective manner. If we are unable, or find that it is not financially feasible, to effectively plan for or mitigate the potential impacts of such disruptive events on our manufacturing operations or supply chain, our financial condition and results of operations could be negatively impacted.

The loss of, or a significant reduction in sales to, any key customer can adversely affect our business, financial condition or results of operations.
Our customers include wholesale and other distributors, grocery stores, convenience and drug stores, discount stores, mass merchandisers, membership club stores, hard discounters, and specialty and e-commerce retailers, among others. We must maintain mutually beneficial relationships with our key customers to compete effectively. Any inability to resolve a significant dispute with any of our key customers, a change in the business condition (financial or otherwise) of any of our key customers, even if unrelated to us, a significant reduction in sales to any key customer, or the loss of any of our key customers can adversely affect our business, financial condition or results of operations.
Our business, financial condition or results of operations may be adversely affected by increased costs, disruption of supply or shortages of raw materials, energy, water and other supplies.
We and our business partners use various raw materials, energy, water and other supplies in our business. Our supply chain, including our raw materials and other supplies, may be disrupted by unfavorable economic conditions and other disruptions to free and open trade of materials used in our products. In addition, some of our raw materials and other supplies are available from a limited number of suppliers or a sole supplier or are in short supply when seasonal demand is at its peak. We may not be able to maintain favorable arrangements and relationships with our suppliers and our contingency plans, including development of ingredients, materials or supplies to replace ingredients, materials or supplies sourced from such suppliers, may not be effective in preventing disruptions that may arise from shortages or discontinuation of any ingredient that is sourced from such suppliers. In addition, increasing focus on climate change, deforestation, water conservation, animal welfare and human rights concerns and other risks associated with the global food system may lead to increased activism focusing on consumer goods companies, governmental intervention and consumer response, and could adversely affect our or our suppliers’ reputation and business and our ability to procure the materials we need to operate our business.
The raw materials and energy, including electricity, fuel and natural gas, that we use for the manufacturing, production and distribution of our products are largely commodities that are subject to price volatility and fluctuations in availability caused by many factors, including changes in global supply and demand, weather conditions (including any potential effects of climate change), fire, natural disasters, disease or pests, agricultural uncertainty, pandemics, epidemics or other outbreak of disease, governmental incentives and controls (including import/export restrictions, such as new or increased tariffs, sanctions, quotas or trade barriers), limited or sole sources of supply, political uncertainties, acts of terrorism, governmental instability or currency exchange rates.
Shortage of some of these raw materials and other supplies, sustained interruption in their supply or an increase in their costs could adversely affect our business, financial condition or results of operations. Many of our ingredients, raw materials and commodities are purchased in the open market. The prices we pay for such items are subject to fluctuation, and we manage this risk through the use of fixed-price contracts and purchase orders (including buying forward at contracted prices for delivery of such supply within a period of up to a year), pricing agreements and derivative instruments, including options and futures. If commodity price changes result in unexpected or significant increases in raw materials and energy costs, we may be unwilling or unable to increase our product prices or unable to effectively hedge against commodity price increases to offset these increased costs without suffering reduced volume, revenue, margins and operating results. In addition, certain of the derivatives used to hedge price risk do not qualify for hedge accounting treatment and, therefore, can result in increased volatility in our net earnings in any given period due to changes in the spot or market prices of the underlying commodities.
Water is a limited resource in many parts of the world. The lack of available water of acceptable quality and increasing pressure to conserve water in areas of scarcity and stress may lead to supply chain disruption; adverse effects on our operations; higher compliance costs; capital expenditures (including additional investments in the development of technologies to enhance water efficiency and reduce water consumption); higher production costs; the cessation of operations at, or relocation of, our facilities or the facilities of our suppliers, contract manufacturers, distributors, joint venture partners or other third parties; or damage to our reputation, any of which could adversely affect our business, financial condition or results of operations.

We rely on local government and municipal agencies to provide several resources, including water, electricity and natural gas, in such quantities and of such quality to be of use as inputs for our products. These local government and municipal agencies are subject to various regulations and political pressures from numerous stakeholders, which may cause them to conserve resources or fail to protect the quality of these resources, at times when we rely on them to timely deliver our products to our customers. If these agencies are unable or unwilling to deliver resources of a suitable quantity or quality we may not be able to deliver products in the quantity and at the time ordered by our customers, IOs, third-party distributors, brokers, wholesalers and retail customers, which may have a material and adverse effect on our results of operations.
Pandemics, epidemics or other disease outbreaks, such as the novel coronavirus (“COVID-19”), may disrupt consumption and trade patterns, supply chains, and production processes, which could materially affect our operations and results of operations.
Pandemics, epidemics or other disease outbreaks, such as COVID-19, may depress demand for our products because quarantines may inhibit consumption. Restrictions on public gatherings or interactions may also limit the opportunity for our customers and consumers to purchase our products, especially in certain of our sales channels, such as food service. Any economic downturn caused by any pandemic, epidemic or other disease outbreak may also cause substantial changes in consumer behavior, some of which we may not be able to predict with certainty, including:
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a shift in consumer preference toward private label products and changes in consumer behavior to retail outlets that do not sell any, or a significant portion, of our products, such as hard discounters. See “― Our performance may be impacted by general economic conditions or an economic downturn.”

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rapid growth in sales through e-commerce websites, mobile commerce applications and subscription services, which is a channel through which we may not be able to effectively compete. See “— The evolution of e-commerce sales channels may adversely affect our business, financial condition or results of operations.”

The spread of pandemics, epidemics or other disease outbreaks may also disrupt logistics necessary to distribute products to us or our customers. Ports and other channels of entry may be closed or operate at only a portion of capacity, as workers may be prohibited or otherwise unable to report to work and means of transporting products within regions may be limited for the same reason.
Our operations, or those of suppliers and other members of our supply chain, or IOs, third-party distributors and other participants in our distribution channels may become limited in their ability to procure, distribute, or produce our products because of transport restrictions related to quarantines or travel bans.
Workforce limitations and travel restrictions resulting from pandemics, epidemics or other disease outbreaks and related government actions may impact many aspects of our business. If a significant percentage of our workforce is unable to work, including because of catastrophes, illness, travel or government restrictions in connection with pandemics, epidemics or other disease outbreaks, our operations may be negatively impacted.
We have developed, and periodically update, our contingency plans to address disruptions such as pandemics, epidemics and other disease outbreaks, or similar disruption in our operations. If in the event of such a disruption our contingency plans are partially, or entirely, ineffective our operations and results of operations could be materially and adversely harmed.
Our financial position may be adversely affected by an unexpected event carrying an insurance obligation for which we have inadequate coverage.
We are primarily self-insured, up to certain limits, for employee group health claims. We purchase stop-loss insurance, which will reimburse us for individual and aggregate claims in excess of certain annual established limits. We are also primarily self-insured through large deductible insurance plans for automobile, general liability and workers’ compensation. We have utilized a number of different insurance vehicles and programs for these insurable risks and recognizes expenses and reserves in accordance with the provisions of each insurance vehicle/program. We believe that our insurance coverage is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. These losses, should they occur, could have a material adverse effect on our business, financial condition or results of operations. In addition, the cost of insurance fluctuates based upon our historical trends, market conditions, and availability.
We estimate the liabilities and required reserves associated with the risks we retain. Any such estimates and actuarial projection of losses is subject to a considerable degree of variability. Among the causes of this variability are changes in benefit levels, medical fee schedules, medical utilization guidelines, severity of injuries and accidents, vocation, rehabilitation and apportionment and unpredictable external factors affecting inflation rates, discount rates, rising healthcare costs, litigation trends, legal interpretations, benefit level changes, actual claim settlement patterns, and pandemics, epidemics and other disease outbreaks. If actual losses incurred are greater than those anticipated, our reserves may be insufficient and additional costs could be recorded in our consolidated financial statements. If we suffer a substantial loss that exceeds our self-insurance reserves, and any excess insurance coverage, the loss and attendant expenses could harm our business, financial condition, or results of operations. We have purchased stop-loss coverage from third parties for certain employee healthcare plans, which limits our exposure above the amounts we have self-insured.
In addition, while we currently maintain insurance coverage that is intended to address certain costs associated with aspects of our business, this insurance coverage, to the extent we utilize it, may not, depending on the specific facts and circumstances surrounding an incident, may be insufficient to cover the actual losses or the types of claims that arise from an incident, or the damage to our reputation or brands that may result from an incident.
Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.
The conduct of our businesses, including the procurement, production, storage, distribution, sale, display, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as to laws and regulations administered by government entities and agencies outside the United States in markets in which our products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. Such changes may include changes in:
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food and drug laws (including U.S. Food and Drug Administration regulations and other applicable regulations);

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laws related to product labeling;

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advertising and marketing laws and practices;

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laws and programs restricting the sale and advertising of certain of our products;

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laws and programs aimed at reducing, restricting or eliminating ingredients present in certain of our products;

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laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of certain of our products;

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increased regulatory scrutiny of, and increased litigation involving, product claims and concerns regarding the effects on consumers’ health from ingredients in, or attributes of, certain of our products;

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farming and environmental laws;

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taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of our products;

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state consumer protection and disclosure laws;

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anti-corruption laws;

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laws regulating transportation, including the use of motor vehicles;

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employment and labor laws, including laws regulating employee or independent contractor classification;

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privacy laws;

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export control laws;

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laws regulating the price we may charge for our products; and

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competition or antitrust laws.

New laws, regulations or governmental policy and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of our products, ingredients contained in our products or commodities used in the production of our products, may alter the environment in which we do business and, therefore, may impact our operating results or increase our costs or liabilities.
As a food production company, all of our products must be compliant with regulations by the U.S. Food and Drug Administration (“FDA”), as well as the United States Department of Agriculture (“USDA”), and in addition a number of our products rely on independent certification that they are non-GMO, gluten-free, organic or Kosher. Any non-compliance with the FDA, or USDA, or the loss of any such certification could harm our business.
We must comply with various FDA and USDA rules and regulations, including those regarding product manufacturing, food safety, required testing and appropriate labeling of our products. It is possible that regulations by the FDA and USDA and their interpretation thereof may change over time. As such, there is a risk that our products could become non-compliant with the applicable regulations and any such non-compliance could harm our business. In addition, we rely on independent certification of our non-GMO, organic, gluten-free and Kosher products and must comply with the requirements of independent organizations or certification authorities in order to label our products as such. Currently, the FDA does not directly regulate the labeling of Kosher or non-GMO products as such. The FDA has defined the term “gluten-free” and we must comply with the FDA’s definition if we include this label on our products. Our products could lose their non-GMO and gluten-free certifications if our raw material suppliers lose their product certifications for those specified claims. We could also lose our Kosher product certification if our production facility or a contract manufacturing plant is found to be in violation of required manufacturing or cleaning processes. The loss of any of these independent certifications, including for reasons outside of our control, could harm our business.
We also must comply with state rules and regulations, including Proposition 65 in California, which requires a specific warning on or relating to any product that contains a substance listed by the State of California as having been found to cause cancer or birth defects or other reproductive harm, unless the level of such substance in the product is below a safe harbor level established by the State of California. Interpretation and application of such rules, including potential differences in application on a state by state basis, may give rise to uncertainty as to the appropriate labeling and formulation of our products. In addition, the FDA has adopted labeling guidelines that will affect the labeling of both the front and back of many of our products. We are continually reviewing and revising our labeling activities in advance of new or changed requirements in anticipation of any rules coming into effect and in response to industry litigation trends. The imposition or proposed imposition of additional product labeling or warning requirements may reduce overall consumption of our products, lead to negative publicity (whether based on scientific fact or not) or leave consumers with the perception (whether or not valid) that our products do not meet their health and wellness needs, resulting in adverse effects on our business, financial condition or results of operations.
Potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations can have an adverse impact on our business, financial condition or results of operations.
We and our subsidiaries are party to a variety of litigation, claims, legal or regulatory proceedings, inquiries and investigations, including but not limited to matters related to our advertising, marketing or commercial practices; product labels, the difference between the actual capacity of a container and the volume of product contained in such container (which is referred to as “slack fill”), claims and ingredients; our intellectual property rights; environmental, privacy, employment, tax and insurance matters; and matters relating to our compliance with applicable laws and regulations. We evaluate such matters to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses and establish reserves as we deem appropriate. These matters are inherently uncertain and there is no guarantee that we will be successful in defending ourselves in these matters, or that our assessment of the materiality of these matters and the likely outcome or potential losses and established reserves will be consistent with the ultimate outcome of such matters. In the event that management’s assessment of actual or potential claims and proceedings proves inaccurate or litigation, claims, proceedings, inquiries or investigations that are material arise in the future, there may be a material adverse effect on our business, financial condition or results of operations. Responding to litigation, claims, proceedings, inquiries, and investigations, even those that are ultimately non-meritorious, requires us to incur significant expense and devote significant resources, including the time and attention of our management, and may generate adverse publicity that damages our reputation or brand image, resulting in an adverse impact on our business, financial condition or results of operations.
We may be unable to successfully identify and execute or integrate acquisitions.
In December 2017 and October 2019, we acquired Inventure Foods and Kennedy, the DSD snacks business of Conagra, respectively. In addition, we have periodically acquired other businesses or business assets and we plan to selectively pursue acquisitions in the future to continue to grow and increase our profitability. Our acquisition strategy is based on identifying and acquiring brands with products that complement our existing products and identifying and acquiring brands in new categories and in new geographies for purposes of expanding our platform of snack foods. Although we regularly evaluate multiple acquisition candidates, we cannot be certain that we will be able to successfully identify suitable acquisition candidates, negotiate acquisitions of identified candidates on terms acceptable to us, or integrate acquisitions that we complete.
Our acquisition strategy involves numerous risks and uncertainties, including intense competition for suitable acquisition targets, which could increase valuations or adversely affect our ability to consummate deals on favorable or acceptable terms, the potential unavailability of financial resources necessary to consummate acquisitions in the future, the risk that we improperly value and price a target, the inability to identify all of the risks and liabilities inherent in a target company notwithstanding our due diligence efforts, the diversion of management’s attention from the operations of our business and strain on our existing personnel, increased leverage due to additional debt financing that may be required to complete an acquisition, dilution of our stockholder’s net current book value per share if we issue additional equity securities to finance an acquisition, difficulties in identifying suitable acquisition targets or in completing any transactions identified on sufficiently favorable terms and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions.
In addition, any future acquisitions may pose risks associated with entry into new geographic markets, including outside the United States, distribution channels, lines of business or product categories, where we may not have significant or any prior experience and where we may not be as successful or profitable as we are in businesses and geographic regions where we have greater familiarity and brand recognition. Potential acquisitions may also entail significant transaction costs and require a significant amount of management time, even where we are unable to consummate or decide not to pursue a particular transaction.
In addition, even when acquisitions, such as the acquisition of Inventure Foods and Kennedy, are completed, integration of acquired entities and business lines can involve significant difficulties, such as failure to achieve financial or operating objectives with respect to an acquisition, strain on our personnel, systems and operational and managerial controls and procedures, the need to modify systems or to add management resources, difficulties in the integration and retention of customers or personnel and the integration and effective deployment of operations or technologies, amortization of acquired assets (which would reduce future reported earnings), possible adverse short-term effects on cash flows or operating results, diversion of management’s attention from the operations of our business, integrating personnel with diverse backgrounds and organizational cultures, coordinating sales and marketing functions and failure to obtain and retain key personnel of an acquired business. Failure to manage these acquisition growth risks could have an adverse effect on us.

The geographic concentration of our markets may adversely impact us if we are unable to effectively diversify the markets in which we participate.
Our legacy business has been heavily concentrated in the Northeast and Mid-Atlantic regions of the United States. In recent years, however, through a series of acquisitions, we have expanded our geographic footprint to include locations across the United States. This expansion, however, is relatively recent and we remain subject to the risks associated with entry into new geographic markets, including failure to achieve financial or operating objectives with respect to the newly expanded regions. See “— We may be unable to successfully identify and execute or integrate acquisitions” for a summary of risks associated with our geographic expansion and acquisition strategy. Further, it is possible that the failure to effectively integrate acquired companies based in new geographic markets may frustrate our goal of diversifying our geographic presence, following which we may remain vulnerable to the financial risks associated with the lack of diversity.
We may not be able to attract and retain the highly skilled people we need to support our business.
We depend on the skills and continued service of key personnel, including our experienced management team. In addition, our ability to achieve our strategic and operating goals depends on our ability to identify, hire, train and retain qualified individuals. We also compete with other companies both within and outside of our industry for talented personnel, and we may lose key personnel or fail to attract, train and retain other talented personnel. Any such loss or failure may adversely affect our business or financial results. We may also lose the service of key personnel and significant portions of our workforce for extended periods of time due to pandemics, epidemics or other disease outbreaks.
Our ability to be successful following the Business Combination is also dependent upon the efforts of the Company Board and key personnel to operate a public company. We cannot assure you that the Company Board and our key personnel will be effective or successful or remain with us. In addition to the other challenges they will face, following the Business Combination such individuals may be unfamiliar with certain requirements of operating a public company, which could cause the our management to expend time and resources becoming familiar with such requirements.
Activities related to identifying, recruiting, hiring and integrating qualified individuals may require significant time and expense. We may not be able to locate suitable replacements for any members of the Company Board or key personnel who leave or suffer extended illness or disability, or offer employment to potential replacements on reasonable terms, each of which may adversely affect our business and financial results.
A portion of our workforce is represented by unions. Failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages, could cause our business to suffer.
Some of our employees are covered by collective bargaining agreements, and other employees may seek to be covered by collective bargaining agreements. Strikes or work stoppages or other business interruptions could occur if we are unable to renew these agreements on satisfactory terms or enter into new agreements on satisfactory terms or if we are unable to otherwise manage changes in, or that affect, our workforce, which could impair manufacturing and distribution of our products or result in a loss of sales, which could adversely impact our business, financial condition or results of operations. The terms and conditions of existing, renegotiated or new collective bargaining agreements could also increase our costs or otherwise affect our ability to fully implement future operational changes to enhance our efficiency or to adapt to changing business needs or strategy.
We license certain trademarks to sell branded specialty products under popular household names, such as T.G.I. Friday’s®, which may require us to pay minimum annual royalty payments to the licensor.
We license trademarks, which permit us to sell branded specialty products under popular household names. The terms of the license agreements typically include an obligation for us to pay a minimum annual royalty to the licensor. If we are unable to sell enough branded specialty products to exceed the minimum amount, we would be obligated to still pay the minimum annual royalty payments. If we are unable or unwilling to pay the minimum annual royalty payment, the licensor may be able to enforce the license agreement against us, and potentially terminate the license, which could have an adverse effect on our revenues and our results of operations.
We may not be successful in implementing our growth strategy, including without limitation, increasing distribution of our products, attracting new consumers to our brands, driving repeat purchase of our products, enhancing our brand recognition, and introducing new products and product extensions, in each case in a cost-effective manner, on a timely basis, or at all.
Our future success depends in large part on our ability to implement our growth strategy, including without limitation, increasing distribution of our products, attracting new consumers to our brands, driving repeat purchase of our products, enhancing our brand recognition and introducing new products and product extensions. Our ability to implement our growth strategy depends, among other things, on our ability to develop new products, identify and acquire additional product lines and businesses, secure shelf space from retail customers, increase customer and consumer awareness of our brands, enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of our products and compete with numerous other companies and products. We cannot assure you that we will be able to successfully implement our growth strategy and continue to maintain growth in our sales. If we fail to implement our growth strategy, our sales and profitability may be adversely affected.
Our continued success depends, to a large extent, on our ability to successfully and cost-effectively develop and innovate our product offerings in response to changing consumer preferences and trends with respect to forms, flavors, textures and ingredients. As such, the level of new product innovation and the speed to market with these innovations are critical components of our business. The development and introduction of new products requires substantial research and development and marketing expenditures, which we may be unable to recover if the new products do not achieve commercial success and gain widespread market acceptance. Such failures may arise if our new products do not reach the market in a timely manner or fail to align with consumer tastes, which may occur for many reasons, including our non-exclusive collaboration with third-party seasoning and flavor houses. Product innovation may also result in increased costs resulting from the use of new manufacturing techniques, capital equipment expenditures, new raw materials and ingredients, new product formulas and possibly new manufacturers. There may also be regulatory restrictions on the production and advertising of our new products, and our new products may cannibalize sales of our existing products. In addition, under-performance of new product launches may damage overall brand credibility with customers and consumers. Further, new products may not achieve success in the marketplace, due to lack of demand, failure to meet consumer tastes or otherwise. If we are unsuccessful in our product innovation efforts and demand for our products declines, our business would be negatively affected.
Impairment in the carrying value of goodwill or other intangible assets could have an adverse impact on our financial results.
The net carrying value of goodwill represents the fair value of acquired businesses in excess of identifiable assets and liabilities, and the net carrying value of other intangibles represents the fair value of trademarks, customer relationships, route intangibles and other acquired intangibles. Pursuant to GAAP, we are required to perform impairment tests on our goodwill and indefinite-lived intangible assets annually, or at any time when events occur, which could impact the value of our reporting unit or our indefinite-lived intangibles. These values depend on a variety of factors, including the success of our business, market conditions, earnings growth and expected cash flows. Impairments to goodwill and other intangible assets may be caused by factors outside our control, such as increasing competitive pricing pressures, changes in discount rates based on changes in cost of capital or lower than expected sales and profit growth rates. In addition, if we see the need to consolidate certain brands, we could experience impairment of our trademark intangible assets. During fiscal 2019, we recognized impairment charges of $0.1 million and $3.8 million for goodwill and trademarks, respectively. Significant and unanticipated changes in our business could require additional non-cash charges for impairment in a future period which may significantly affect our financial results in the period of such charge.

Our performance may be impacted by general economic conditions or an economic downturn.
An overall decline in economic activity could adversely impact our business and financial results. Economic uncertainty may reduce consumer spending as consumers make decisions on what to include in their food budgets. This could also result in a shift in consumer preference toward private label products and changes in consumer behavior to retail outlets that do not sell any, or a significant portion, of our products, such as hard discounters. Shifts in consumer spending could result in increased pressure from competitors or customers that may require us to increase promotional spending or reduce the prices of some of our products, or limit our ability to increase or maintain prices, which could lower our revenue and profitability.
Instability in financial markets may impact our ability, or increase the cost, to enter into new credit agreements in the future. Additionally, it may weaken the ability of our customers, suppliers, IOs, third- party distributors, banks, insurance companies and other business partners to perform their obligations in the normal course of business, which could expose us to losses or disrupt the supply of inputs we rely upon to conduct our business. If one or more of our key business partners fail to perform as expected or contracted for any reason, our business could be negatively impacted.
Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands.
We consider our intellectual property rights, particularly our trademarks, to be a significant and valuable aspect of our business. We protect our intellectual property rights through a combination of trademark, patent, copyright and trade secret protection, contractual agreements and policing of third-party misuses of our intellectual property. Our failure to obtain or adequately protect our intellectual property or any change in law that lessens or removes the current legal protections of our intellectual property may diminish our competitiveness and adversely affect our business and financial results.
Competing intellectual property claims that impact our brands or products may arise unexpectedly. Any litigation or disputes regarding intellectual property may be costly and time-consuming and may divert the attention of our management and key personnel from our business operations. We also may be subject to significant damages or injunctions against development, launch and sale of certain products. Any of these occurrences may harm our business and financial results.
Disruptions, failures or security breaches of our information technology infrastructure could have a negative impact on our operations.
Information technology is critically important to our business operations. We use information technology to manage all business processes including manufacturing, financial, logistics, sales, marketing and administrative functions. These processes collect, interpret and distribute business data and facilitate communication internally and externally with employees, suppliers, customers and others.
We are, or may become, the target of attempted cyber and other security threats. Therefore, we continuously monitor and update our information technology networks and infrastructure to prevent, detect, address and mitigate the risk of unauthorized access, misuse, computer viruses and other events that could have a security impact. We invest in industry standard security technology to protect our data and business processes against risk of data security breach and cyber-attack. Our data security management program includes identity, trust, vulnerability and threat management business processes as well as adoption of standard data protection policies. We measure our data security effectiveness through industry accepted methods and remediate significant findings. We maintain and routinely test backup systems and disaster recovery, along with external network security penetration testing by an independent third party as part of our business continuity preparedness. We also have processes in place to prevent disruptions resulting from the implementation of new software and systems of the latest technology.
While we have previously been subject to cyber-attacks and other security breaches, these incidents did not have a significant impact on our business operations. We believe our security technology tools and processes provide adequate measures of protection against security breaches and reduce cybersecurity risks. Nevertheless, despite continued vigilance in these areas, disruptions in or failures of information technology systems are possible and could have a negative impact on our operations or business reputation. Failure of our systems, including failures due to cyber-attacks that would prevent the ability of systems to function as intended, could cause transaction errors, loss of customers and sales, and could have negative consequences to our company, our employees and those with whom we do business. This in turn could have a negative impact on our financial condition and results of operations. In addition, the cost to remediate any damages to our information technology systems suffered as a result of a cyber-attack could be significant.
Improper use or misuse of social media may have an adverse effect on our business and financial results.
In recent years we have expanded our consumer outreach and communications through use of various social media platforms. However, misuse of social media platforms by individuals, customers, consumers, competitors, or employees may result in unfavorable media attention which could negatively affect our business. Further, our competitors are increasingly using social media platforms to market and advertise products. If we are unable to adequately develop and deploy social media accounts on such platforms it could adversely affect our financial results.
Climate change or legal, regulatory or market measures to address climate change may negatively affect our business and operations or damage our reputation.
There is concern that carbon dioxide and other greenhouse gases in the atmosphere have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. In the event that such climate change has a negative effect on agricultural productivity, we may be subject to decreased availability or less favorable pricing for certain commodities that are necessary for our products, such as potatoes, oil, flour, wheat, corn, cheese, spices, seasonings and packaging materials. Natural disasters and extreme weather conditions, such as a severe drought, hurricane, tornado, earthquake, wildfire or flooding, may disrupt the productivity of our facilities or the operation of our supply chain and unfavorably impact the demand for, or our consumers’ ability to purchase, our products.
Concern over climate change may result in new or increased regional, federal or global legal and regulatory requirements to reduce or mitigate the effects of greenhouse gases. In the event that such regulation is more stringent than current regulatory obligations or the measures that we are currently undertaking to monitor and improve our energy efficiency, we may experience disruptions in, or significant increases in our costs of, operation and delivery and be required to make additional investments in facilities and equipment or relocate our facilities. In particular, increasing regulation of fuel emissions can substantially increase the cost of energy, including fuel, required to operate our facilities’ production lines, or transport and distribute our products, thereby substantially increasing the distribution and supply chain costs associated with our products. As a result, the effects of climate change can negatively affect our business and operations.
In addition, any failure to achieve our goals with respect to reducing our impact on the environment or perception (whether or not valid) of our failure to act responsibly with respect to the environment or to effectively respond to new, or changes in, legal or regulatory requirements concerning climate change can lead to adverse publicity, resulting in an adverse effect on our business, reputation, financial condition or results of operations.
There is also increased focus, including by governmental and non-governmental organizations, investors, customers and consumers on these and other environmental sustainability matters, including deforestation, land use, climate impact and recyclability or recoverability of packaging, including plastic. Our reputation can be damaged if we or others in our industry do not act, or are perceived not to act, responsibly with respect to our impact on the environment.
Our debt instruments contain covenants that impose restrictions on our operations that may adversely affect our ability to operate our business if we fail to meet those covenants or otherwise suffer a default thereunder.
Our debt instruments require us to comply with certain covenants and terms which may limit our ability to enter into new acquisitions, licenses, mergers, and to take on new debt and sell assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz Brands Holdings ― Liquidity and Capital Resources” for a summary of our outstanding debt instruments. The terms of our debt instruments could adversely affect our operations and limit our ability to plan for or respond to changes in our business. These and other terms in the debt instruments have to be monitored closely for compliance and could restrict our ability to grow our business or enter into transactions that we believe will be beneficial to our business. If we are unable to comply with covenants in the agreements, commitments by the lenders thereunder may be terminated and the repayment of our indebtedness may be accelerated.
Increases in income tax rates, changes in income tax laws or disagreements with tax authorities can adversely affect our business, financial condition or results of operations.
Increases in income tax rates or other changes in income tax laws in the United States or any particular jurisdiction in which we operate can reduce our after-tax income from such jurisdiction and adversely affect our business, financial condition or results of operations. Existing tax laws in the United States have been and could in the future be subject to significant change. For example, in December 2017, the Tax Cuts and Jobs Act (the “TCJ Act”), was signed into law in the United States. While our accounting for the recorded impact of the TCJ Act is deemed to be complete, these amounts are based on prevailing regulations and currently available information, and additional guidance issued by the Internal Revenue Service (“IRS”), may continue to impact our recorded amounts in future periods. Additional changes in the United States tax regime, including changes in how existing tax laws are interpreted or enforced, can adversely affect our business, financial condition or results of operations.
We are also subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which we operate, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from our historical provisions and accruals, resulting in an adverse impact on our business, financial condition or results of operations.
The imposition or proposed imposition of new or increased taxes aimed at our products can adversely affect our business, financial condition or results of operations.
Certain jurisdictions in which our products are made, manufactured, distributed or sold have either imposed, or are considering imposing, new or increased taxes on the manufacture, distribution or sale of our products, ingredients or substances contained in, or attributes of, our products or commodities used in the production of our products. These tax measures, whatever their scope or form, could increase the cost of certain of our products, reduce consumer demand and overall consumption of our products, lead to negative publicity (whether based on scientific fact or not) or leave consumers with the perception (whether or not valid) that our products do not meet their health and wellness needs, resulting in adverse effects on our business, financial condition or results of operations.
Risks Related to the Ownership of our Securities
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of the Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Class A Common Stock. The Sponsor and Collier Creek’s independent directors own approximately 12.7% of the outstanding shares of the Class A Common Stock and the Continuing Members beneficially own 50.8% of the outstanding shares of Class A Common Stock. While the Sponsor, Collier Creek’s independent directors and the Continuing Members have agreed to be subject to certain restrictions regarding the transfer of the Class A Common Stock, these shares may be sold after the expiration of the applicable lock-up restrictions. We may file one or more registration statements, including the registration statement of which this prospectus is part, to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of the Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We are a holding company and our only material asset after the Closing of the Business Combination are our interest in Utz Brands Holdings, and we are accordingly dependent upon distributions made by our subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.
We are a holding company with no material assets other than our ownership of the Common Company Units and our managing member interest in Utz Brands Holdings. As a result, we have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of Utz Brands Holdings and its subsidiaries and the distributions we receive from Utz Brands Holdings. Deterioration in the financial condition, earnings or cash flow of Utz Brands Holdings and its subsidiaries for any reason could limit or impair Utz Brands Holdings’ ability to pay such distributions. Additionally, to the extent that we need funds and Utz Brands Holdings and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Utz Brands Holdings is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.
Utz Brands Holdings is intended to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Common Company Units. Accordingly, we will be required to pay income taxes on our allocable share of any net taxable income of Utz Brands Holdings. Under the terms of the Third Amended and Restated Limited Liability Company Agreement, Utz Brands Holdings is obligated to make tax distributions to holders of Common Company Units (including us) calculated at certain assumed tax rates. In addition to income taxes, we will also incur expenses related to our operations, including payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by Utz Brands Holdings (excluding payment obligations under the Tax Receivable Agreement). See the section entitled “Business Combination — Related Agreements — Tax Receivable Agreement.” We intend to cause Utz Brands Holdings to make ordinary distributions and tax distributions to holders of Common Company Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by us. However, as discussed below, Utz Brands Holdings’ ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of Utz Brands Holdings and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in Utz Brands Holdings’ debt agreements, or any applicable law, or that would have the effect of rendering Utz Brands Holdings insolvent. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.
Additionally, although Utz Brands Holdings generally will not be subject to any entity-level U.S. federal income tax, it may be liable under recent federal tax legislation for adjustments to its tax return, absent an election to the contrary. In the event Utz Brands Holdings’ calculations of taxable income are incorrect, Utz Brands Holdings and/or its members, including us, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.
We anticipate that the distributions it will receive from Utz Brands Holdings may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. See the section entitled “Business Combination — Related Agreements — Third Amended and Restated Limited Liability Company Agreement.”
Dividends on our Class A Common Stock, if any, will be paid at the discretion of the Company Board, which will consider, among other things, our available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy our obligations that will not be reimbursed by Utz Brands Holdings, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to its stockholders. In addition, Utz Brands Holdings is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Utz Brands Holdings (with certain exceptions) exceed the fair value of its assets. Utz Brands Holdings’ subsidiaries are generally subject to similar legal limitations on their ability to make distributions to Utz Brands Holdings. If Utz Brands Holdings does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.
Pursuant to the Tax Receivable Agreement, we are required to pay to Continuing Members and/or the exchanging holders of Common Company Units, as applicable, 85% of the tax savings that we realized as a result of increases in tax basis in Utz Brands Holdings’ assets as a result of the sale of Common Company Units for the Net Cash Consideration, the purchase and redemption of the common units and preferred units in the Continuing Members and the future exchange of the Common Company Units for shares of Class A Common Stock (or cash) pursuant to the Third Amended and Restated Limited Liability Company Agreement and certain other tax attributes of Utz Brands Holdings and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.
At the Closing, the Continuing Members sold Common Company Units for the Net Cash Consideration and may in the future exchange their Common Company Units, together with the surrender and cancellation of an equal number of shares of Class V Common Stock, for shares of our Class A Common Stock (or cash) pursuant to the Third Amended and Restated Limited Liability Company Agreement, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. In addition, we purchased common units and preferred units in the Continuing Members from UPA Seller, and the Continuing Members redeemed such units from us. These sales, purchases, redemptions and exchanges resulted in increases in our allocable share of the tax basis of the tangible and intangible assets of Utz Brands Holdings. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that we would otherwise be required to pay in the future had such sales and exchanges never occurred.
In connection with the Business Combination, we entered into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain tax benefits, if any, that we realize (or in certain cases is deemed to realize) as a result of these increases in tax basis and certain other tax attributes of Utz Brands Holdings and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are our obligations and not of Utz Brands Holdings. The actual increase in our allocable share of Utz Brands Holdings’ tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of our income. While many of the factors that will determine the amount of payments that we will make under the Tax Receivable Agreement are outside of our control, we expect that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section entitled “Business Combination — Related Agreements — Tax Receivable Agreement.”
In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits we realize or be accelerated.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us are disallowed, the Continuing Members and the exchanging holders will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by us, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.
Moreover, the Tax Receivable Agreement provides that, in the event that (i) we exercise our early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of the Company or Utz Brands Holdings occur (as described in the Third Amended and Restated Limited Liability Company Agreement), (iii) we, in certain circumstances, fail to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues until the later of 30 days following receipt by us of written notice thereof and 60 days following such final payment date or (iv) we materially breach any of our material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (iii), which breach continues without cure for 30 days following receipt by us of written notice thereof and written notice of acceleration is received by us thereafter (except that in the case that the Tax Receivable Agreement is rejected in a case commenced under bankruptcy laws, no written notice of acceleration is required), in the case of clauses (iii) and (iv), unless certain liquidity exceptions apply, our obligations under the Tax Receivable Agreement will accelerate and we will be required to make a lump-sum cash payment to the Continuing Members and/or other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that we realize subsequent to such payment because such payment would be calculated assuming, among other things, that we would have certain tax benefits available to us and that we would be able to use the potential tax benefits in future years.
There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we realize. Furthermore, our obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
Our Class A Common Stock and Warrants are currently listed on the NYSE. However, we cannot assure you that our securities will continue to be listed on the NYSE in the future. In order to continue listing our securities on the NYSE, we must maintain certain financial, share price and distribution levels. In addition to the listing requirements for our Class A Common Stock, the NYSE imposes listing standards on warrants. It is possible that our Class A Common Stock and Warrants will cease to meet the NYSE listing requirements.
If NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock and Warrants are listed on the NYSE, our Class A Common Stock and Warrants qualify as covered securities under the statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if our securities were no longer listed on the NYSE, our securities would not qualify as covered securities under the statute and we would be subject to regulation in each state in which we offer our securities.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Public Shares.
Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts cover us, or cease coverage of us, the market price and volume for our Class A Common Stock could be adversely affected.
The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of our results following the Business Combination.
Our operations and the operations of Utz Brands Holdings have not previously been managed on a combined basis. The pro forma financial information included in this prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Collier Creek’s and Utz Brands Holdings’ historical financial statements and certain adjustments and assumptions have been made regarding us after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this prospectus in respect of our estimated financial position and results of operations.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations following the Closing. Any potential decline in our financial condition or results of operations may cause significant variations in the trading price of our securities.
Delaware law, the Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Our Certificate of Incorporation and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company Board and therefore depress the trading price of our Class A Common Stock and Warrants. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Company Board or taking other corporate actions, including effecting changes in management. Among other things, the Certificate of Incorporation and Bylaws include provisions regarding:
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a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Company Board;

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the ability of the Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the limitation of the liability of, and the indemnification of, our directors and officers;

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the right of the Company Board to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company Board;

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the requirement that directors may only be removed from the Company Board for cause;

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the requirement that a special meeting of stockholders may be called only by the Company Board, the chairman of the Company Board or our chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

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controlling the procedures for the conduct and scheduling of the Company Board and stockholder meetings;

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the requirement for the affirmative vote of holders of (i) (a) at least 66 2∕3% or 80%, in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of our Certificate of Incorporation, and (ii) (a) at least 66 2∕3%, in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of our Bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

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the ability of the Company Board to amend the Bylaws, which may allow the Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company Board or management.
In addition, as a Delaware corporation, we will generally be subject to provisions of Delaware law, including the DGCL. Although we will elect not to be governed by Section 203 of the DGCL, certain provisions of the Certificate of Incorporation will, in a manner substantially similar to Section 203 of the DGCL, prohibit certain of our stockholders (other than certain stockholders who are specified in the Investor Rights Agreement) who hold 15% or more of our outstanding capital stock from engaging in certain business combination transactions with us for a specified period of time unless certain conditions are met. See the section entitled “Description of Securities — Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law.”

Any provision of the Certificate of Incorporation, Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for the our Common Stock.
In addition, the provisions of the Investor Rights Agreement, as described below, provide the stockholders party thereto with certain board rights which could also have the effect of delaying or preventing a change in control.
The Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.
The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, agents or stockholders to us or our stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against us or any of our current or former directors, officers, other employees, agents or stockholders (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against us or any of our current or former directors, officers, other employees, agents or stockholders governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.
This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Certain of our significant stockholders and Utz Brand Holdings members whose interests may differ from those of our Public Stockholders will have the ability to significantly influence our business and management.
Pursuant to the Investor Rights Agreement that we entered into with the Sponsor, the Founder Holders, the Sponsor Representative, the Continuing Members and the independent directors of Collier

Creek at the Closing in connection with the Business Combination, we agreed to nominate five designees by each of the Sponsor and the Continuing Members, respectively, to serve on the Company Board for so long as each of them and their respective affiliates and specified family members beneficially own certain specified percentages of certain economic interests in us and Utz Brands Holdings held as of the Closing, without duplication. Accordingly, the Continuing Members and the Sponsor will be able to significantly influence the approval of actions requiring Company Board approval through their voting power. Such stockholders will retain significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, the Continuing Members and the Sponsor could influence whether acquisitions, dispositions and other change of control transactions are approved. Additionally, for so long as the Continuing Members hold at least 50% of the economic interests held in us and Utz Brands Holdings as of Closing (without duplication) they will have consent rights over certain material transactions with respect to us and our subsidiaries, including Utz Brands Holdings.
The Certificate of Incorporation does not limit the ability of the Sponsor to compete with us.
The Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the financial services and technology industries. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. The Certificate of Incorporation provides that none of the Sponsor, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The Sponsor and its affiliates also may pursue, in their capacities other than as members of the Company Board, acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.
Our business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Class A Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We agreed to indemnify our officers and directors to the fullest extent permitted by law. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

You may only be able to exercise your Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of Class A Common Stock from such exercise than if you were to exercise such Warrants for cash.
The Warrant Agreement provides that in certain circumstances Public Warrants Holders and holders of Forward Purchase Warrants who seek to exercise their Warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act. If the shares of Class A Common Stock subject to a Warrant at the time of exercise of such Warrant are not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option require Public Warrant Holders and holders of Forward Purchase Warrants who exercise their Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule). If a Public Warrant Holder or holder of Forward Purchase Warrants exercises its Warrants on a cashless basis, such holder would pay the warrant exercise price by surrendering all such Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying such Warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (as defined in the next sentence) over the exercise price of such Warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, a Public Warrant Holder or holder of Forward Purchase Warrants would receive fewer shares of Class A Common Stock from such exercise than if such Public Warrant Holder or holder of Forward Purchase Warrants were to exercise such Warrants for cash.
The grant of registration rights to certain of our stockholders and holders of our Warrants and the future exercise of such rights may adversely affect the market price of our Class A Common Stock.
The Investor Rights Agreement entered into between us, the Continuing Members, the Sponsor, the Founder Holders, the Sponsor Representative and certain independent directors of Collier Creek, replacing the Original Registration Rights Agreement. Pursuant to the Investor Rights Agreement, the Continuing Members and the Sponsor, and, in each case, their permitted transferees will have customary registration rights (including demand and piggy-back rights, subject to cooperation and cut-back provisions) with respect to (i) the Class A Common Stock (including the Class A Common Stock issued pursuant to the Third Amended and Restated Limited Liability Company Agreement upon exchange of the Common Company Units along with the surrender and cancellation of a corresponding number of shares of the Class V Common Stock for the Class A Common Stock), (ii) Private Placement Warrants and the Class A Common Stock issuable upon exercise of the Private Placement Warrants, and (iii) any of our Common Stock or common stock of any of our subsidiaries issued or issuable with respect to the securities referred to in clause (i) and (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. Further, pursuant to the Forward Purchase Agreements, we agreed that we will use our reasonable best efforts (i) to file within 30 days after the closing of the Business Combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A Common Stock), (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until the earlier of  (a) the date on which the Sponsor and all of the independent directors cease to hold the securities covered thereby, and (b) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act. In addition, the Forward Purchase Agreements provide these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Class A Common Stock.

We may amend the terms of the Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants and Forward Purchase Warrants. As a result, the exercise price of your Public Warrants could be increased, the exercise period could be shortened and the number of shares of Class A Common Stock purchasable upon exercise of a Warrant could be decreased, all without your approval.
Our Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants and Forward Purchase Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants and Forward Purchase Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants and Forward Purchase Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants and Forward Purchase Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Warrants. Following effectiveness of this Registration Statement on Form S-1, or another registration statement covering the resale of the Forward Purchase Warrants and the Class A Common Stock underlying such Forward Purchase Warrants, the Public Warrants and the Forward Purchase Warrants, will vote together as a single class on all matters submitted to a vote of the holders of the Warrants.
We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant, provided that the last sale price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which notice of such redemption is given. We will not redeem the Warrants unless an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.
In addition, we may redeem your Warrants after they become exercisable for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Common Stock had your Warrants remained outstanding.
Our Warrants may have an adverse effect on the market price of our Class A Common Stock.
We issued Public Warrants to purchase 14,666,666 shares of our Class A Common Stock as part of the units offered in the IPO and, simultaneously with the closing of the IPO, we issued in a private placement an aggregate of 7,200,000 Private Placement Warrants, each exercisable to purchase one Class A Common Stock at $11.50 per share. Simultaneously with the Closing of the Business Combination, we also issued

1,166,666 Forward Purchase Warrants pursuant to the Forward Purchase Agreements. Such Warrants, when exercised, will increase the number of issued and outstanding Class A Common Stock and may reduce the value of the Class A Common Stock.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Compliance obligations under the Sarbanes-Oxley Act require substantial financial and management resources.
As a privately held company, Utz Brands Holdings was not subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The development of the internal control system to achieve compliance with the Sarbanes-Oxley Act may impose obligations on us.
The Continuing Members collectively hold more than 50% of the voting power of our Common Stock. The NYSE may consider us to be a “controlled company” within the meaning of the NYSE rules and, as a result, we may qualify for exemptions from certain corporate governance requirements.
The Continuing Members will collectively hold more than 50% of the voting power of our Common Stock. As a result, the NYSE may consider us to be a “controlled company” within the meaning of the

NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that:
•
it have a board that includes a majority of “independent directors,” as defined under the rules of the NYSE;

•
it have a compensation committee of the board that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
it have a nominating and corporate governance committee of the board that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We do not intend to utilize these exemptions and intends to comply with the corporate governance requirements of the NYSE, subject to applicable phase-in rules. However, if we determine in the future to utilize some or all of these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

USE OF PROCEEDS
All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $264,883,318 from the exercise of all Public Warrants, Private Placement Warrants and Forward Purchase Warrants assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.
The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY
The Company Board has adopted a dividend policy, pursuant to which we will make quarterly dividends on the Class A Common Stock, to the extent the Company Board determines that we have available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy our obligations that will not be reimbursed by Utz, taxes and under the Tax Receivable Agreement, and any restrictions contained in any applicable bank financing agreement by which we or our subsidiaries are bound. The Company Board expects to declare and pay a dividend on the outstanding shares of Class A Common Stock in an aggregate amount of no less than $0.20 per share of Class A Common Stock, per annum, with respect to the four fiscal quarters immediately following Closing (such dividend amount subject to adjustment for stock splits, reverse splits and other similar matters).
Notwithstanding the foregoing, we will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. We are a holding company without any direct operations and have no significant assets other than our ownership interest in Utz Brands Holdings. Accordingly, our ability to pay dividends depends upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us. For example, the ability of our subsidiaries to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by the terms of the agreements governing our outstanding indebtedness. The declaration and payment of dividends is also at the discretion of the Company Board and depends on various factors including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by the Company Board.
In addition, under Delaware law, the Company Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives effect to the Business Combination consummated on August 28, 2020, as defined below, as if it was completed on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 give pro forma effect to the Business Combination as if it was completed on January 1, 2019. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on June 30, 2020, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the combined company would have been had the Business Combination taken place on January 1, 2019, nor are they indicative of the results of operations of the combined company for any future period. The unaudited pro forma condensed combined financial information should be read in conjunction with the following:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited financial statements of Collier Creek as of, and for the year ended, December 31, 2019, included in this prospectus;

•
the historical unaudited financial statements of Collier Creek as of, and for the six months ended, June 30, 2020, included in this prospectus;

•
the historical audited financial statements of UM-U Intermediate, LLC (“UM-U”) and Subsidiaries and Affiliates, subsequently renamed Utz Brands Holdings, LLC, the direct parent of Utz Quality Foods, LLC, (collectively, “Utz”) as of, and for the fiscal year ended, December 29, 2019, included in this prospectus;

•
the historical unaudited financial statements of Utz as of, and for the thirteen and twenty-six weeks ended, June 28, 2020, included in this prospectus;

•
the historical audited abbreviated financial statements of Kennedy Endeavors, LLC as of, and for the fiscal year ended, May 26, 2019, and the unaudited abbreviated financial statements as of and for the three months ended August 25, 2019, included in this prospectus; and

•
the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz Brands Holdings” included in this prospectus.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination. It has been prepared in accordance with Article 11 of Regulation S-X and is for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the combined company.
The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined entity upon completion of the Business Combination. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements and described in the notes thereto reflect, among other things, the completion of the Business Combination, transaction costs in connection with the Business Combination, and the impact of certain pro forma adjustments (and their tax effect at the estimated effective income tax rate applicable to such adjustments).
On June 5, 2020, Collier Creek, Utz and the Continuing Members entered into the Business Combination Agreement. Pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, at the Closing, (a) Collier Creek effected the Domestication, and (b) we consummated the Business Combination. Considering actual shareholder redemptions and vesting of Restricted Sponsor Shares and Retained Restricted Company Units in connection with the Closing, Collier Creek acquired 49.2% of the economic interests in Utz Brands Holdings and 100% of the managing member interests of Utz Brands Holdings, whereas the Continuing Members retained 50.8% of the economic interests in Utz Brands Holdings and received our Class V Common Stock that is commensurate with the economic interests retained by the Continuing Members in Utz Brands Holdings at the Closing.
The unaudited pro forma condensed combined financial statements are presented based on actual shareholder redemptions of 5,950 Class A Ordinary Shares at a price of approximately $10.29 per share. The cash amount after Redemptions was sufficient to permit Collier Creek to satisfy the Minimum Cash Condition of the Business Combination. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under the provisions of ASC Topic 805, Business Combinations (“ASC 805”) on the basis of Collier Creek as the accounting acquirer and Utz Brands Holdings as the accounting acquiree.
The following summarizes the ownership of Class A Common Stock of the Company at Closing, including, for the Continuing Members, those shares of Class A Common Stock issuable upon exchange of the Continuing Members’ Common Company Units (together with the surrender and cancellation of an equal number of shares of Class V Common Stock) into our Class A Common Stock:
	Shares	%
Collier Creek’s Public Shareholders, less Shareholder Redemption(1)	43,994,050	36.5%
Sponsor and Collier Creek’s Independent Directors (including Forward Purchases)(2)(3)	15,375,000	12.7%
Continuing Members(4)	61,249,000	50.8%
Closing Shares	120,618,050	100%

(1)
Reflects 5,950 Public Shares which were redeemed by shareholders in connection with the Business Combination at a price of approximately $10.29 per share.

(2)
Includes 9,875,000 shares of Class A Common Stock issued upon conversion of the existing Collier Creek Class B Ordinary Shares in connection with the Domestication. Includes 2,000,000 shares of Class A Common Stock that were issued upon the automatic conversion of the Class B Common Stock concurrently with the consummation of the Business Combination due to the satisfaction of the performance conditions required for the conversion of all Restricted Sponsor Shares at Closing.

(3)
Includes 3,500,000 shares of our Class A Common Stock issued to Collier Creek’s Sponsor and independent directors in connection with the Forward Purchase Agreements.

(4)
Represents 57,765,978 shares of Class A Common Stock issuable upon the exchange of Common Company Units (together with the cancellation of the same number of shares of Class V Common Stock) and 3,483,022 shares of Class A Common Stock issuable upon the exchange of Common Company Units (together with the surrender and cancellation of the same number of shares of Class V Common Stock) that were issued from the vesting of the Restricted Company Units held by the Continuing Members due to the satisfaction of the performance conditions required for the vesting of all Restricted Company Units at Closing.

The unaudited pro forma condensed combined financial information presents Class A Common Stock ownership as if the Business Combination was completed on the pro forma balance sheet date of June 30, 2020. As the share price of Collier Creek was approximately $13.70 as of June 30, 2020, which was lower than $15.00, the unaudited pro forma condensed combined financial information assumes the vesting of 50% of the Restricted Sponsor Shares and Restricted Company Units, resulting in a 50.5% noncontrolling interest retained by the Continuing Members in the unaudited pro forma condensed combined financial information. Refer to tickmark (ee) to Note 3 for further discussion of the Restricted Sponsor Shares and Restricted Company Units.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the Business Combination occurred on the dates indicated or the future results that we will experience. Utz and Collier Creek have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements. We will incur additional costs after the Business Combination is consummated in order to satisfy our obligations as a public company registrant. In addition, we adopted the Equity Incentive Plan, which was approved by Collier Creek’s shareholders on August 27, 2020, in order to attract and retain employees, consultants and independent directors. No adjustments to the unaudited pro forma statement of operations have been made for these items as such amounts are not yet known.
The combined pro forma financial information does not reflect the realization of any expected synergies from Utz’s acquisitions of Kennedy in fiscal 2019 and Kitchen Cooked in fiscal 2020, or incremental public company costs from the Business Combination. We estimate that synergies from the elimination of certain procurement, manufacturing, logistics, and selling and administrative expenses will result in annual combined integration-related cost savings of approximately $7.0 million from the acquisitions of Kennedy and Kitchen Cooked. In addition, we estimate we will incur incremental annual public company costs of approximately $3.0 million following the Business Combination. Although we believe that such synergies will be realized and incremental costs will be incurred, there can be no assurance that such synergies or cost estimates will be achieved, and therefore they have not been included as adjustments in the pro forma information.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
JUNE 30, 2020
(amounts in millions)	Collier Creek Holdings (Historical as of 6/30/20)	Utz Brands Holdings, LLC and Subsidiaries and Affiliates (Formerly UM-U Intermediate, LLC, as of 6/28/20)	Pro Forma Adjustments	Footnote Reference	Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$—	$10	$453	(a)	$13
			(378)	(g), (k)
			(47)	(b), (c)
			35	(i)
			(60)	(j)
Accounts receivable, net	—	123	—		123
Inventories, net	—	54	3	(o)	57
Prepaid and other assets	—	6	—		6
Current portion of notes receivable	—	7	—		7
Total current assets	$—	$200	$6		$206
Goodwill	—	207	66	(d)	345
			72	(o)
Intangible assets, net	—	185	713	(o)	898
Property, plant and equipment, net	—	166	105	(o)	271
Non-current portion of notes receivable	—	25	—		25
Marketable securities held in Trust Account	453	—	(453)	(a)	—
Other assets	—	8	—		8
Total assets	$453	$791	$509		$1,753
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$56	$—		$56
Accrued expenses	2	50	(3)	(c)	49
Current portion of other notes payable	—	9	—		9
Current portion of term debt	—	6	—		6
Total current liabilities	$2	$121	$(3)		$120
Long-term liabilities:
Non-current portion of term debt	—	632	(231)	(g)	401
Deferred underwriting commissions and legal fees	16	—	(16)	(b)	—
Non-current portion of other notes payable	—	28	—		28
Non-current accrued expenses and other	—	26	(16)	(l)	48
			38	(m)
Deferred tax liability	—	22	41	(h)	63
Total liabilities	$18	$829	$(187)		$660
Commitments and contingencies:
Class A ordinary shares, 0.0001 par value; 41,835,134 shares subject to possible redemption at $10.29 per share at June 30, 2020	430	—	(430)	(e)	—
See accompanying notes to the unaudited pro forma condensed combined financial information

(amounts in millions)	Collier Creek Holdings (Historical as of 6/30/20)	Utz Brands Holdings, LLC and Subsidiaries and Affiliates (Formerly UM-U Intermediate, LLC, as of 6/28/20)	Pro Forma Adjustments	Footnote Reference	Combined Pro Forma
Shareholders’ Equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 2,164,866 shares issued and outstanding (excluding 41,835,134 shares subject to possible redemption) at June 30, 2020	—	—	—	(e), (f), (k), (j)	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 11,875,000 shares issued and outstanding as of June 30, 2020	—	—	—	(f)	—
Additional paid-in capital	—	—	430	(e)	529
	—	—	35	(i)
			48	(p)
	—	—	16	(l)
Retained Earnings	5	—	(8)	(c)	(3)
Members deficit	—	(32)	(20)	(b), (c)	—
			(8)	(g)
			60	(d)
Accumulated other comprehensive loss	—	(6)	6	(d)	—
Total Collier Creek’s shareholders equity and UM-U’s members; deficit	$5	$(38)	$—		$—
Total shareholders’ equity	$—	$—	$559		$526
Noncontrolling interest	$—	$—	$567	(n)	$567
Total equity	$5	$(38)	$1,126		$1,093
Total liabilities and equity	$453	$791	$509		$1,753
See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS FOR
SIX MONTHS ENDED JUNE 30, 2020
(amounts in millions, except for per share information)	Collier Creek Holdings (Historical for the six months ended 6/30/20)	Utz Brands Holdings, LLC and Subsidiaries and Affiliates (Formerly UM-U Intermediate, LLC, for the twenty-six weeks ended 6/28/20)	Pro Forma Adjustments	Footnote Reference	Combined Pro Forma
Net sales	—	470	—		470
Cost of goods sold	—	305	4	(gg)	309
Gross Profit	—	165	(4)		161
Selling and administrative expenses
Selling	—	98	1	(gg)	99
Administrative	2	38	(9)	(bb)	51
			20	(gg)
Total selling and administrative expenses	2	136	12		150
Gain on sale of assets
Gain on disposal of property, plant and equipment	—	—	—		—
Gain on sale of routes, net	—	1	—		1
Total gain on sale of assets	—	1	—		1
(Loss) income from operations	(2)	30	(16)		12
Other income (expense)
Interest income (expense)	2	(20)	(2)	(aa)	(13)
			7	(cc)
Other income (expense), net	—	1	—		1
Other income (expense), net	2	(19)	5		(12)
Income (loss) before taxes	—	11	(11)		—
Income tax expense (benefit)	—	3	(4)	(dd)	(1)
Net income (loss)	—	8	(7)		1
Net income (loss) attributable to noncontrolling interest	—	—	—	(ff)	—
Net income (loss) attributable to controlling interest	—	8	(7)		1
Other comprehensive income
Interest rate swap	—	(8)	—		(8)
Comprehensive (loss) income	—	—	(7)		(7)
Earnings per Share
Weighted average shares outstanding of Class A ordinary shares/Common Stock, basic	44,000,000		14,369,050	(ee)	58,369,050
Basic net income per share, Class A	0.04				0.02
Weighted average shares outstanding of Class A ordinary shares/Common Stock, diluted	44,000,000		18,067,833	(ee)	62,067,833
Diluted net income per share, Class A	0.04				0.02
Weighted average shares outstanding of Class B ordinary shares/Common Stock	11,875,000		(11,875,000)	(ee)	—
Basic and diluted net loss per share, Class B	(0.15)				—
See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED
COMBINED STATE OF OPERATIONS FOR
YEAR ENDED DECEMBER 31, 2019
(Amounts in millions, except for per share information)	Collier Creek Holdings (Historical for the year ended 12/31/19)	Utz Brands Holdings, LLC and Subsidiaries and Affiliates (Formerly UM-U Intermediate, LLC, for the fiscal year ended 12/29/19)(A)	Pro Forma Adjustments	Footnote Reference	Combined Pro Forma
Net sales	—	866	—		866
Cost of goods sold	—	579	11	(gg)	590
Gross Profit	—	287	(11)		276
Selling and administrative expenses
Selling	—	184	2	(gg)	186
Administrative	1	71	—	(bb)	114
			42	(gg)
Total selling and administrative expenses	1	255	44		300
Gain on sale of assets
Gain on disposal of property, plant and equipment	—	6	—		6
Gain on sale of routes, net	—	7	—		7
Total gain on sale of assets	—	13	—		13
(Loss) income from operations	(1)	45	(55)		(11)
Other income (expense)
Interest income (expense)	9	(55)	(9)	(aa)	(29)
			26	(cc)
Other (expense) income, net	—	(1)	—		(1)
Other income (expense), net	9	(56)	17		(30)
Income (loss) before taxes	8	(11)	(38)		(41)
Income tax expense (benefit)	—	3	(10)	(dd)	(7)
Net income (loss)	8	(14)	(28)		(34)
Net income (loss) attributable to noncontrolling interest	—	(3)	24	(ff)	21
Net income (loss) attributable to controlling interest	8	(17)	(4)		(13)
Other comprehensive income
Interest rate swap	—	1	—		1
Comprehensive income (loss)	8	(16)	(4)		(12)
Earnings per Share
Weighted average shares outstanding of Class A ordinary shares/Common Stock, basic	44,000,000		14,369,050	(ee)	58,369,050
Basic net income (loss) per share, Class A	0.20				(0.22)
Weighted average shares outstanding of Class A ordinary shares/Common Stock, diluted	44,000,000		18,067,833	(ee)	62,067,833
Diluted net income (loss) per share, Class A	0.20				(0.22)
Weighted average shares outstanding of Class B ordinary shares/Common Stock	11,875,000		(11,875,000)	(ee)	—
Basic and diluted net loss per share, Class B	(0.08)				—

(A)
Represents pro forma combined results of operations which give effect to the acquisitions of Kennedy and Kitchen Cooked. Refer to Note 4 for pro forma statement of operations adjustments made to Utz.

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Description of the Business Combination
Basis of presentation
The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for using the acquisition method of accounting with Collier Creek as the acquiring entity. Under the acquisition method of accounting, Collier Creek’s assets and liabilities will retain their carrying values and the assets and liabilities associated with Utz will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.
The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Collier Creek, which was determined to be the accounting acquirer.
ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation. If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer.
The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact on the statement of operations. Further, one-time transaction-related expenses incurred prior to, or concurrently with the consummation of the Business Combination are not included in the unaudited pro forma condensed combined statements of operations. The impact of such transaction expenses incurred prior to the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as reductions to liabilities and a decrease to cash, whereas such transaction expenses incurred concurrently with the consummation of the Business Combination are reflected as an adjustment to retained earnings or members deficit and a decrease to cash. Such transaction expenses incurred and paid by Utz prior to the Business Combination have been adjusted as part of the Utz equity close out adjustment mentioned in Note 2, tickmark (d).
In conjunction with the consummation of the Business Combination, Collier Creek has adopted Utz’s accounting policies. As a result of the adoption, there are no significant changes in accounting policies expected and no pro forma adjustments related to the alignment of the accounting policies of Collier Creek and Utz. The combined company has adopted the fiscal year end date of Utz.
Description of Business Combination
On June 5, 2020 Collier Creek and Utz entered into an agreement for a business combination pursuant to which existing equity holders of Utz received a combination of cash and non-economic voting Class V

Common Stock in the continuing public company and retained approximately 50.5% of the economic interests in Utz. The Business Combination is structured as a customary Up-C transaction, whereby the Continuing Members own equity in Utz and hold direct voting rights in Collier Creek.
Pursuant to and in connection with the Business Combination, the following transactions occurred:
•
the Domestication;

•
the Forward Purchases; and

•
our adoption of the Equity Incentive Plan.

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Domestication and the Business Combination.
The table below represents the sources and uses of funds as it relates to the Business Combination as if the Business Combination had closed on June 30, 2020:
Sources and Uses (in millions)
Sources		Uses
Collier Creek Cash Held in Trust, less Shareholder Redemptions(1)	$453	Debt Paydown + Prepayment Fees(3)	$239
Collier Creek Forward Purchase Agreement(2)	35	UPA Seller Preferred Units Acquisition(4)	139
		Cash Consideration to Existing Utz Owners(5)	60
		Transaction Fees(6)	50
Total Sources	$488	Total Uses	$488

(1)
Represents the amount of the restricted investments and cash held in the Trust Account of Collier Creek, which holds the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes upon consummation of the Business Combination. This amount also excludes the cash remitted to Collier Creek shareholders due to the redemptions of 5,950 Class A Ordinary Shares which were redeemed at a price of approximately $10.29 per share.

(2)
Represents the proceeds from the Forward Purchase Agreements entered into on September 7, 2018 with the Sponsor and Collier Creek’s independent directors to provide for the purchase of an aggregate of 3,500,000 shares of Class A Common Stock, plus an aggregate of 1,166,666 Forward Purchase Warrants to purchase one share of Class A Common Stock at $11.50 per share, for an aggregate purchase price of $35 million, or $10.00 per share of Class A Common Stock, in a private placement that closed concurrently with the closing of the Business Combination.
(3)
Represents the amount of existing Utz term debt that the combined company paid down upon the Closing of the Business Combination. This cash was applied to pay down the Secured First Lien Note, fund the 2.0% prepayment penalty (approximately $3 million) due on the Secured First Lien Note, and pay down the First Lien Term Loan. No modifications to the terms of Utz remaining term debt occurred as part of the Business Combination. As of the closing of the Business Combination, an additional $1 million of funds was used to settle the interest accrued after the pro forma balance sheet date.

(4)
Represents the amount to purchase, from UPA Seller, the preferred units in the Continuing Members as of the Closing (which includes $125 million plus approximately $14 million of preferred return and early redemption costs), which was used by Collier Creek to acquire 100% of the preferred units in the Continuing Members owned by UPA Seller (which was immediately redeemed by the Continuing Members, in exchange for a portion of the Common Company Units and Restricted Company Units in Utz acquired by Collier Creek).

(5)
Represents $60 million paid by Collier Creek to the Continuing Members and UPA Seller for the acquisition of a portion of the Common Company Units and Restricted Company Units in Utz acquired by Collier Creek (including through the redemption of UPA Seller’s common units in the Continuing Members held by UPA Seller).

(6)
Represents the total estimated transaction fees and expenses incurred by Collier Creek and Utz as part of the Business Combination as of Closing.

Note 2 — Unaudited pro forma condensed combined balance sheet adjustments
The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:
(a)
Represents the release of cash held in the Trust Account that becomes available to fund the Business Combination after shareholder redemptions, as discussed in item (1) to the Sources and Uses table above.

(b)
Represents payment of deferred underwriters’ and legal fees from the IPO, payable at the consummation of the Business Combination.

(c)
Reflects the payment of acquisition-related transaction costs incurred by Collier Creek and Utz (see Note 1 — Description of the Business Combination), excluding deferred underwriters’ fees from the IPO included in item (b). These costs are expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects these costs that were paid concurrently with the consummation of the Business Combination as a reduction of cash, with a corresponding adjustment in retained earnings, members deficit, and accrued expenses. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are directly related to the Business Combination and will be nonrecurring.

(d)
Represents the close out of the equity of Utz that is adjusted to goodwill.

(e)
Represents the reclassification of the Public Shares which were not redeemed by the Public Shareholders and the conversion of those Public Shares to Class A Common Stock in connection with the Business Combination.

(f)
Represents the conversion of Class B Ordinary Shares to Class A Common Stock in connection with the Business Combination, including shares of Class A Common Stock that are issued upon the automatic conversion of the Class B Ordinary Shares concurrently with the consummation of the Business Combination. There are 2,000,000 Class B Ordinary Shares which convert into our Series B-1 Common Stock and Series B-2 Common Stock of in accordance with the Sponsor Side

Letter Agreement, of which 1,000,000 Series B-1 Common Stock were converted as of the pro forma balance sheet date of June 30, 2020.
(g)
Reflects the paydown of Utz’s existing indebtedness as it relates to the Secured First Lien Note and First Lien Term Loan in conjunction with the consummation of the Business Combination. The Secured First Lien Note has a prepayment penalty of 2.0%, or approximately $3 million, which has been reflected as a reduction to cash and an adjustment to members deficit in the pro forma condensed combined balance sheet. The reduction in long-term debt balance due to paydown is offset by a write off of unamortized debt issuance costs which has been adjusted to members deficit. This is reflected in the table below:

Long term debt, net of current portion adjustment
(in millions)
Debt paydown on Utz Secured First Lien Note	$(125)
Debt paydown on Utz First Lien Term Loan	$(112)
Less: Unamortized debt issuance costs	$6
Total long-term debt, net of current portion adjustment	$(231)

(h)
Represents adjustments to reflect applicable deferred tax. Refer to tickmark (o) for the purchase price allocation. The deferred taxes are primarily related to the difference between the financial statement and tax basis in the Utz partnership interests. This basis difference primarily results from the Business Combination where Collier Creek recorded a fair market value basis on all assets for financial accounting purposes and a fair value step-up on a portion of the assets for income tax purposes. The $41 million adjustment related to the deferred tax liability, representing a gross deferred tax asset of $10 million offset by a $51 million valuation allowance, is assuming: (1) Utz’s GAAP balance sheet as of June 28, 2020 adjusted for the pro forma entries described herein, (2) estimated tax basis as of June 28, 2020 adjusted for the pro forma entries described herein, (3) a valuation allowance of $51 million, (4) a constant federal income tax rate of 21.0% and a state tax rate of 4.4%, and (5) no material changes in tax law. The recorded valuation allowance relates to a portion of Collier Creek’s tax basis in excess of GAAP basis in its Utz limited liability company interests for which Collier Creek believes it is not more likely than not that it will realize a tax benefit in the future.

(i)
Represents the impact of the Forward Purchase Agreements to provide for the purchase of an aggregate of 3,500,000 Forward Purchase Shares, plus an aggregate of 1,166,666 Forward Purchase Warrants to purchase one share of Class A Common Stock at $11.50 per share, for an aggregate purchase price of $35 million, or $10.00 per share of Class A Common Stock, in a private placement that closed concurrently with the closing of the Business Combination. The proceeds of the sales of the Forward Purchase Shares and Forward Purchase Warrants are part of the Business Combination Consideration.

(j)
Represents $60 million paid by Collier Creek to the Continuing Members and UPA Seller for the acquisition of a portion of the Common Company Units and Restricted Company Units in Utz acquired by Collier Creek (including through the redemption of UPA Seller’s common units in the Continuing Members held by UPA Seller). This adjustment is recorded to reduce cash with corresponding impact recorded to goodwill. Refer to tickmark (o) for the purchase price allocation.

(k)
Represents the expected amount to purchase, from UPA Seller, the preferred units in the Continuing Members as of the Closing (which includes $125 million plus approximately $14 million of preferred return and early redemption costs), which was used by Collier Creek to acquire 100% of the preferred units in the Continuing Members owned by UPA Seller (which were immediately redeemed by the Continuing Members, in exchange for a portion of the Common Company Units and Restricted Company Units in Utz acquired by Collier Creek).

(l)
Represents the reclassification from liability to equity of the value of outstanding awards of active participants under the 2018 LTIP, calculated at June 30, 2020 in accordance with ASC 718. As a result of the Business Combination of Utz and Collier Creek and the election to convert to restricted stock units, these awards are no longer to be settled for cash and were converted into 2020 LTIP RSUs that were issued under the 2020 LTIP at the Closing of the Business Combination.
(m)
Under the terms of the Tax Receivable Agreement, we generally will be required to pay to the Continuing Members 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize in certain circumstances as a result of (i) certain increases in tax basis resulting from the Business Combination, (ii) certain tax attributes of Utz existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under the Tax Receivable Agreement. We generally will retain the benefit of the remaining 15% of the applicable tax savings. The $38 million adjustment related to the tax receivable agreement assumes: (1) $199 million of cash paid to the equityholders of Utz immediately prior to Closing, (2) a share price equal to $10.29 per share, (3) a constant federal income tax rate of 21.0% and a state tax rate of 4.4%, (4) no material changes in tax law, (5) the ability to utilize tax attributes and (6) future payments under the Tax Receivable Agreement. The adjustments to the Tax Receivable Agreement have been recorded as an adjustment to goodwill. We anticipate that we will account for the income tax effects resulting from future taxable exchanges of Common Company Units by the Continuing Members for shares of Class A Common Stock or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, we will evaluate the likelihood that we will realize the benefit represented by the deferred tax asset, and, to the extent that we estimate that it is more likely than not that we will not realize the benefit, We will reduce the carrying amount of the deferred tax asset with a valuation allowance.

(n)
The adjustment represents the fair market value of non-controlling interest of 57,765,978 non-voting economic interest Common Company Units of Utz retained by the Continuing Members and an equal number of shares of our Class V Common Stock that provide the Continuing Members with one vote per share, for each Common Company Unit the Continuing Members own based on the organization structure as a result of the Business Combination. Refer to tickmark (o) for details of the purchase considerations and the purchase price allocation.

(o)
Represents the adjustment for the estimated preliminary purchase price allocation for the Utz business resulting from the Business Combination. The preliminary calculation of total consideration and allocation of the purchase price to the fair value of Utz’s assets acquired and liabilities assumed is presented below as if the Business Combination was consummated on June 30, 2020. We have not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect our best estimates based on the information currently available and are subject to change once additional analyses are completed.

Calculation of consideration per the Business Combination Agreement
Estimated cash held in trust, less shareholder redemptions	$453
Proceed from the sale of 3,500,000 Class A ordinary shares through Forward Purchase Agreements	35
Less transaction costs incurred by Collier Creek	(26)
Total cash consideration	$462
Tax Receivable Agreement obligations to the Continuing Members	38
Restricted Stock Units issued under 2020 LTIP	16
Continuing Member’s Retained Restricted Company Units	48
Total consideration	$564
Non-controlling interest	$567
Net debt assumed	407
Total business enterprise value	$1,538

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalent	$13
Accounts receivable, net	123
Inventories, net	57
Prepaid and other assets	6
Notes receivable	32
Property, plant and equipment, net	271
Goodwill	345
Identifiable intangible assets	898
Deferred tax liabilities	(63)
Other assets	8
Accounts payable	(56)
Accrued expenses	(49)
Notes payable	(37)
Non-current accrued expenses and other	(10)
Net assets acquired	$1,538

Intangible Assets. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The trade name intangible assets represent the Power and Foundation brands that Utz originated or acquired that were valued using the relief-from-royalty method. The customer relationships intangible asset represents the existing customer relationships of Utz that were valued using a discounted cash flow model using projected sales growth and customer attrition. The developed technology intangible asset represents a manufacturing technology acquired by Utz for the purpose of generating income for Utz, which was valued using the relief-from-royalty method. Intangible assets of IO routes are presented at fair value using a deviation of income approach and determined by the present value of the debt service payments from the IO route purchases. Master distribution rights are presented based on the costs incurred to acquire such distribution rights.
Identifiable intangible assets	Fair Value (in millions)	Useful life (in years)
Indefinite lived trade names	$213	n/a
Finite lived trade names	111	15 – 20
Customer relationships	554	15
Technology	1	n/a
Master distribution rights	16	n/a
IO routes	3	n/a
Total	$898
Goodwill. Approximately $345 million, has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring Utz primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets.
In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill and indefinite lived intangible assets related to certain acquired brands will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill and/or indefinite/finite lived intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

(p)
Represents adjustment to record the estimated fair market value of Continuing Members’ Retained Restricted Company Units that is considered a contingent consideration in ASC 805 purchase accounting. Such Continuing Members’ Retained Restricted Company Units will be converted to Common Company Units of Utz when vested and will entitle the holders to participate in any ordinary distributions paid on an equivalent number of Common Company Units upon the achievement of targeted share prices of the public company. Fifty percent of the shares will be vested when 3-trading day the volume weighted average price (“VWAP”) is at least at $12.50, and the other 50% of the shares will be vested when the 3-trading day VWAP is at least at $15.00, with such thresholds being reduced by an amount equal to the dividends paid on a share of Class A Common Stock between the date of Closing and the vesting date. The calculation of the fair market value of this contingent consideration is calculated by using the vesting stock prices multiplied by the number of shares in each vesting tranche. If any Continuing Members’ Retained Restricted Company Units do not vest within 10 years of the Closing, they will be cancelled for no consideration. The adjustment has been recorded as an adjustment to goodwill. Refer to tickmark (o) for the purchase price allocation.

Note 3 — Unaudited pro forma condensed combined statements of operations adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the twelve month period ended December 31, 2019 and six month period ended June 30, 2020 are as follows:
(aa)
Elimination of interest income on the Trust Account resulting from the release of cash held in the Trust Account that was used to fund the Business Combination.

(bb)
Reflects adjustments made to eliminate non-recurring transaction costs specifically incurred by Collier Creek and Utz as part of the Business Combination.

(cc)
Reflects the adjustment to interest expense associated with the paydown of the Utz’s existing indebtedness upon consummation of the Business Combination (see Note 2 above). The decreased interest expense reflects the interest expense on the historical Secured First Lien Note and First Lien Term Loan, less the change in interest expense as recalculated to reflect the debt paid down on the Secured First Lien Note and First Lien Term Loan, and incorporating the amortization of debt issuance costs recognized. The interest expense adjustment is reflected in the table below:

For the twelve months ended December 31, 2019
Outstanding Utz First Lien Term Loan	$420
Interest rate	5.6%
Interest on Utz First Lien Term Loan	$23
Other interest expense	6
Total pro forma interest expense	29
Less: Interest on Utz historical debt and Kennedy pro forma interest adjustment	(55)
Pro forma adjustment	$(26)
For the six months ended June 30, 2020
Outstanding Utz First Lien Term Loan	$417
Interest rate	4.8%
Interest on Utz First Lien Term Loan	$10
Other interest expense	3
Total pro forma interest expense	13
Less: Interest on Utz historical debt	(20)
Pro forma adjustment	$(7)

(dd)
Adjustment to eliminate the historical tax expense (benefit) of Collier Creek and Utz and to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate of 15.9% for both periods, which was applied to the income attribute to the controlling interest as the income attributable to the non-controlling interest is pass-through income. However, the effective tax rate of the combined company could be different depending on post-Business Combination activities.
(ee)
As a result of the Business Combination, the pro forma basic number of shares is reflective of 58,369,050 shares of Class A Common Stock outstanding and the pro forma diluted number of shares is reflective of 62,067,833 shares of Class A Common Stock outstanding. Given that conversion of the Common Company Units results in no change to diluted EPS, the 59,507,489 shares of Common Company Units held by the Continuing Members are not included in the diluted number of shares. As the unvested Restricted Sponsor Shares and Retained Restricted Company Units are entitled to Collier Creek and Utz distributable earnings, respectively, they meet the definition of participating securities under ASC 260, Earnings Per Share, and profits attributable to these securities are excluded in the basic and diluted earnings per share calculations.

For the twelve months ended December 31, 2019	Collier Creek Holdings (Historical for the twelve months ended 12/31/19)	Pro Forma Adjustments	Reference	Pro Forma Consolidated
Earnings per Share
Weighted average shares outstanding of Class A
Common Stock, basic	44,000,000	9,875,000	(i)	58,369,050
		3,500,000	(ii)
		(5,950)	(iii)
		1,000,000	(iv)
Basic net income (loss) per share, Class A (v)	0.20	—		(0.22)
Weighted average shares outstanding of Class A
Common Stock, diluted	44,000,000	9,875,000	(i)	62,067,833
		3,500,000	(ii)
		(5,950)	(iii)
		1,000,000	(iv)
		3,698,783	(vi)
Diluted net income (loss) per share, Class A (v)	0.20	—		(0.22)
Weighted average shares outstanding of Class B
Common Stock	11,875,000	(9,875,000)	(i)	—
		(2,000,000)	(iv)
Basic and diluted net loss per share, Class B	(0.08)	—		—
For the six months ended June 30, 2020	Collier Creek Holdings (Historical for the six months ended 6/30/20)	Pro Forma Adjustments	Reference	Pro Forma Consolidated
Earnings per Share
Weighted average shares outstanding of Class A
Common Stock, basic	44,000,000	9,875,000	(i)	58,369,050
		3,500,000	(ii)
		(5,950)	(iii)
		1,000,000	(iv)
Basic net income per share, Class A (v)	0.04	—		0.02

For the six months ended June 30, 2020	Collier Creek Holdings (Historical for the six months ended 6/30/20)	Pro Forma Adjustments	Reference	Pro Forma Consolidated
Weighted average shares outstanding of Class A
Common Stock, diluted	44,000,000	9,875,000	(i)	62,067,833
		3,500,000	(ii)
		(5,950)	(iii)
		1,000,000	(iv)
		3,698,783	(vi)
Diluted net income per share, Class A (v)	0.04	—		0.02
Weighted average shares outstanding of Class B
Common Stock	11,875,000	(9,875,000)	(i)	—
		(2,000,000)	(iv)
Basic and diluted net loss per share Class B	(0.15)	—		—

i.
Represents 9,875,000 shares of Class A Common Stock issued upon conversion of the existing Collier Creek Class B Ordinary Shares. The ordinary shares automatically converted into shares of Class A Common Stock concurrently with the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis.

ii.
Represents 3,500,000 shares of Class A Common Stock issued pursuant to the September 7, 2018 forward purchase agreements entered into by Collier Creek, the Sponsor and Collier Creek’s independent directors to provide for the purchase of an aggregate of 3,500,000 shares of Class A Common Stock, plus an aggregate of 1,166,666 redeemable warrants to purchase one share of Class A Common Stock at $11.50 per share, for an aggregate purchase price of $35 million, or $10.00 per share of Class A Common Stock, in a private placement that closed concurrently with the closing of the Business Combination.

iii.
Represents the 5,950 shares that were redeemed by shareholders in connection with the Business Combination and were not converted into Class A Common Stock.

iv.
Represents the exchange of 2,000,000 Class B Ordinary Shares for 2,000,000 Restricted Sponsor Shares to take place concurrently with the consummation of the Business Combination, convertible into shares of Class A Common Stock. These restricted shares will be non-transferable (subject to certain exceptions, including a dissolution of the Sponsor), unless and until they convert into shares of Class A Common Stock. The Rrestricted Sponsor Shares will convert 50% when the 3-trading day VWAP for the shares of our Class A Common Stock is at or above $12.50 and the remaining 50% when the 3-trading day VWAP for the shares of our Class A Common Stock is at or above $15.00, which dollar thresholds will be decreased by the aggregate amount of dividends per share paid by us after the Closing; or in full upon a direct or indirect change of control to a third party unaffiliated with the Sponsor. 50% of these Restricted Sponsor Shares have been considered in the denominator of the basic and diluted EPS calculation as the shares would have been issued as of the Pro Forma Balance Sheet date as the 3-day VWAP preceding the Pro Forma Balance Sheet date was greater than $12.50.

v.
Class A basic and diluted EPS also takes into account the vesting of 50% of the 3,483,022 shares of the non-voting Retained Restricted Company Units in Utz retained by the Continuing Members that were contingently issuable based on the same conditions as the Restricted Sponsor Shares. 50% of these Retained Restricted Company Units have been considered in quantifying the numerator of the basic and diluted EPS calculations as the shares would have been issued as of the Pro Forma Balance Sheet date as the 3-day VWAP preceding the Pro Forma Balance Sheet date was greater than $12.50, and the vesting of 50% of such Retained Restricted Company Units will increase the percentage of pro forma income (loss) attributable to noncontrolling interests.

vi.
Represents the dilutive effect of the 14,666,666 Public Warrants, 7,200,000 Private Placement Warrants, and 1,166,666 Forward Purchase Warrants. Each Warrant has an exercise price of $11.50 to purchase one Class A Ordinary Share of Collier Creek and will automatically be converted into Warrants to acquire shares of our Class A Common Stock upon the Domestication. Considering the share price of our Class A Common Stock on June 30, 2020, these Warrants are dilutive to EPS. The adjustment reflects the number of incremental shares of Class A Common Stock that would be issued given the proceeds from the exercise of all the Warrants less the assumed acquisition of shares in the market using those proceeds.
(ff)
Represents the pro forma adjustment to the noncontrolling interest in the Business Combination.

(in millions)	For the Six Months Ended June 30, 2020	For the Twelve Months Ended December 31, 2019
Pro forma income (loss) before taxes	$—	$(41)
Pro forma income (loss) attributable to noncontrolling interest (50.5%)	$—	$(21)

(gg)
Represents adjustments to incorporate additional tangible and intangible assets depreciation and amortization for the step up basis from purchase price accounting (“PPA”) at the closing of the Business Combination. This pro forma adjustment has been proposed assuming the Business Combination happened on the first day of the fiscal year 2019. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

Identifiable intangible assets	Fair Value (in millions)	Useful Life (in years)	Amortization Expense for the twelve months ended December 31, 2019	Amortization Expense for the six months ended June 30, 2020
Indefinite lived trade names	$213	n/a	n/a	n/a
Finite lived trade names	111	15 – 20	7	4
Customer relationships	554	15	37	18
Technology	1	n/a	n/a	n/a
Master distribution rights	16	n/a	n/a	n/a
IO routes	3	n/a	n/a	n/a
Total	$898		$44	$22
Less: Historical amortization expenses			6	4
Pro forma adjustments			$38	$18
Pro forma adjustments for depreciation expenses to cost of goods sold are $8 million and $4 million, and to selling and administrative expenses are $6 million and $3 million respectively, for the twelve months ended December 31, 2019 and the six months ended June 30, 2020.
Note 4 — Reclassifications and Adjustments to Historical Information of Utz for the period ended December 29, 2019
Kennedy was acquired by Utz on October 21, 2019. Kitchen Cooked was acquired by Utz on December 30, 2019. The following table provides the pro forma statement of operations of Utz for the fiscal year ended December 29, 2019 as if Kennedy and Kitchen Cooked had been acquired on December 31, 2018. As Kennedy was acquired by Utz on October 21, 2019, the table includes the pre-acquisition period of Kennedy from December 31, 2018 to October 20, 2019. The table includes full fiscal year results of Kitchen Cooked, and no pro forma adjustment is included for Kitchen Cooked as any such adjustments are not material. The combined pro forma financial information does not reflect the realization of any expected synergies from the acquisitions of Kennedy in fiscal 2019 and Kitchen Cooked in fiscal 2020, or incremental public company costs from the Business Combination. We estimate that synergies from the elimination of certain procurement, manufacturing, logistics, and selling and administrative expenses will result in annual combined integration-related cost savings of approximately $7.0 million from the acquisitions of Kennedy and Kitchen Cooked. Although we believe that such synergies will be realized, there can be no assurance that such synergies or cost estimates will be achieved, and therefore they have not been included as adjustments in the pro forma information.
Pro forma statement of operations of Utz
(Amounts in millions	Utz Brands Holdings, LLC (Formerly UM-U Intermediate, LLC, for the twelve months ended 12/29/19)	Kennedy Endeavors Inc. Acquisition (Unaudited for the period 12/31/18 to 10/20/19)	Kitchen Cooked Inc. Acquisition (Unaudited for the twelve months ended 12/31/19)	Pro Forma Adjustments	Footnote Reference	Utz Brands Holdings, LLC Pro Forma Combined (Formerly UMU Intermediate, LLC, for the twelve months ended 12/29/19)
Net sales	768	89	9	—		866
Cost of goods sold	514	61	4	—		579
Gross profit	254	28	5	—		287
Selling and administrative expenses
Selling	163	18	3	—		184
Administrative	65	3	3	3	(aaa)	71
				(3)	(bbb)
Total selling and administrative expenses	228	21	6	—		225
Gain on sale of assets
Gain on disposal of property, plant and equipment	6	—	—	—		6
Gain on sale of routes, net	7	—	—	—		7
Total gain on sale of assets	13	—	—	—		13
Income from operations	39	7	(1)	—		45
Other expense
Interest expense	(48)	—	—	(7)	(ccc)	(55)
Other expenses	(1)		(1)
Other expense, net	(49)	—	—	(7)		(56)
Income (loss) before taxes	(10)	7	(1)	(7)		(11)
Income tax expense	3		3
Net (loss) income	(13)	7	(1)	(7)		(14)
Net income attributable to noncontrolling interest	(3)		(3)
Net (loss) income attributable to controlling interest	(16)	7	(1)	(7)		(17)
Other comprehensive income:
Interest rate swap	1	—	—	—		1
Comprehensive (loss) income	(15)	7	(1)	(7)		(16)

(aaa)
The pro forma financials are adjusted to incorporate additional tangible and intangible asset depreciation and amortization for the step up fair value asset basis of the Kennedy acquisition that occurred on October 21, 2019. The allocation of purchase price and the final amortization of such tangible and intangible assets could be adjusted during the one year measurement period to reflect new information obtained about facts and circumstances that existed as of the acquisition dates that, if known, would have affected the measurement of the amounts recognized as of the acquisition dates. The following table is a summary of information related to certain tangible and intangible assets acquired, including information used to calculate the pro forma change in depreciation and amortization expenses:
(in millions)	Estimated Fair Value	Estimated Useful Life in Years	Amortization Expense for the period 12/31/18- 10/20/19
Customer Relationships	$13	15 years	$1
Trade Name and Trademark	21	15-20 years	1
Property, Plant, and Equipment	13	1-20 years	4
Building Improvement and Site Improvement	4	2-40 years	―
	$51		6
Less: Historical amortization expenses			$(3)
Pro forma adjustment			$3

(bbb)
Reflects adjustments made to eliminate non-recurring transaction costs specifically incurred by Utz and Kennedy as part of the Business Combination.

(ccc)
Reflects an adjustment to interest expense associated with the historical Secured First Lien Note which was a critical component of the financing arrangement to complete the Kennedy Acquisition on October 21, 2019. The increased interest expense reflects additional interest expense on the Secured First Lien Note as if the note was entered into as of January 1, 2019.

BUSINESS COMBINATION
This subsection describes the material provisions of the certain agreements entered into in connection with the Business Combination, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.
Summary of the Business Combination
On the Closing Date, Collier Creek effected the Domestication, pursuant to which it domesticated into a Delaware corporation, and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, as a result of a new issuance by Utz Brands Holdings and purchases from existing equityholders of Utz Brands Holdings pursuant to the Business Combination Agreement, following the approval at the Extraordinary General Meeting. In connection with the Closing of the Business Combination, Collier Creek changed its name from “Collier Creek Holdings” to “Utz Brands, Inc.”
Pursuant to the terms of the Business Combination Agreement, at the Closing, Collier Creek paid the following aggregate Business Combination Consideration in exchange for 59,369,050 Common Company Units including 2,000,000 units representing Restricted Company Units, which immediately converted at Closing into Common Company Units upon the satisfaction of certain performance-based vesting conditions, is comprised of (i) the UPA Seller Preferred Equity Purchase Consideration paid in cash, which was used by Collier Creek at the Closing to acquire the preferred units in the Continuing Members owned by the UPA Seller, which units were immediately redeemed by the Continuing Members at the Closing in exchange for a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek, (ii) the UPA Seller Common Equity Purchase Consideration paid in cash, which was used by Collier Creek at the Closing to acquire the common units in the Continuing Members owned by UPA Seller, which units were immediately redeemed by the Continuing Members at the Closing in exchange for a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek, (iii) the Net Cash Consideration in cash to acquire from the Continuing Members a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek at the Closing, (iv) 61,249,000 shares of Class V Common Stock; and (v) the Contribution Amount in cash to Utz Brands Holdings, which Contribution Amount was contributed to Utz Brands Holdings at the Closing in exchange for the issuance by Utz of a portion of the Common Company Units and Restricted Company Units acquired by Collier Creek. At the Closing, the Continuing Members also retained 61,249,000 Retained Company Units.
The Sponsor Parties, the Continuing Members and the Company were entitled to a portion of their equity in connection with the Business Combination in the form of performance-based interests, which took the form of the Restricted Company Units (held by the Continuing Members and the Company) and the Restricted Sponsor Shares held by the Sponsor Parties, which corresponded to the Restricted Company Units held by the Company on a one-to-one basis. The Company Board determined that the vesting thresholds applicable to the Restricted Company Units and the Restricted Sponsor Shares had been satisfied as of Closing and, accordingly, (x) all of the Restricted Company Units, immediately converted at Closing into the same number of Common Company Units; (y) all of the Restricted Sponsor Shares vested upon Closing and the same number of shares of Class A Common Stock were issued in lieu thereof; and (z) we issued to the Continuing Members a number of shares of Class V Common Stock equal to the 3,483,022 Restricted Company Units retained by the Continuing Members, which had vested at the Closing.
In connection with the Closing of the Business Combination, on the Closing Date, pursuant to the Forward Purchase Agreements, Collier Creek consummated the sale and issuance of 3,500,000 Forward Purchase Shares and Forward Purchase Warrants to acquire up to 1,166,666 Class A Ordinary Shares at $11.50 per share, for aggregate proceeds of $35,000,000. Upon the Closing of the Business Combination, all shares of Collier Creek Class A Ordinary Shares were converted into our Class A Common Stock.
On the Closing Date, in connection with the Business Combination, we entered into certain Related Agreements including the Third Amended and Restated Limited Liability Company Agreement, Tax Receivable Agreement, Investor Rights Agreement and the Standstill Agreement (each of which is described below).

Related Agreements
Third Amended and Restated Limited Liability Company Agreement
On the Closing Date, the existing second amended and restated limited liability company agreement of Utz Brands Holdings was further amended and restated in its entirety to become the Third Amended and Restated Limited Liability Company Agreement.
Rights of the Units
Following the Closing, the Common Company Units are entitled to share in the profits and losses of Utz Brands Holdings and to receive distributions as and if declared by our managing member and have no voting rights.
The Third Amended and Restated Limited Liability Company Agreement contains provisions which require that a one-to-one ratio is maintained between interests held by us in Utz Brands Holdings and our Common Stock outstanding, subject to certain exceptions (including in respect of management equity which has not been settled in our Common Stock). In addition, the Third Amended and Restated Limited Liability Company Agreement permits us, in our capacity as the managing member, to take actions to maintain such ratio, including in connection with stock splits, combinations, recapitalizations and exercises of the Continuing Members’ exchange rights (described below).
We, as the managing member of Utz Brands Holdings, has the authority to create new equity interests in Utz Brands Holdings, and establish the rights and privileges of such interests.
Management
We, as the managing member of Utz Brands Holdings following the Closing, have the sole authority to manage the business and affairs of Utz Brands Holdings in accordance with the Third Amended and Restated Limited Liability Company Agreement or applicable law. The business, property and affairs of Utz Brands Holdings is managed solely by the managing member, and the managing member cannot be removed or replaced except by the incumbent managing member.
Distributions
Immediately following the Closing, the Company Board adopted a distribution policy in respect of Utz Brands Holdings, pursuant to which we, as the managing member of Utz Brands Holdings, will declare quarterly ordinary distributions and tax distributions, out of available cash, available borrowings and other funds legally available therefor, unless prohibited by applicable law and subject to applicable restrictions in Utz Brands Holdings’ bank financing agreements. The Third Amended and Restated Limited Liability Company Agreement provides for quarterly ordinary distributions as well as quarterly tax distributions, in each case payable in accordance with the Third Amended and Restated Limited Liability Company Agreement and Utz Brands Holdings’ distribution policy, to the holders of Common Company Units on a pro rata basis based upon, with respect to tax distributions, an agreed-upon formula related to the taxable income of Utz Brands Holdings allocable to holders of Common Company Units. Generally, these tax distributions will be computed based on our estimate of the taxable income of Utz Brands Holdings allocable to each holder of Common Company Units (based on certain assumptions) multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate applicable to an individual resident in Pennsylvania or a U.S. corporation (whichever is higher), taking into account all jurisdictions in which the we are required to file income tax returns and the relevant apportionment information and the character of Utz Brands Holdings’ income, subject to various adjustments. Distributions, including tax distributions, will be made to holders of Common Company Units on a pro rata basis.
Upon the liquidation or winding up of Utz Brands Holdings, all net proceeds thereof will be distributed one hundred percent (100%) to the holders of Common Company Units on a pro rata basis.
Transfer Restrictions
The Third Amended and Restated Limited Liability Company Agreement contains restrictions on transfers of units and requires the prior consent of the managing member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Common Company Units for Class A Common Stock after the Lock-up Period pursuant to the Investor Rights Agreement has expired.
Exchange of Common Company Units for Class A Common Stock
The Continuing Members will, from and after the one-year anniversary of the Closing, or such earlier time as the Lock-Up Period ends pursuant to the Investor Rights Agreement, up to twice per calendar quarter in the aggregate, be able to exchange all or any portion of their Common Company Units, together with the cancellation of an equal number of shares of Class V Common Stock, for a number of shares of Class A Common Stock equal to the number of exchanged Common Company Units by delivering a written notice to Utz Brands Holdings, with a copy to us; provided that no holder of Common Company Units may exchange less than 100,000 Common Company Units in any single exchange unless exchanging all of the Common Company Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the Third Amended and Restated Limited Liability Company Agreement regarding such exchanges. Notwithstanding the foregoing, we may, at our sole discretion, in lieu of delivering shares of Class A Common Stock for any Common Company Units surrendered for exchange, pay an amount in cash per Common Company Unit equal to the 5-day VWAP of the Class A Common Stock ending on the day immediately prior to the date of the giving of the written notice of the exchange.
Exchange Ratio
For each Common Company Unit exchanged, one share of Class V Common Stock will be canceled and one share of Class A Common Stock will be issued to the exchanging member (unless we elect to pay an amount in cash in lieu thereof as described above). The exchange ratio will be adjusted for any subdivision (split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Company Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock or, by any such subdivision or combination of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Company Units. If the Class A Common Stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging Common Company Unit holder will be entitled to receive such security, securities or other property.
Restrictions on Exchange
We may limit the rights of holders of Common Company Units to exchange their Common Company Units under the Third Amended and Restated Limited Liability Company Agreement if we determine in good faith that such restrictions are necessary so that Utz Brands Holdings will not be classified as a “publicly traded partnership” under applicable tax laws and regulations.
Expenses
Utz Brands Holdings will reimburse all of our expenses in connection with our ownership and management of Utz Brands Holdings and its business (other than certain expenses, such as income taxes and payment obligations under the Tax Receivable Agreement.
Tax Receivable Agreement
On the Closing Date, we entered into the Tax Receivable Agreement with the Continuing Members. Pursuant to the Tax Receivable Agreement, are required to pay to the Continuing Members or exchanging holders of Common Company Units, as applicable, 85% of the tax savings that we realize as a result of increases in tax basis in Utz Brands Holdings’ assets as a result of the sale of Common Company Units for the Net Cash Consideration, the purchase and redemption of the common units and preferred units in the Continuing Members and the future exchange of the Common Company Units for shares of Class A Common Stock (or cash) pursuant to the Third Amended and Restated Limited Liability Company Agreement and certain other tax attributes of Utz Brands Holdings and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable

Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration rights occur.
Investor Rights Agreement
On the Closing Date, we entered into an Investor Rights Agreement with the Continuing Members, the Sponsor Parties and the Sponsor Representative.
Director Appointment
Under the Investor Rights Agreement, subject to certain step down provisions, the Continuing Members have the right to nominate five Continuing Member Nominees to be board members and the Sponsor or Sponsor Representative, as applicable, has the right to nominate five Sponsor Nominees to be board members. The five Continuing Members Nominees and the five Sponsor Nominees comprise the Company Board appointed in connection with the Domestication. Two Continuing Member Nominees and one Sponsor Nominee were nominated as Class I Directors with terms ending at our 2021 Annual Meeting; one Continuing Member Nominee and two Sponsor Nominees were nominated as Class II Directors with terms ending at our 2022 Annual Meeting; and two Continuing Member Nominees and two Sponsor Nominees were nominated as Class III Directors with terms ending at our 2023 Annual Meeting.
Voting
Under the Investor Rights Agreement, the Sponsor and the Continuing Member have agreed to vote all of their respective shares of Class A Common Stock and Class V Common Stock, as applicable, in favor of the nominees of each of the Continuing Members and the Sponsor.
Certain Consent Rights
For so long as the Continuing Members (together with their permitted transferees) hold economic interests in Utz Brands Holdings and the Company (without duplication) representing more than 50% of the economic interests held by the Continuing Members immediately after the Closing (subject to certain restrictions), the Continuing Members have a consent right over (i) any direct or indirect sale (including by way of merger, consolidation, transfer, sale or other business combination) of greater than 50% of our property, assets or voting securities or greater than 50% of the property, assets or voting securities of Utz Brands Holdings or Utz Quality Foods, (ii) any liquidation or dissolution of the Company, Utz Brands Holdings or Utz Quality Foods, (iii) modifications to our charter or bylaws that materially and adversely impact the Continuing Members in their capacity as our stockholders or equityholders of Utz Brands Holdings, (iv) moving the Company or any of its consolidated subsidiaries’ headquarters from Hanover, PA, or (v) changing the name of the Company or any of its consolidated subsidiaries.
Registration Rights
The Investor Rights Agreement terminated the original Registration Rights Agreement that was entered into by Collier Creek, the Sponsor and certain independent directors of Collier Creek on October 4, 2018 in connection with the IPO.
Under the Investor Rights Agreement, the Continuing Members and the Sponsor (or its successors in interest, including acting through the Sponsor Representative) are entitled to make unlimited written demands for registration under the Securities Act of all or part of their shares of Class A Common Stock, so long as, in the case of an underwritten offering, such demand is for at least $10,000,000 in shares of Class A Common Stock (or $35,000,000 in shares of Class A Common Stock for a fully marketed offering). In addition, subject to certain exceptions, the Continuing Members and the Sponsor (or its successors in interest, including acting through the Sponsor Representative) will be entitled to request in writing that we register the resale of any or all of their Class A Common Stock on Form S-3 and any similar short-form registration that may be available at such time as a “shelf registration.” Subject to certain customary exceptions, if any time after the Closing, we propose to file a registration statement under the Securities Act with respect to our securities, we will give notice to the relevant security holders party to the Investor Rights Agreement as to the proposed filing and offer such security holders an opportunity to register the sale of such number of shares of Class A Common Stock as requested by such security holders in writing, subject to customary cutbacks in an underwritten offering. Any other of our security holders with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering. We have customary rights to postpone any registration statements for certain events. If the registration is through an underwritten offering, certain of our security holders will agree to lockup restrictions on the same basis as our directors and executive officers.
Under the Investor Rights Agreement, we have agreed to indemnify the security holders and each underwriter and each of their respective controlling persons against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell shares of Class A Common Stock, unless such liability arose from their misstatement or omission, and the security holders have agreed to indemnify us and our officers and directors and controlling persons against all losses caused by their misstatements or omissions in those documents.
Information Access
Under the Investor Rights Agreement, we agree that directors may share any information concerning us and our subsidiaries received by the directors with the party that nominated such directors and such party’s designated representatives.
Transfers
Sponsor and the Continuing Members will not be able to transfer shares beneficially owned or otherwise held by them prior to the termination of the Lock-up Period, subject to certain customary exceptions including:
•
transfers to certain permitted transferees, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; and

•
in the case of an individual, to a charitable organization, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order.

(See “Securities Act Restrictions on Resale of the Company’s Securities ― Lock-up Restrictions ― Securities Subject to the Lock-up Period” for more details.)
Termination
The director appointment and voting rights under the Investor Rights Agreement will terminate as to a party when such party (either the Continuing Members or the Sponsor and the Founder Holders, as a group), no longer has the right to appoint a director (which occurs when such group has less than 15% of the economic interests in the Company and Utz Brands Holdings that it owned immediately after the Closing). The registration rights in the Investor Rights Agreement will terminate as to each holder of shares of our Common Stock when such holder ceases to hold any such Common Stock or securities exercisable or exchangeable for such Common Stock.
Standstill Agreement
On the Closing Date, we entered into the Standstill Agreement with the Continuing Members, the Sponsor, the Founder Holders and certain related parties of the Continuing Members.
Under the Standstill Agreement, the Continuing Members and certain related parties of the Continuing Members agreed that until the third anniversary of the Closing Date, or August 28, 2023, that they shall not acquire or attempt to acquire any additional Common Stock in excess of 55.8% of the voting power of our Common Stock on a fully-diluted basis, subject to certain exceptions. Under such agreement, the Continuing Members, certain related parties of the Continuing Members, the Sponsor and the Founder Holders agreed that (i) until such parties are no longer able to designate a director to the Company Board pursuant to the Investor Rights Agreement, such parties shall not solicit proxies to vote or seek to advise or influence any person with respect to the voting of any of our securities in favor of electing any person as a director who is not nominated pursuant to the Investor Rights Agreement or by the Company Board or to approve stockholder proposals related thereto; and (ii) until the annual meeting of stockholders held by us after the third anniversary of the completion of the Business Combination, or August 28, 2023, such parties shall not take certain actions contrary to our governance structure other than in accordance with the Investor Rights Agreement.
Sponsor Side Letter Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor, the Founder Holders, and Collier Creek’s independent directors entered into the Sponsor Side Letter Agreement with Collier Creek. Under the Sponsor Side Letter Agreement, 2,000,000 Class B Ordinary Shares of Collier Creek held by the Sponsor and Collier Creek’s independent directors were automatically converted into 1,000,000 shares of Series B-1 Common Stock and 1,000,000 shares of Series B-2 Common, which, collectively, form our Class B Common Stock, and all such Class B Common Stock is referred to herein as the Restricted Sponsor Shares. Under the Sponsor Side Letter Agreement, the Restricted Sponsor Shares which are shares of Series B-1 Common Stock will automatically convert into shares of Class A Common Stock upon the vesting of the Restricted Company Units held by us which vest upon the achievement of at least a $12.50 3-day VWAP which dollar threshold will be decreased by the aggregate amount of dividends per share paid by us after the Closing (including any vesting of such units in connection with a qualifying change of control or liquidation) and the Restricted Sponsor Shares which are shares of Series B-2 Common Stock will automatically convert into shares of Class A Common Stock upon the vesting of the Restricted Company Units held by us which vest upon the achievement of at least a $15.00 3-day VWAP which dollar threshold will be decreased by the aggregate amount of dividends per share paid by us after the Closing (including any vesting of such units in connection with a qualifying change of control or liquidation). Upon conversion of the Restricted Sponsor Shares, the holder of each such Restricted Share will be entitled to receive a payment equal to the amount of dividends declared on a share of Class A Common Stock beginning at Closing and ending on the day before the date such Restricted Sponsor Share converts into a share of Class A Common Stock. If any of the Restricted Sponsor Shares do not convert prior to the 10-year anniversary of the Closing Date, such Restricted Sponsor Shares will be canceled for no consideration, and will not be entitled to receive any Catch-Up Payment in respect of such Restricted Sponsor Shares. The Company Board determined that the vesting thresholds applicable to the Restricted Sponsor Shares had been satisfied as of Closing and, accordingly, all of the Restricted Sponsor Shares vested upon Closing and the same number of shares of Class A Common Stock were issued in lieu thereof.

BUSINESS
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Utz Brands, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of Utz Brands Holdings prior to the consummation of the Business Combination.
Overview
We are a leading manufacturer, marketer, and distributor of high-quality, branded snacking products in the United States. We produce a broad offering of salty snacks, including potato chips, pretzels, cheese snacks, veggie snacks, pork skins, pub/party mixes, and other snacks. Our iconic portfolio of authentic, craft, and BFY brands, which includes Utz, Zapp’s, Golden Flake, Good Health and Boulder Canyon, among others, enjoys strong household penetration in the United States, where our products can be found in approximately 40% of U.S. households. We currently operate 14 manufacturing facilities with a broad range of capabilities, and our products are distributed nationally to grocery, mass, club, convenience, drug and other retailers through direct shipments, distributors, and more than 1,600 DSD routes. Our company was founded in 1921 in Hanover, Pennsylvania, and benefits from nearly 100 years of brand awareness and heritage in the salty snacks industry. We have historically expanded our geographic reach and product portfolio organically and through acquisitions, and have achieved more than 40 consecutive years of Comparable Sales Growth. We are the second-largest producer of branded salty snacks in our Core geographies, based on 2019 retail sales.
As a result of our attractive brand portfolio and differentiated manufacturing and distribution capabilities, we have delivered strong financial performance. We have grown our Pro Forma Net Sales at an approximately 8% CAGR since 2001, or an approximately 4% CAGR excluding acquisitions.
From fiscal 2017 through fiscal 2019, we grew Net Sales and Adjusted EBITDA by approximately 9% and 18%, respectively, and expanded our Adjusted EBITDA Margin by 0.9 percentage points from 10.4% to 11.3%. From fiscal 2017 through fiscal 2019, Net Income (Loss) declined from $17 million to $(13) million.

Our Net Income (Loss) Margin declined from 2.4% to (1.7)% during the same period. On October 21, 2019, we acquired Conagra’s DSD snack business through the Kennedy Acquisition, expanding our geographic reach in the western United States and generating significant expected cost savings. On December 30, 2019, we completed the Kitchen Cooked Acquisition, which expanded our distribution capabilities in the Mid-West United States. We expect to complete the integration of both acquisitions in 2021, with the majority of actions necessary to realize these expected cost savings completed in 2020.
We believe our recent combination with Collier Creek and our enhanced access to capital as a public company best position us to realize our objective of becoming the fastest-growing pure-play branded snack platform of scale in the United States. We believe that the Collier Creek founders and directors bring seasoned industry expertise in the branded food and snacking sectors, extensive public company experience, and a proven operating playbook that is perfectly suited to drive value creation in our business. Going forward, we plan to accelerate organic revenue growth, expand margins, and leverage our competitively advantaged route-to-market and scalable operating platform to make periodic value-enhancing strategic acquisitions. We believe these initiatives should generate attractive earnings growth as well as strong and stable free cash flow, enabling us to reinvest in our existing brands, reduce debt, and pay regular dividends to our stockholders.
Competitive Strengths
We believe the following competitive strengths contribute to our ongoing success:
Attractive, Growing Category with Historical Resilience to Economic Disruptions
We participate in the attractive and growing $26 billion U.S. salty snacks category, within the broader $93 billion market for U.S. snack foods. The salty snacks category has grown retail sales at a 4.3% CAGR from 2015 through 2019. Snacking occasions are on the rise as consumers increasingly seek out convenient, delicious snacks for both on-the-go and at-home lifestyles. According to data from the Hartman Group, The Consumer Goods Forum, and IRI, approximately 50% of U.S. eating occasions are snacks, with 95% of the U.S. population snacking daily and the average American snacking 2.6 times per day. Additionally, the salty snacks category has historically benefited from favorable competitive dynamics, including low private label penetration and category leaders competing primarily through marketing and innovation. We expect these consumer and category trends to continue to drive strong retail sales growth for salty snacks.
As a staple food product with resilient consumer demand and a predominantly domestic supply chain, the salty snacks category is well positioned to navigate periods of economic disruption or other unforeseen global events. The U.S. salty snacks category as measured by Euromonitor International has demonstrated strong performance through economic cycles historically, growing at a 4% CAGR from 2007 to 2010. Additionally, for the twenty-six weeks ended September 6, 2020, U.S. retail sales of salty snacks increased by 12% versus the comparable prior year period despite significant economic disruptions caused by the COVID-19 virus. Our retail sales increased by 21% over the same period. Generally, producers of food products, including salty snacks, have been treated as “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations.
Actively-Managed Portfolio of Iconic Brands with Strong Competitive Positions
We are a leading player in the United States salty snack category, with the #2 position in our Core geographic regions located primarily in the Northeast and Mid-Atlantic and substantial opportunity for further expansion nationally. Our brand portfolio is actively managed in two groups: Power Brands, which represented 71% of 2019 pro forma invoiced sales, and Foundation Brands, which represented 29% of 2019 pro forma invoiced sales.

Our Power Brands, such as Utz, Zapp’s, Golden Flake Pork and Good Health, enjoy a combination of higher growth and margins, greater potential for value-added innovation and enhanced responsiveness to consumer marketing as compared to Foundation Brands, in the aggregate. As a result, we focus investment spending and brand-building activities on Power Brands and manage Foundation Brands for consistent cash flow generation to fund investments in Power Brands and other corporate priorities.
Our Power Brands generated $804 million in retail sales in 2019, representing 4% growth versus the prior year. The flagship Utz brand, which generated retail sales in excess of $560 million in 2019, has grown retail sales at a 3% CAGR from 2014 through 2019. Utz benefits from nearly 100-years of heritage and has strong consumer brand recognition in our Core geographies, with aided brand awareness of approximately 94% in certain cities in the Northeast and Mid-Atlantic United States. Our Power Brands also include Good Health, Zapp’s, and Golden Flake pork skins, which have grown retail sales at 29%, 15% and 12% CAGRs, respectively, from 2014 through 2019. We believe there remains a significant opportunity for continued growth and increased distribution of our Power Brands, each of which was distributed in less than 65% of national retail stores in 2019 based on the ACV Distribution Percentage for our Power Brands, especially as we increase our marketing support and new product innovations leveraging Collier Creek’s expertise.
We also believe that our diversified brand portfolio and product offerings across multiple salty snack sub-categories mitigates business risk and results in more predictable and stable financial performance, as we are not overly exposed to a single brand or product sub-category.
Valuable, Hard-to-Replicate Manufacturing and Distribution Network
Augmenting our portfolio of iconic brands, we believe our manufacturing and distribution capabilities create an additional competitive advantage relative to certain competitors or new entrants in the United States salty snacks category.
Our broad manufacturing capabilities enable us to produce a wide assortment of high-quality salty snacks, including potato chips, pretzels, cheese curls, pub/party mixes, veggie snacks, pork skins, ready-to-eat popcorn, and tortilla chips, among others. We believe the ability to provide a comprehensive offering of salty snacks is appealing to retailers and helps us secure additional points of distribution and shelf space in stores. Our manufacturing facilities have broad geographic coverage and significant capacity for growth.

Additionally, we have in-house capabilities and experience across multiple manufacturing processes, ingredients, and packaging formats, providing greater flexibility for product innovation and to meet evolving consumer demands.
We also operate a hard-to-replicate, hybrid distribution system through (i) direct shipments to over 350 customer distribution centers reaching approximately 17,000 retail stores, (ii) distributors reaching approximately 15,000 retail stores, and (iii) our extensive DSD network of more than 1,600 routes reaching over 75,000 retail stores. We believe our DSD capabilities are a clear advantage in the salty snack category, enabling expanded distribution reach, greater retailer shelf space, faster replenishment for higher in-stock levels, and enhanced merchandizing opportunities. We believe Utz is one of only three scale U.S. salty snack manufacturers with extensive DSD capabilities, creating a competitive differentiator and attractive industry structure. Our distribution system is also highly scalable, resulting in the ability to drive higher margins on incremental revenues and enabling us to realize significant cost savings when integrating acquired brands into our established platform. We have spent decades developing and enhancing our hybrid distribution system organically and through acquisitions, and we believe it would be expensive and time consuming for a new competitor to replicate the breadth and capabilities of this distribution network.
Multiple Significant Organic Growth Opportunities and Substantial Identified Cost Savings
Our business benefits from multiple opportunities to drive attractive and profitable organic growth. Our value-creation strategies are focused on several key initiatives to accelerate organic revenue growth and enhance margins. We plan to enhance our organic revenue growth by (a) accelerating sales of our Power Brands with enhanced marketing support and new product innovation, (b) expanding our distribution in underpenetrated channels and customers, (c) continuing our geographic expansion, and (d) increasing our presence in key salty snack sub-categories and adjacencies. We believe each of these growth avenues represents a sizeable opportunity to expand our Net Sales.
We further anticipate expanding our margins through supply chain productivity, revenue management, a higher-margin product mix, and higher margins on incremental sales as we leverage our scalable existing platform. Notably, we and Collier Creek have identified supply chain cost savings initiatives that we believe have the potential to cumulatively deliver approximately $50 million of annual gross savings. While we intend to reinvest a portion of these potential savings into increased marketing support and new product innovation, among other things, we believe these cost savings projects provide greater visibility into potential near-term margin improvements and Adjusted EBITDA growth.
We believe the breadth and potential magnitude of our various organic growth opportunities creates multiple paths to drive significant value creation for our stockholders.
Proven M&A Expertise with Significant Opportunity
We maintain a highly-disciplined approach to M&A and have substantial experience sourcing, executing, and integrating value-enhancing acquisitions. Over the last ten fiscal years, we have successfully integrated 11 acquisitions at an average acquisition multiple of approximately 7.4 times the target’s Adjusted EBITDA including anticipated integration-related cost savings. Given our highly-scalable operating platform, we are able to quickly and efficiently integrate acquired businesses into our infrastructure and realize attractive cost savings as well as revenue and distribution increases. On average, we have identified cost savings opportunities that can be implemented within the first 12 to 18 months following a respective acquisition, representing approximately 8% of target company revenues for our acquisitions since 2011.
We have historically used strategic acquisitions to (i) expand our brand portfolio, (ii) broaden our geographic reach and distribution capabilities, (iii) enhance our long-term growth rate, and (iv) realize significant revenue and cost synergies. Consistent with this strategy, in October 2019 we completed the Kennedy Acquisition, which expanded our distribution capabilities in the Pacific Northwest and Western United States, added several craft and regional brands to our portfolio, and is expected to generate significant cost savings. Further, in December 2019, we completed the Kitchen Cooked Acquisition, which expanded our distribution capabilities in the Mid-West United States and is expected to generate additional cost savings.
We believe that our longstanding customer relationships, scalable business platform, experienced management team and board of directors, and strong cash generation position us to continue to acquire and integrate value-enhancing acquisitions. Our strong existing platform in the salty snacks category creates a large addressable market and broad set of potential acquisition targets. We believe our scale, management team and board’s integration expertise, and access to capital will allow us to consider both small and large acquisitions in the future and seamlessly integrate them to drive maximum value creation.
Experienced, Hands-On Management Team and Board of Directors
Our management team has a demonstrated history of delivering strong operating results, as evidenced by over 40 consecutive years of Comparable Sales Growth and the successful integration of multiple acquisitions that expanded the scope and scale of our business. Our management team has deep experience in the snacking category and includes a combination of those with long tenure and knowledge of our organization and those who bring years of experience at other blue-chip food companies, including Frito Lay (PepsiCo), Pepperidge Farm (Campbell’s), Chobani, and others. Our Chief Executive Officer, Dylan Lissette, has been Chief Executive Officer of Utz since 2013 and held various roles within Utz since 1995. Our senior management team members have on average over 25 years of relevant experience across key business functions.
Our management team will be complemented by an experienced Board of Directors, including several executives of Collier Creek with a proven track record of successfully managing and acquiring packaged food businesses. At the Closing of the Business Combination, Roger Deromedi, the former Chairman of Pinnacle Foods and former Chief Executive Officer of Kraft Foods, assumed the role of Chairman of our board of directors. Other members of the board of directors nominated by the Sponsor include Craig Steeneck, the former Chief Financial Officer of Pinnacle Foods; Antonio (Tony) Fernandez, the former Chief Supply Chain Officer of Pinnacle Foods; and Jason Giordano, former Director of Pinnacle Foods and former Managing Director at Blackstone where he led investments in the food sector. Additionally, our other Directors have deep experience with consumer companies in and beyond packaged food. Each of these Directors intends to actively support our management and contribute significant time and knowledge in their respective areas of expertise, including brand management, marketing, innovation, supply chain optimization, acquisition execution and integration, financial reporting, and investor relations, among others.
Value Creation Strategies
We intend to profitably grow our business and create stockholder value through the following strategic initiatives:

Reduce Costs and Expand Margins Through Productivity, Revenue Management, and Higher-Margin Product Mix
We believe we are well-positioned to drive further margin expansion and achieve our long-term margin objective of mid-teens Adjusted EBITDA Margins. We expect to reduce costs and enhance margins through a combination of (i) our company-wide productivity programs, (ii) our revenue and trade management initiatives, (iii) the positive impact from growth of our higher-margin Power Brands, and (iv) higher margins on incremental sales as we leverage our scalable existing platform. We believe we are well-positioned to accelerate our margin enhancement initiatives from the combination of (a) our significant recent investments in data and analytics systems and resources, (b) our partnership with the Collier Creek team, (c) the sizeable opportunity to optimize our cost structure given our increased scale following recent acquisitions, and (d) our increased free cash flow and availability of capital for productivity-related investments from reduced leverage as a public company.
Our company-wide operational excellence programs are designed to generate long-term annual productivity savings in all areas of the business. For procurement, manufacturing and logistics, we are targeting a range of 3% to 4% of our annual Cost of Goods Sold, compared to less than 1% historically. We intend to utilize these productivity savings to, among other things, fund increased investments in innovation and marketing behind our Power Brands, mitigate the impact of input and other cost inflation in our business, and enhance our Adjusted EBITDA Margins. In advance of the Business Combination, we identified numerous supply chain cost savings initiatives that we believe have the potential to cumulatively deliver approximately $50 million of annual gross cost savings. We believe these savings have the potential to be realized over a three-year period, supported by our planned profit-enhancing capital expenditures. We believe these productivity projects provide us with substantial visibility into near-term cost savings and enhanced confidence in achieving our productivity and margin targets.
Our active revenue management initiatives, which include enhancing the effectiveness of our trade promotions and optimizing our price pack architecture, are expected to further contribute to our margin expansion over time. Our access to enhanced data and analytics following our recent implementation of a new trade management system and from our planned upgrade to a new ERP system will facilitate these optimization initiatives. We also expect our gross margins to benefit from improving product mix as we grow our higher-margin Power Brands and selectively rationalize low-margin products, including certain private label and partner brands.
Finally, realizing synergies from future acquisitions and leveraging our scalable supply chain and efficient organizational structure are also expected to drive margin expansion over time. We believe our lean, nimble structure and efficient internal processes will continue to enhance our decision-making and speed of execution. Our flat structure ensures senior management engagement in key business decisions and allows for a high level of connectivity between key decision makers and our operations and customers.
Accelerate Power Brands through Enhanced Marketing and Innovation
Our Power Brands are among our highest-growth and highest-margin products and enjoy the greatest potential for value-added innovation and enhanced responsiveness to consumer marketing. Our Power Brands represented 71% of our pro forma invoiced sales in fiscal 2019 and have generated organic retail sales growth of 4% per annum on average from 2014 to 2019. Our brand prioritization strategy is focused on ensuring that the consistent cash flows from our Foundation Brands are reinvested in on-trend innovation and consumer marketing for our Power Brands. We believe this strategy of focusing the majority of our new product innovation efforts and consumer marketing investments on our Power Brands will drive both accelerated Net Sales growth for our consolidated portfolio and increased margins through a higher-margin sales mix.
We plan to accelerate new product innovation efforts and increase direct-to-consumer marketing investments behind our Power Brands, funded, in part, by cost savings from our productivity programs. In fiscal 2019, we spent approximately $10 million (or 1% of our Net Sales) on traditional direct-to-consumer marketing and advertising, including sponsorships, print, digital and social media, which was less than most of our competitors. We have historically relied more heavily on sponsorships and targeted trade promotions to drive incremental purchases. Going forward, we intend to increase our overall marketing spend and reallocate our investments toward high-impact direct-to-consumer marketing programs. We believe that enhanced consumer research, trade analytics, and innovation processes for increasing the level of new products, along with the above mentioned increased consumer marketing spend, will increase consumer awareness and demand for our Power Brands, resulting in expanded distribution, higher sales velocities, and acceleration of our Net Sales and Adjusted EBITDA growth.
Expand Distribution in Underpenetrated Channels and Customers
We intend to further expand distribution of our Power Brands. Historically, we have had success in expanding the number of retail stores selling our products. For instance, our Utz brand was sold in approximately 61% of retail stores in 2019 versus approximately 47% in 2014 based on the applicable ACV Distribution Percentage. Our strong brand equities, enhanced innovation, and increased consumer marketing spend should enable us to continue to expand distribution of our products both within existing customers and in under-penetrated retail channels.
We intend to drive deeper penetration with existing customers by expanding our shelf space and the range of our products available for purchase by consumers. In 2019, we estimate that approximately 25% of our customers sold only one of our Power Brands and no customers sold all of our Power Brands. Consequently, we believe there remains a sizeable opportunity to increase our shelf presence and optimize the range of products offered by our customers. We intend to focus primarily on the expansion of our Power Brands and highest-velocity products, and to leverage our new product innovation efforts to drive placements of new items.
We also plan to continue to expand our distribution in under-penetrated retail channels. Specifically, we believe there is an opportunity to expand our distribution in mass merchants and convenience stores, where our retail sales as a percentage of the salty snack category are lower than in other channels such as grocery or club stores. Growing our share with mass merchants and convenience stores equal to our share with grocery retailers would represent an over $210 million increase to our retail sales, based on 2019 retail sales.
Continue National Geographic Expansion
We benefit from strong brand awareness and heritage in our Core geographies, where we are the second largest provider of branded salty snacks based on 2019 retail sales. We have historically expanded our geographic reach, both organically and through acquisitions, in our Expansion and Emerging geographies. We plan to continue to expand our distribution and sales of Power Brands in these geographies, supported by our increased brand investments, expansion of our direct-to-customer and DSD distribution capabilities, and potentially through strategic acquisitions. We will prioritize large population centers in our Expansion geographies, including Florida, Texas, and the Mid-West United States, and in our Emerging geographies, including California and Arizona. We believe the potential opportunity from continuing to expand our geographic penetration is significant. Based on 2019 retail sales, our brands represented approximately 7.4% of the salty snacks category in our Core geographies, as compared to only 3.2% in Expansion geographies and 1.2% in Emerging geographies. A one percentage point increase in our share within Expansion and Emerging geographies represents an approximately $180 million increase to our retail sales, based on 2019 retail sales. Growing our share in Expansion and Emerging geographies to equal to our share in Core geographies represents an approximately $890 million increase to our retail sales, based on 2019 retail sales.

Source:   IRI MULO-C database for the 52-week period ended December 29, 2019.
1   Utz share is based on IRI Dollar Sales.
Increase Presence in Key Salty Snack Sub-Categories and Adjacencies
Our brands have strong competitive positions across an assortment of popular salty snacks, including potato chips, pretzels, cheese snacks, pub/party mixes, veggie snacks, and pork skins. Given our long-standing customer relationships, broad production capabilities, and scalable distribution platform, we plan to strengthen our presence in certain salty snack sub-categories that we believe are highly synergistic to our existing business. For example, tortilla chips and ready-to-eat popcorn represented approximately 28% of salty snacks category retail sales in 2019 but represented less than 5% of our retail sales. Growing our share of retail sales in these two sub-categories equal to our category-wide share would represent approximately $235 million of additional retail sales, based on 2019 retail sales.
We intend to expand our presence in key salty snack sub-categories through a combination of line extensions of our existing brands, new brand introductions, licensing partnerships with established brands, and/or acquisitions. We have a successful track record of expanding our business into new sub-categories, including our entry into veggie snacks via our acquisition of Good Health in 2014. The Good Health brand has grown retail sales at an approximately 29% CAGR since 2014. We believe our expanded presence across key salty snack sub-categories would enhance our competitive position with customers and would be highly synergistic given our ability to leverage our existing manufacturing and distribution infrastructure. While we intend to prioritize opportunities in the salty snacks category, we will also opportunistically consider additional snacking products that complement our current offering and leverage our existing capabilities, such as healthy snacks, baked snacks, and protein snacks, among others.

Continue Value-Enhancing Strategic Acquisitions
We believe that our long-standing customer relationships, scalable business platform, experienced management team and board of directors, and strong cash generation position us to continue to acquire and integrate value-enhancing acquisitions. Over the last ten fiscal years, we have successfully integrated 11 acquisitions at an average acquisition multiple of approximately 7.4 times the target’s Adjusted EBITDA after anticipated integration-related cost savings.
We intend to continue to proactively pursue value-enhancing acquisitions, focusing on branded snacking opportunities in the United States with a concentration on salty snacks. We plan to utilize a disciplined approach to identify and evaluate acquisition candidates that are well-positioned with consumer trends and have attractive growth opportunities as part of our platform. We expect to prioritize opportunities that facilitate our geographic expansion, expand our presence in key product sub-categories, and/or enhance our long-term growth rate, while also delivering strong cost synergies. We believe the combination of leveraging our scale in procurement, manufacturing, and distribution; consolidating selling, general and administrative functions; and further developing retailer relationships will continue to enable us to drive strong synergies and value creation in future acquisitions.
Our robust existing platform in the salty snack category creates a large addressable market and allows us to consider both small and large acquisition targets. We intend to finance acquisitions in a prudent manner consistent with our target leverage policy.
Deliver Strong Cash Flows and Return Value to Shareholders Through Debt Reduction and Regular Dividend Payments
We believe we are well-positioned to profitably grow our business and generate strong free cash flow through our combination of attractive and expanding Adjusted EBITDA Margins, modest working capital requirements, and limited maintenance-related capital expenditures. Since fiscal 2016, we have improved our operating net working capital as a percentage of Net Sales from approximately 11.9% to 8.5% and continue to focus on efficiency opportunities that should benefit our free cash flow. We believe our well-maintained manufacturing facilities with available capacity will limit our near-term maintenance-related capital expenditures to approximately 1% of Net Sales. Overall capital expenditures are expected to represent approximately 2.5% to 3.0% of Net Sales in the near term as we invest behind several identified profit-enhancing capital projects with attractive returns on investment, consistent with our supply chain productivity and new product innovation initiatives. In fiscal 2020, we expect our Further Adjusted EBITDA less Capital Expenditures (excluding one-time capital investments related to our ERP upgrade) to represent approximately 85% of our Further Adjusted EBITDA.
We believe our capital structure and strong free cash flow enable us not only to invest in our Power Brands to drive organic growth and fund value-enhancing acquisitions, but also to continue to strengthen our balance sheet through debt reduction and to return capital to our stockholders through regular dividend payments. Subject to the determination of the Company Board, we intend to pay a regular quarterly cash dividend initially set at approximately $0.20 per common share per annum. There can be no guarantee that such cash dividend payments will be declared.
Company History
Our company was founded in 1921 by Bill and Salie Utz, who began producing freshly-made potato chips using high quality ingredients from their kitchen in Hanover, Pennsylvania, for sale to local retailers. In the 1920s, Bill and Salie enhanced the branding of “Utz’s” potato chips with the addition of the iconic Little Utz Girl who remains a feature of Utz-branded snacks to this day. Following two generations of growth in Pennsylvania and the surrounding regions, current principal owner and Chairman Michael Rice assumed the Chief Executive Officer role in 1978 and oversaw our product line expansion into additional salty snacks, including pretzels, cheese snacks and others, and accelerated our company’s geographic expansion throughout the Northeast and Mid-Atlantic regions. In 2013, fourth-generation family leader Dylan Lissette assumed the Chief Executive Officer role and further accelerated our national expansion through organic growth and a series of acquisitions. From fiscal 2011 to 2020, we completed 11 acquisitions, including Zappe Enterprises in 2011, Good Health in 2014, Golden Flake in 2016, Inventure Foods in 2017, and the

Kennedy Acquisition in 2019. Through these acquisitions, we expanded from a single-brand focus to a multi-brand portfolio and extended our sales and distribution capabilities across the United States. We also realized significant cost savings from successfully integrating these acquisitions into our scalable operating platform. Today, we produce over 5 million pounds of snacks per week and reach over 75,000 retail stores across the country.
Recent Acquisitions
We have historically used strategic acquisitions to (i) expand our brand portfolio, (ii) broaden our geographic reach and distribution capabilities, (iii) enhance our long-term growth rate, and (iv) realize significant revenue and cost synergies. Since fiscal 2011, we have successfully integrated 11 acquisitions at an average acquisition multiple of approximately 7.4 times the target’s Adjusted EBITDA including anticipated integration-related cost savings.
On September 30, 2016, we completed the acquisition of the issued and outstanding common stock of Golden Enterprises, Inc., whose wholly-owned subsidiary was Golden Flake, for $141 million or approximately 7.6 times Golden Flake’s 2016 Adjusted EBITDA including integration-related cost savings. This acquisition significantly expanded our geographic presence in the Southeastern United States and created meaningful manufacturing and distribution synergies. It provided a large-scale production facility in Birmingham, Alabama, capable of producing several product sub-categories, and resulted in a net increase of over 300 DSD routes.
On December 14, 2017, we completed the acquisition of Inventure Foods, which included the Boulder Canyon brand and a license to use the TGI Fridays brand in connection with certain snack foods, among others, for $166 million or approximately 10.2 times (adjusted for the estimated net present value of the step-up amortization expected to be realized from the transaction) Inventure Foods’ 2017 Adjusted EBITDA including integration-related cost savings. Inventure Foods produced and marketed BFY and indulgent specialty snack foods nationally through distributors, national retailers, club stores, grocery stores and convenience stores. We acquired Inventure Foods to expand our national footprint, enhance our presence in BFY brands, increase our penetration in the convenience and natural store channels, add production facilities in Indiana and Arizona, and capture significant synergies.
On October 21, 2019, we completed the Kennedy Acquisition in which we acquired Conagra’s DSD snack business, which included the Hawaiian, Tim’s Cascade, and Snyder of Berlin brands, for $138 million or approximately 7.4 times Kennedy’s 2019 Adjusted EBITDA including anticipated integration-related cost savings. We completed the Kennedy Acquisition to expand our national footprint and capture significant synergies. The acquisition provided us with the second-largest DSD network for branded salty snacks in the Pacific Northwest; a regional production facility outside of Seattle, Washington; and increased scale with retailers in the Western U.S. We also acquired regional DSD routes and a production facility in Berlin, PA, which are highly complementary with our existing business in that region. Given our scalable operating platform, we currently expect to realize approximately $6.3 million of integration-related cost savings from this acquisition. We currently expect to complete the integration in 2021, with the majority of actions necessary to realize these expected cost savings completed in 2020. We expect the total contribution from this acquisition to our 2020 Further Adjusted EBITDA to be approximately $21.9 million.
On December 30, 2019, we completed the Kitchen Cooked Acquisition. The acquisition expanded our presence in the Mid-West United States and included DSD routes in Illinois and Iowa, as well as a manufacturing facility in Illinois. Kitchen Cooked was also acquired to capture anticipated cost savings, and we expect to complete the integration in 2021, with the majority of actions necessary to realize these expected cost savings completed in 2020. We expect the total contribution from this acquisition to our 2020 Further Adjusted EBITDA to be approximately $1.2 million.
Brands
Our business is managed and reported in one operating segment. However, we actively manage our portfolio of brands by strategically segregating it into Power Brands and Foundation Brands. Power Brands enjoy a combination of higher growth and margins, greater potential for value-added innovation, and enhanced responsiveness to consumer marketing as compared to Foundation Brands. As a result, we focus our investment spending and brand-building activities on Power Brands while managing Foundation Brands for cash flow generation to support investment in Power Brands and fund other corporate priorities.
Our Power Brands are comprised of Utz, Good Health, Boulder Canyon, Zapp’s, Hawaiian, Golden Flake pork skins, TGIF, Herdez, and TortiYAHS!, which accounted for approximately 71% of our pro forma invoiced sales in fiscal 2019. Our Power Brands generated $804 million in retail sales in 2019, representing 4% growth versus the prior year. We expect our Power Brands to continue to grow in excess of our company-wide growth rate, particularly as we increase our consumer marketing and brand building investments, consistent with our growth strategy.
Our flagship Utz brand generated retail sales in excess of $560 million in 2019, representing approximately 3% year-over-year growth and making it one of the 10 largest salty snack brands in the United States by retail sales. Recognized for its iconic logo featuring the “Little Utz Girl” since the 1920s, the Utz brand currently utilizes the slogan “The Crunch That Connects US All”™, which captures how Utz brings people together to share a great snacking experience. We sell a variety of salty snacks under the Utz brand, including potato chips, pretzels, cheese snacks, pub/party mixes, and others. The Utz brand benefits from nearly 100 years of heritage and from strong consumer recognition in Core geographies, with aided brand awareness of approximately 94% on average in certain Northeast and Mid-Atlantic cities. However, Utz products were distributed in only 61% of retail stores nationwide in 2019 based on ACV Distribution Percentage as consumer awareness and loyalty are lower in Expansion and Emerging geographies, where we believe Utz has a significant opportunity for continued growth and penetration. Over the last five years, the Utz brand has grown its retail sales at an approximately 3% CAGR, which we believe can be accelerated as we expand distribution and increase investments in marketing and new product innovation.
Our Good Health and Boulder Canyon Power Brands anchor our position in the BFY segment of salty snacking, which has been a high-growth segment in recent years. Good Health, which we acquired in 2014, is positioned as a positive way to snack because its products have cleaner ingredients and are certified non-GMO and gluten-free. Good Health is a leading brand for consumers focused on vegetable-infused snacks, and, since its acquisition, we have successfully extended the brand into BFY potato chips, ready-to-eat popcorn, and gluten free pretzels. Over the last five years, Good Health has grown retail sales at an approximately 29% CAGR. Boulder Canyon, which we acquired as part of the Inventure Foods acquisition in 2017, offers a line of premium BFY potato chips, including those made with olive or avocado oils. In the Natural channel, Boulder Canyon is the #2 potato chip brand and its “Canyon Cut” rippled avocado oil-based chip is the #1 selling potato chip item. In 2018, we successfully repositioned Boulder Canyon, including revamping the brand’s visual identity and packaging, and have launched several very successful new products such as a three-potato “Gourmet Medley” blend. Following these brand investments, Boulder Canyon increased retail sales by 7% in 2019.
Our Power Brands also include a number of our authentic craft brands that we believe have national growth opportunities, including Zapp’s, Hawaiian, and Golden Flake pork skins. For example, Zapp’s, which we acquired in 2011, offers a line of premium kettle-cooked potato chips with bold, authentic flavors steeped in its New Orleans roots, including “Voodoo,” “Hotter ‘N’ Hot Jalapeño,” “Spicy Cajun Crawtators,” and “Cajun Dill Gator-tators,” among others. Zapp’s has grown retail sales at a 15% CAGR over the last five years and has significant opportunity for growth given its distribution in only 44% of retail stores in 2019 based on ACV Distribution Percentage. Hawaiian is a premium kettle chip brand that was acquired with the Kennedy Acquisition and has grown retail sales at a 5% CAGR since 2015. It evokes the feel of the Pacific islands, with exotic flavors like “Sweet Maui Onion,” “Luau BBQ,” “Mango Habanero,” and “Hulapeño.” Our Golden Flake brand, a part of Southern culture since 1923, offers a full line of Southern-style pork skins with flavors like “Louisiana Hot Sauce” and “Sweet Heat Barbecue.” Our authentic Golden Flake pork skins offer great taste and crunch with low carbohydrates and have grown retails sales at a 12% CAGR over the last five years.
In fiscal 2019, our Foundation Brands accounted for approximately 29% of our pro forma invoiced sales. Our Foundation Brands include strong regional snacking brands, such as Golden Flake (excluding pork skins), Tim’s Cascade, Snyder of Berlin, “Dirty,”Kitchen Cooked, Bachman, and Jax as well as our partner and private label brands. We have historically utilized the strong regional positions and relevance of our Foundation Brands to drive increased distribution for our Power Brands. Our Foundation Brands generated retail sales in excess of $168 million in 2019, representing a 3% decline versus the prior year. As part of our ongoing strategic prioritization efforts over the last several years, we have deemphasized and/or discontinued certain low-margin private label and partner-branded products, refocusing attention on our higher-margin branded products. We intend to manage our Foundation Brands for cash flow generation to support investments in Power Brands and to fund other corporate priorities. As a result, we plan to focus our spending for Foundation Brands on brand renovation and targeted consumer and trade programs.
On a consolidated basis across our Power and Foundation Brands, we generated $972 million in retail sales in 2019, representing 3% growth versus the prior year. We expect our retail sales growth to accelerate in the future as Power Brands become a larger percentage of our total retail sales mix and as we increase and enhance our investments in marketing and new product innovation.
Products
We produce a broad range of salty snack foods, including potato chips, pretzels, cheese snacks, veggie snacks, pub/party mixes, pork skins, ready-to-eat popcorn, tortilla chips, and other snacks. Our products are packaged in a variety of different sizes and configurations, ranging from individual packages to shareable bulk containers. We also sell certain third-party branded products through our distribution network.
We believe our ability to produce a wide range of products differentiates us from some of our competitors whose businesses focus on a particular product type. We believe our broad product assortment enables us to gain greater distribution and shelf space with our customers. Our in-house production capabilities across a range of products also enable us to rapidly respond to evolving consumer needs and preferences and to better create new innovative products to delight consumers. We also believe that our diversified product portfolio results in more predictable and stable financial performance as we are not overly exposed to only one product sub-category.
Product Innovation
New product innovation is critical in the salty snacks category because consumers both enjoy long-time favorites and like to experiment with new forms, flavors, textures, and ingredients. As such, the level of new product innovation and the speed to market with these innovations are critical components of our business. Our innovation process begins with our marketing team, which understands our brands and consumers, and works collaboratively with our research & development and innovation leaders to identify new product opportunities that best suit our brand positions. We develop insights about unsatisfied consumer needs using our market research capabilities, and we track competitive product introductions to ensure appropriate responses. We also collaborate with third-party seasoning and flavor houses to understand the latest trends in consumer flavors and emerging consumer flavor preferences. Going forward, we intend to increase our investments in market research and other resources to generate more consumer insights and new product innovations.
We also utilize our flexible manufacturing and distribution platform to streamline the new product innovation process from idea conception through development and commercialization to market. The strategic location of our primary corporate office adjacent to our largest manufacturing plants facilitates strong coordination between our marketing, sales, research & development, and manufacturing professionals, leveraging the innovation experience of senior management and our in-house innovation leaders. Our broad in-house manufacturing capabilities across different product forms and packaging allow us to develop and commercialize new products quickly, and we have the manufacturing flexibility to handle many types of ingredients, including on-trend BFY oils such as avocado and olive. Our DSD distribution system allows us to efficiently experiment with new products at retail stores driven by the ability to quickly place new items and collect immediate feedback on sell-through trends. Finally, given the importance of in-store presence, we have a dedicated graphics team that is able to quickly develop and implement new packaging designs, impactful point-of-sale materials, and retail-ready displays.
Recent innovations include exciting new flavors such as Zapp’s “Evil Eye,” building on the success of the extreme flavor sensation in Zapp’s “Voodoo” kettle chips; Good Health “Creamy Onion & Chive Veggie Chips”; Boulder Canyon “Thin & Crisp” potato chips cooked in avocado oil; Utz bagel-flavored pretzels, such as “Pumpernickel,” “Butter,” and “Everything”; and Utz “Kettle Classics” with TGI Fridays “Cheddar & Bacon” flavor. We have also introduced new product forms under the Good Health brand, including organic “Puffs” and “Fries,” as well as the TGI Friday’s brand, including “Party Sticks” shaped like French fries and “Pub Bites” shaped like chicken drumsticks. Further, we continue to introduce new packaging format innovations highlighted by the convenient POURABLES Utz cheeseballs pouches that protect your fingers while letting you enjoy your favorite snack.
Marketing, Advertising, and Consumer Engagement
Strategy.   Our marketing strategy is centered around our strong brand equities, new product innovation capabilities, and the consistently high quality of our products. We conduct marketing efforts through three principal sets of activities: (i) consumer marketing and advertising, including sponsorships, print, digital and social media, and other product promotions; (ii) consumer sales incentives including coupons and rebates; and (iii) trade promotions to support features, displays and other merchandising of our products by our customers. We have historically relied more heavily on sponsorships, trade promotions, and in-store merchandising as our primary forms of consumer engagement. In fiscal 2019, we spent approximately $10 million (or 1% of net sales) on traditional consumer marketing and advertising. Going forward, consistent with our value creation strategies, we intend to meaningfully increase our investments in direct consumer marketing and advertising focused on our Power Brands as well as reallocate our current mix of media spending toward activities we believe will generate the highest return on investment. We believe these strategies will have a meaningfully positive impact on our brands and result in the acceleration of our Net Sales growth.
Digital and Social Media.   In recent years we have shifted our media efforts toward digital advertising, and increased our investments in engaging with consumers directly via social media platforms. In mid-2019, we appointed a VP of Digital Marketing and eCommerce to focus on expanding and integrating our e-commerce and social media platforms. These efforts have resulted in an approximately 37% increase in social media engagement from consumers from April 2019 to April 2020. We expect to continue to expand our investments in digital and social media in the future, including as part of our strategy to grow our direct-to-consumer marketing investments.
Customers
Retailers.   We primarily sell our range of snacking products to supermarket chains, independent grocery stores, mass merchants, club stores, convenience stores, dollar/value stores, drug stores, gasoline stations, and other food retailers. In some cases, we sell and distribute products directly to retail customers. In other cases, we sell our products to independent DSD operators or distributors, who, in turn, sell and distribute our products to retailers; however, we typically consider the retailer to be our customer. We believe this flexible, hybrid sales and distribution system provides an advantage in ensuring our products are available cost-effectively across a wide range of retail channels, including both large, national customers and smaller “up and down the street” retailers.
In 2019, approximately 52% of our retail sales were derived from food and grocery retailers, 20% from convenience stores, 14% from mass merchants, 6% from club stores, 2% from drug stores, and 6% from other channels, including dollar/discount, as defined by IRI. Notably, food service, which is not tracked by IRI, represented only 3% of fiscal 2019 pro forma invoiced sales, indicating limited exposure to potential shifts in consumer preferences toward at-home food consumption related to COVID-19. We believe COVID-19 may increase the longer-term share of at-home food consumption due to (i) safety concerns causing people to spend more time at home and avoid offices, restaurants, and public gatherings; (ii) a potential enduring shift to “work-from-home” models; and (iii) cost-related preferences for at-home vs. away-from-home (or foodservice) consumption during a potential recession.
In fiscal 2019, our top 10 customers, all of which are retailers, represented approximately 46% of our pro forma invoiced sales, and no customer accounted for more than 10% of our pro forma invoiced sales in fiscal 2019. We historically have benefited from long-term relationships with our key customers, having a sales relationship for more than 20 years on average across our top 15 retail customers.
Direct-to-Consumer.   We aim to ensure that consumers can access our brands in a way that best suits their lifestyles. In addition to availability on our customers’ websites, we offer consumers the ability to purchase our snacking products via our company-owned website (www.utzsnacks.com) and various third-party e-commerce sites, including Amazon.com.
International
More than 99% of our pro forma invoiced sales occurred in the United States in fiscal 2019, and we are focused on growing our business in the United States. Since substantially all of our business is in the United States, we believe we have more limited exposure to global economic conditions and foreign exchange fluctuations than companies with more substantial international sales and operations, which we believe may contribute to greater stability of our cash flows.
Competition
Our products primarily compete with other salty snacks but also compete more broadly for certain eating occasions with other snack foods. We believe that the principal competitive factors in the salty snacks industry include taste, convenience, product variety, product quality, price, nutrition, consumer brand awareness, media and promotional activities, in-store merchandising execution, customer service, cost-efficient distribution, and access to retailer shelf space. We believe we compete effectively with respect to each of these factors.
The salty snacking industry is competitive and includes a number of diverse participants. Our identified competitors include PepsiCo (Frito Lay), Campbell’s (Snyder’s-Lance), Kellogg’s (Pringles), General Mills, Grupo Bimbo, Hershey’s, Hain Celestial, and Arca Continental (Wise), among others. Our products also compete with private label or retailer-branded salty snacks. However, private label represented only approximately 6% of category retail sales in 2019, which was flat compared to its share of retail sales in 2013.
As illustrated below, PepsiCo (Frito Lay) is the largest player in the salty snacks category with over $16 billion in retail sales in 2019 as reported by IRI, representing approximately 62% of the category. We are the #4 player nationally in salty snacks, representing 4% of retail sales, slightly behind Campbell’s (Snyder’s-Lance) and Kellogg’s (Pringles) based on retail sales data reported by IRI. Notably, of the top five players, only PepsiCo, Campbell’s and Utz have a robust DSD distribution system and diversified offering of salty snacking products. Historically, the salty snacks category has benefited from favorable competitive dynamics, including low private label penetration and category leaders who compete primarily via marketing and innovation.

2019 U.S. Salty Snack Retail Sales ($ in millions)

	Core Rank	Core Share	U.S. Rank	U.S. Share
Total Salty Snacks	#2	7%	#4	4%
Potato Chips	#2	12%	#4	6%
Pork Skins	#1	23%	#3	12%
Cheese	#2	7%	#2	4%
Pretzels	#2	17%	#3	10%

$16,047
$1,235
$1,094
$972 (1)
$569
$492
$400
$260
$196
$195
$187
$171
$170 (2)
$145
$116
~$2,000
$1,459
PepsiCo
Campbell's
Kellogg's
utz
General Mills
Grupo Bimbo
Hershey's
Hain Celestial
Arca Cont.
Herr's
Truco
Gruma
Conagra
Mars
Old Dutch
All Other Branded
Private Label

	PepsiCo	Campbell's	Kellogg's	Utz	General Mills	Grupo Bimbo	Hershey's	Hain Celestial	Arca Cont.	Herr's	Truco	Gruma	Conagra	Mars	Old Dutch
DSD[3]	✓	✓	✗	✓	✗	✓	~	~	✓	✓	~	✓	~	✗	✓
Category Diversification[3]	Y	Y	N	Y	N	Y	N	Y	Y	Y	N	N	Y	N	Y

✓ DSD Network ~ Utilizes Partner's DSD Network ✗ No DSD Network

[1] *Utz Brands 2019 retail sales adjusted to reflect the full year impact of the Conagra Acquisition, which was completed in fiscal 2019 and represents $76 million of 2019 retail sales, and the Kitchen Cooked acquisition, which was completed in fiscal 2020 and represents $11 million of 2019 retail sales.*

[2] *Conagra adjusted to exclude the full year impact of brands acquired by Utz in fiscal 2019, which represent $76 million of 2019 retail sales.*

[3] *Based on management estimates and judgment.*

Importantly, we are the #2 player in our Core geographies representing 7% of total salty snacks category retail sales. In our Core geographies, we have the #1 position in pork skins with 23% of sub-category retail sales and the #2 positions in potato chips, pretzels and cheese snacks with 12%, 17% and 7% of sub-category retail sales, respectively. We believe we have a strong and defensible position in our Core geographies with a significant opportunity to enhance our national position by expanding sales in Expansion geographies (where we represent 3% of category retail sales) and Emerging geographies (where we represent 1% of category retail sales).
Notably, in 2019, approximately $3 billion of salty snack retail sales were generated by approximately 1,300 smaller competitors, each with retail sales of less than $200 million. We believe this fragmented group of smaller brands provides an attractive opportunity for us to expand our retail sales by either acquiring or displacing smaller regional or product-specific competitors.
Supply Chain
Sourcing.   The principal ingredients used to manufacture our products include potatoes, oil, flour, wheat, corn, cheese, spices, and seasonings. Our primary packaging materials include flexible films and rigid containers, such as barrels, lids, cartons, and trays. All of our core ingredients are purchased according to rigorous standards to assure food quality and safety. Our principal ingredients are generally available from multiple suppliers and we do not source any of our top 10 inputs under any single-source arrangements. As such, we believe that we can make satisfactory alternative arrangements in the event of an interruption of supply from our vendors. No single category of raw material purchases represented more than 13% of our Cost of Goods Sold in fiscal 2019. In addition to raw materials, we source energy and liquid fuels for our manufacturing facilities and in-house distribution assets.
We utilize various buying strategies to mitigate the impact of changes in input prices, including fixed-price forward purchases as well as commodity hedging arrangements with third parties (particularly for energy, vegetable oils, wheat, and corn). A number of external factors such as weather, commodity markets, and governmental or agricultural programs can affect the cost of raw materials used in our products. To provide greater visibility, we typically look to enter into pricing arrangements covering a meaningful portion of our forecast purchases over the next 3 to 18 months. As of April 22, 2020, we believe we have entered into pricing arrangements covering approximately 90% of our budgeted raw material needs in fiscal 2020.
Aside from raw ingredients, we also source a select amount of finished goods related to our partner brands, which are third-party brands distributed through our distribution system. In fiscal 2019, purchases of third-party finished goods represented less than 4% of our pro forma invoiced sales.
Manufacturing.   We manufacture our products primarily through 14 company-operated manufacturing facilities across the United States. These include four legacy Utz facilities and ten facilities that were added over the last ten years from acquisitions (See “— Properties and Facilities” for more details). Our facilities had capacity to produce approximately 400 million pounds of salty snacks annually and average capacity utilization of approximately 69% in 2019 based on management’s estimate of available capacity, excluding weekly sanitation, over a seven-day work schedule, providing us with significant available capacity to accommodate increased sales. We believe this available capacity across our manufacturing footprint will enable us to leverage existing fixed costs to generate higher margins on incremental organic sales or acquired brands as well as generate potential future cost savings through consolidating our manufacturing footprint. For example, in 2018 we consolidated production from our Denver, Colorado, manufacturing facility into our Goodyear, Arizona, facility, enabling us to realize cost savings and proceeds from the sale of the Colorado facility. Our manufacturing facilities are well-maintained, and we have a program to ensure appropriate maintenance capital expenditures are undertaken. We also utilize several co-manufacturers for certain products, which represented approximately 11% of our pro forma invoiced sales in fiscal 2019.
Our manufacturing network provides us with broad in-house manufacturing capabilities across a wide range of salty snacks, including potato chips, pretzels, cheese curls, veggie snacks, pork skins, ready-to-eat popcorn, and tortilla chips, among others. Additionally, we have in-house capabilities and experience across multiple manufacturing processes, including continuous chips, kettle chips, extruded snacks, baked snacks, popped snacks, and sheeted products; ingredients, such as gluten-free, organic, and specialty oils; and packaging formats, including bags, barrels, trays, resealable packs, multipacks, and seasonal items. Our in-house experience with numerous manufacturing processes provides us with greater flexibility for product innovation to meet consumer demands.
Distribution.   We offer national distribution of our products through our flexible, hard-to-replicate distribution system that combines direct-to-warehouse, direct-to-store, distributor, and direct-to consumer capabilities. We believe this hybrid system, which we have built and enhanced over nearly a century, offers us flexibility to cost-effectively distribute our products to a wide range of retail locations where salty snacks are sold. Additionally, we believe our distribution system is highly scalable, resulting in the ability to drive higher margins on incremental revenues and enabling us to realize significant cost savings when integrating acquired brands into our established platform.
Direct-to-Warehouse:   For a number of our customers, we either ship products directly from our facilities to their distribution centers or allow them to pick-up products directly from our facilities. These customers are then responsible for fulfilling shipments to their own retail stores. In 2019, we delivered products to approximately 350 retailer distribution centers across the country reaching approximately 17,000 retail stores. The DTW model is often preferred by some of our national mass, club, and grocery customers that have sufficient scale and capabilities to efficiently manage distribution and replenishment for their own retail stores.
Direct-Store-Delivery:   We believe we are one of only three scale U.S. salty snack providers with extensive DSD capabilities. Within our DSD system, either IOs or Utz-employed RSPs pick up products from our manufacturing facilities, distribution centers, storage facilities, or small bins and distribute and sell these products to retail stores within a geographic territory. Our DSD system is utilized by both large and small customers, and we believe it provides us a competitive advantage in expanding distribution, increasing shelf space, executing in-store merchandising activities, and ensuring products are fresh and available wherever consumers shop. Our DSD network included over 1,600 individual routes reaching over 75,000 retail stores in 2019. Our DSD routes are managed by a combination of approximately 1,250 IOs, covering approximately 77% of our routes, and approximately 380 RSPs, covering approximately 23% of our routes as of December 29, 2019. Over the last several years, we have converted from a predominately company-owned RSP model toward the use of third-party IOs. We believe this transition benefits us by creating motivated independent owner-operators and a more variable cost structure for our company. We expect to substantially complete our ongoing transition from RSPs toward IOs in fiscal 2021 (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz Brands Holdings — Recent Developments and Significant Items Affecting Comparability — Independent Operator Conversions” for more details).
Third Party Distributors:   We also use third-party distributors in certain regions where their capabilities enhance the cost effectiveness and reach of our overall distribution system. For third-party distributors, we either ship products directly from our facilities to their distribution centers or allow them to pick up products directly from our facilities. The distributors are then responsible for selling our products to our customers and ensuring optimal retail presence within the stores they serve, utilizing both DTW and DSD capabilities. Our third-party distributors operated an additional approximately 635 DSD-style routes as of December 29, 2019, reaching over 15,000 retail stores.
Direct-to-Consumer:   We also distribute our products directly to consumers. Our direct-to-consumer shipments primarily originate from orders received via our company website (www.utzsnacks.com) or select third-party retailer sites, including Amazon and Sam’s Club, which extend our reach to virtually every household in America. Our direct-to-consumer shipments are delivered from our central warehouse facility to consumers using FedEx, UPS, or other third-party carriers. E-Commerce represented approximately 2% of our Net Sales in the first fiscal quarter of 2020 and is an accelerating part of our business, having grown by more than 106% as compared to the same period of fiscal 2019.
Food Safety and Quality.   Food safety and quality are top priorities and we dedicate substantial resources to ensure that consumers receive consistently safe and high-quality food products. Our products are manufactured in facilities that have programs and controls in place regarding consistent quality and food safety. These comprehensive programs include Safe Quality Food (SQF) certifications and Good Manufacturing Practices (GMPs) that are designed to produce a safe, wholesome product. Our suppliers are required to have similarly robust processes in place and confirm their compliance for shipments of all ingredients to be used in our products. Finally, in addition to real-time product testing during production, we frequently monitor product attributes including taste, aroma, texture, and appearance, and random samples of finished goods are regularly sent to third-party laboratories for testing and verification.
Productivity Initiatives and Cost Savings Opportunities.   We believe identifying and implementing efficiency opportunities through our company-wide operational excellence programs are key factors to achieve our strategic objectives, and we have implemented several organizational enhancements to facilitate these goals over the last several years. In 2017, we created a Project Management Office (“PMO”) with dedicated leadership to ensure the achievement of our company-wide productivity and efficiency projects. Our PMO has managed upgrading our process management capabilities, hiring additional continuous improvement resources, and investing in several enabling technologies, such as our Red Zone manufacturing and our BluePlanner trade management systems. Our PMO has also been integral to our acquisition integration and synergy realization efforts, the transformation of our DSD system from RSPs to IOs, and our consolidation onto a single, upgraded ERP system, which we expect to complete during the second half of 2020.
We believe we are well-positioned to accelerate annual productivity savings from our operational excellence programs given (a) the aforementioned significant recent investments in enhancing our capabilities; (b) our partnership with the Collier Creek team, which brings a playbook of proven processes and a track-record of achieving substantial productivity savings at prior packaged food companies; (c) the sizeable opportunity to optimize our cost structure given our increased scale following recent acquisitions; and (d) increased free cash flow and access to capital for productivity-related investments resulting from reduced leverage as a public company.
Employees
As September 15, 2020, we employed 3,019 full-time employees and 325 part-time employees. Approximately 2% of our U.S. employees are represented by a labor union or are covered by a collective bargaining agreement, and we believe we have good relations with our employees.

Over the last several years, we have meaningfully reduced our number of full time employees and our selling, general & administrative expenses through our business transformation initiatives, particularly our DSD shift from RSPs to IOs and the associated restructuring of our sales management and corporate organization structure (see “— Supply Chain — Distribution” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Utz Brands Holdings — Recent Developments and Significant Items Affecting Comparability — Independent Operator Conversions” for more information). We expect the ongoing shift from RSPs toward IOs to be substantially completed in 2021. Additionally, we historically have reduced employee count and operating expenses in relation to integration initiatives associated with our recent acquisitions.
Properties and Facilities
Our corporate headquarters is located at 900 High Street, Hanover, Pennsylvania 17331. We own the property for this corporate office, which includes approximately 44,000 square feet of corporate office space adjacent to one of our manufacturing facilities. In addition, we own other corporate office space in Hanover, Pennsylvania, including 1040 High Street with 16,000 square feet of office space, 240 Kindig Lane with 8,000 square feet of office space, and 350 Kindig Lane with 6,000 square feet of office space.
We operate 14 principal manufacturing sites located in Algona, Washington; Goodyear, Arizona; Farmington, Illinois; Bluffton, Indiana; Fitchburg, Massachusetts; Wilkes-Barre, Pennsylvania; Lititz, Pennsylvania; Hanover, Pennsylvania; Berlin, Pennsylvania; Birmingham, Alabama; and Gramercy, Louisiana.
We also operate 25 owned warehousing and distribution centers across the United States. These facilities supplement the warehousing and distribution capabilities co-located at our manufacturing facilities to ensure cost-efficient delivery and timely access to products by our customers and DSD distributors. In total, we own approximately 42 properties in the United States that include manufacturing locations, warehouses, and office locations.
We lease approximately 132 properties in the United States, which include warehouse locations, offices and small storage bins. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed to maintain and support our ongoing business needs.
The following table sets forth our principal properties, including the location, approximate size and function, as well as our rights to such property.
#	Property Physical Address	Approximate Size	Function	Owned/Leased
1.	7545 Penn Dr. Allentown, PA 18103	21,960	DSD Warehouse	Owned
2.	1331 Butler Street Anniston, AL 36203	5,000	DSD Warehouse	Owned
3.	1313 Stadium Street Berlin, PA 15530	180,000	Manufacturing Facility/Warehouse/ DSD Warehouse	Owned
4.	8615 W Oaklawn Rd. Biloxi, MS 39532	8,000	DSD Warehouse	Owned
5.	1 Golden Flake Dr S Birmingham, AL 35205	350,000	Manufacturing Facility/Warehouse/Office/ DSD Warehouse	Owned
6.	705 W Dustman Road Bluffton, IN 46714	133,524	Manufacturing Facility/Warehouse/Office/ DSD Warehouse	Owned
7.	3832 Holland Blvd Chesapeake, VA 23323	36,960	DSD Warehouse	Owned

#	Property Physical Address	Approximate Size	Function	Owned/Leased
8.	110 Industrial Park South Demopolis, AL 36732	5,500	DSD Warehouse	Owned
9.	632 N. Main St Farmington, IL 61531	20,550	Manufacturing Facility/Warehouse/DSD Warehouse	Owned
10.	759 Water Street Fitchburg, MA 01420	52,121	Manufacturing Facility/Warehouse/Office	Owned
11.	105 23rd Street SE Fort Payne, AL 35697	2,850	DSD Warehouse	Owned
12.	11 South Bacton Hill Road Frazer, PA 19355	21,113	DSD Warehouse	Owned
13.	3500 S La Cometa Dr Goodyear, AZ 85338	59,891	Manufacturing Facility/Warehouse/Office	Owned
14.	307-308 E Airline Hwy Gramercy, LA 70052	87,927	Manufacturing Facility/Warehouse/Office	Owned
15.	1040 High Street Hanover, PA 1773	16,020	Office	Owned
16.	350 Kindig Lane Hanover, PA 1773	87,056	Warehouse/Office	Owned
17.	240 Kindig Lane Hanover, PA 1773	357,000	Warehouse/Office	Owned
18.	861 Carlisle St Hanover, PA 1773	314,252	Manufacturing Facility/Warehouse/Outlet Store	Owned
19.	101 Kindig Lane Hanover, PA 1773	274,787	Manufacturing Facility/Warehouse/Office	Owned
20.	1437-1455 Broadway Hanover, PA 1773	119,613	Manufacturing Facility/Warehouse/Office	Owned
21.	900 High Street Hanover, PA 17331	515,189	Manufacturing Facility/Warehouse/Office/ DSD Warehouse	Owned
22.	1722 Highway 72 East Huntsville, AL 35811	4,500	DSD Warehouse	Owned
23.	5270 Greenway Drive Jackson, MS 39204	4,000	DSD Warehouse	Owned
24.	2439 Marietta Street Kenner, LA 70602	11,040	DSD Warehouse	Owned
25.	28651 Sussex Hwy Laurel, DE 19956	13,250	DSD Warehouse	Owned
26.	124 West Airport Road Lititz, PA 17543	48.820	Manufacturing Facility/Warehouse/Office	Owned
27.	8561 Virginia Meadow Dr. Manassas, VA 22110	47,518	DSD Warehouse	Owned
28.	1576 3 Place Memphis, TN 38116	6,500	DSD Warehouse	Owned
29.	3553 Desirrah Dr. Mobile, AL 36618	7,300	DSD Warehouse	Owned
30.	4731 41st St Moline, IL 61265	4,800	DSD Warehouse	Owned

#	Property Physical Address	Approximate Size	Function	Owned/Leased
31.	3220 Money Rd. Montgomery, AL 36108	8,000	DSD Warehouse	Owned
32.	90 Choate Circle Montoursville, PA 17754	15,936	DSD Warehouse	Owned
33.	103 Peachtree Street Muscle Shoals, AL 35661	4,000	DSD Warehouse	Owned
34.	1550 Grandview Avenue Paulsboro, NJ 08086	36,000	DSD Warehouse	Owned
35.	800 Industrial Circle Phoenix City, AL 36869	6,000	DSD Warehouse	Owned
36.	151 Pennant Drive Pittsburgh, PA 15239	15,200	DSD Warehouse	Owned
37.	5619 Pride Road Richmond, VA 23224	16,173	DSD Warehouse	Owned
38.	3678 Peddie Drive Tallahassee, FL 32303	4,000	DSD Warehouse	Owned
39.	4715 Jug Factory Road Tuscaloosa, AL 35405	7,500	DSD Warehouse	Owned
40.	936 S. Third St. Vinton, VA 24179	11,617	DSD Warehouse	Owned
41.	74 Industrial Park Drive Waldorf, MD 20602	39,904	DSD Warehouse	Owned
42.	200 Stewart Rd Wilkes-Barre, PA 16708	40,300	Manufacturing Facility/Warehouse/Office	Owned
43.	1150 Industry Drive North Algona, WA 98001	97,690	Manufacturing	Leased
44.	13 Chocksett Rd Sterling, MA 01564	60,000	DSD Warehouse	Leased
45.	101 N 104th Avenue, Ste. C Tolleson, AZ 85353	67,380	DSD Warehouse	Leased
46.	1955 West Lancaster St., Ste. 1 Bluffton, IN 46714	150,000	DSD Warehouse	Leased
Intellectual Property
We own numerous domestic and foreign trademarks and other proprietary rights that are important to our business. These include the U.S. trademark registrations, which protect certain rights in the following brands: Utz, Zapp’s, Golden Flake, Good Health, Boulder Canyon, Hawaiian, TortiYAHS!, Tim’s Cascade, Snyder of Berlin, “Dirty”, Kitchen Cooked, Bachman, and Jax, among others. We also recently unveiled a modernization of our well-known Little Utz Girl, and procured a trademark registration for her. Depending upon the jurisdiction, trademarks are valid as long as they are used in the regular course of trade and/or their registrations are properly maintained.
We also maintain rights to the domain name www.utzsnacks.com and www.getutz.com, among others.
We believe the protection of our intellectual property, particularly our trademarks and domain names, is important to our success. We aggressively protect our intellectual property rights by, among other methods, relying on a combination of watch services and enforcement under intellectual property laws through the domain name dispute resolution system. For example, we are currently in litigation against Dirty South BBQ Co., LLC in the Eastern District of Pennsylvania, in light of Dirty South BBQ Co., LLC’s use of certain DIRTY designations in connection with the advertising, marketing, offering for sale, and sale of pork skins and food seasonings.

In addition, from time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights. The results of any current or future litigation cannot be predicted with certainty and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. See “Risk Factors — Potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations can have an adverse impact on our business, financial condition or results of operations.” Moreover, future litigation may be necessary to defend ourselves, our partners, and our customers by determining the scope, enforceability, and validity of third-party proprietary rights or to establish our proprietary rights.
We also license certain third-party brand names for use on our products, including the TGI Friday’s and Herdez trademarks. We use these trademarks in connection with the manufacturing, production, and distribution of snack products to be sold under the trademarked labels. Under the agreements governing our use of such trademarks, we are required to make guaranteed annual royalty payments. Sales under the TGI Fridays and Herdez agreements represent approximately 3% of our 2019 pro forma invoice sales.
We also license certain of our owned brands, including Utz, for use by third parties in certain unrelated food categories (such as frozen foods); however, licensing revenues from these arrangements represent less than 1% of fiscal year 2019 Net Sales and are not material to our business or growth strategy. Finally, we have historically engaged in certain cross-marketing and/or promotional activities with third parties, including Major League Baseball, thereby increasing the visibility of our brands.
Seasonality
Although the demand for our products is relatively stable throughout the year as compared to other consumer goods, we have experienced in the past, and expect to continue to experience, seasonal fluctuations in our retail sales as a result of consumer and customer spending patterns. Historically, the months of April-September and December have resulted in higher retail sales than average due to increased consumer demand during the spring and summer months and holiday season, as well as significant retailer merchandising and promotions around those times. Additionally, we have historically generated seasonal cash flow from decreases in working capital levels in the fourth quarter and invested cash flow in working capital increases in the first quarter. We expect these historical trends to continue in the future.
Government Regulation and Compliance
We are subject to various laws and regulations in the United States by federal, state and local government authorities. In the United States, the federal agencies governing the manufacture, distribution and advertising of our products include, among others, the FTC; the FDA; the United States Department of Agriculture, or USDA; the U.S. Environmental Protection Agency; and the Occupational Safety and Health Administration and similar state and local agencies. Under various statutes, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate marketing and advertising to consumers.
We are subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our distributors and suppliers, also are subject to various laws and regulations relating to environmental protection and worker health and safety matters. We monitor these regulatory requirements and our compliance on a regular basis.
Legal Proceedings
From time to time, we may be party to various claims and litigation proceedings. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. We record a liability when we believe it is probable that a loss has been incurred and the amount of such loss can be reasonably estimated. To the extent that we determine that a loss is possible, and a range of such loss can be reasonably estimated, we will disclose the range of the possible loss. Our assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from current assessments and estimates.
We are currently subject to various legal proceedings and environmental matters arising in the normal course of business, which we do not expect to have a material effect on our condensed consolidated financial statements. Other than amounts accrued on our financial statements, we cannot estimate our potential loss in connection with any other outstanding legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UTZ BRANDS HOLDINGS
Throughout this section, unless otherwise noted “the Company”, “we”, “us”, “our” and “Utz Brands Holdings” refer to Utz Brands Holdings, LLC (formerly, UM-U Intermediate, LLC) and its consolidated subsidiaries. On March 18, 2020, we effected our name change from UM-U Intermediate, LLC to Utz Brands Holdings, LLC. For all periods presented throughout this section we refer to our name as Utz Brands Holdings, LLC.
The following discussion and analysis of our financial condition and results of operations of Utz (the “MD&A”) should be read in conjunction with our unaudited consolidated financial statements, together with related notes thereto, and our pro forma financial information, included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, including, but not limited to, statements regarding our expectations for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements.
Our fiscal year end is the Sunday closest to December 31. Our fiscal years 2019, 2018 and 2017 ended December 29, 2019, December 30, 2018 and December 31, 2017, respectively and were each fifty-two-week periods and our fiscal year 2020 ends January 3, 2021 and is a fifty-three-week fiscal year. Our fiscal quarters are comprised of thirteen weeks each, except for fifty-three-week fiscal periods for the which the fourth quarter is comprised of fourteen weeks, and end on the thirteenth Sunday of each quarter (fourteenth Sunday of the fourth quarter, when applicable). Our second fiscal quarters for 2020 and 2019 ended on June 28, 2020 and June 30, 2019, respectively.
Overview
We are a leading manufacturer, marketer, and distributor of high-quality, branded snacking products in the United States. We produce a broad offering of salty snacks, including potato chips, pretzels, cheese snacks, veggie snacks, pork skins, pub/party mixes, and other snacks. Our iconic portfolio of authentic, craft, and “better for you” brands, which includes Utz®, Zapp’s®, Golden Flake®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and TORTIYAHS!®, among others, enjoys strong household penetration in the United States, where our products can be found in approximately 40% of U.S. households. We operate 14 manufacturing facilities with a broad range of capabilities, and our products are distributed nationally to grocery, mass merchant, club, convenience, drug and other retailers through direct shipments, distributors, and more than 1,600 DSD routes. Our company was founded in 1921 in Hanover, Pennsylvania, and benefits from nearly 100 years of brand awareness and heritage in the salty snack industry. We have historically expanded our geographic reach and product portfolio organically and through acquisitions and have achieved more than 40 consecutive years of Comparable Sales Growth. Based on 2019 retail sales, we are second-largest producer of branded salty snacks in our Core geographies.
Key Developments and Trends
Our management team monitors a number of developments and trends that could impact our revenue and profitability objectives.
Long-Term Demographics, Consumer Trends, and Demand — We participate in the attractive and growing $26 billion U.S. salty snacks category, within the broader $93 billion market for U.S. snack foods. The salty snacks category has grown retail sales at an approximately 4.3% CAGR over the last five years. During fiscal 2020, snacking occasions are on the rise as consumers increasingly seek out convenient, delicious snacks for both on-the-go and at-home lifestyles. According to data from the Hartman Group, The Consumer Goods Forum, and IRI, approximately 50% of U.S. eating occasions are snacks, with 95% of the U.S. population snacking daily and the average American snacking 2.6 times per day. Additionally, the salty snacks category has historically benefited from favorable competitive dynamics, including low private label penetration and category leaders competing primarily through marketing and innovation. We expect these consumer and category trends to continue to drive strong retail sales growth for salty snacks.
As a staple food product with resilient consumer demand and a predominantly domestic supply chain, the salty snack category is well positioned to navigate periods of economic disruption or other unforeseen global events. The U.S. salty snack category as measured by Euromonitor International has demonstrated strong performance through economic downturns historically, growing at a 4% CAGR from 2007 to 2010 during the last recession and more recently demonstrated during the COVID-19 pandemic which began in March 2020 in the U.S. For the 13 weeks ended June 28, 2020, U.S. retail sales for salty snacks based on IRI data increased by 11% versus the comparable prior year period while our retail sales increased by 21% in the same period.
Competition — The salty snack industry is competitive and includes several diverse participants. Our products primarily compete with other salty snacks but also compete more broadly for certain eating occasions with other snack foods. We believe that the principal competitive factors in the salty snack industry include taste, convenience, product variety, product quality, price, nutrition, consumer brand awareness, media and promotional activities, in-store merchandising execution, customer service, cost-efficient distribution, and access to retailer shelf space. We believe we compete effectively with respect to each of these factors.
Operating Costs — Our operating costs include raw materials, labor, manufacturing overhead, selling, distribution, general and administrative expenses. We manage these expenses through annual cost saving and productivity initiatives, sourcing and hedging programs, pricing actions, refinancing and tax optimization. Additionally, we maintain ongoing efforts led by our PMO to expand our profitability, including implementing significant reductions to our operating cost structure in both supply chain and overhead costs.
Taxes — On December 22, 2017, the United States enacted tax reform legislation, which we refer to in this section as the U.S. tax reform, that included a broad range of business tax provisions, including but not limited to a reduction in the U.S. federal corporate income tax rate from 35% to 21%, as well as provisions that limit or eliminate various deductions or credits. We continue to evaluate the impacts as additional guidance on implementing the legislation becomes available. While additional guidance has been issued by the IRS and the U.S. Treasury Department, there are still some areas that may not be clarified for some time. Also, a number of U.S. states have not updated their laws to take into account the new federal legislation. As a result, there may be additional impacts of the new laws on our future results of operations and financial condition. It is possible that U.S. tax reform or related interpretations could change and have an adverse effect on us.
On March 27, 2020, The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted which includes various tax provisions with retroactive effect. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the Coronavirus outbreak, which among other things contains numerous income tax provisions. Some of these tax provisions are effective retroactively for years ending before the date of enactment. We continue to evaluate the impact of the CARES Act on our consolidated financial position, results of operations, and cash flows.
Financing Costs — We regularly evaluate our variable and fixed-rate debt. We continue to use low-cost, short- and long-term debt to finance our ongoing working capital, capital expenditures and other investments, dividends and share repurchases. Our weighted average interest rate for both the thirteen week and twenty-six weeks period ended June 28, 2020 was 4.7%, down from 6.7% during the same timeframe in 2019. From a fiscal year perspective, our weighted average interest rate as of December 29, 2019 was 5.8%, down from 6.6% as of December 30, 2018, and up from 5.5% as of December 31, 2017. We have begun to use interest rate swaps to manage our exposure to interest rate changes, which can drive cash flow variability related to our debt. Refer to the Notes to our consolidated financial statements titled “Long-Term Debt” and “Derivative Financial Instruments and Purchase Commitments” included elsewhere in this prospectus for additional information on debt, derivative and purchase commitment activity.
LIBOR Transition — As of June 28, 2020, we had $648.0 million in variable rate indebtedness, down from $649.3 million at March 29, 2020 and $650.6 million at December 29, 2019, all or a portion of which uses London interbank offered rates, or LIBOR, as a benchmark for establishing applicable rates. As announced in July 2017, LIBOR is expected to be phased out by the end of 2021. Although many of our LIBOR-based obligations provide for alternative methods of calculating the interest rate payable if LIBOR is not reported, the extent and manner of any future changes with respect to methods of calculating LIBOR or replacing LIBOR with another benchmark are unknown and impossible to predict at this time and, as such, may result in interest rates that are materially higher than current interest rates. If interest rates applicable to our variable interest indebtedness increase, our interest expense will also increase, which could make it difficult for us to make interest payments and fund other fixed costs and, in turn, adversely impact our cash flow available for general corporate purposes.
COVID-19 — In March 2020, the World Health Organization declared that COVID-19 constituted a “Public Health Emergency of International Concern” and later characterized it as a “pandemic”. In response, we have taken necessary preventive actions and continue to implement safety measures to protect our employees who are working on and off site. The same time period, March 2020, also marked the beginning of COVID-19’s impact on the consumption, distribution and production of our products. Demand for product increased significantly for several weeks in late March and into April 2020 as customers “pantry-loaded” in response to “shelter-in-place” measures that were enacted in many markets. Following that initial spike, in the weeks that followed, demand for product has continued to out-pace prior year rates as families have favored “at-home” dining at a greater rate than pre-pandemic levels. We have serviced that demand by increasing production and distribution activities. Our strategic manufacturing capabilities and DSD distribution network have allowed us to effectively service the increased demand and be responsive to evolving market dynamics driven by changes in consumer behavior. We will continue to monitor customer and consumer activity and adapt our plans as necessary to best service the business.
Recent Developments and Significant Items Affecting Comparability
Acquisitions
On November 19, 2019, we entered into a stock purchase agreement to acquire all outstanding shares of common stock and certain real estate assets of Kitchen Cooked. We acquired Kitchen Cooked to expand our distribution and production capacity in Illinois and the surrounding area. The acquisition closed on December 30, 2019 when we made a cash payment of $6.9 million and recorded $2.0 million in deferred payment obligations for the acquisition of the outstanding shares of Kitchen Cooked as well as certain real estate supporting its operations. The $2.0 million in deferred payments are payable in installments of $1.0 million each on the first two anniversaries following the closing date.
On October 21, 2019, we closed on our acquisition of Kennedy from Conagra. Kennedy consists of two divisions: Tim’s Cascade Snacks and Snyder of Berlin, which are snack food manufacturers. We acquired this business to expand our national footprint and our DSD snacks business as well as capture significant synergies. The acquisition provided us with the second largest DSD network for branded salty snacks in the Pacific Northwest, a regional production facility outside of Seattle, Washington, and increased scale with retailers in the Western United States. Our Consolidated Statements of Operations and Comprehensive Income include the operations of this business from October 21, 2019 through December 29 in 2019 and also the first two fiscal quarters of 2020. We evaluated the impact of the acquisition of Kennedy on our financial statements and concluded that the impact was significant and required the inclusion of pro forma financial results assuming the acquisition had occurred on December 31, 2018. The acquisition of Kennedy added $20.6 million in net sales for fiscal 2019, which impacted the comparability of fiscal 2019 versus fiscal 2018 results of operations.
On December 14, 2017, we closed on our acquisition of Inventure Foods. Inventure Foods produces and markets specialty snack foods, including those perceived by consumers as “better for you” snacks, nationally through distributors, national retailers, club stores, grocery stores and convenience stores. We acquired Inventure Foods to expand our national footprint, enhance our presence in the “better for you brands” salty snacking products, increase our penetration in convenience stores, add production facilities in Indiana and Arizona, and capture synergies. The acquisition of Inventure Foods added $4.9 million in net sales for fiscal 2017, which impacted the comparability of fiscal 2018 versus fiscal 2017 results of operations.

The combined pro forma financial information and other non-GAAP financial measures do not reflect the realization of any expected synergies from the acquisitions of Kennedy in fiscal 2019 and Kitchen Cooked in fiscal 2020, or incremental public company costs from the Business Combination. We estimate that synergies from the elimination of certain procurement, and selling and administrative expenses will result in annual combined integration-related cost savings of approximately $7.0 million from the acquisitions of Kennedy and Kitchen Cooked. In addition, we estimate that we will incur incremental annual public company costs of approximately $3.0 million following the Business Combination. Although we believe that such synergies will be realized and incremental costs will be incurred, there can be no assurance that such synergies or cost estimates will be achieved, and therefore they have not been included as adjustments in the pro forma information or in non-GAAP financial measures.
Trade Spend Estimates
We implemented a new booking system in fiscal 2019 to manage trade spend costs which enabled us to analyze large volumes of trade spend activity information that was previously not available and refine its period end estimates for trade spend reserves. This refined methodology resulted in a one-time true-up charge contributing to the $6.8 million increase in trade spend reserve for fiscal 2019. We have not adjusted fiscal 2019 Adjusted EBITDA for the impact of this increased trade expense due to the change in estimate. We intend to continue using this refined estimation methodology in future periods and does not expect similar material true-ups due to changes in reserve methodology will recur in future periods.
Commodity Trends
We regularly monitor worldwide supply and commodity costs so we can cost-effectively secure ingredients, packaging and fuel required for production. During fiscal 2019, we experienced cost inflation in our aggregate commodity costs, the primary drivers of which were increased costs for packaging, energy, grains, and oils. A number of external factors such as weather conditions, commodity market conditions, and the effects of governmental, agricultural or other programs affect the cost and availability of raw materials and agricultural materials used in our products. We address commodity costs primarily through the use of buying-forward, which locks in pricing for key materials between three and 12 months in advance. Other methods include hedging, higher pricing, and manufacturing and overhead cost control. Our hedging techniques, such as forward contracts, limit the impact of fluctuations in the cost of our principal raw materials; however, we may not be able to fully hedge against commodity cost changes, where there is a limited ability to hedge, and our hedging strategies may not protect us from increases in specific raw material costs. Due to competitive or market conditions, planned trade or promotional incentives, or other factors, our pricing actions may also lag commodity cost changes temporarily.
We expect price fluctuations in the second half of 2020. While the costs of our principal raw materials fluctuate, we believe there will continue to be an adequate supply of the raw materials we use and that they will generally remain available from numerous sources.
U.S. Tax Reform
U.S. tax reform included a broad range of business tax provisions, including but not limited to a reduction in the U.S. federal corporate income tax rate from 35% to 21%, as well as provisions that limit or eliminate various deductions or credits. While clarifying guidance was issued by the U.S. Treasury Department and the IRS during 2018 and 2019, we continue to evaluate the impacts as additional guidance on implementing the legislation becomes available. The impact of adopting the new provisions was a $7.9 million non-cash tax benefit recorded during fiscal 2017.
Independent Operator Conversions
Our DSD distribution is executed via company-owned routes operated by company employee RSPs, and third-party routes managed by independent operators, or IOs. We have used the IO and RSP models for more than a decade. In fiscal year 2017, we embarked on a multi-year strategy to convert all company owned RSP routes to the IO model. The mix between IOs and RSP was approximately 33% and 67%, respectively, as of January 1, 2017. As of December 29, 2019, the mix been IOs and RSP was approximately 77% and 23%, respectively and 78% and 22%, respectively as of June 28, 2020 versus a 76% and 24% ratio for IOs and RSPs respectively as of June 30, 2019. The slight uptick during the twenty-six weeks ended June 28, 2020 and June 30, 2019, respectively, in RSP routes represents the consolidation of acquired routes in the Kennedy transaction. We continue to anticipate completing all remaining conversions by the second half of 2021. The conversion process involves selling distribution rights to a defined route to an IO. As we convert a large number of routes in a year, there is a meaningful decrease in the selling and administrative costs that we previously incurred on RSPs and a corresponding increase in discounts paid to IOs to cover their costs to distribute our product. The net impact is a reduction in Selling expenses and a decrease in Net Sales and Gross Profit. Conversions also impact our balance sheet resulting in cash proceeds to us as a result of selling the route to an IO, or by creating notes receivable related to the sale of the routes. In the past, when we converted Company-Owned routes to IOs, we generated an income of $8.6 million, $8.3 million and $11.4 million in fiscal years 2019, 2018 and 2017, respectively, by selling the distribution rights to routes and by selling used trucks to the IOs. Correspondingly, we incurred severance expenses of $0.9 million, $2.5 million and $2.9 million in fiscal years 2019, 2018 and 2017, respectively, because we terminated the employment of the RSPs that were operating these routes for the company. In addition, we invested $0.6 million in each of fiscal years 2019 and 2018, respectively, in the newly converted IO markets to support these small businesses establishing themselves in the initial days and weeks. These investments ranged from helping them with start-up costs and buying back out-of-code product for a few days after conversion. We expect the impacts from these conversions on our financial results to stabilize upon completion of our conversion from RSP to IO routes.
Conversions of routes from RSPs to IOs have had a negative impact to our net sales and net sales growth rate, as distribution costs previously expensed in SG&A under the RSP model are eliminated and replaced by a discount paid to IOs (an “IO discount”) which is recorded as a reduction to our net sales. Consequently, the shift from RSPs toward IOs has reduced, and we expect will continue to reduce, our net sales and net sales growth rate as we complete the remaining conversions. Similarly, the conversion of routes to IOs has reduced, and we expect will continue to reduce, our gross profit, gross profit growth rate, and gross profit as a percentage of net sales as we complete the remaining conversions. These IO conversions also have reduced, and we expect will continue to reduce, our selling, general, and administrative costs as we complete the remaining conversions. We believe the net impact to operating profit from conversions is positive, after initial transition costs. We disclose in our discussion of historical financial performance below the annual impact of this structural shift toward IOs on our net sales and gross profit, and related growth rates and margins.
Debt Structure
To fund the acquisition of Inventure Foods and its subsidiaries and the repurchase of Class A Common Units in 2017, we entered into a First Lien Term Loan Credit Agreement and a Second Lien Term Loan Credit Agreement in November 2017, which significantly increased our outstanding debt and resulted in $42.3 million in incremental interest expense in fiscal 2018, which impacted the comparability of our fiscal 2018 and fiscal 2019 results of operations in comparison to fiscal 2017. Those Term Loans also repaid all amounts outstanding under our January 2017 revolving credit facility. In October 2019, we repaid the Second Lien Term Loan with the proceeds of the sale of preferred and common units by Series U, Series R, and SRS. Separately, in October 2019, we entered into a Senior Secured First Lien Floating Rate Note to fund the acquisition of Kennedy.
Controls and Procedures
We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes- Oxley Act and are therefore not required in connection with periods ended prior to the consummation of the Business Combination to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon the consummation of the Business Combination, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting beginning with our annual report for the fiscal year ending January 3, 2021. We will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a) of the Securities Act.
Financial Outlook
We seek to achieve profitable, long-term growth and manage our business to attain this goal using our key operating metrics: Adjusted Gross Profit, EBITDA, Adjusted EBITDA and Further Adjusted EBITDA. We use these non-GAAP financial metrics and related computations to evaluate and manage the business and to plan and make near and long-term operating and strategic decisions. As such, we believe these metrics are useful to investors as they provide supplemental information in addition to GAAP, financial results. We believe it is useful to provide investors with the same financial information that we use internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate our business. We believe our non-GAAP financial measures should always be considered in relation to GAAP results. We have provided reconciliations between GAAP and non-GAAP financial measures under the heading “Non-GAAP Financial Measures”, which appears later in this MD&A section.
Results of Operations
Comparisons of Fiscal Periods Ended June 28, 2020 and June 30, 2019
The following table presents selected financial data for the thirteen and twenty-six weeks ended June 28, 2020 and June 30, 2019 (in thousands, except percentages):
	Thirteen Weeks Ended				Twenty-six Weeks Ended
	June 28, 2020	% of sales	June 30, 2019	% of sales	June 28, 2020	% of sales	June 30, 2019	% of sales
Net sales	$241,977	100.0%	$188,432	100.0%	$470,006	100.0%	$366,844	100.0%
Cost of goods sold	157,096	64.9%	126,617	67.2%	305,111	64.9%	248,497	67.7%
Gross profit	84,881	35.1%	61,815	32.8%	164,895	35.1%	118,347	32.3%
Selling and administrative expenses
Selling	49,598	20.5%	36,324	19.3%	97,931	20.8%	73,460	20.0%
Administrative	18,484	7.6%	10,082	5.4%	38,424	8.2%	23,476	6.4%
Total Selling and Administrative expenses	68,082	28.1%	46,406	24.6%	136,355	29.0%	96,936	26.4%
Gain (loss) on sale of assets
Gain (loss) on disposal of PP&E	25	0.0%	287	0.2%	93	0.0%	1,016	0.3%
Gain on sale of routes, net	627	0.3%	2,798	1.5%	1,031	0.2%	5,240	1.4%
Total gain (loss) on sale of assets	652	0.3%	3,085	1.6%	1,124	0.2%	6,256	1.7%
Income from operations	17,451	7.2%	18,494	9.8%	29,664	6.3%	27,667	7.5%
Other (expense) income
Interest expense	(9,987)	-4.1%	(12,851)	-6.8%	(19,630)	-4.2%	(25,395)	-6.9%
Other income, net	259	0.1%	(1,337)	-0.7%	839	0.2%	(204)	-0.1%
Other (expense) income, net	(9,728)	-4.0%	(14,188)	-7.5%	(18,791)	-4.0%	(25,599)	-7.0%
Income before taxes	7,723	3.2%	4,306	2.3%	10,873	2.3%	2,068	0.6%

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	June 28, 2020	% of sales	June 30, 2019	% of sales	June 28, 2020	% of sales	June 30, 2019	% of sales
Income tax (benefit) expense	1,171	0.5%	1,389	0.7%	2,629	0.6%	1,766	0.5%
Net income	6,552	2.7%	2,917	1.5%	8,244	1.8%	302	0.1%
Net income attributable to noncontrolling interest	0	0.0%	(715)	-0.4%	0	0.0%	(1,420)	-0.4%
Net income attributable to controlling interest	$6,552	2.7%	$2,202	1.2%	$8,244	1.8%	$(1,118)	-0.3%
Adjusted EBITDA	$32,557	13.5%	$24,857	13.2%	$61,807	13.2%	$42,601	11.6%

Thirteen Weeks Ended June 28, 2020 versus Thirteen Weeks Ended June 30, 2019
Net sales
Net sales for the thirteen weeks ended June 28, 2020 was $242.0 million, a $53.5 million or a 28.4% increase compared to net sales of $188.4 million for the thirteen weeks ended June 30, 2019. The increase in net sales in the second fiscal quarter of 2020 was related to the Kennedy acquisition and Kitchen Cooked acquisition, increased sales to key customers, and significant demand increases related to COVID-19 stay-at-home measures.
The Kennedy and Kitchen Cooked acquisitions contributed $31.2 million to net sales for the thirteen weeks ended June 28, 2020. IO discounts increased from $20.0 million for the thirteen weeks ended June 30, 2019 to $23.7 million for the corresponding fiscal period in 2020. Excluding the offsetting impacts of acquisitions and changes to IO discounts, total net sales grew 12.5% for the thirteen weeks ended June 28, 2020 versus the corresponding period in 2019.
Net sales are evaluated based on classification as Power and Foundation brands. Power brands include our iconic heritage Utz brand; craft brands such as Zapp’s®, Golden Flake® Pork Skins, and Hawaiian®; “better for you” brands such as Good Health® and Boulder Canyon®; and selected licensed brands such as TGI Fridays® and Herdez®. Our Foundation brands are comprised of several regional brands, including Bachman®, Golden Flake® Chips and Cheese, Tim’s Cascade® Snacks, Snyder of Berlin®, and “Dirty” Potato Chips® as well as partner and private label brands.
For the thirteen weeks ended June 28, 2020, excluding the impact of higher IO discounts and brands acquired through our Kennedy and Kitchen Cooked acquisitions, Power Brand sales accounted for approximately 80% of overall sales and increased by approximately 16%, while Foundation Brand sales were down approximately 3% and represented the remaining 20% of sales. Growth in Power Brands was led by Utz®, Zapp’s®, TORTIYAHS!® and Golden Flake Pork® Skins brands. Growth in certain Foundation Brands was offset by lower sales in our Dirty® potato chip brand, which has a meaningful presence in the convenience store and food service channels (these channels were negatively impacted by COVID-19).
Cost of goods sold and Gross profit
Gross profit for the thirteen weeks ended June 28, 2020 was $84.9 million, a $23.1 million and 37.3% increase, compared to gross profit of $61.8 million for the thirteen weeks ended June 30, 2019. The increase in gross profit in the fiscal second quarter of 2020 was driven by higher sales, contributions from the Kennedy and Kitchen Cooked acquisitions, leveraging our existing infrastructure and available capacity, as well as lower per unit costs for materials and overhead driven by productivity initiatives, and lower commodity costs.
Our gross profit margin was 35.1% for the fiscal second quarter of 2020 versus 32.8% for the corresponding thirteen week period in 2019. The improvement in gross profit margin was primarily driven by the sales volume leverage on controllable overhead costs and productivity savings. IO discounts increased from $20.0 million in the second fiscal quarter of the prior year to $23.7 million in the corresponding period of fiscal 2020, reducing gross profit by $3.7 million.

Selling and administrative expense
Selling and administrative expenses for the thirteen weeks ended June 28, 2020 were $68.1 million, a $21.7 million and 46.7% increase, compared to selling and administrative expenses of $46.4 million for the thirteen weeks ended June 30, 2019. Excluding a $5.5 million increase in expenses related to the acquired Kennedy and Kitchen Cooked entities, selling and administrative expense for the thirteen weeks ended June 28, 2020 increased $16.2 million or 34.9% versus the thirteen weeks ended June 30, 2019. The increased expenses in the second quarter of 2020 were driven by higher operational costs related to incremental sales volume, higher incentive compensation expense, higher transaction-related service provider fees, and incremental costs needed to maintain safe business operations during the COVID-19 pandemic.
Gain (loss) on sale of assets
Gain on sale of assets for the thirteen weeks ended June 28, 2020 was $0.7 million, versus $3.1 million for the thirteen weeks ended June 30, 2019, and was primarily driven by a reduction in the number of conversions of RSP routes to IO routes, which resulted in lower proceeds from the sale of routes in the second fiscal quarter of 2020 compared to the same time period in 2019.
Other (expense) income, net
Other expense, net for the thirteen weeks ended June 28, 2020 was $9.7 million, down $4.5 million from $14.2 million during the thirteen weeks ended June 30, 2019. The reduction was primarily related to lower interest expense of $2.9 million for the thirteen weeks ended June 28, 2020, versus the corresponding period in 2019. The lower interest expense was driven by a reduction in the comparative average LIBOR rate and payoff of the existing second lien and subsequent origination of a new term loan with a lower fixed rate component in the fiscal fourth quarter of 2019, which favorably impacted the second fiscal quarters of 2020.
Income taxes
Income taxes for the thirteen weeks ended June 28, 2020 were $1.2 million, a $0.2 million decrease, compared to income taxes of $1.4 million for the thirteen weeks ended June 30, 2019. The increase in tax expense for this period was primarily driven by the stronger operating results, partially offset by a reduction in the effective tax rate associated with state taxes.
Adjusted EBITDA
Adjusted EBITDA for the thirteen weeks ended June 28, 2020 was $32.6 million compared to adjusted EBITDA of $24.9 million for the thirteen weeks ended June 30, 2019. The adjusted EBITDA growth of $7.7 million or 30.9% for the second quarter of fiscal 2020 was driven by strong operating results due to higher sales and improved gross profit margins, as well as EBITDA contributions from the Kennedy and Kitchen Cooked acquisitions.
Twenty-six Weeks Ended June 28, 2020 versus Twenty-six Weeks Ended June 30, 2019
Net sales
Net sales for the twenty-six weeks ended June 28, 2020 was $470.0 million, a $103.2 million or a 28.1% increase compared to net sales of $366.8 million for the twenty-six weeks ended June 30, 2019. The increase in net sales in the first two fiscal quarters of 2020 was related to the Kennedy acquisition and Kitchen Cooked acquisition, increased sales to key customers, and significant demand increases related to COVID-19 stay-at-home measures.
The Kennedy and Kitchen Cooked acquisitions contributed $61.2 million for the twenty-six weeks ended June 28, 2020. For the twenty-six weeks ended June 28, 2020, IO discounts were $44.5 million versus $37.4 million in the corresponding period in 2019. Excluding the offsetting impacts of acquisitions and changes to IO discounts, total net sales grew 12.2% for the first twenty-six weeks of fiscal 2020 compared to the corresponding fiscal period in fiscal 2019.

Net sales are evaluated based on classification as Power and Foundation brands. Power brands include our iconic heritage Utz brand; craft brands such as Zapp’s®, Golden Flake® Pork Skins, and Hawaiian®; “better for you” brands such as Good Health® and Boulder Canyon®; and selected licensed brands such as TGI Fridays® and Herdez®. Our Foundation brands are comprised of several regional brands, including Bachman®, Golden Flake® Chips and Cheese, Tim’s Cascade® Snacks, Snyder of Berlin®, and “Dirty” Potato Chips® as well as partner and private label brands.
For the twenty-six weeks ended June 28, 2020, excluding the impact of higher IO discounts and brands acquired through our Kennedy and Kitchen Cooked acquisitions, Power Brand sales accounted for approximately 80% of overall sales and increased by approximately 15%, while Foundation Brand sales were down approximately 4% and represented the remaining 20% of sales. Growth in Power Brands was led by Utz®, Zapp’s®, TORTIYAHS!® and Golden Flake Pork® Skins brands. Growth in certain Foundation Brands was offset by lower sales in our Dirty® potato chip brand, which has a meaningful presence in the convenience store and food service channels (these channels were negatively impacted by COVID-19).
Cost of goods sold and Gross profit
Gross profit for the twenty-six weeks ended June 28, 2020 was $164.9 million, a $46.5 million and 39.3% increase, compared to a gross profit of $118.3 million for the twenty-six weeks ended June 30, 2019. The increase in gross profit in the first half of fiscal 2020 was driven by higher sales, contributions from the Kennedy and Kitchen Cooked acquisitions, leveraging our existing infrastructure and available capacity, as well as lower per unit costs for materials and overhead driven by productivity initiatives, and lower commodity costs.
Our gross profit margin was 35.1% for the twenty-six weeks ended June 28, 2020 versus 32.3% for the corresponding twenty-six-week period in 2019. The improvement in gross profit margin was primarily driven by the sales volume leverage on controllable overhead costs and productivity savings. For the twenty-six weeks ended June 28, 2020, IO discounts were $44.5 million versus $37.4 million in the corresponding period in fiscal 2019, reducing gross profit by $7.1 million for the period.
Selling and administrative expense
Selling and administrative expenses for the twenty-six weeks ended June 28, 2020 were $136.4 million, a $39.4 million and 40.7% increase, compared to selling and administrative expenses of $96.9 million for the twenty-six weeks ended June 30, 2019. Excluding a $13.1 million increase in expenses related to the acquired Kennedy and Kitchen Cooked entities, selling and administrative expense for the twenty-six weeks ended June 28, 2020 increased $26.3 million, or 27.1%, versus the twenty-six weeks ended June 30, 2019. The increased expenses in the first twenty-six weeks of 2020 were driven by higher operational costs related to incremental sales volume, higher incentive compensation expense, higher transaction-related service provider fees, and incremental costs needed to maintain safe business operations during the COVID-19 pandemic.
Gain (loss) on sale of assets
Gain on sale of assets for the twenty-six weeks ended June 28, 2020 was $1.1 million, versus $6.3 million for the twenty-six weeks ended June 30, 2019, and was primarily driven by a reduction in the number of conversions of RSP routes to IO routes, which resulted in lower proceeds from the sale of routes in the first two fiscal quarters of 2020 compared to the same time period in 2019.
Other (expense) income, net
Other expense, net for the twenty-six weeks ended June 28, 2020 was $18.8 million, down $6.8 million from $25.6 million during the twenty-six weeks ended June 30, 2019. The reduction was primarily related to lower interest expense of $5.8 million for the twenty-six weeks ended June 28, 2020, versus the corresponding period in fiscal 2019. The lower interest expense was driven by a reduction in the comparative average LIBOR rate and payoff of the existing second lien and subsequent origination of a new term loan with a lower fixed rate component in the fiscal fourth quarter of 2019, which favorably impacted the first two fiscal quarters of 2020.

Income taxes
Income taxes for the twenty-six weeks ended June 28, 2020 were $2.6 million, a $0.8 million increase, compared to income taxes of $1.8 million for the twenty-six weeks ended June 30, 2019. The increase in tax expense for this period was primarily driven by the stronger operating results, partially offset by a reduction in the effective tax rate associated with state taxes.
Adjusted EBITDA
Adjusted EBITDA was $61.8 million for the twenty-six weeks ended June 28, 2020 compared to $42.6 million for the corresponding period in 2019. The adjusted EBITDA growth of $19.2 million, or 45.1%, for the first twenty-six weeks of fiscal 2020 was primarily driven by strong operating results due to higher sales and improved gross profit margins, as well as EBITDA contributions from the Kennedy and Kitchen Cooked acquisitions.
Fifty-Two Week Comparisons for Fiscal Years Ending 2017 Through 2019
The following table presents selected financial data for the fifty-two weeks ended December 29, 2019, December 30, 2018, and December 31, 2017 (in thousands, except percentages):
	Fiscal Year Ended
	December 29, 2019	% of sales	December 30, 2018	% of sales	December 31, 2017	% of sales
Net sales	768,228	100.0%	772,035	100.0%	707,035	100.0%
Cost of goods sold	514,430	67.0%	505,330	65.5%	445,548	63.0%
Gross profit	253,798	33.0%	266,705	34.5%	261,487	37.0%
Selling and administrative expenses
Selling	163,589	21.3%	183,374	23.8%	180,956	25.6%
Administrative	64,723	8.4%	68,018	8.8%	69,982	9.9%
Total selling and administrative expenses	228,312	29.7%	251,392	32.6%	250,938	35.5%
Gain (loss) on sale of assets
Gain (loss) on disposal of PP&E	6,028	0.8%	(2,312)	-0.3%	(11,813)	-1.7%
Gain on sale of routes, net	7,232	0.9%	6,382	0.8%	11,364	1.6%
Total gain (loss) on sale of assets	13,260	1.7%	4,070	0.5%	(449)	-0.1%
Income from operations	38,746	5.0%	19,383	2.5%	10,100	1.4%
Other (expense) income
Interest expense	(48,388)	-6.3%	(45,715)	-5.9%	(11,067)	-1.6%
Other (expense) income, net	(576)	-0.1%	607	0.1%	1,921	0.3%
Other (expense) income, net	(48,964)	-6.4%	(45,108)	-5.8%	(9,146)	-1.3%
(Loss) income before taxes	(10,218)	-1.3%	(25,725)	-3.3%	954	0.1%
Income tax expense (benefit)	3,146	0.4%	1,919	0.2%	(16,146)	-2.3%
Net (loss) income	(13,364)	-1.7%	(27,644)	-3.6%	17,100	2.4%
Net income attributable to noncontrolling interest	(2,808)	-0.4%	(2,856)	-0.4%	(3,497)	-0.5%
Net (loss) income attributable to controlling interest	(16,172)	-2.1%	(30,500)	-4.0%	13,603	1.9%
Adjusted EBITDA	86,491	11.3%	75,528	9.8%	73,179	10.4%

Fifty-Two Weeks Ended December 29, 2019 versus Fifty-Two Weeks Ended December 30, 2018
Net sales
Net sales for fiscal 2019 compared to fiscal 2018 remained relatively flat, with a $3.8 million and 0.5% decrease year over year. The decrease in net sales was related to the conversion of RSP operated routes to IOs which resulted in additional discounts and commissions offered to IOs. IO discounts increased from $58.0 million in fiscal 2018 to $77.2 million in fiscal 2019, reducing net sales by $19.2 million for the period. This conversion was mostly offset by the fourth quarter results associated with the acquisition of Kennedy, which closed on October 21, 2019.
Excluding the offsetting impact of the Kennedy Acquisition and changes in IO discounts, Power brands, which accounted for approximately 78% of the overall sales, increased by approximately 2%. This was partially offset by a decrease in sales of approximately 5% within the Foundation brands, which accounted for the remaining 22%. Growth in Power brands was led by the Utz, Zapp’s and Golden Flake Pork Skins brands, partially offset by the negative impact of a strategic realignment of the Boulder Canyon and TGI Fridays brands as part of the Inventure Foods integration process. The decrease in sales of Foundation brands primarily resulted from our strategic decision to exit certain low-margin, non-core private label businesses acquired through previous acquisitions.
Cost of goods sold and Gross profit
Our gross profit for fiscal 2019 was $253.8 million, a $12.9 million and 4.8% decrease compared to gross profit of $266.7 million for fiscal 2018. The decrease in gross profit in fiscal year 2019 was made up of a net $16.8 million reduction due to conversion of RSP routes to IOs which increased IO discounts and decreased cost of stale and damaged product, $5.4 million increase due to the Kennedy Acquisition, and $1.5 million reduction primarily due to higher input costs. Our gross profit margin was 33.0% and 34.5% for fiscal years 2019 and 2018, respectively. The decrease in gross profit margin was primarily driven by the conversion of RSP routes to IOs as well as lower overall gross profit margins of Kennedy and higher input costs. IO discounts increased from $58.0 million in fiscal 2018 to $77.2 million in fiscal 2019, reducing gross profit by $19.2 million for the period. Excluding the impact of increased IO discounts due to DSD route conversions, gross profit as a percentage of net sales would have increased by 0.2% from 34.5% to 34.7%.
Selling and administrative
Our selling and administrative expenses for fiscal 2019 were $228.3 million, a $23.1 million and 9.2% decrease, compared to selling and administrative expenses of $251.4 million for fiscal 2018. The decrease in selling and administrative expenses for fiscal year 2019 was primarily made up of an $18.0 million reduction driven by conversion of RSP operated routes to IOs over the course of fiscal years 2018 and 2019. IO conversions resulted in decreased RSP compensation and benefit costs, fleet expenses, and sales management costs in fiscal year 2019. Selling and administrative expenses also decreased by $6.7 million primarily due to a full year of benefit from integration-related cost savings realized from the acquisition of Inventure Foods. These decreases were partially offset by $1.6 million of increased marketing investments for sponsorships in fiscal year 2019.
Gain (loss) on sale of assets
Our gain on sale of assets for fiscal 2019 was $13.3 million, a $9.2 million and 225.8% increase, compared to our gain on sale of assets of $4.1 million for fiscal 2018. The increase in gain on sale of assets for fiscal year 2019 was primarily driven by the sale of one of our plants for a $4.6 million gain, compared to a net loss realized on the disposal of computer hardware and software and other certain assets in 2018. In addition, gain on sale of routes to IOs contributed $0.9 million to the increase in gain on sale of assets for fiscal year 2019.
Other (expense) income, net
Other expense, net for fiscal 2019 was $49.0 million, $48.4 million of which was related to interest expense. Of the 2019 interest expense, $43.7 million was related to our credit facility and other long-term debt, $2.1 million was related to deferred financing fees, and $2.6 million was related to Notes Payable — IO loans. The interest expense on Notes Payable — IO loans is a pass-through expense that has an offsetting interest income within other income, net, which is paid by such IO. Other expense, net for fiscal 2018 was $45.1 million, $45.7 million of which was related to interest expense. Of the 2018 interest expense, $42.3 million was related to our credit facility and other long-term debt, $2.4 million was related to deferred financing fees, and $0.7 million was related to IO loans. The total interest expense increased by $2.7 million or 5.8%. This change was primarily driven by an increase in the average LIBOR rate on our variable rate debt and our pass-through interest expense on notes payable related to the financing of the sale of IO routes, which were partially offset by lower interest expense in connection with the repayment of our Second Lien Term Loan in fiscal year 2019.
Income taxes
Income taxes for the fiscal 2019 were $3.1 million, a $1.2 million increase, compared to income taxes of $1.9 million for fiscal 2018, which was primarily due to the mix of income related to taxable entities and non-taxable partnerships. As a limited liability company, we are generally not subject to entity-level taxes for income generated through our subsidiary operating partnerships; consequently, our income tax expense relates primarily to certain of our corporate subsidiaries that are subject to corporate income taxes.
Adjusted EBITDA
Adjusted EBITDA for fiscal 2019 was $86.5 million, an $11.0 million and 14.6% increase, compared to adjusted EBITDA of $75.5 million for fiscal 2018, and was primarily due to the acquisition of Kennedy and lower selling and administrative expenses as a result of the realization of synergies related to the Inventure Foods acquisition and IO conversion discussion above.
We implemented a new booking system in fiscal 2019 to manage trade spend costs which enabled us to analyze large volumes of trade spend activity information that was previously not available and refine our period end estimates for trade spend reserves. This refined methodology resulted in a one-time true-up charge contributing to the $6.8 million increase in trade spend reserve for fiscal 2019. We have not adjusted fiscal 2019 Adjusted EBITDA for the impact of this increased trade expense due to the change in estimate. We intend to continue using this refined estimation methodology in future periods and does not expect similar material true-ups due to changes in reserve methodology will recur in future periods.
Fifty-Two Weeks Ended December 30, 2018 versus Fifty-Two Weeks Ended December 31, 2017
Net sales
Our net sales for fiscal 2018 was $772.0 million, a $65.0 million and 9.2% increase compared to net sales of $707.0 million for fiscal 2017.
The increase in net sales related to the benefit of a full year of net sales of Inventure Foods in fiscal 2018, partially offset by the conversion of RSP operated routes to IOs resulting in greater IO discounts and a reduction to net sales. IO discounts increased from $40.4 million in fiscal 2017 to $58.0 million in fiscal 2018, reducing net sales by $17.6 million for the period.
Excluding the offsetting impact of the Inventure Foods acquisition and the conversion to IO’s, Power brands, which accounted for approximately 78% of the overall sales, increased by approximately 3%. This was partially offset by a decrease of approximately 11% within the Foundation brands, which accounted for the remaining 22% of overall sales. The decrease in sales of Foundation brands primarily resulted from our strategic decision to exit certain low-margin, non-core private label businesses acquired through previous acquisitions.
Cost of goods sold and Gross profit
Our gross profit for fiscal 2018 was $266.7 million, a $5.2 million and 2.0% increase compared to gross profit of $261.5 million for fiscal 2017. The increase in gross profit in fiscal year 2018 was primarily driven by increased sales from the acquisition of Inventure Foods in the fourth quarter of 2017, partially offset by conversion of RSP routes to IOs. Our gross profit margin was 34.5% and 37.0% for 2018 and 2017, respectively. The decrease in gross profit margin was driven primarily by the conversion of RSP routes to IOs as well as lower overall gross profit margins of Inventure Foods, partially offset by our exit from certain low-margin private label business. IO discounts increased from $40.4 million in fiscal 2017 to $58.0 million in fiscal 2018, reducing gross profit by $17.6 million for the period. Excluding the impact of increased IO discounts due to DSD route conversions, gross profit as a percentage of net sales would have decreased by 1.0% from 37.0% to 36.0%.
Selling and administrative
Our selling and administrative expenses for fiscal 2018 were $251.4 million, a $0.5 million and 0.2% increase, compared to selling and administrative expenses of $250.9 million for fiscal 2017. The relatively flat change in selling and administrative expenses in fiscal year 2018 compared to fiscal year 2017 was due to various offsetting factors, including increases to non-recurring items associated acquisition and integration costs during the year, which were offset by lower operating costs resulting from the integration of Inventure Foods and the approximately 400 IO conversions during fiscal 2018 that decreased RSP compensation and benefits costs, fleet expenses, and sales management costs.
Gain (loss) on sale of assets
Our gain on sale of assets for fiscal 2018 was $4.1 million, a $4.5 million increase, compared to our loss on sale of assets of $0.4 million for fiscal 2017. This was primarily attributable to a lower loss on the disposal of property, plant and equipment in fiscal year 2018 versus fiscal year 2017 where we recorded a loss of $9.1 million on the sale of one of our plants, which was offset by a relatively lower gain on sale of routes in fiscal year 2018 versus fiscal year 2017.
Other (expense) income, net
Other expense, net, for fiscal 2018 was $45.1 million, $45.7 million of which was related to interest expense. Of the 2018 interest expense, $42.3 million was related to our credit facility and other long-term debt, $2.4 million was related to deferred financing fees, and $0.7 million was related to Notes Payable — IO loans. The interest expense on Notes Payable — IO loans is a pass-through expense that has an offsetting interest income within other income, net, which is paid by such IO. Other expense, net for fiscal 2017 was $9.1 million, $11.1 million of which was related to interest expense. Of the 2017 interest expense, $9.0 million was related to term debt and notes, $1.9 million was related to deferred financing fees, and $0.2 million was related to Notes Payable — IO loans. The total interest expense increased by $34.6 million or 313.1%. The increase in interest expense in fiscal year 2018 was primarily driven by the November 2017 financing transactions and the new term loans entered into to finance the acquisition of Inventure Foods, repay prior indebtedness, and repurchase Class A common units from a minority investor.
Income taxes
Income tax expense for fiscal 2018 was $1.9 million, an $18.1 million decrease, compared to an income tax benefit of $16.1 million for fiscal 2017, which was primarily due to a favorable adjustment for the impact of U.S. tax reform, state tax expenses, and the mix of income related to taxable entities and non-taxable partnerships. The U.S. tax reform impact was mainly driven by the impact on our deferred taxes of the reduction in the Federal corporate income tax rate from 35% to 21%. This provided us with a one-time $7.9 million benefit. As a limited liability company, we are generally not subject to entity-level taxes for income generated through our subsidiary operating partnerships, consequently, our income tax expense related primarily to certain of our corporate subsidiaries that are subject to corporate income taxes.
Adjusted EBITDA
Adjusted EBITDA for fiscal 2018 was $75.5 million, a $2.3 million and 3.1% increase, compared to adjusted EBITDA of $73.2 million for fiscal 2017, which was driven, among other factors, by the acquisition and integration of Inventure Foods.

Non-GAAP Financial Measures
We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. We have detailed the non-GAAP adjustments that we make in our non-GAAP definitions below. The adjustments generally fall within the categories of non-cash items, acquisition and integration costs, business transformation initiatives, and financing-related costs. We believe the non-GAAP measures should always be considered along with the related GAAP financial measures. We have provided the reconciliations between the GAAP and non-GAAP financial measures below, and we also discuss our underlying GAAP results throughout this MD&A section.
Our primary non-GAAP financial measures are listed below and reflect how we evaluate our current and prior-year operating results. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.
	Thirteen Weeks Ended		Twenty-six Weeks Ended
(dollars in millions)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Pro Forma Net Sales	242.0	217.8	470.0	422.0
Adjusted Gross Profit	90.4	65.6	175.7	126.0
Pro Forma Adjusted Gross Profit	90.4	75.7	175.7	145.5
Pro Forma Adjusted Gross Profit as a % of Pro Forma Net Sales	37.4%	34.8%	37.4%	34.5%
Adjusted EBITDA	32.6	24.9	61.8	42.6
Adjusted EBITDA as a % of Net Sales	13.5%	13.2%	13.1%	11.6%
Further Adjusted EBITDA	32.6	27.8	61.8	48.0
Further Adjusted EBITDA as % of Pro Forma Net Sales	13.5%	12.8%	13.1%	11.4%
	Fiscal Year Ended
(dollars in millions)	December 29, 2019	December 30, 2018	December 31, 2017
Pro Forma Net Sales	865.5	N/A	N/A
Adjusted Gross Profit	270.6	284.9	275.4
Pro Forma Adjusted Gross Profit	305.8	N/A	N/A
Adjusted EBITDA	86.5	75.5	73.2
Adjusted EBITDA as a % of Net Sales	11.3%	9.8%	10.4%
Further Adjusted EBITDA	96.9	N/A	N/A
Further Adjusted EBITDA as % of Pro Forma Net Sales	11.2%	N/A	N/A
Net Sales and Pro Forma Net Sales
Pro Forma Net Sales includes the historical net sales of Kennedy from the pre-acquisition period and the historical net sales of Kitchen Cooked from fiscal year 2019.
	13 Weeks Ended		26 Weeks Ended
(dollars in millions)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net Sales	242.0	188.4	470.0	366.8
Kennedy Pro Forma Net Sales	—	27.3	—	51.1
Kitchen Cooked Pro Forma Net Sales	—	2.1	—	4.1
Pro Forma Net Sales	242.0	217.8	470.0	422.0

	Fiscal Year Ended
(dollars in millions)	December 29, 2019	December 30, 2018	December 31, 2017
Net Sales	768.2	772.0	707.0
Kennedy Pro Forma Net Sales	88.8
Kitchen Cooked Pro Forma Net Sales	8.5
Pro Forma Net Sales	865.5
Adjusted Gross Profit and Pro Forma Adjusted Gross Profit
We define Adjusted Gross Profit as Gross Profit excluding Depreciation and Amortization expense. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We believe that the presentation of Adjusted Gross Profit is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry. This measure increases transparency and assists investors to understand and analyze our ongoing operational performance by excluding the impact from Depreciation and Amortization, a non-cash item. Pro Forma Adjusted Gross Profit is adjusted to include the historical gross profit (excluding depreciation and amortization) of Kennedy from the pre-acquisition period and the pre-acquisition gross profit of Kitchen Cooked for fiscal 2019.
Please refer to the Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this prospectus for details of the preliminary purchase accounting due to the contemplated Business Combination.
The following table provides a reconciliation from Gross Profit to Adjusted Gross Profit and from Pro Forma Gross Profit to Pro Forma Adjusted Gross Profit for the thirteen and twenty-six weeks ended June 28, 2020 and June 30, 2019 and the fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017.
	Thirteen Weeks Ended		Twenty-six Weeks Ended
(dollars in millions)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Gross Profit	84.9	61.8	164.9	118.3
Depreciation and Amortization	5.5	3.8	10.8	7.7
Adjusted Gross Profit	90.4	65.6	175.7	126.0
Pro Forma Gross Profit	82.9	68.7	160.9	131.3
Depreciation and Amortization	7.5	7.0	14.8	14.2
Pro Forma Adjusted Gross Profit	90.4	75.7	175.7	145.5

	Fiscal Year Ended
(dollars in millions)	December 29, 2019	December 30, 2018	December 31, 2017
Gross Profit	253.8	266.7	261.5
Depreciation and Amortization	16.8	18.2	13.9
Adjusted Gross Profit	270.6	284.9	275.4
Pro Forma Gross Profit	278.2
Depreciation and Amortization	27.6
Pro Forma Adjusted Gross Profit	305.8
EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA
We define EBITDA as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

We define Adjusted EBITDA as EBITDA further adjusted to exclude certain non-cash items, such as accruals for long-term incentive programs, hedging and purchase commitments adjustments, and asset impairments; Acquisition and Integration Costs; Business Transformation Initiatives; and Financing-Related Costs.
We define Further Adjusted EBITDA as Adjusted EBITDA after giving effect to pre-acquisition EBITDA of Kennedy, pre-acquisition Adjusted EBITDA of Kitchen Cooked, and pre-acquisition EBITDA of Collier Creek Holdings. We also report Further Adjusted EBITDA as a percentage of Pro Forma Net Sales as an additional measure to evaluate our Further Adjusted EBITDA margins on Pro Forma Net Sales.
Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe EBITDA, Adjusted EBITDA, and Further Adjusted EBITDA are useful to investors in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have also historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also report Adjusted EBITDA as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted EBITDA margins on Net Sales.
The following table provides a reconciliation from Net Income (Loss) to EBITDA and Adjusted EBITDA for the thirteen and twenty-six weeks ended June 28, 2020 and June 30, 2019 and the fiscal years ended December 29, 2019, December 30, 2018, and December 31, 2017:
	Thirteen Weeks Ended		Twenty-six Weeks Ended
(dollars in millions)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net income (loss)	6.6	2.9	8.3	0.3
Plus non-GAAP adjustments:
Income Tax (Benefit) or Expense	1.2	1.4	2.7	1.8
Depreciation and Amortization	9.0	6.9	17.9	13.8
Interest Expense, Net	10.0	12.8	19.6	25.3
Interest Income (IO loans)(1)	(0.6)	(1.0)	(1.1)	(1.9)
EBITDA	26.2	23.0	47.4	39.3
Certain Non-Cash Adjustments(2)	1.7	1.0	2.8	1.5
Acquisition and Integration(3)	3.9	0.8	9.1	1.5
Business Transformation Initiatives(4)	0.8	—	2.4	0.2
Financing-Related Costs(5)	—	0.1	0.1	0.1
Adjusted EBITDA	32.6	24.9	61.8	42.6
Adjusted EBITDA as a % of Net Sales	13.5%	13.2%	13.1%	11.6%
Kennedy Pre-Acquisition EBITDA(7)	—	2.7	—	5.2
Kitchen Cooked Pre-Acquisition Adjusted EBITDA(8)	—	0.2	—	0.2
Further Adjusted EBITDA	32.6	27.8	61.8	48.0
Further Adjusted EBITDA as % of Pro Forma Net Sales	13.5%	12.8%	13.1%	11.4%
	Fiscal Year Ended
(dollars in millions)	December 29, 2019	December 30, 2018	December 31, 2017
Net Income (loss)	(13.4)	(27.6)	17.1
Plus non-GAAP adjustments:
Income Tax (Benefit) or Expense	3.2	1.9	(16.1)
Depreciation and Amortization	29.3	30.4	29.0
Interest Expense, Net	48.4	45.7	11.1
Interest Income (IO loans)(1)	(3.5)	(2.6)	(2.1)
EBITDA	64.0	47.8	39.0

	Fiscal Year Ended
(dollars in millions)	December 29, 2019	December 30, 2018	December 31, 2017
Certain Non-Cash Adjustments(2)	9.4	12.5	12.1
Acquisition and Integration(3)	3.3	11.3	5.6
Business Transformation Initiatives(4)	5.1	3.0	12.6
Financing-Related Costs(5)	4.7	0.9	3.9
Adjusted EBITDA(6)	86.5	75.5	73.2
Adjusted EBITDA as a % of Net Sales	11.3%	9.8%	10.4%
Kennedy Pre-Acquisition EBITDA(7)	9.9
Kitchen Cooked Pre-Acquisition Adjusted EBITDA(8)	0.5
Collier Creek EBITDA(9)	—
Further Adjusted EBITDA(10)	96.9
Further Adjusted EBITDA as a % of Pro Forma Net Sales	11.2%

(1)
Interest Income from IO Loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution. (“Business Transformation Initiatives”). There is a Notes Payable recorded that mirrors the IO notes receivable, and the interest expense associated with the Notes Payable is part of the Interest Expense, Net adjustment.

(2)
Certain Non-Cash Adjustments are comprised primarily of the following:

Incentive programs — Utz Quality Foods, LLC, our wholly-owned subsidiary, established the 2018 LTIP for employees in February 2018. We recorded expenses of $1.1 million and $0.9 million for the thirteen weeks ended June 28, 2020 and June 30, 2019, respectively, and $1.9M and $1.8M for the twenty-six weeks ended June 28, 2020 and June 30, 2019, respectively. We also recorded expenses of $6.5 million and $7.9 million in fiscal years 2019 and 2018, respectively, for the estimated fair value of the vested 2018 LTIP phantom units. Expenses incurred for the 2018 LTIP are non-operational in nature and are expected to decline upon the vesting of the remaining phantom units from fiscal year 2018 and fiscal year 2019 at the end of fiscal year 2021. The phantom units under the 2018 LTIP were converted into restricted stock units as part of the Business Combination.
Purchase Commitments and Other Adjustments — We have purchased commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related gains and losses. For the thirteen weeks ended June 28, 2020, we recorded a charge of $0.7 million compared to a charge of $0.1 million during the corresponding period in the prior year. Year-to-date, total charges for the twenty-six weeks ended June 28, 2020 was $1.0 million compared to a benefit of $0.3 million for the twenty-six weeks ended June 30, 2019. We also recorded a benefit of $0.9 million for fiscal year 2019 and a charge of $1.1 million and $0.1 million for fiscal years 2018 and 2017, respectively.
We recorded other adjustments of $2.7 million in 2017 primarily related to minority interest earnings. Under our legal entity structure in 2017, RILP minority interest earnings were recorded as a net expense for us. To correctly include the minority interest in consolidated income, we needed to adjust EBITDA for fiscal 2017. There was no adjustment for fiscal years 2018 and 2019 or the twenty-six weeks ended June 28, 2020.
Asset Impairments and Write-Offs — There were no impairments recorded either the twenty-six weeks ended June 28, 2020 or June 30, 2019. However, we did record impairments on certain trade name intangible brand assets in fiscal year 2019 and 2018 totaling $3.8 million and $2.9 million, respectively. Impairments recorded in fiscal years 2019 and 2018 were for a brand acquired from Inventure Foods and a brand acquired from Golden Flake, respectively. We also wrote-off certain computer hardware and software acquired in recent acquisitions that we retired. The associated expenses were $0.6 million and

$0.1 million in fiscal years 2018 and 2017, respectively. An adjustment of $9.2 million was also made in fiscal 2017 for a non-cash loss on the sale of assets after one of our plants was damaged by fire.
(3)
Adjustment for Acquisition and Integration Costs — This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions. This adjustment also includes costs related to the Business Combination. Through the first twenty-six weeks of 2020, the majority of charges are related to costs incurred for the Business Combination, where we incurred costs of $3.3 million for the thirteen weeks and $8.3 million for the twenty-six weeks ended June 28, 2020 compared to $0.6 million and $1.2 million for the same periods in 2019 respectively. We also incurred costs of $3.3 million, $11.3 million, and $5.6 million, for the fiscal years of 2019, 2018 and 2017, respectively. The fiscal 2018 adjustment included a $4.0 million write-off of certain plant assets to discontinue our manufacturing plant in Denver, Colorado, following a strategic review of manufacturing capacity related to the Inventure Foods integration. Later, in fiscal 2019, we recorded $4.6 million in proceeds from the sale of the facility.

(4)
Business Transformation Initiatives Adjustment — This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. These initiatives primarily relate to the conversion from RSP distribution to IO distribution, which included severance costs associated with the elimination of RSP positions and other one-time costs offset by the sale of distribution rights to IOs and gains recognized on the disposal of trucks. In addition, certain Rice/Lissette family-related costs incurred but not part of normal business operations, and gains realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, offset by severance costs associated with the elimination of RSP positions, fall into this category. For the period ended June 28, 2020, the total net cost was $0.8 million for the most recent thirteen weeks and $2.4 million through the first two fiscal quarters of the 2020 fiscal year. This compares to $0 net spend for the same thirteen-week period and $0.2 million for the first twenty-six weeks ended June 30, 2019. The year-over-year difference through the second fiscal quarter was primarily driven by greater gains for the sale of distribution rights to IOs in 2019 as the conversions were slowed during the process to combine with Collier Creek in 2020. We also incurred costs of $5.1 million, $3.0 million, and $12.6 million, for the fiscal years of 2019, 2018 and 2017, respectively.

(5)
Financing-Related Costs — These costs include adjustments for various items related to raising debt and preferred equity capital. In fiscal 2017, these costs include expenses related to our November 2017 financing transactions, including the issuance of the First Lien Term Loan and Second Lien Term Loan, the refinancing of the January 2017 credit facility, and the repurchase of Class A common units held by an outside investor. In fiscal 2019, these costs include expenses related to the sale of preferred and common units by Series U, Series R, and SRS to an outside investor, the repayment of the Second Lien Term Loan, and the issuance of the Secured First Lien Note to finance the Kennedy Acquisition. There were no adjustments for the thirteen weeks ended June 28, 2020 compared to a $0.1 million adjustment for the same thirteen weeks in 2019. Total for the twenty-six weeks ended June 28, 2020 was $0.1 compared to the same amount of $0.1 million for the first twenty-six weeks in fiscal 2019. The amount in fiscal 2019 includes $4.3 million related to a loss recognized on extinguishment of debt related to the repayment of the Second Lien Term Loan as well as $0.4 million in professional fees related to the new capital raised, which were partially offset by deferred financing fees.

(6)
We implemented a new booking system in fiscal 2019 to manage trade spend costs which enabled us to analyze large volumes of trade spend activity information that was previously not available and refine our period end estimates for trade spend reserves. This refined methodology resulted in a one-time true-up charge contributing to the $6.8 million increase in trade spend reserve for fiscal 2019. We have not adjusted fiscal 2019 Adjusted EBITDA for the impact of this increased trade expense due to the change in estimate. We intend to continue using this refined estimation methodology in future periods and does not expect similar material true-ups due to changes in reserve methodology will recur in future periods.

(7)
The following table presents a reconciliation from pro forma Kennedy Pre-Acquisition Net Income to Kennedy Pre-Acquisition EBITDA:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Kennedy Pre-Acquisition Net Income	0.0	1.7	0.0	3.8
Plus: Pro Forma Pre-Acquisition Depreciation and Amortization	0.0	1.0	0.0	1.4
Kennedy Pre-Acquisition EBITDA	0.0	2.7	0.0	5.2

Fiscal year ended December 29, 2019
Kennedy Pre-Acquisition Net Income	7.1
Plus: Pro Forma Pre-Acquisition Depreciation and Amortization	2.8
Kennedy Pre-Acquisition EBITDA	9.9

(8)
Kitchen Cooked Pre-Acquisition Adjusted EBITDA represents a $0.2 million pre-acquisition net loss from Kitchen Cooked in fiscal 2019, primarily adjusted for depreciation and amortization, interest income, and certain adjustments related to its acquisition by Utz, such as transaction costs, one-time transaction-related bonuses, and a one-time rent payout upon acquisition of certain Kitchen Cooked facilities.

(9)
Collier Creek EBITDA relates to Collier Creek’s historic operations as a special purpose acquisition company which will not continue following the Business Combination and is therefore excluded from Further Adjusted EBITDA to more accurately reflect our core ongoing operations.

(10)
Further Adjusted EBITDA does not reflect the realization of any expected synergies from the acquisitions of Kennedy in fiscal 2019 and Kitchen Cooked in fiscal 2020, or incremental public company costs from the Business Combination. We estimate that synergies from the elimination of certain procurement, manufacturing, logistics, and selling and administrative expenses will result in annual combined integration-related cost savings of approximately $7.0 million from the acquisitions of Kennedy and Kitchen Cooked. In addition, we estimate it will incur incremental annual public company costs of approximately $3.0 million following the Business Combination. Although believe that such synergies will be realized and incremental costs will be incurred, there can be no assurance that such synergies or cost estimates will be achieved, and therefore they have not been included as adjustments in either Further Adjusted EBITDA or the pro forma information.

Liquidity and Capital Resources
The following table presents net cash provided by operating activities, investing activities and financing activities for the twenty-six weeks ended June 28, 2020 and June 30, 2019, as well as, the fifty-two-week periods ended December 29, 2019, December 30, 2018 and December 31, 2017 (in thousands).
	Twenty-six weeks Ended
	June 28, 2020	June 30, 2019
Net cash provided by (used in) operating activities	20,313	(9,323)
Net cash (used in) provided by investing activities	(18,011)	23,630
Net cash used in financing activities	(7,384)	(10,043)

	Fiscal Year Ended
	December 29, 2019	December 30, 2018	December 31, 2017
Net cash provided by / (used in) operating activities	27,992	15,747	49,776
Net cash provided by / (used in) investing activities	(115,882)	(2,169)	(171,148)
Net cash provided by (used in) financing activities	96,029	(16,366)	129,004
For the twenty-six weeks ended June 28, 2020, our consolidated cash balance, including cash equivalents, was $10.0 million or $1.2 million lower than at June 30, 2019. Net cash provided by operating activities for the twenty-six weeks ended June 28, 2020 was $20.3 million compared to a use of $9.3 million for the twenty-six weeks ended June 30, 2019, with the difference largely driven by higher operating income of $7.2 million, higher depreciation and amortization of $4.2 million, lower interest expense of $5.8 million and lower net working capital use of $14.3 million in the fiscal first quarter of 2020. Cash used in investing activities for the twenty-six weeks ended June 28, 2020 was $18.0 million mostly driven by the acquisition of Kitchen Cooked of $8.8 million and capital expenditures of $8.4 million, versus cash provided by investing activity of $23.6 million for the twenty-six weeks ended June 30, 2019, which was driven by the proceeds from the sale of notes receivable from IOs to a financial institution in the amount of $29.2 million; capital expenditures for the twenty-six weeks ended June 30, 2019 were $7.7 million. Net cash used in financing activities was $7.4 million for the twenty-six weeks ended June 28, 2020 versus a usage of $10.0 million for the twenty-six weeks ended June 30, 2019 with the majority of the change resulting from the deferred purchase price of $2.0 million related to the Kitchen Cooked Acquisition.
For the fiscal year ended December 29, 2019, our consolidated cash and cash equivalents, increased by approximately $8.1 million to $15.1 million from $6.9 million at December 30, 2018. Net cash provided by operating activities for fiscal year 2019 was $28.0 million compared to $15.7 million of net cash provided by operating activities for fiscal year 2018. The increase in cash flows from operating activities was primarily due to a decrease in net loss of $14.3 million, partially offset by an increase in our net working capital of $3.3 million.
Net cash used in investing activities was $115.9 million for fiscal year 2019 compared to net cash used in investing activities of $2.2 million for fiscal year 2018. The increase in cash used in investing activities was attributed primarily to the purchase of Kennedy, which had a net impact of $137.8 million in investing activities. This was partially offset by proceeds of $33.2 million from the sale of notes receivable from IOs and $8.2 million from the sale of one of our manufacturing plants in fiscal year 2019. Capital Expenditures were $18.6 million in fiscal year 2019 compared to $13.1 million in fiscal year 2018. Of the stated totals, profit enhancing spend was $5.4 million or 29% in fiscal 2019 and $1.8 million or 14% in fiscal 2018. In fiscal 2019, capital expenditures included $4.7 million related to our new ERP implementation and excludes $1.5 million for capitalized artwork due to a policy change.
Net cash provided by financing activities for fiscal year 2019 was $96.0 million compared to net cash used in financing activities of $16.4 in fiscal year 2018. The increase in cash provided by financing activities was primarily due to additional debt of $121.3 million, net of original issue discount, borrowed under the Secured First Lien Floating Rate Note (see “— Financing Arrangements — Term Loans”) to finance the acquisition of Kennedy. We also received a capital contribution of $123.9 million in fiscal year 2019 related to the purchase of preferred and common units by an outside investor. These sources were partially offset by the repayment of the Second Lien Term Loan Credit Agreement of $125.0 million.
Our consolidated cash and cash equivalents decreased by approximately $2.8 million from $9.7 million at December 31, 2017 to $6.9 million at December 30, 2018. Net cash provided by operating activities for fiscal year 2018 was $15.7 million compared to $49.8 million of net cash provided by operating activities for fiscal year 2017. This decrease was driven primarily by an increase in interest expense year over year in connection with the Term Loans entered into on November 21, 2017.
Net cash used in investing activities was $2.2 million for fiscal year 2018 compared to net cash used in investing activities of $171.1 million for fiscal year 2017. The cash used in investing activities in fiscal year 2017 was attributed primarily to the purchase of Inventure Foods, which had a net impact of $157.8 million in investing activities. Capital Expenditures were $13.1 million in fiscal year 2018 compared to $15.2 million in fiscal year 2017. Of the stated totals, profit enhancing spend was $1.8 million or 14% in fiscal 2018 and $3.2 million or 21% in fiscal 2017. In fiscal 2017, capital expenditures exclude $6.4 million for non-recurring spend primarily related to the rebuild of a fire damaged manufacturing facility in Florida that we subsequently sold later in the year.
Net cash used in financing activities for fiscal year 2018 was $16.4 million compared to net cash provided by financing activities of $129.0 million in fiscal year 2017. Net cash used in financing activities in fiscal 2017 were primarily attributable to borrowings under the Term Loans for the Inventure Foods acquisition, which were partially offset by the repayment of prior indebtedness and the repurchase of Class A common units from a minority investor, which did not recur in fiscal year 2018.
Contractual Obligations
The following is a summary of material contractual obligations and other commercial commitments as of December 29, 2019:
Contractual Obligations	Total	Less than 1 year	1 – 3 Years	4 – 5 Years
Term Loan	$652,700	$6,299	$16,984	$629,417
Capital lease obligations	6,055	1,518	3,437	1,100
Operating leases	33,355	8,195	16,578	8,582
Other long-term obligations, including current portion	33,729	6,466	18,067	9,196
Purchase commitments	35,000	35,000	—	—
Total Contractual Obligations	$760,839	$57,478	$55,066	$648,295
Financing Arrangements
The primary objective of our financing strategy is to maintain a prudent capital structure that provides us flexibility to pursue our growth objectives. We use short-term debt as management determines is reasonable, principally to finance ongoing operations, including our seasonal requirements for working capital (generally accounts receivable, inventory, and prepaid expenses and other current assets, less accounts payable, accrued payroll, and other accrued liabilities), and a combination of equity and long-term debt to finance both our base working capital needs and our non-current assets.
Revolving Credit Facility
On November 21, 2017, we entered into the ABL Facility in an initial aggregate principal amount of $100.0 million. The facility was initially set to expire on the fifth anniversary of closing, or November 21, 2022. On April 1, 2020, was amended to increase the credit limit up to $116.0 million and to extend the maturity through August 22, 2024. No amounts were outstanding under this facility as of June 28, 2020 or December 29, 2019. Availability under the ABL Facility is based on a monthly accounts receivable and inventory borrowing base certification, which is net of outstanding letters of credit. As of June 28, 2020, and December 29, 2019, $101.9 million and $83.0 million, respectively, was available for borrowing, net of letters of credit. The ABL Facility bears interest at an annual rate based on LIBOR plus an applicable margin (ranging from 1.5% to 2.0%) or the prime rate plus an applicable margin (ranging from 0.5% to 1.0%). Under the prime rate, had there been outstanding balances the interest rate on the facility as of June 28, 2020 and June 30, 2019 would have been 3.75% and 6.00%, respectively. Had there been outstanding balances and we elected to use the LIBOR rate the interest rate on the facility as of June 28, 2020 and June 30, 2019 would have been 1.66% and 3.87%, respectively. The facility is also subject to unused line fees (0.5% at June 28, 2020) and other fees and expenses. We incurred interest of $0.2 million related to the ABL Facility during each of the fiscal quarters ended June 28, 2020 and June 30, 2019 and $0.4 million and $0.5 million during the 26 weeks ended June 28, 2020 and June 30, 2019, respectively.
Standby letters of credit in the amount of $14.1 million have been issued as of each of June 28, 2020 and December 29, 2019. The standby letters of credit are primarily issued for insurance purposes.

Term Loans
On November 21, 2017, we entered into a First Lien Term Loan in a principal amount of $535.0 million and a Second Lien Term Loan in a principal amount of $125.0 million. The proceeds of the Term Loans were used to refinance our January 2017 credit facility and fund the acquisition of Inventure Foods and the repurchase of the Class A common units held by a minority investor.
The First Lien Term Loan requires quarterly principal payments of $1.3 million that began on March 2018, with a balloon payment due for any remaining balance on the seventh anniversary of the closing of the loan, or November 21, 2024. The First Lien Term Loan bears interest at an annual rate based on LIBOR plus an applicable margin of 3.5% or prime rate plus an applicable margin of 2.5%. The interest rate on the First Lien Term Loan as of June 28, 2020 and June 30, 2019 was 3.67% and 5.94%, respectively.
We incurred closing and other costs associated with the Term Loans, which were allocated to each loan on a specific identification basis based on original principal amounts. Finance fees allocated to the First Lien Term Loan and the Second Lien Term Loan were $10.7 million and $4.1 million, respectively, which are presented net within “non-current portion of debt” on the balance sheet. Deferred fees are amortized ratably over the respective lives of each term loan. Deferred fees associated with the term loans under the January 2017 credit agreement were fully expensed during fiscal 2017.
On October 1, 2019, we repaid the Second Lien Term Loan with the proceeds of the sale of preferred and common units by Series U, Series R, and SRS. We accounted for the repayment of the Second Lien Term Loan as a debt extinguishment as the investors who purchased the preferred units and common units were not parties to the Second Lien Term Loan. The total repayment was $126.3 million, which resulted in a loss on early extinguishment of approximately $4.3 million.
Separately, on October 21, 2019, we entered into the Secured First Lien Note in a principal amount of $125.0 million. Proceeds from the Secured First Lien Note were used primarily to finance the Kennedy Acquisition. The Secured First Lien Note requires quarterly interest payments, with a repayment of principal on the maturity date of November 21, 2024. The Secured First Lien Note bears interest at an annual rate based on LIBOR plus an applicable margin of 5.3%. The interest rate on the Secured First Lien Note as of June 28, 2020 was 6.7%.
On July 23, 2020, we amended our First Lien Term Loan and ABL Loan. Among other things, we amended our First Lien Term Loan and ABL Loan to include Utz Brands, Inc. as a permitted holder, including for purposes of whether a change of control occurs, and to amend the permitted tax distribution provisions to account for the Business Combination.
The First Lien Term Loan, the Secured First Lien Note and the November 2017 ABL Facility are collateralized by substantially all of our assets and liabilities. The credit agreements contain certain affirmative and negative covenants as to our operations and financial condition. We were in compliance with our financial covenants as of June 28, 2020.
Derivative Financial Instruments
To reduce the effect of interest rate fluctuations, we entered into an interest rate swap contract on September 6, 2019, with an effective date of September 30, 2019, with a counter party to make a series of payments based on a fixed interest rate of 1.339% and receive a series of payments based on the greater of LIBOR or 0.00%. Both the fixed and floating payment streams are based on a notional amount of $250 million. We entered into this transaction to reduce our exposure to changes in cash flows associated with our variable rate debt and have designated this derivative as a cash flow hedge. At June 28, 2020, the effective fixed interest rate on the long-term debt partially hedged by this contract was 4.2%.
IO Loan Purchase Commitments
We sold notes receivable on our books to Bank of America during fiscal 2019, which we partially guarantees. The outstanding balance of notes purchased by Bank of America at June 28, 2020 and December 29, 2019 was $20.6 million and $25.1 million, respectively. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment, as such we record the notes payable obligation owed by the IOs to the financial institution on our books; the corresponding note receivable also remained on our books. The maximum amount of future payments we could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.
We guarantee loans made to IOs by M&T Bank for the purchase of routes. The agreement with M&T Bank was amended in January 2020 to provide that we guaranteed up to 25% of the greater of the aggregate principal amount of loans outstanding on the payment date or January 1st of the subject year. The outstanding balance of loans guaranteed was $7.7 million and $8.6 million at June 28, 2020 and December 29, 2019, respectively, all of which was on the balance sheet as of the respective dates indicated. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.
Other Notes Payable and Capital Leases
During the first fiscal quarter of 2020, we closed on the acquisition of Kitchen Cooked. The acquisition included a deferred purchase price of $2.0 million. During the fiscal first quarter of 2020 we also purchased intellectual property that included a deferred purchase price of $0.5 million.
In November 2015, we purchased Snikiddy, and a portion of the purchase price was in the form of a deferred purchase price obligation to be paid over several years that totaled $3.8 million. The deferred purchase price was completely paid in November 2019.
In fiscal 2019, we sold $33.2 million of notes receivable on our books for $34.1 million in a series of transactions to a financial institution. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment and we recorded the notes payable obligation owed by the IOs to the financial institution on our books; the corresponding notes receivable also remained on the books. We service the loans for the financial institution by collecting principal and interest from the IOs and passing it through to the institution. The underlying notes have various maturity dates through December 2028. We also partially guarantee the outstanding loans. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.
Interest expense for the thirteen weeks ended June 28, 2020 was $10.0 million, $8.7 million of which was related to the First Lien Term Loan, ABL Facility and other long-term debt, $0.7 million of which was related to amortization of deferred financing fees, and $0.6 million of which was related to IO loans. Interest expense for the thirteen weeks ended June 30, 2019 was $12.8 million, $11.7 million of which was related to the ABL Facility and other long-term debt, $0.5 million of which was related to amortization of deferred financing fees, and $0.6 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income, Net.
Interest expense for the twenty-six weeks ended June 28, 2020 was $19.6 million, $17.1 million of which was related to the ABL Facility and other long-term debt, $1.3 million of which was related to amortization of deferred financing fees, and $1.2 million of which was related to IO loans. Interest expense for the twenty-six weeks ended June 30, 2019 was $25.4 million, $23.5 million of which was related to the ABL Facility and other long-term debt, $1.0 million of which was related to amortization of deferred financing fees, and $0.9 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income, Net.
Interest expense for fiscal 2019 was $48.4 million, $43.7 million of which was related to the ABL Facility and other long-term debt, $2.1 million of which was related to deferred financing fees, and $2.6 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income, Net.
Interest expense for the fifty-two weeks ended December 30, 2018 was $45.7 million, $42.3 million of which was related to the ABL Facility and other long-term debt, $2.4 million of which was related to deferred financing fees, and $0.7 million of which was related to IO loans.

Interest expense for the fifty-two weeks ended December 31, 2017 was $11.1 million, $9.0 million of which was related to term debt and notes, $1.9 million of which was related to deferred financing fees, and $0.2 million of which was related to IO loans.
Off-Balance Sheet Arrangements
Purchase Commitments
We have outstanding purchase commitments for specific quantities at fixed prices for certain key ingredients to economically hedge commodity input prices. These purchase commitments totaled $76.1 million as of June 28, 2020 and $35.0 million as of December 29, 2019. We have recorded purchase commitment losses totaling $0.7 million for the quarter ended June 28, 2020 and $1.0 million for the twenty-six weeks ended June 28, 2020, and $0.5 million for the fiscal year ended December 28, 2020. These outstanding purchase commitments generally do not exceed two years.
IO Guarantees-Off-Balance Sheet
We partially guarantee loans made to IOs by Cadence Bank for the purchase of routes. The outstanding balance of loans guaranteed was $4.6 million and $5.1 million at June 28, 2020 and December 29, 2019, respectively, all of which was recorded by us as an off-balance sheet arrangement. The maximum amount of future payments we could be required to make under the guarantees equates to 25% of the outstanding loan balance up to $2.0 million per loan. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.
We partially guarantee loans made to IOs by Bank of America for the purchase of routes. The outstanding balance of loans guaranteed that were issued by Bank of America was $2.9 million and $0.7 million at June 28, 2020 and December 29, 2019, respectively, which are off balance sheet. The maximum amount of future payments we could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, we have the ability to recover substantially all of the outstanding loan value upon default.
New Accounting Pronouncements
See Note 1, Summary of Significant Accounting Policies, to the Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus.
Application of Critical Accounting Policies and Estimates
General
Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. While the majority of our revenue, expenses, assets and liabilities are not based on estimates, there are certain accounting principles that require management to make estimates regarding matters that are uncertain and susceptible to change. Critical accounting policies are defined as those policies that are reflective of significant judgments, estimates and uncertainties, which could potentially result in materially different results under different assumptions and conditions. Management regularly reviews the estimates and assumptions used in the preparation of our financial statements for reasonableness and adequacy. Our significant accounting policies are discussed in Note 1, Summary of Significant Accounting Policies, of the unaudited condensed consolidated financial statements included elsewhere in this prospectus; however, the following discussion pertains to accounting policies we believe are most critical to the portrayal of our financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may affect the comparability of our financial condition, results of operations and cash flows to those of other companies.

Revenue Recognition
Our revenues primarily consist of the sale of salty snack items that are sold through DSD and DTW distribution methods, either directly to retailers or via distributors. We sell to supermarkets, mass merchandisers, club warehouses, convenience stores and other large-scale retailers, merchants, distributors, brokers, wholesalers, and IOs (which are third party businesses). These revenue contracts generally have a single performance obligation. Revenue, which includes shipping and handling charges billed to the customer, is reported net of variable consideration and consideration payable to customers, including applicable discounts, returns, allowances, trade promotion, consumer coupon redemption, unsaleable product, and other costs. Amounts billed and due from customers are classified as receivables and require payment on a short-term basis and, therefore, we do not have any significant financing components.
We recognize revenue when (or as) performance obligations are satisfied by transferring control of the goods to customers. Control is transferred upon delivery of the goods to the customer. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Applicable shipping and handling are included in customer billing and are recorded as revenue as products’ control is transferred to customers. We assess the goods promised in customers’ purchase orders and identify a performance obligation for each promise to transfer a good that is distinct.
We offer various forms of trade promotions and the methodologies for determining these provisions are dependent on local customer pricing and promotional practices, which range from contractually fixed percentage price reductions to provisions based on actual occurrence or performance. Our promotional activities are conducted either through the retail trade or directly with consumers and include activities such as in store displays and events, feature price discounts, consumer coupons, and loyalty programs. The costs of these activities are recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management judgment regarding the volume of promotional offers that will be redeemed by either the retail trade or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. In 2019, we implemented a system that improves our ability to analyze and estimate the reserve for unpaid costs relating to our promotional activities. Differences between estimated expense and actual redemptions are recognized as a change in management estimate as the actual redemption incurred.
Distribution Route Purchase and Sale Transactions
We purchase and sell distribution routes as a part of our maintenance of our DSD network. As new IOs are identified, we either sell our existing routes to the IOs or sells routes that were previously purchased by us to the IOs. Gain/loss from the sale of a distribution route is recorded upon the completion of the sale transaction and signing of the relevant documents and is calculated based on the difference between the sale price of the distribution route and the asset carrying value of the distribution route as of the date of sale. We record intangible assets for distribution routes that we purchase based on the payment that we make to acquire the route and records the purchased distribution routes as indefinite-lived intangible assets under FASB ASC 350, Intangibles — Goodwill and Other. The indefinite lived intangible assets are subject to annual impairment testing.
Goodwill and Indefinite-Lived Intangibles
We allocate the cost of acquired companies to the identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount classified as goodwill. The identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition, as well as the completion of impairment tests, require significant management judgments and estimates. These estimates are made based on, among other factors, review of projected future operating results and business plans, economic projections, anticipated highest and best use of future cash flows and the cost of capital. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of goodwill and other intangible assets, and potentially result in a different impact to our results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments and thereby impact the fair value of these assets, which could result in an impairment of the goodwill or intangible assets.

Finite-lived intangible assets consist of distribution/customer relationships, technology, trademarks and non-compete agreements. These assets are being amortized over their estimated useful lives. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present.
Goodwill and other indefinite-lived intangible assets (including trade names, master distribution rights and IO routes) are not amortized but are tested for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. We test goodwill for impairment at the reporting unit level.
As we have early adopted ASU 2017-04, Simplifying the Test for Goodwill Impairment, we will record an impairment charge based on the excess of a reporting unit’s carrying amount over our fair value.
ASC 350, Goodwill and Other Intangible Assets also permits an entity to first assess qualitative factors to determine whether it is necessary to perform quantitative impairment tests for goodwill and indefinite-lived intangibles. If an entity believes, as a result of each qualitative assessment, it is more likely than not that goodwill or an indefinite-lived intangible asset is not impaired, a quantitative impairment test is not required.
We have identified the existing snack food operations as our sole reporting unit. For the second fiscal quarter of 2020, we reviewed Goodwill and Intangibles to determine if any triggering events occurred, which indicated that fair values were less than the carrying values, and we determined that no additional impairment testing was necessary. In addition, we completed our annual goodwill impairment test utilizing a quantitative approach and a test date as of the first day of the fourth quarter for fiscal years 2019, 2018 and 2017 and determined there was no impairment. We also completed the impairment analysis of our indefinite-lived intangible assets, using a relief-from-royalty approach, which indicated there was a $3.8 million impairment of a trade name acquired from the Inventure Foods acquisition in 2019 and a $2.9 million impairment for a trade name acquired from the Golden Flake acquisition in fiscal year 2018, which is classified in administrative expenses in the consolidated statements of operations and comprehensive income. There was no impairment in fiscal year 2017. The impairment of trade names in the fiscal years 2019 and 2018 were considered triggering events, and we performed additional impairment assessments on certain additional indefinite lived intangible assets and no additional impairment was noted.
Income Taxes
We account for income taxes pursuant to the asset and liability method of ASC 740, Income Taxes, which require us to recognize current tax liabilities or receivables for the amount of taxes we estimate are payable or refundable for the current year, and deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.
We follow the provisions of ASC 740-10 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.
The benefit of tax positions taken or expected to be taken in our income tax returns is recognized in the financial statements if such positions are more likely than not of being sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. Our policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling and administrative expenses. As of June 28, 2020, December 29, 2019, December 30, 2018 and December 31, 2017, no liability for unrecognized tax benefits was required to be reported. We do not expect any significant changes in our unrecognized tax benefits in the next year.
Business Combinations
We evaluate acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not we have acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.
We use the acquisition method in accounting for acquired businesses. Under the acquisition method, our financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.
Self-Insurance
We are primarily self-insured, up to certain limits, for employee group health claims. We purchase stop-loss insurance, which will reimburse us for individual and aggregate claims in excess of certain annual established limits. Operations are charged with the cost of claims reported and an estimate of claims incurred but not reported. Total health care expense under the program was $16.6 million, $15.8 million and $15.5 million for fiscal years 2019, 2018 and 2017, respectively. The reserve for unpaid claims, which includes an estimate of claims incurred but not reported, was $1.7 million as of March 29, 2020. At the fiscal year ending December 29, 2019 and December 30, 2018, the same reserves were $1.4 million and $1.2 million, respectively.
We are primarily self-insured through large deductible insurance plans for automobile, general liability and workers’ compensation. We have utilized a number of different insurance vehicles and programs for these insurable risks and we recognize expenses and reserves in accordance with the provisions of each insurance vehicle/program. The expense associated with automobile, general liability and workers’ compensation insurance programs totaled $9.0 million and $8.6 million for fiscal years 2019 and 2018, respectively. We also provide reserves for unpaid claims and an estimate for claims incurred but not yet reported, including an estimate for the development of any such claim. As of March 29, 2020, we had reserves totaling $5.6 million. At the fiscal year ending December 29, 2019, and December 30, 2018, the same reserves totaled $5.7 million and $4.7 million, respectively, for these insurance programs.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to certain commodity and interest rate risks as part of our ongoing business operations. We may use derivative financial instruments, where appropriate, to manage some of these risks related to interest rates. We do not use derivatives for trading purposes.
Commodity Risk
We purchase certain raw materials that are subject to price volatility caused by weather, market conditions, growing and harvesting conditions, governmental actions and other factors beyond our control. Our most significant raw material requirements include potatoes, oil, flour, wheat, corn, cheese, spices, and seasonings. We also purchase packaging materials that are subject to price volatility. In the normal course of business, in order to mitigate the risks of volatility in commodity markets to which we are exposed, we enter into forward purchase agreements with certain suppliers based on market prices, forward price projections and expected usage levels. Amounts committed under these forward purchase agreements are discussed in the unaudited condensed consolidated financial statements, included elsewhere in this prospectus, under the note titled “Derivative Financial Instruments and Purchase Commitments.”
Interest Rate Risk
Our variable-rate debt obligations incur interest at floating rates based on changes in the LIBOR rate. To manage exposure to changing interest rates, we selectively enter into interest rate swap agreements to maintain a desired proportion of fixed to variable-rate debt. See the unaudited condensed consolidated financial statements, included elsewhere in this prospectus, under the note titled “Derivative Financial Instruments and Purchase Commitments” for further information related to our interest rate swap agreements. While these interest rate swap agreements fixed a portion of the interest rate at a predictable level, interest expense would have been $0.2 million lower and equivalent without these swaps during the thirteen and twenty-six weeks ended June 28, 2020, respectively, and $0.3 million higher without these swaps during fiscal 2019. We did not have interest rate swaps during fiscal years 2018 and 2017. Including the effect of the interest rate swap agreement, the weighted average interest rate was 4.2%, 5.8%, as of June 28, 2020, December 29, 2019 and December 30, 2018, respectively. A 1% increase in the LIBOR rate would not have significantly impacted interest expense during the second fiscal quarter or through the first twenty-six weeks of 2020 or fiscal year 2019.
Credit Risk
We are exposed to credit risks related to our accounts and notes receivable. We perform ongoing credit evaluations of our customers to minimize the potential exposure. We experienced no material credit losses during the first and second fiscal quarters of 2020 or 2019. During the thirteen and twenty-six weeks ended June 28, 2020, net bad debt expense was $0.3 million and $0.7 million, respectively. During the thirteen and twenty-six weeks ended June 30, 2019, net bad debt expense was $0.2 million and $0.2 million, respectively. For fiscal years 2019, 2018, and 2017, net bad debt expense was $0.2 million, $1.3 million and $1.1 million, respectively. Our reserve for potential future bad debt was $1.6 million as of June 28, 2020, $1.4 million as of December 29, 2019, and $0.4 million as of December 30, 2018.

EXECUTIVE COMPENSATION
The following sets forth information about the compensation paid to or accrued by our principal executive officer and our two other most highly compensated persons serving as executive officers as of December 29, 2019 for services rendered for the fiscal year ended December 29, 2019 (“fiscal 2019”). These executives are referred to as the “named executive officers.”
Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)		Bonus ($)(2)	All Other Compensation ($)(3)	Total ($)
Dylan B. Lissette, President & Chief Executive Officer	2019	$1,512,469(4)	$	―	$625,030	$98,844	$2,236,343
Cary Devore, Executive Vice President, Chief Financial Officer	2019	$387,366		$843,955	$481,610	$33,673	$1,746,604
Ajay Kataria, Executive Vice President, Finance & Accounting	2019	$310,217		$482,260	$100,185	$18,670	$911,332

(1)
Amounts set forth in this column represent the aggregate grant date fair value of equity awards granted to each named executive officer during fiscal 2019, in accordance with Accounting Standards Codification Topic No. 718. The assumptions used in calculating the aggregate grant date fair value of the equity awards reported in this column are set forth under the heading “― Narrative Disclosure to Summary Compensation Table — 2018 Long-Term Incentive Plan — Valuation of Phantom Units.” For details regarding the vesting conditions of these equity awards, see the “― Outstanding Equity Awards at Fiscal Year-End” table below.

(2)
In accordance with the SEC’s rules, for fiscal 2019, the amount disclosed reflects bonus compensation earned with respect to such fiscal year, whether or not actually paid in such fiscal year. The bonus amount listed in the bonus column with respect to each named executive officer includes (i) a bonus paid in the discretion of our management team in recognition of the named executive officer’s contribution to several company factors, including our annual Adjusted EBITDA, Adjusted Net Sales, and acquisition and integration efforts, and personal performance factors, including leadership, strategic planning, execution and contribution to financial goals, and (ii) a discretionary bonus paid to each such named executive officer in recognition of consummating the acquisition of each of Kennedy and Kitchen Cooked.

(3)
The amounts listed in the “All Other Compensation” column for fiscal 2019 include: (i) matching contributions by us under the Utz Quality Foods, LLC Profit Sharing/401(k) Plan, (ii) excess benefit contributions to the Utz Quality Foods, Inc. Nonqualified Deferred Compensation Plan for excess benefits on behalf of the named executive officer, which amounts were earned with respect to fiscal 2019 pursuant to our profit sharing plan, but could not be contributed to our profit sharing plan because of IRS limits on amounts that may be contributed to tax-qualified plans and (iii) other perquisites and personal benefits, and details about these amounts are set forth in the table below:

Name	Contributions under Profit Sharing/401(k) Plan ($)(a)	Utz Contributions under Excess Benefit to Nonqualified Deferred Compensation Plan ($)	Other ($)		Total ($)
Dylan B. Lissette	$12,339	$80,231		$6,274(b)	$98,844
Cary Devore	$11,200	$22,473	$	―	$33,673
Ajay Kataria	$13,512	$5,158	$	―	$18,670

(a)
Amounts reflected in this column are the aggregate contributions and matching contributions by us to the Utz Quality Foods, LLC Profit Sharing/401(k) Plan.

(b)
Goods or services provided to the named executive officers are perquisites or personal benefits only if they confer a personal benefit on the executive; however, goods or services that are directly and integrally related to the executive’s job duties, or are offered generally to all employees, or for which the executive fully reimburses Utz, are not perquisites or personal benefits. Generally it has been our historical practice that goods or services that provide personal benefit that are not directly and integrally related to the executive’s job duties, and not offered generally to all employees, have been fully reimbursed to us by the executive. If they exist, perquisites and other personal benefits are reported at Utz’s aggregate incremental cost. Oxford Hill, LLC, an entity controlled by Michael W. Rice, a member of the Company Board, owns certain aircrafts. In fiscal 2019, occasionally Mr. Lissette and guests were permitted to use for non-business travel aircrafts leased by us from Oxford Hill. Such use was subject to availability and Mr. Lissette reimbursing us for the aggregate incremental cost of such flights. Nevertheless on such occasions, Mr. Lissette was imputed income for such use at the rates applicable under the standard industry fare level (“SIFL”) rules for any such fringe-benefit flights. We do not provide tax gross-ups for such imputed income. Except for imputed income under SIFL rules, Mr. Lissette fully reimbursed us for personal use of any aircraft leased by us. In addition, Mr. Lissette was subject to income recognition for personal use of a company automobile.

(4)
Includes aggregate cash fees of $4,800 per annum paid by us to each member of the Boards of Managers of the Continuing Members as total combined fees for service on both boards of managers.

Narrative Disclosure to Summary Compensation Table
Annual Base Salaries
Annual base salaries are set at a level that is commensurate with the named executive officer’s duties and authorities, contributions, prior experience and sustained performance.
Employment Arrangements
Except as described below, we have not entered into employment offer letters or employment agreements with our named executive officers. Except as described below and “— Change in Control, Severance and Retirement Benefits,” each of the named executive officers is employed on an at-will basis. The summaries below are qualified in their entirety by reference to the actual text of the applicable offer letter, which are filed as exhibits to the registration statement of which this prospectus is a part.
Dylan Lissette Offer Letter
Upon the consummation of the Business Combination, Mr. Lissette entered into an offer letter to serve as our Chief Executive Officer (the “Lissette Offer Letter”). Following the Closing of the Business Combination, Mr. Lissette’s service to us commenced on an at-will basis, subject to the terms and conditions set forth in the Lissette Offer Letter. Mr. Lissette’s initial base salary is $750,000 and subject to annual review by the Compensation Committee of the Company Board. Mr. Lissette is also eligible to participate in the annual bonus award plan, subject to the terms and conditions approved by the Compensation Committee. The target bonus will be 100% of Mr. Lissette’s annual base salary, with a maximum bonus equal to 200% of his annual base salary. Mr. Lissette is also eligible to participate in the Equity Incentive Plan. Mr. Lissette’s initial grant under the Equity Incentive Plan consists of a stock option to purchase up to 149,204 shares of Class A Common Stock and performance share units, which settle into 49,735 shares of Class A Common Stock at target level performance. The performance share units earned will be based on a total shareholder return performance metric as measured against a peer group. In addition, Mr. Lissette’s outstanding awards under the 2018 LTIP were converted into restricted stock units, as set forth in the Business Combination Agreement. In addition, Mr. Lissette is eligible to participate in the Utz Brands, Inc. Change in Control Severance Benefit Plan, which provides for severance in connection with certain qualifying terminations, including qualifying terminations in connection with a change in control, as described in greater detail under “— Key Compensation Actions in 2020 — Change in Control, Severance and Retirement Benefits — Utz Brands, Inc. Change in Control Severance Benefit Plan.”
Ajay Kataria Offer Letter
Pursuant to an offer letter, dated June 27, 2017, Mr. Kataria joined Utz Quality Foods as Senior Vice President of Finance. Mr. Kataria became the Executive Vice President, Finance & Accounting in July 2019. Mr. Kataria’s offer letter sets forth the principal terms and conditions of his employment, including his annual base salary of $260,000 for the period beginning on his hire date. Mr. Kataria’s offer letter also provides for a one-time signing bonus of $125,000 and eligibility to receive an annual bonus of up to 20% of his annual base salary. Mr. Kataria’s offer letter also provides that he is eligible to participate in the 2018 LTIP. We also permit Mr. Kataria to participate in the Utz Quality Foods, LLC Profit Sharing/401(k) Plan ― see “― Narrative Disclosure to Summary Compensation Table ― Change in Control, Severance and Retirement Benefits ― Profit Sharing/401(k) Plan” ― under which we match 20% of Mr. Kataria’s salary deferrals up to 6% of his wages and may make discretionary profit sharing contributions.
Deferred Compensation Plan
We maintain a non-qualified deferred compensation plan, the Utz Quality Foods, Inc. Nonqualified Deferred Compensation Plan, which became effective January 1, 2008, and amends and restates a prior plan, which became effective March 24, 1998. The plan permits each associate selected by us to participate in the plan to defer from base salary up to the lesser of $999,999 or 50% of such amount, and the full annual bonus, if any, paid to such associate. We may, in our sole discretion, make contributions to a participant’s deferred compensation account. We have not made any such contributions under the plan. In addition, we may make contributions to the plan to the extent contributions to our profit sharing/ 401(k) plan exceed the limits set forth in Section 401(a)(17) of the Internal Revenue Code, see “— Change in Control, Severance and Retirement Benefits — Profit Sharing/401(k) Plan.” During fiscal 2019, we made excess contributions to the plan for each of our named executive officers as set forth in the Summary Compensation Table above. Amounts contributed to the plan by either the participant or us are fully vested at the time of contribution. The contributed amounts are held in a grantor trust by us and invested pursuant to instruction by the participants. Except in connection with an unforeseeable emergency, death, disability, or if we decide to distribute all amounts credited to a participant’s account in connection with a change in control, the amounts credited to such participant’s account will not be distributed until either a date specified by the participant or the participant’s separation from service from our company. Distributions from the participant’s account may be made either in a lump sum or monthly payments over a period that may be between one year and five years.
2018 Long-Term Incentive Plan
Description of Plan
Prior to the Business Combination, we maintained the 2018 LTIP. The purpose of the 2018 LTIP was to provide us with a means of attracting and retaining highly qualified employees and aligning the interests of those employees with our financial success. The 2018 LTIP was intended to reward participants based on appreciation in the equity values of our business through the issuance of Phantom Units to participants. The Phantom Units represent an award of an unfunded, unsecured promise by us to pay to each participant a value equal to one ten thousandth of (x) the fair market value of the equity interests of our business plus $300,000,000, less (y) a specified hurdle value determined by the administrator of the 2018 LTIP, subject to certain automatic adjustments. The value represented by the portion of each Phantom Unit that has become vested under each Phantom Unit award will be paid no later than 30 days following a distribution event, which occurs upon the earlier of a change in control of Utz Quality Foods or December 31, 2021. The Closing of the Business Combination was not a change in control of Utz Quality Food under the 2018 LTIP.
The value, if any, that would have been required to be paid by us following a distribution event would have been paid in cash or, in the event the distribution event was a change in control and a portion of the consideration paid pursuant to such change in control is stock listed on a public securities exchange, we would have been entitled to elect to pay a proportionate percentage of the aggregate consideration that is paid for a Phantom Unit in the form of such stock. Pursuant to an amendment to and restatement of the 2018 LTIP into the 2020 LTIP that became effective upon the Closing of the Business Combination, the value, if any, to be paid by us following a distribution event, may be paid in the form of cash, publicly traded stock that is listed on a securities exchange, or partly in cash and partly in publicly traded stock that is listed on a securities exchange. Except in certain limited instances, each of the Phantom Units awarded to our named executive officers provides for the payment of an additional amount equal to the difference between the amount of local, state and federal taxes with respect to the named executive officer’s receipt of a payment in connection with the Phantom Units and the amount to which the named executive officer would have been paid if the Phantom Units received long-term capital gains treatment rather than ordinary income tax treatment.
Prior to the conversion of the Phantom Units into 2020 LTIP RSUs, each award of Phantom Units granted to the named executive officers vested 20% on December 31 of each calendar year and becomes fully vested on December 31, 2021, provided that any participant in the 2018 LTIP will forfeit the vested and unvested portion of his or her Phantom Unit award upon his or her termination by us for cause (as defined in the 2018 LTIP) or voluntarily by the participant without our consent other than for good reason (as defined in the 2018 LTIP), or violation of certain restrictive covenants by the participant as set forth more fully in the 2018 LTIP. If a change in control of Utz Quality Foods were to occur prior to December 31, 2021, and either (i) the participant is an employee as of the date of such change in control or (ii) the participant was an employee within 180 days prior to the date of such change in control and the participant’s employment was terminated for any reason before the date of such change in control, other than termination by us for cause or voluntary termination by the participant without our written consent other than for good reason, then such participant’s Phantom Units would have become become 100% vested.
As of December 29, 2019, we had awarded to our named executive officers the following Phantom Units under the 2018 LTIP:
Name	Number of Phantom Units
Dylan B. Lissette	37.5
Cary Devore	37.5
Ajay Kataria	25.0
In connection with the Business Combination, immediately prior to the Closing we amended and restated the 2018 LTIP such that it became the 2020 LTIP, a sub-plan under the Equity Incentive Plan, among other changes. Each participant in the 2018 LTIP elected to convert the value of his or her Phantom Units subject to his or her 2018 LTIP award into 2020 LTIP RSUs, with each 2020 LTIP RSU representing an unfunded, unsecured promise by us to pay a participant one share of Class A Common Stock. Participants in the 2020 LTIP will also have their restricted stock units vested in full, provided that any participant in the 2020 LTIP will forfeit the vested and unvested portion of his or her 2020 LTIP RSUs upon his or her termination by us for cause or voluntarily by the participant without our consent other than for good reason, or violation of certain restrictive covenants by the participant. See “Key Compensation Actions in 2020 ― Equity Incentive Plan.”
Valuation of Phantom Units
In the absence of a public trading market for our securities prior to the Closing of the Business Combination, the administrator of the 2018 LTIP determined the estimated fair value of the equity-based compensation awards at the date of grant based upon several factors, including its consideration of input from management and contemporaneous third-party valuations.
The assumptions we used in the valuation models are highly complex and subjective. We base our assumptions on future expectations combined with management judgment and considered numerous objective and subjective factors to determine the fair value of the Phantom Units as of the grant date including, but not limited to, the following factors:
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lack of marketability;

•
our actual operating and financial performance;

•
current business conditions and projections;

•
the U.S. capital market conditions; and

•
likelihood of achieving a liquidity event, such as the Business Combination, given prevailing market conditions.

The valuation of the equity-based compensation awards involved a two-step process. First, we determined our business enterprise value using a total enterprise value based on the income approach, specifically a discounted cash flow, or DCF, analysis, and two variations of the market approach, specifically the guideline publicly traded company method and the merged and acquired company method. The values determined by the income and the market approaches were comparable and were accorded weights of 45%, 45% and 10%, respectively. Second, the business total equity value was allocated among the securities that comprised our capital structure using the Option-Pricing Method, or OPM. See below for a description of the valuation and allocation methods.
The DCF analysis required the development of forecasted future cash flows, including our sales, expenses, depreciation, capital expenditure and working capital needs. Since prior to the Closing of the Business Combination we did not pay corporate level income tax, we valued the business from an exit perspective of a market participant and applied a 30.0% effective cash tax rate in the analysis. The discrete forecast period analyzed extends to the point at which we will be expected to have an annual long-term growth rate of 2.0%, roughly commensurate with analyst U.S. gross domestic product growth expectations. We computed the debt-free cash flow for each projected fiscal year by adjusting the projected financial information for depreciation, capital expenditures and incremental working capital. The projected cash flows of the discrete forecast period are discounted to a present value employing a discount rate that properly accounts for the estimated market weighted average cost of capital. Finally, an assumption is made regarding the sustainable long-term rate of growth beyond the discrete forecast period, and a residual value is estimated and discounted to a present value. The sum of the present value of the discrete cash flows and the residual, or “terminal” value represents the estimated fair value of our total enterprise value. This value is then adjusted for non-operational assets, liabilities and interest bearing debt to conclude our total equity value.
The financial forecasts prepared took into account our past results and expected future financial performance. There is inherent uncertainty in these estimates as the assumptions used are highly subjective and may change as a result of new operating data and economic and other conditions that may impact our business.
Once our total equity value is estimated, it is then allocated among our various classes of securities to arrive at the fair value of the awards. For this allocation, the OPM was used for all grants of Phantom Units. The OPM entails allocating the total equity value to the various equity classes based upon their respective claims on a series of call options with strike prices at various value levels depending upon the rights and preferences of each class. A Black-Scholes option pricing model is employed to value the call options.
The following table summarizes the key assumptions used in the OPM allocation as of December 29, 2019:
Assumptions:
Time to liquidity event	2 years
Volatility	35.00%
Risk-free rate	1.60%
Dividend yield	0.00%
Lack of marketability discount	10.00%
The expected term of two years represents management’s expected time to a liquidity event as of the valuation date. The volatility assumption is based on the estimated stock price volatility of a peer group of comparable public companies over a similar term. The risk-free rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term. As of December 29, 2019, we used an expected dividend yield of zero, as we did not plan to pay cash dividends with respect to the Phantom Units in the foreseeable future.
The value derived from the OPM model was reduced by a 10.00% lack of marketability discount in the determination of fair values of the awards at the grant date. A discount for lack of marketability was applied to reflect the increased risk arising from the inability to readily sell the equity awards.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of Phantom Units outstanding under the 2018 LTIP for our named executive officers as of December 29, 2019. As of such date, the named executive officers did not hold any outstanding equity awards in us other than the Phantom Units.
	Stock Awards
Name	Number of shares of stock or units that have not vested (#)(1)	Market value of shares of stock or units that have not vested ($)(2)
Dylan B. Lissette	37.5	$1,808,475
Cary Devore	37.5	$1,808,475
Ajay Kataria	25.0	$1,205,650

(1)
Each award of a Phantom Unit granted to the named executive officers vests 20% on December 31 of a calendar year and becomes fully vested on December 31, 2021, provided that any participant in the 2018 LTIP will forfeit the vested and unvested portion of his or her Phantom Unit upon his or her termination by us for cause or voluntarily by the participant without our consent other than for good reason, or violation of certain restrictive covenants by the participant. Immediately prior to the Closing of the Business Combination, upon the amendment to, and restatement of the 2018 LTIP into the 2020 LTIP, if a change in control of Utz, under the terms of the 2020 LTIP occurs prior to December 31, 2021, the Phantom Units will become 100% vested, subject to forfeiture as described above. As of December 29, 2019, 40% of the time-based vesting requirement was satisfied.

(2)
Represents the estimated market value of Phantom Units based on the $48,226 per unit value of membership interests of Utz Brands Holdings determined in the most recent valuation of such membership interests as of December 29, 2019.

Change in Control, Severance and Retirement Benefits
Profit Sharing/401(k) Plan
We maintain a contributory 401(k) retirement plan, the Utz Quality Foods, LLC Profit Sharing/401(k) Plan, which was amended and restated October 16, 2019. The plan covers most employees, including our named executive officers. Eligible employees may contribute up to 50% of their salary to the plan, subject to limitations under applicable federal tax laws. In fiscal 2019, the plan provided for matching contributions of up to 20% of deferrals made by most participants, not to exceed 6% of the participant’s wages. The matching contribution formula is applied on a payroll-to-payroll basis. In addition, we may make discretionary, or profit sharing, contributions to the plan. The aggregate contributions, both matching contributions and discretionary contributions in 2019 were $6.3 million, of which $1.4 million represented matching contributions and $4.9 million represented discretionary contributions.
Change in Control Severance Benefit Policy
Prior to the Closing of the Business Combination, we maintained a change in control severance benefit policy for our executive officers, which became effective in March 2018. Under this policy, each executive officer is entitled to a severance benefit if the following conditions are satisfied: (i) the termination of an executive officer’s employment by us without cause or a termination of the executive officer’s employment by such executive officer for good reason within twelve months following a change in control, (ii) the executive officer is not offered comparable employment by us or our affiliates, or any of our respective successors, regardless of whether the executive officer accepts such offer of employment, and (iii) the executive officer executes, within the time period specified therein, and does not revoke, a severance agreement and general release in favor of us in a form reasonably satisfactory to us, and executes a post-employment restrictive covenant agreement no more restrictive than those restrictive covenants we have required of executive officers of companies which, or the assets of which, we have acquired during the five years preceding the change in control. Upon satisfaction of such conditions, the executive officer will be entitled to severance benefits consisting of: twelve months of base salary (or twenty-four months with respect to our Chief Executive Officer) and a prorated portion of the percentage of salary that constitutes the target annual bonus for such executive officer for the year in which the termination date occurs. In connection with the Business Combination, this change in control severance benefit policy was terminated and replaced by the Utz Brands, Inc. Change in Control Severance Benefit Plan — see “— Key Compensation Actions in 2020 — Change in Control, Severance and Retirement Benefits — Utz Brands, Inc. Change in Control Severance Benefit Plan.”
Director Compensation
The following table provides information concerning the compensation of each member of the Company Board who served as a manager of Series U of UM Partners, LLC and Series R of UM Partners, LLC, but did not serve as a named executive officer of Utz in fiscal 2019.
Director Name	Fees earned or paid in cash ($)	All other Compensation ($)		Total ($)
Michael W. Rice	$205,050(1)		$32,255(2)	$237,305
Timothy P. Brown	$4,800(3)	$	―	$4,800

(1)
Mr. Rice received an annual salary of $200,000 in his capacity as Executive Chairman of Utz and a special advisor. In connection with the Business Combination, Mr. Rice retired as Executive Chairman and became a member of the Company Board, Chairman Emeritus and Special Advisor. In addition, during fiscal 2019, Mr. Rice received a $5,050 fee in connection with his services as a manager of the Continuing Members.

(2)
Goods or services provided to Mr. Rice are perquisites or personal benefits only if they confer a personal benefit on him; however, goods or services that are directly and integrally related to his job duties, or are offered generally to all employees, or for which Mr. Rice fully reimburses us, are not perquisites or personal benefits. Generally it has been our historical practice that goods or services that provide personal benefit that are not directly and integrally related to Mr. Rice’s job duties, and not offered generally to all employees, have been fully reimbursed to us by him or entities he controls. If they exist, perquisites and other personal benefits are reported at our aggregate incremental cost. Oxford Hill, LLC, an entity controlled by Mr. Rice, owns certain aircraft. In fiscal 2019, occasionally Mr. Rice and guests were permitted to use for non-business travel aircrafts leased by us from Oxford Hill. Such use was subject to availability and Mr. Rice reimbursing us for the aggregate incremental cost of such flights. Nevertheless on such occasions, Mr. Rice was imputed income for such use subject to income at the SIFL rates for any such fringe-benefit flights of $5,097. We do not provide tax gross-ups for such imputed income. Except for imputed income under SIFL rules, Mr. Rice fully reimbursed us for personal use of any aircraft leased by us . We also make available to Mr. Rice certain of our employees to provide services on properties owned by Mr. Rice. Mr. Rice reimburses us for the total salary paid to each such employee. Any additional compensation paid by us to such employees may be deemed to be part of the aggregate incremental cost of such employees to us and therefore attributed to Mr. Rice as a perquisite or personal benefit. For fiscal 2019, we estimated that such amount of additional compensation is $18,582 in the aggregate for all such employees. In addition, we made profit sharing contributions of $8,576 to the Utz Quality Foods, LLC Profit Sharing/401(k) Plan on behalf of Mr. Rice.

(3)
Represents a $4,800, total combined director fee paid to Mr. Brown in connection with his services on both boards of managers of the Continuing Members.

Key Compensation Actions in 2020
Employment Arrangements
Upon consummation of the Business Combination Utz Brands, Inc. entered into an offer letter with Dylan Lissette, in his capacity as our Chief Executive Officer. See “― Narrative Disclosure to Summary Compensation Table ― Employment Arrangements ― Dylan Lissette Offer Letter.”
Except as described under “— Narrative Disclosure to Summary Compensation Table — Employment Arrangements” and “— Change in Control, Severance and Retirement Benefits — Change in Control Severance Benefit Policy,” each of the named executive officers is employed on an at-will basis and is not a party to an employment agreement or offer letter.
2020 Cash Incentive Award Program
In 2020, we adopted a cash incentive program, which provides for a cash bonus to our management team, including our named executive officers, upon achievement of specific performance milestones for us and the participants. The objective of our annual cash incentive program is to reward achievement of our annual financial performance goals, and to establish appropriate company performance expectations to ensure that our executives are accountable for our continued growth and financial performance.
Performance measures and goals for determining our named executive officers’ fiscal 2020 annual incentive awards were pre-established under our cash incentive award program. The pre-established performance goals are based on our achievement of financial performance goals, including our Adjusted EBITDA and Net Sales for fiscal 2020, and an individual performance factor that is initially determined based on the achievement of individual performance in the areas of leadership, strategic planning, execution, and contribution to financial goals based on quantitative and qualitative assessments. For each performance measure, 100% of the bonus opportunity will be paid with respect to such metric if target performance is achieved, and a bonus ranging from 50% to 200% would be paid with respect to such performance measure at the threshold and maximum results. No bonus will be allocated to a performance measure if minimum threshold results are not achieved.
The annual cash incentive program will be administered by our Compensation Committee.
Equity Incentive Plan
Summary
Upon the Closing of the Business Combination, we adopted the Equity Incentive Plan, which was approved by Collier Creek’s shareholders at the Extraordinary General Meeting. The following summary is not a complete statement of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached to the registration statement of which this prospectus is part.
The purposes of the Equity Incentive Plan are to enable us and our affiliates to attract and retain the types of employees, consultants and independent directors who will contribute to our long range success, provide incentives to align the interests of employees, consultants and independent directors with those of our stockholders, and promote the success of our business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, cash awards and other equity-based awards. In addition, each participant in the 2018 LTIP elected to convert all of his or her Phantom Units subject to the 2018 LTIP immediately prior to the Closing into 2020 LTIP RSUs.
The total number of shares of Class A Common Stock authorized and reserved for issuance under the Equity Incentive Plan is (i) 9,500,000 shares of Class A Common Stock, plus (ii) shares of Class A Common Stock subject to 2020 LTIP RSUs. In addition, shares subject to awards granted under the Equity Incentive Plan that expire or are otherwise canceled, forfeited, cash-settled or terminated without the issuance of the full number of shares of Class A Common Stock to which the award related will again be available for issuance under the Equity Incentive Plan. In addition, shares subject to an award under the Equity Incentive

Plan will be deemed to constitute shares not issued to a participant and shall be deemed to again be available for issuance or delivery under the Equity Incentive Plan if such shares are (i) shares tendered in payment of an option; (ii) shares delivered or withheld by us to satisfy tax withholding obligations; or (iii) shares covered by a stock-settled stock appreciation right or other award that were not issued upon the settlement of the award. Grants made to non-employee directors may be in any form other than incentive stock options. The fair value of any awards granted to a non-employee director, including cash compensation in respect of such director’s service, may not exceed $500,000 in any one calendar year, provided that the disinterested directors may provide for exceptions to this limit for a non-employee director.
Generally, the Compensation Committee of the Company Board is the administrator of the Equity Incentive Plan (referred to as the “administrator”) having the authority to, among other things, (i) construe and interpret the Equity Incentive Plan and apply its provisions, (ii) promulgate, amend, and rescind rules and regulations relating to the administration of the Equity Incentive Plan, (iii) determine when awards are to be granted under the Equity Incentive Plan and the applicable grant date, (iv) determine the number of shares of Class A Common Stock to be made subject to each award, and (v) approve the form and terms and conditions of the award documents and of each award. The administrator’s interpretation and construction of any provisions of the Equity Incentive Plan or any award are final, binding and conclusive unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
Awards may be granted under the Equity Incentive Plan to our, or any of our affiliates’, directors, employees, consultants and advisors, and any individuals whom the administrator determines are reasonably expected to become our, or our affiliates’, directors or employees consultants and advisors following the date of grant of an award under the Equity Incentive Plan. Incentive stock options may be granted only to employees who, as of the time of grant, are our employees or employees of any parent or subsidiary corporation of the Company. Only individuals who held Phantom Units immediately prior to the Closing are eligible to participate in the 2020 LTIP and no further awards will be made from the 2020 LTIP.
Award Available for Grant
The administrator has the authority to grant awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, cash awards and other equity-based awards. In addition, each participant in the 2018 LTIP elected to convert all of his or her Phantom Units subject to the 2018 LTIP immediately prior to the Closing into 2020 LTIP RSUs.
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Stock options in the form of non-qualified stock options or incentive stock options may be granted under the Equity Incentive Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the Equity Incentive Plan; provided that generally the exercise price must at least be equal to the fair market value of our Class A Common Stock in accordance with applicable tax laws, except in connection with the grant of options granted in connection with an assumption or substitution for another option in a manner satisfying the provisions of the Code. The term of a stock option typically may not exceed ten years.

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Stock appreciation rights may be granted under the Equity Incentive Plan. Each share of Class A Common Stock subject to a stock appreciation right allows the recipient to receive the appreciation in the fair market value of our Class A Common Stock over the exercise price specified in the award agreement between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The exercise price for a stock appreciation right may not be less than 100% of the fair market value of one share of Class A Common Stock on the date of grant.

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Restricted stock may be granted under the Equity Incentive Plan. Restricted stock awards are grants of shares of our Class A Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the Equity Incentive Plan, will determine the terms and conditions of such awards.

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Restricted stock units may be granted under the Equity Incentive Plan. Restricted stock units are a hypothetical unit of Class A Common Stock having a value equal to the fair market value of an identical number of shares of Class A Common Stock. Subject to the provisions of the Equity Incentive

Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment.
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Dividend equivalent rights may be granted under the Equity Incentive Plan with respect to each restricted stock unit and deferred stock unit. Dividend equivalent rights are entitlements to receive credits based on cash and stock dividends that would have been paid on the shares of Class A Common Stock subject to each restricted stock unit or deferred stock unit award granted to a participant as though such shares had been issued to and held by the grantee. Dividend equivalent rights may not be granted in connection with stock options or stock appreciation rights. Subject to the terms of the Equity Incentive Plan, the administrator determines the terms and conditions of any dividend equivalent rights granted with respect to awards under the Equity Incentive Plan, provided that dividend equivalent rights are subject to the same vesting requirements as the underlying awards and will only be paid at the time or times such vesting requirements are satisfied. If a restricted stock unit or deferred stock unit is forfeited, any right to a dividend equivalent shall likewise be forfeited.

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Performance share awards, as well as other equity-based awards and cash awards may be granted under the Equity Incentive Plan. The terms of any such awards will be subject to an award agreement setting forth the conditions, terms and form of such awards.

2020 LTIP and 2020 LTIP RSUs
Under the 2018 LTIP, we issued Phantom Units to participants. The Phantom Units represent an award of an unfunded, unsecured promise by us to pay to each participant a value equal to one ten thousandth of (x) the fair market value of the equity interests of Utz plus $300,000,000, less (y) a specified hurdle value determined by the administrator of the 2018 LTIP, subject to certain automatic adjustments. The value represented by the portion of each Phantom Unit that was to become vested under the terms of each Phantom Unit award was to be paid no later than thirty days following a distribution event, which occurs upon the earlier of a change in control of Utz Quality Foods or December 31, 2021. The value, if any, to be paid by us following a distribution event was to be paid in cash or, in the event the distribution event would have been a change in control and a portion of the consideration paid pursuant to such change in control was stock listed on a public securities exchange, we would have been entitled to elect to pay a proportionate percentage of the aggregate consideration that was paid for a Phantom Unit in the form of such stock. Pursuant to the amendment to, and restatement of, the 2018 LTIP into the 2020 LTIP, effective upon the Closing of the Business Combination, the value, if any, to be paid by us following a distribution event, may be paid in the form of cash, publicly traded stock that is listed on a securities exchange, or partly in cash and partly in publicly traded stock that is listed on a securities exchange. Except in certain limited instances, each of the Phantom Units awarded to our named executive officers and certain other executive officers provide for the payment of an additional amount, in cash or shares of publicly traded stock that is listed on a securities exchange, equal to the difference between the amount of local, state and federal taxes with respect to the executive officer’s receipt of a payment in connection with the Phantom Units and the amount to which the executive officer would have been paid if the Phantom Units received long-term capital gains treatment rather than ordinary income tax treatment. In connection with the Business Combination and immediately prior to the Closing, we amended and restated the 2018 LTIP into the 2020 LTIP, such that it became a sub-plan under the Equity Incentive Plan, among other changes.
At the Closing of the Business Combination, each participant in the 2018 LTIP elected to convert his or her Phantom Units under the 2018 LTIP into 2020 LTIP RSUs. Participants in the 2018 LTIP who elected to convert their Phantom Units into restricted stock units under the 2020 LTIP will also have their restricted stock units vested in full, provided that any participant in the 2020 LTIP will forfeit the vested and unvested portion of his or her 2020 LTIP RSUs upon his or her termination by us for cause or voluntarily by the participant without our consent other than for good reason, or violation of certain restrictive covenants by the participant. Holders of 2020 LTIP RSUs will also be subject to substantially similar terms to the holders of Phantom Units, including payment terms.
Change in Control
The Equity Incentive Plan provides that, except as set forth in the 2020 LTIP, in the event of a change in control, as defined under the Equity Incentive Plan, each outstanding award will be treated as the administrator determines, including substitution or assumption of awards, acceleration of exercisability or lapse of restrictions, or cancellation and payment to the participant of the value of such awards.
The 2020 LTIP provides that, in the event a change in control, as defined in the 2020 LTIP, occurs prior to December 31, 2021, in addition to any terms set forth in an award agreement, each award outstanding under the 2020 LTIP will vest as of the change in control for each award held by a participant who is an employee as of the date of such Change in Control or was an employee within 180 days prior to such Change in Control and such participant’s employment was terminated before the Change in Control by us other than for cause or by the participant without our written consent other than for good reason. Within 30 days of such change in control, we will pay the value, in cash, shares of Class A Common Stock, or partly in cash and partly in shares of Class A Common Stock, of the participant’s account with respect to all the vested 2020 LTIP RSUs. The Business Combination did not constitute a change in control under the 2020 LTIP with respect to participants who were active employees of Utz Quality Foods as of the date such participant elected to convert his or her Phantom Unit award into a restricted stock unit award.
Amendment; Termination
The Company Board has the authority to amend the Equity Incentive Plan from time to time; provided that under applicable law and the requirements of a stock exchange on which our equity securities may be listed, stockholder consent may be required to: (i) increase the maximum number of shares as to which awards may be granted, except for adjustments in connection with certain events specified in the Equity Incentive Plan, (ii) materially expand the eligible participants or (iii) adopt any amendment constituting a change requiring stockholder approval under applicable laws or applicable listing requirements. Additionally, no amendment may materially adversely affect any outstanding award without consent of the impacted grantee. The Equity Incentive Plan automatically will terminate in 2030, unless earlier terminated by the Company Board. Notwithstanding the foregoing, the 2020 LTIP may be amended or terminated by us at any time, provided that no such amendment or termination will, without the consent of the participant, adversely affect such participant’s rights with respect to amounts credited to or accrued in the account of such participant, and no payment of benefits will occur upon termination of the 2020 LTIP unless the requirements of Section 409A of the Code have been met. Upon the occurrence of a distribution event with respect to all 2020 LTIP RSUs, the 2020 LTIP will terminate and the only right that a participant will have with respect to the 2020 LTIP will be the right to receive payment on the payment date until paid in full.
Change in Control, Severance and Retirement Benefits
The summary of the plans adopted by us upon the consummation of the Business Combination described below are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.
Utz Brands, Inc. Executive Severance Benefit Plan
Upon the consummation of the Business Combination, we implemented the Utz Brands, Inc. Executive Severance Benefit Plan. Under the plan, we provide severance benefits to our Executive Leadership Team (other than the Chief Executive Officer) and each member of the Executive Officer Team with the title of Vice President and above. Subject to the execution and non-revocation of a release and non-competition agreement by an eligible employee, upon a qualifying termination and satisfaction of each of the other conditions set forth in the plan, an eligible employee who is a member of the Executive Leadership Team will receive in equal installments 100% of his or her annual base salary in the form of payroll continuation payments beginning on the first day of the payroll period immediately following the termination date and the date on which the release and non-competition agreement becomes effective and non-revocable (the “Payment Commencement Date”) and ending on the one-year anniversary of the later of the Payment Commencement Date, and an eligible employee who is a member of the Executive Officer Team with a title of Vice President will receive in equal installments 50% of his or her annual base salary in the form of payroll continuation payments beginning on the Payment Commencement Date and ending on the six-month anniversary of the Payment Commencement Date or the termination date.
In addition, if an eligible employee experiences a termination qualifying under the plan and on the termination date was eligible to earn a performance based annual cash bonus in respect of the fiscal year in which the termination date occurs, the eligible employee will receive a payment equal to the annual target bonus, calculated based on actual performance during the applicable performance period as though the eligible employee continued in our employment. Such payment will be prorated based on the number of days during the applicable performance period that the eligible employee was employed by us, and paid at the time that annual bonuses are paid to our active employees. Eligible employees will also receive outplacement services during the severance period and are permitted to continue certain health and welfare benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for up to 18 months following the termination date.
Only members of the Executive Leadership Team who terminate their employment with good reason or any eligible employee whose employment is terminated by us or our affiliates (other than for cause and other than during an eligible employee’s disability) will receive severance under the plan, unless the eligible employee is offered comparable employment by us or any of our affiliates.
In the event that an eligible employee becomes entitled to receive or receives any payments, options, awards or benefits under the plan or any other plan, agreement, or arrangement with us, or with any person whose actions result in a change in control or an affiliate of such person that may separately or in the aggregate constitute a “parachute payment” within the meaning of Section 280G of the Code and it is determined that, but for the terms of the plan , any of the payments will be subject to an excise tax pursuant to Section 4999 of the Code, we will pay to the eligible employee either (i) the full amount of the payment or (ii) an amount equal to the payments reduced by the minimum amount necessary to prevent any portion of the payments from being an “excess parachute payment,” which ever of the foregoing amounts results in the receipt by the eligible employee, on an after-tax basis, of the greatest amount of payment, notwithstanding that all or some portion of the payments may be subject to the excise tax.
Utz Brands, Inc. Change in Control Severance Benefit Plan
Upon the consummation of the Business Combination, we implemented the Utz Brands, Inc. Change In Control Severance Plan. Under the plan, we will provide severance benefits to the Chief Executive Officer and each other member of our Executive Leadership Team and other executives selected on an individual basis. Subject to the execution and non-revocation of a release and non-competition agreement by an eligible employee upon a termination of employment of an eligible employee (a) either (i) by us (other than for cause and other than during an eligible employee’s disability), (ii) by an eligible employee for good reason, in each case within the 90 days prior or two years following a change in control, or (b) at the request of an acquirer or potential acquirer in connection with, or prior to, a change in control (a “Change in Control Termination”), provided, that, any termination of the employment of an eligible employee will not be considered a Change in Control Termination if the eligible employee is offered comparable employment by us or any of our affiliates, and satisfaction of each of the other conditions set forth in the plan, the Chief Executive Officer will receive in equal installments 200% of the sum of his or her annual base salary and target annual cash bonus in the form of payroll continuation payments, beginning on the Payment Commencement Date and ending on the two-year anniversary of the Payment Commencement Date, and an eligible employee who is a member of the Executive Leadership Team will receive in equal installments 150% of the sum of his or her annual base salary and target annual cash bonus in the form of payroll continuation payments beginning on the Payment Commencement Date and ending on the 18-month anniversary of the Payment Commencement Date. Other participants, if any, will receive such amounts as determined by the Compensation Committee. In addition, in the event the Chief Executive Officer experiences a good reason termination or experiences a termination of employment by us other than for cause and other than during the Chief Executive Officer’s disability, that is not a Change in Control Termination (a “Chief Executive Officer Non-Change in Control Termination”), then beginning on the Payment Commencement Date and ending on the last day of the 18-month anniversary of the Payment Commencement Date, the Chief Executive Officer will be entitled to receive in equal installments 150% of his or her annual base salary in the form of payroll continuation payments.
In addition, if an eligible employee experiences a Change in Control Termination or Chief Executive Officer Non-Change in Control Termination and on the termination date was eligible to earn a performance based annual cash bonus in respect of the fiscal year in which the termination date occurs, the eligible employee will receive a payment equal to the annual target bonus, calculated based on actual performance during the applicable performance period as though the eligible employee continued in our employment. Such payment will be prorated based on the number of days during the applicable performance period that the eligible employee was employed by us, and paid at the time that annual bonuses are paid to our active employees. Upon a Change in Control Termination or Chief Executive Officer Non-Change in Control Termination, eligible employees will also receive outplacement services during the severance period and continuation of welfare benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for up to 18 months following the termination date.
In the event that an eligible employee becomes entitled to receive or receives any payments, options, awards or benefits under the plan or any other plan, agreement, or arrangement with us, or with any person whose actions result in a change in control or an affiliate of such person that may separately or in the aggregate constitute a “parachute payment” within the meaning of Section 280G of the Code and it is determined that, but for the terms of the plan , any of the payments will be subject to an excise tax pursuant to Section 4999 of the Code, we will pay to the eligible employee either (i) the full amount of the payment or (ii) an amount equal to the payments reduced by the minimum amount necessary to prevent any portion of the payments from being an “excess parachute payment,” which ever of the foregoing amounts results in the receipt by the eligible employee, on an after-tax basis, of the greatest amount of payment, notwithstanding that all or some portion of the payments may be subject to the excise tax.
Fiscal 2020 Director Compensation Program
In connection with the Business Combination, we adopted a new board of directors compensation program which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our securities to further align their interests with those of our stockholders. The new program provides the following compensation for non-employee directors going forward:
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an annual cash retainer of  $75,000;

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an annual cash retainer of  $40,000 for the chair of the Audit Committee, $15,000 for the chair of the Compensation Committee and $10,000 for the chair of the Nominating and Corporate Governance Committee; and

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an equity retainer with a value of  $125,000 upon such director’s election to office, payable in the form of restricted stock units, granted in connection with each annual meeting of stockholders that vests on the earlier of the one-year anniversary of the grant and the next annual meeting of stockholders. The first equity retainer grant (annual value of $125,000) will occur promptly following Closing and vest at the first regularly scheduled annual meeting of our stockholders of (targeted for May 2021) and will be pro-rated for the period from the Closing through our first regularly scheduled annual meeting of the stockholders.

All cash retainers will be payable quarterly in arrears.
For 2020 and 2021, Mr. Deromedi and Mr. Giordano have agreed to waive their director compensation with respect to their service as non-employee directors. As our employees, Mr. Rice and Mr. Lissette will not be eligible for such retainer and other compensation paid to non-employee directors so long as they remain employed by us.

MANAGEMENT
The Company Board is comprised of the following ten directors: Roger K. Deromedi, Dylan B. Lissette, Michael W. Rice, John W. Altmeyer, Timothy P. Brown, Christina Choi, Antonio F. Fernandez, Jason K. Giordano, B. John Lindeman and Craig D. Steeneck.
Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office.
Currently, our management team is comprised of the following individuals:
Name	Age	Position(s)
Dylan B. Lissette	48	Chief Executive Officer
Eric Aumen	44	Vice President and Chief Accounting Officer
Cary Devore	48	Executive Vice President, Chief Financial Officer
Ajay Kataria	43	Executive Vice President, Finance & Accounting
Thomas (Tucker) Lawrence	52	Executive Vice President & Chief Supply Chain Officer
Mark Schreiber	56	Executive Vice President & Chief Customer Officer, Sales and Marketing
James Sponaugle	44	Senior Vice President Human Resources and Personnel Development
Todd M. Staub	54	Executive Vice President & Chief Administrative Officer
The following table sets forth certain information, as of the date of this prospectus, concerning each of our directors.
Name	Age	Position(s)
Roger K. Deromedi	67	Chairman; Director
Dylan B. Lissette	48	Chief Executive Officer; Director
Michael W. Rice	77	Director; Chairman Emeritus; Special Advisor
John W. Altmeyer	61	Director; Chair, Nominating and Corporate Governance Committee
Timothy P. Brown	58	Director
Christina Choi	42	Director
Antonio F. Fernandez	61	Director
Jason K. Giordano	41	Director; Chair, Compensation Committee
B. John Lindeman	50	Director
Craig D. Steeneck	62	Director; Chair, Audit Committee
Officers, Directors and Key Employees
John W. Altmeyer, 61, served as the President and Chief Executive Officer of Carlisle Construction Materials, a division of Carlisle Companies Incorporated, from July 1997 to September 2018. Carlisle Construction Materials is principally engaged in the manufacture and sale of rubber and thermoplastic roofing systems and other products with roofing applications for commercial and residential buildings. Mr. Altmeyer also has served as a Member of the Board of Directors of EMCOR Group, Inc. (NYSE: EME), a mechanical and electrical construction, industrial and energy infrastructure and facilities services company, since 2014. As part of his service on the EMCOR Board of Directors, Mr. Altmeyer currently serves on the governance committee of EMCOR and has served as the Chair of the Compensation Committee of EMCOR since 2018, and served on the audit committee from 2014 through 2018. Additionally, Mr. Altmeyer served as a member of the Board of Directors of Berkshire Hills Bancorp, a bank holding company, from 2012 to 2014. Mr. Altmeyer also serves on the Board of Directors of Tecta America, a roofing contracting and services business. Mr. Altmeyer earned his Bachelor of Science degree from Cornell University and his MBA from Harvard Business School.
Eric Aumen, 44, serves as the Vice President, Chief Accounting Officer of Utz, having served in this role since May 2020. Prior to joining Utz, Mr. Aumen served as Vice President and Controller of Element Fleet Management Corporation (TSX: EFN), a commercial motor vehicle management company from May 2016 until May 2020. Prior to Element Fleet, from May 2014 until October 2015, Mr. Aumen served as Chief Accounting Officer of Apex Tool Group, LLC, a hand and power tools manufacturer and marketer. Prior to his role at Apex Tool Group, Mr. Aumen served as Vice President, Corporate Controller for Colfax Corporation (NYSE: CFX) and began his career with Deloitte & Touche LLP, most recently as Audit Manager. From 2012 until 2020, Mr. Aumen served as a member of the Advisory Board of Pennsylvania State University, Mont Alto Campus. Mr. Aumen is a Certified Public Accountant and earned his Bachelor of Science in Accounting with a minor in Supply Chain Management from The Pennsylvania State University.
Timothy P. Brown, 58, is a Member of the Board of Managers of the Continuing Members, having served in this role since June 1999. Mr. Brown is the Founder of Sageworth, an entity comprised of Sageworth Holdings, LLC, Sageworth Trust Company and Sageworth Trust Company of South Dakota that provides investment management, fiduciary and planning services to highly successful individuals and families, and has served as its President and Chief Executive Officer since January 2001. As an attorney, accountant and the Founder, President and Chief Executive Officer of Sageworth, Mr. Brown brings extensive business, financial, legal and accounting knowledge to his position on the Board of Managers of the Continuing Members. Mr. Brown also serves on the Board of Directors of Penn State Health, a large hospital system, as the Chair of Penn State Health’s Finance Committee, Chair of Penn State Health’s Investment Committee, and member of Penn State Health’s Executive Committee. Mr. Brown also serves on the Board of Directors of Chief Executives Organization (CEO), as Chair of CEO’s Finance and Administration Committee, and member of CEO’s Executive Committee. Mr. Brown is a member of Young Presidents Organization and has served as its chair emeritus, chair, education officer and finance officer of the Pennsylvania chapter. Mr. Brown helped found the S. Dale High Family Business Center at Elizabethtown College, is a founding director of Music for Everyone, former trustee of the Pennsylvania Academy of Music, past general counsel and secretary of The Lancaster Alliance, past president of the Lancaster Museum of Art, past director of Harb-Adult, a homeless shelter, and a co-founder and manager of The Churchill Society. Mr. Brown received his Juris Doctor degree from the Georgetown University Law Center in Washington, D.C., and a Bachelor of Science in accounting from Penn State, graduating with highest distinction.
Christina Choi, 42, is currently Senior Vice President of Marketing and a member of the North America marketing leadership team for Diageo, a global leader in alcoholic beverages. Ms. Choi joined Diageo in January 2019 to lead the Gin, Rum & Tequila categories across North America, including consumer brands such as Tanqueray Gin, Captain Morgan Rum, and Don Julio Tequila. Ms. Choi is responsible for category strategy, brand marketing, and commercialization activities across this portfolio. Prior to Diageo, Ms. Choi served as Global Marketing Vice President for Anheuser-Busch InBev, the world’s largest brewer, from March 2013 to January 2019. In this role, Ms. Choi developed the global launch strategy for Michelob Ultra, delivered double digital global sales growth for Stella Artois including leading two Super Bowl marketing campaigns, and oversaw the development and commercialization of several emerging brands. From 2006 to 2012, Ms. Choi held various marketing and innovation roles within the personal care business of Unilever plc, based in the U.S. and Singapore. Ms. Choi led multiple brands, and innovation launches globally, including across the U.S., Southeast Asia, Middle East, and Africa, among others. Ms. Choi began her career in financial services at Goldman Sachs in the Credit Risk Management and Advisory group and Goldman Sachs Asset Management. Ms. Choi holds an MBA from Harvard Business School and a BA in Economics from Vassar College.
Roger K. Deromedi, 66, was Co-Executive Chairman of Collier Creek from June 1, 2018 through the Closing of the Business Combination. Mr. Deromedi has over 40 years of operational experience in the consumer goods sector, overseeing multiple businesses and iconic consumer brands. Mr. Deromedi was Independent Chairman and Lead Director of Pinnacle Foods from April 2016 to October 2018 and was Non-Executive Chairman from July 2009 to April 2016 and Executive Chairman from April 2007 to July 2009. Mr. Deromedi also was an advisor to Blackstone in relation to their acquisition of the company in April 2007.

Pinnacle Foods is a manufacturer and marketer of consumer branded food products, whose key brands include Birds Eye (frozen vegetables, meals, and sides), Duncan Hines (desserts), Vlasic (pickles), Wishbone (salad dressings), Aunt Jemima (breakfast products), Mrs. Butterworth and Log Cabin (syrups), Udi’s and Glutino (gluten-free products), and Gardein (plant-based entrees and meat substitutes), among others. During Mr. Deromedi’s tenure, the company acquired and successfully integrated multiple businesses including Birds Eye Foods, Wishbone, Gardein, and Boulder Brands, consistently meeting or exceeding synergy targets. From July 2013 to June 2015, Mr. Deromedi was an Executive Advisor for Blackstone in the consumer goods sector, and was an independent advisor to Blackstone from 2007 to 2013. From 2003 to 2006, Mr. Deromedi was Chief Executive Officer of Kraft, at the time one of the world’s largest food companies, with iconic brands such as Kraft, Maxwell House, Nabisco, Oscar Mayer and Philadelphia. During this time, Mr. Deromedi integrated Kraft’s separate North American and International businesses. Prior to this, Mr. Deromedi was Co-CEO of Kraft from 2001 to 2003 during which time there was an initial public offering of the company, raising approximately $8.7 billion in gross proceeds. Mr. Deromedi was previously President of Kraft Foods International, President of the company’s Asia Pacific business, and President of Kraft’s Western European business, based in Zurich. Mr. Deromedi also served as Area Director of the company’s business in France, Iberia and Benelux, based in Paris, and was General Manager of Kraft’s cheese and specialty products businesses in the United States. Mr. Deromedi began his career with General Foods, Kraft’s predecessor company, in 1977 where he held various marketing positions. Mr. Deromedi previously served on the board of directors of Pinnacle Foods from 2007 to 2018, Kraft from 2001 to 2006 and The Gillette Company, Inc. from 2003 to 2005 (when the company was merged with The Procter & Gamble Company). Mr. Deromedi earned an M.B.A. from the Stanford Graduate School of Business and a B.A. in economics and mathematics from Vanderbilt University.
Cary Devore, 48, has served as Executive Vice President and Chief Financial Officer of Utz Brands Holdings since July 2019. Mr. Devore joined the Utz companies in November 2016 as the lead representative of Metropoulos & Co. on the Board of Managers of the Continuing Members, where he worked alongside Dylan Lissette to drive our acquisition and value creation efforts, and became Executive Vice President and Chief Financial Officer in July 2019. Prior to serving as Chief Financial Officer, Mr. Devore served as Executive Vice President since December 2017 and as Senior Vice President from November 2016 until December 2017. From November 2014 until August 2017, Mr. Devore was a Managing Director of Metropoulos & Co., a private equity firm, where he focused on direct equity investments in the food and beverage sector. Prior to his service at Metropoulos, from October 2009 through August 2014, Mr. Devore was Co-Founder and Managing Director of SilverStream Capital, LLC, a family office focused on investments in healthcare and technology. From October 2005 through June 2009, Mr. Devore co-founded and led HBK Private Equity, LLC, the private equity arm of the hedge fund HBK Capital Management. Earlier in his career, Mr. Devore worked for Jordan Industries, Inc., an affiliate of The Jordan Company from May 1996 to July 2002, focusing on middle market buy and build strategies, as well as at UBS Investment Bank from August 2004 to October 2005 and Price Waterhouse LLP from August 1994 to May 1996. Mr. Devore graduated from the University of Illinois with a Bachelor of Science in Accounting, Magna Cum Laude, and received his MBA from the University of Michigan with High Honors.
Antonio F. Fernandez, 61, served as Executive Vice President and Chief Supply Chain Officer of Pinnacle Foods from February 2011 to June 2016, where he was responsible for managing all aspects of the supply chain including procurement, manufacturing, distribution, product quality, innovation and sustainability. Mr. Fernandez also led Pinnacle Foods’s “maximizing value through productivity” continuous improvement initiatives, realizing gross savings of approximately 4% of cost of products sold annually. Mr. Fernandez was a key leader and closely involved in Pinnacle Foods’s acquisition, integration and synergy realization efforts. Prior to Pinnacle Foods, Mr. Fernandez was Senior Vice President, Operations Excellence at Kraft from 2010 to 2011. Prior to Kraft, Mr. Fernandez was Chief Supply Chain Officer at Cadbury plc, or Cadbury, from 2008 to 2010, where he managed a supply chain with total costs of approximately $7 billion, 67 manufacturing facilities and over 20,000 employees. From 2000 to 2010, Mr. Fernandez held several senior supply chain roles within Cadbury. Prior to Cadbury, Mr. Fernandez held various supply chain and related roles at Dr. Pepper, PepsiCo, Inc., and Procter & Gamble Co. Mr. Fernandez is President of AFF Advisors, LLC, an independent consulting firm focused on improving supply chain performance, supporting acquisition due diligence and merger integrations. Mr. Fernandez was also a Senior Advisor with McKinsey & Company from July 2017 to August 2019. Mr. Fernandez received a B.S. in Chemical Engineering from Lafayette College. Mr. Fernandez served on the board of directors of Liberty Property

Trust (NYSE: LPT) from November 2014 until its recent merger with Prologis, Inc (NYSE: PLD). Mr. Fernandez has served on the Board of Directors with Americold Realty Trust (NYSE: COLD) since May 2019 and as a Trustee of Lafayette College since May 2017.
Jason K. Giordano, 41, was the Co-Executive Chairman of Collier Creek from June 1, 2018 until the Closing of the Business Combination. Mr. Giordano has over 15 years of investment and acquisition experience, with a focus in the consumer goods and related sectors. Mr. Giordano has been a Senior Managing Director at CC Capital since November 2018. Previously, Mr. Giordano was a Managing Director in the private equity group at Blackstone where he oversaw investments in the consumer, education, packaging and chemicals sectors. During his tenure at Blackstone from August 2006 to October 2017, Mr. Giordano was involved in 12 initial and follow-on acquisitions representing over $10 billion of transaction value, including several investments in consumer, retail and related businesses. Prior to Blackstone, Mr. Giordano was a private equity investment professional at Bain Capital, LP and an investment banker with Goldman, Sachs, & Co. Mr. Giordano previously served on the board of directors of Pinnacle Foods, Inc., a U.S.-based manufacturer and marketer of branded food products, from 2007 to September 2015, Crocs, Inc. (Nasdaq: CROX), a global supplier of branded footwear, from January 2015 to October 2017, AVINTIV, a global supplier of specialty materials primarily sold to consumer goods manufacturers, from January 2011 to October 2015, Outerstuff LLC, a leading U.S. supplier of licensed children’s sports apparel, from May 2014 to October 2017, Ascend Learning, LLC, a provider of online professional training tools and educational software, from July 2017 to October 2017, and HealthMarkets, Inc., a direct-to-consumer provider of health, life, supplemental, and other insurance and related products, from February 2009 to October 2017. Mr. Giordano earned an M.B.A. with high distinction from Harvard Business School, where he was a Baker Scholar, and an A.B. with high honors in economics from Dartmouth College.
Ajay Kataria, 43, serves as Executive Vice President of Finance and Accounting at Utz Brands Holdings, having served in this role since July 2019. Mr. Kataria joined Utz Brands Holdings in July 2017 as Senior Vice President of Finance and Treasury to support our financial planning, analytics and business transformation efforts, and became Executive Vice President in July 2019. Prior to joining the Utz companies, from April 2016 until July 2017, Mr. Kataria served as Vice President of Global Finance and Strategy at Armstrong Flooring, Inc., a producer of residential and commercial flooring products. Prior to his time at Armstrong, from August 2014 until April 2016, Mr. Kataria served as Vice President of Supply Chain Finance at Chobani, Inc., a producer of Greek yogurt and dairy products. Prior to Chobani, Mr. Kataria worked for ten years at PepsiCo in various supply chain and finance roles of increasing responsibility. Mr. Kataria holds a Bachelor of Technology from the National Institute of Technology, India and earned his MBA from Southern Methodist University, Cox School of Business.
Thomas (Tucker) Lawrence, 52, serves as Executive Vice President and Chief Supply Chain Officer for Utz Brands Holdings, having served in this role since January 2015. Mr. Lawrence was a member of the Board of Managers of the Continuing Members from June 2014 until August 2020. Mr. Lawrence joined the Utz companies in September 2004, holding various positions, including roles in Manufacturing and Strategic Planning. Prior to joining the Utz companies, Mr. Lawrence served as Director of Operations for Glatfelter, a global supplier of specialty paper, where he was employed from June 1993 to September 2004. Mr. Lawrence started his career in the paper and packaging industry, working for Westvaco (now part of WestRock) from June 1990 to June 1993. Mr. Lawrence holds a Bachelor of Science in Chemical Engineering from The Pennsylvania State University.
B. John Lindeman, 50, has served as the Chief Financial Officer of Hydrofarm Holdings Group, Inc. a wholesaler and manufacturer of hydroponics equipment and commercial horticultural products since March 2020. From August 2015 until assuming his current role at Hydrofarm Holdings in March 2020, Mr. Lindeman served as Chief Financial Officer and Corporate Secretary at Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of valued-added fresh food, where he was responsible for the finance, accounting, IT and human resource functions. Prior to joining Calavo, Mr. Lindeman held various leadership positions within the finance and investment banking industries, including serving as managing director at Sageworth Trust Company, a provider of investment management, fiduciary and planning services to highly successful individuals and families, from March 2015 to July 2015, managing director and co-head of the consumer and retail group at Janney Montgomery Scott, a financial advisory firm, from August 2009 to March 2015, managing director at Stifel Nicolaus, a full service brokerage and investment banking firm, from December 2005 to August 2009, and principal at Legg Mason, a global asset management leader, from October 1999 to December 2005. Prior to joining Legg Mason, Mr. Lindeman was a Manager at PricewaterhouseCoopers LLP from August 1996 to October 1999. Mr. Lindeman is a Chartered Financial Analyst, and holds a Bachelor of Science in Business Administration from the University of Mary Washington.
Dylan B. Lissette, 48, has served as the Vice Chairman, President and Chief Executive Officer of the Utz companies since assuming the role in January 2013 and upon the Closing of the Business Combination, Mr. Lissette was appointed our Chief Executive Officer. Mr. Lissette also served as the sole manager of Utz Brands Holdings from September 2016 through the Closing of the Business Combination. In addition, Mr. Lissette has served as a member of the Board of Managers of the Continuing Members since June 2004. Prior to serving as Chief Executive Officer, Mr. Lissette served as Chief Operating Officer from January 2011 to January 2013 and Executive Vice President of Sales and Marketing from January 2008 to January 2011. Prior to his service as an executive officer of the Utz companies, Mr. Lissette served the Utz companies in several capacities since joining in 1995, including serving as Retail Sales Manager, Key Account Director, and Director of Marketing. In 2007, Mr. Lissette was promoted to the position of Senior Vice President — Sales Operations where he had direct responsibility for route sales development in our Mid-Atlantic core markets and system-wide administration of the company’s DSD operations. Mr. Lissette represents the fourth generation of family leadership and involvement at the family-owned company, and is the son-in-law of Michael W. Rice, who serves as our Chairman Emeritus and is a member of the Company Board. Mr. Lissette also served on the Board of Directors of Hanover Hospital from August 2011 until August 2018. Mr. Lissette holds a Bachelor of Science degree in Business Economics and Public Policy from The George Washington University.
Michael W. Rice, 77, serves as our Chairman Emeritus and prior to the Closing of the Business Combination, was Executive Chairman of Utz Brands Holdings, having assumed this position in December 2012 following his role as Chairman of the Board and Chief Executive Officer of the Utz companies from 1992 until 2012. Mr. Rice served as President and Chief Executive Officer of the Utz companies from 1978 until 1992. Prior to serving as Chief Executive Officer, Mr. Rice served as Executive Vice President of the Utz companies from 1970 to 1978. Mr. Rice also serves as a Member of the Board of Managers of the Continuing Members. Mr. Rice is a graduate of Mount St. Mary’s University and holds a law degree from George Washington University School of Law. Mr. Rice is the father-in-law of Dylan Lissette, who serves as our Chief Executive Office and is a member of the Company Board.
Mark Schreiber, 56, serves as Executive Vice President and Chief Customer Operating Officer, Sales and Marketing at Utz Brands Holdings, having served in these roles since April 2017. Prior to his service at the Utz companies, Mr. Schreiber served as the Senior Vice President of Sales and Operations for Pepperidge Farm, Inc., a commercial bakery that was acquired by Campbell Soup Company, and on the Global Sales Leadership team for Campbell Soup Company, a processed food and snack company, from January 2008 to April 2017. Mr. Schreiber also worked at Pepperidge Farm, Inc. as Customer Vice President from January 2002 until January 2008, and as Vice President Customer Trade Marketing from January 1999 until January 2002. Prior to Pepperidge Farm, from January 1987 to January 1999, Mr. Schreiber began his career at Frito-Lay, a manufacturer of corn chips, potato chips and other snack foods, performing various roles in sales, strategic accounts, supply chain, marketing and DSD strategic operations. Mr. Schreiber is a current member of the Food Industry Association and has served as a Sales Executive Board Member of the Grocery Manufacturers Association from 2010 until 2016. Mr. Schreiber holds a Bachelor of Science in Marketing from The Pennsylvania State University.
James (Jim) Sponaugle, 44, serves as the Senior Vice President, Human Resources & Personnel Development at Utz Brands Holdings, having served in this role since February 2020. Prior to joining the Utz companies, from January 2009 until January 2020, Mr. Sponaugle worked at the Stewart Companies family of businesses. Starting with Poole Construction from January 2009 to June 2010, and then moving to Riley Welding and Fabricating, a metal fabrication division of Stewart Companies, a full-service construction-related services company, serving as General Manager and Vice President from June 2010 until March 2018. Mr. Sponaugle was promoted to Executive Vice President and added the responsibility of running Stewart & Tate Construction Industrial Division starting March 2018 through January 2020, while also maintaining his responsibilities at Riley Welding and Fabricating. Mr. Sponaugle serves on the Board of Directors of the Hanover Area Chamber of Commerce and serves as the Chairman of the Board of Directors of the YMCA of Hanover. Mr. Sponaugle earned his Bachelor of Science in Business Management from Cornell University.
Todd M. Staub, 54, serves as Executive Vice President and Chief Administration Officer at Utz Brands Holdings, having served in these roles since April 2017. Mr. Staub was a member of the Board of Managers of the Continuing Members from March 2008 until August 2020. Mr. Staub joined the Utz companies in February 1997 and has held financial positions with increasing responsibility including Controller from March 1999 to July 2002, Vice President — Finance from July 2002 to July 2012, and Executive VP & Chief Financial Officer from July 2012 to April 2017. Prior to joining the Utz companies, Mr. Staub served as an Account Supervisor for United Defense, a government contractor, from March 1996 until February 1997 and as an Accountant at Glatfelter Paper Company, a paper and packaging company, from September 1988 until March 1996. Mr. Staub holds a Bachelor of Arts in Mathematics from Western Maryland College and earned his MBA from York College of Pennsylvania.
Craig D. Steeneck, 62, served as the Executive Vice President and Chief Financial Officer of Pinnacle Foods from July 2007 to January 2019, where he oversaw the company’s financial operations, treasury, tax, investor relations, corporate development and information technology functions and was an integral part of Pinnacle Foods’s integration team for several of its acquisitions. From 2005 to 2007, Mr. Steeneck served as Executive Vice President, Supply Chain Finance and IT of Pinnacle Foods, helping to redesign the supply chain to generate savings and improve financial performance. From 2003 to 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resort Group (now Wyndham Destinations, Inc.), playing key roles in wide-scale organization of internal processes and staff management. From 2001 to 2003, he served as Chief Financial Officer of Resorts Condominiums International (now Wyndham Worldwide Corp.). From 1999 to 2001, Mr. Steeneck was the Chief Financial Officer of International Home Foods, Inc., a manufacturer of packaged food products acquired by ConAgra Foods in 2000. Mr. Steeneck has served on the board of directors and as chairman of the audit committee of Freshpet, Inc. (Nasdaq: FRPT) since November 2014, as a director and chairman of the audit committee of Hostess Brands, Inc. (Nasdaq: TWNK) since November 2016, and as a director of KIND Inc. from May 2019 to June 2020. Mr. Steeneck was the lead independent director of Hostess Brands, Inc. from January 2019 to December 2019.
Corporate Governance Guidelines and Code of Business Conduct
The Company Board adopted Corporate Governance Guidelines which address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable. In addition, the Company Board adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on the Corporate Governance portion of our website. We intend to post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and officers on the same website.
Board Composition
Our business affairs are managed under the direction of the Company Board. The Company Board consists of ten members, divided into three classes of staggered three-year terms. If a new Chief Executive Officer is named to replace Dylan B. Lissette, such person is anticipated to join the Company Board as the eleventh member.
As discussed more fully under the section entitled “Business Combination Proposal — Related Agreements — Investor Rights Agreement”, we entered into the Investor Rights Agreement with the Continuing Members, the Sponsor, the Founder Holders, the Sponsor Representative and Collier Creek’s independent directors. Pursuant to the Investor Rights Agreement, the Continuing Members have the right to nominate five Continuing Member Nominees to the Company Board and the Sponsor or Sponsor Representative, as applicable, have the right to nominate five Sponsor Nominees to the Company Board for so long as each of them and their respective affiliates and specified family members beneficially own certain specified percentages of the certain economic interests in us and Utz Brands Holdings.

The Company Board is divided into three staggered classes of directors. At each annual meeting of our stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:
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the Class I directors are B. John Lindeman, John W. Altmeyer and Jason K. Giordano;

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the Class II directors are Michael W. Rice, Craig D. Steeneck and Antonio F. Fernandez; and

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the Class III directors are Timothy P. Brown, Dylan B. Lissette, Roger K. Deromedi and Christina Choi.

Committee Appointments
There are three standing committees of the Company Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee consisting of the following directors:
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Audit Committee:   Craig D. Steeneck (Chair), Anthony F. Fernandez and B. John Lindeman;

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Compensation Committee:   Jason K. Giordano (Chair), John W. Altmeyer and Craig D. Steeneck; and

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Nominating and Corporate Governance Committee:   John W. Altmeyer (Chair), Christina Choi and Jason K. Giordano.

All of the committee members are “independent” under the listing standards of NYSE.
Director Independence
Our Class A Common Stock is listed on NYSE. Under the rules of NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NYSE.
In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
The Company Board has undertaken a review of the independence of each director and considered whether each of our directors has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, seven of our directors are considered “independent directors” as defined under the listing requirements and rules of NYSE and the applicable rules of the Exchange Act.

Board Leadership Structure
We believe that the structure of the Company Board and its committees will provide us with strong overall management.
Committees of the Company Board
The Company Board will have an audit committee, compensation committee, and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Company Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Company Board.
Audit Committee
Craig D. Steeneck, Anthony F. Fernandez and B. John Lindeman serve as members of our Audit Committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent; the Company Board has determined that each of Messrs. Steeneck, Fernandez and Lindeman are independent under the NYSE listing standards and applicable SEC rules. Mr. Steeneck serves as the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and the Company Board has determined that Mr. Steeneck qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Our Audit Committee is responsible for, among other things:
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selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

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helping to ensure the independence and performance of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year-end financial statements;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing and overseeing our policies on risk assessment and risk management, including enterprise risk management;

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reviewing related person transactions;

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reviewing the adequacy and effectiveness of internal control policies and procedures and our disclosure controls and procedures; and

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approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Company Board adopted a written charter for the Audit Committee which is available on our website.
Compensation Committee
Jason K. Giordano, John W. Altmeyer and Craig D. Steeneck serve as members of our Compensation Committee. Under the NYSE listing standards, we are required to have a Compensation Committee composed entirely of independent directors; the Company Board has determined that each of Messrs. Giordano, Altmeyer and Steeneck are independent. Mr. Giordano serves as Chairman of the Compensation Committee. Our Compensation Committee is responsible for, among other things:
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reviewing, approving and determining the compensation of our officers and key employees;

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reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Company Board or any committee thereof;

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administering our equity compensation plans;

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reviewing, approving and making recommendations to the Company Board regarding incentive compensation and equity compensation plans; and

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establishing and reviewing general policies relating to compensation and benefits of our employees.

The Company Board adopted a written charter for the Compensation Committee, which is available on our website.
Nominating and Corporate Governance Committee
John W. Altmeyer, Christine Choi and Jason K. Giordano serve as members of our Nominating and Corporate Governance Committee. Under the NYSE listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; the Company Board has determined that each of Messrs. Altmeyer and Giordano and Ms. Choi are independent. Mr. Altmeyer serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:
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identifying, evaluating and selecting, or making recommendations to the Company Board regarding, nominees for election to the Company Board and its committees;

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evaluating the performance of the Company Board and of individual directors;

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considering, and making recommendations to the Company Board regarding the composition of the Company Board and its committees;

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reviewing developments in corporate governance practices;

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evaluating the adequacy of the corporate governance practices and reporting; and

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developing, and making recommendations to the Company Board regarding, corporate governance guidelines and matters.

The Company Board adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website.
Code of Business Conduct and Ethics
We have posted our Code of Business Conduct and Ethics, and we intend to post any amendments to or any waivers from a provision of our Code of Business Conduct and Ethics, on our website. We also intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a manner required by applicable rules or regulations of the SEC or securities exchange.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.
Related Party Transactions Policy
We adopted a formal written policy providing that our officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of our Audit Committee, subject to the exceptions described below.
A related person transaction is generally a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy.
Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Business Conduct, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
The policy will require that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of the Company Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of the Company Board, determines in the good faith exercise of its discretion.
Our Audit Committee has determined that certain transactions will not require the approval of the Audit Committee including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our Common Stock and all holders of our Common Stock received the same benefit on a pro rata basis and transactions available to all employees generally.

DESCRIPTION OF SECURITIES
The following summary of certain provisions of our securities does not purport to be complete. You should refer to our Organizational Documents and the Warrant Agreement, which are included as exhibits to the registration statement of which this prospectus is part. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.
Authorized and Outstanding Stock
Following the completion of the Business Combination, our Certificate of Incorporation authorizes the issuance of 1,064,249,000 shares, consisting of:
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1,000,000 shares of Preferred Stock, par value $0.0001 per share;

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1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share;

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1,000,000 shares of Series B-1 Common Stock, par value $0.0001 per share;

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1,000,000 shares of Series B-2 Common Stock, par value $0.0001 per share; and

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61,249,000 shares of Class V Common Stock, par value $0.0001 per share.

As of September 16, 2020, our issued and outstanding capital stock consisted of: (i) 59,369,050 shares of Class A Common Stock held of record by approximately six holders, (ii) 61,249,000 shares of Class V Common Stock held of record by two holders, (iii) no shares of Series B-1 Common Stock or Series B-2 Common Stock, (iv) no shares of Preferred Stock, (v) 23,033,332 Warrants, consisting of 14,666,666 Public Warrants held of record by six holders, 7,200,000 Private Placement Warrants held of record by one holder, and 1,166,666 Forward Purchase Warrants held of record by five holders. Such numbers do not include DTC participants of beneficial owners holding securities through nominee names.
Class A Common Stock
All shares of Class A Common Stock are fully paid and non-assessable.
Voting rights.   Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Common Stock vote together with holders of Class V Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend Rights.   Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor.
Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock, then outstanding, if any.
Other rights.   The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A

Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of our Preferred Stock may issue in the future.
Class B Common Stock
All of the shares of Class B Common Stock immediately converted into shares of our Class A Common Stock upon completion of the Business Combination.
Voting rights.   Except as required by law, holders of Class B Common Stock are not entitled to any voting rights with respect to such Class B Common Stock.
Dividend rights.   Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class B Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor; provided, however, that the record date with respect to any share of Class B Common Stock for any such dividend or other distribution so declared shall be the day prior to the date of such Class B Common Stock being converted into Class A Common Stock in accordance with the Sponsor Side Letter Agreement, and such dividend or other distribution will be paid in accordance with the Sponsor Side Letter Agreement.
Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class B Common Stock are not entitled to receive any of our assets (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event (as defined in the Sponsor Side Letter Agreement), in which case such Class B Common Stock shall, in accordance with the Certificate of Incorporation, automatically convert to Class A Common Stock and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock).
Other rights.   The Class B Common Stock automatically converts into shares of our Class A Common Stock on a one-to-one basis upon the occurrence of any Conversion Event (as defined in the Sponsor Side Letter Agreement), which occurred upon the Closing of the Business Combination.
Class V Common Stock
All shares of Class V Common Stock are fully paid and non-assessable.
Voting rights.   Each holder of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of our capital stock). Holders of shares of Class V Common Stock vote together with holders of the Class A Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V Common Stock, as such, will have no voting power pursuant to the Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend rights.   The holders of the Class V Common Stock may not participate in any dividends declared by the Company Board.
Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class V Common Stock are not entitled to receive any of our assets.
Other rights.   The holders of shares of Class V Common Stock do not have preemptive, subscription, redemption or conversion rights. There is no redemption or sinking fund provisions applicable to the Class V Common Stock.

Issuance and Retirement of Class V Common Stock.   In the event that any outstanding share of Class V Common Stock ceases to be held directly or indirectly by a holder of a Common Company Units, such share will automatically be transferred to us and cancelled for no consideration. We will not issue additional shares of Class V Common Stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance of Common Company Units in accordance with the governing documents of Utz Brands Holdings.
Preferred Stock
The Certificate of Incorporation authorizes the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.
The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock and the Class V Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A Common Stock. At present, we have no plans to issue any Preferred Stock.
Warrants
Public Shareholders’ and Forward Purchase Warrants
Each whole Public Warrant and Forward Purchase Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO or 30 days after the completion of our initial business combination, to occur on September 27, 2020, provided in each case that we have an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of such Warrants and a current prospectus relating to them is available (or we permit holders to exercise their such Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a holder of a Warrant may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrants may be exercised at a given time by a Warrant holder. Only whole Warrants will trade. The Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, to occur on August 28, 2025, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle the exercise of such Warrant unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue a Class A Common Stock upon exercise of a Warrant unless the Class A Common Stock issuable upon the exercise of such Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Warrants. The registration statement of which this prospectus is part is intended to register such shares of Class A Common Stock under the Securities Act. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the Closing of the Business Combination, to occur on November 18, 2020, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if shares of our Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants and Forward Purchase Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash
Once the Warrants become exercisable, we may call the Warrants for redemption (except as described herein with respect to the Private Placement Warrants):
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in whole and not in part;

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at a price of  $0.01 per Warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each holder of such Warrants; and

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if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third business day before we send to the notice of redemption to the holders of such Warrants.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price of such Warrants. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, holders of each such Warrant will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.
Redemption of Warrants for Class A Common Stock
Commencing ninety days after the Warrants become exercisable, we may redeem the Warrants (except as described herein with respect to the Private Placement Warrants):
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in whole and not in part;

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for a number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A Common Stock except as otherwise described below;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a Warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.
	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Class A Common Stock shall mean the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11 per share, and at such time there are 57 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.298 Class A Common Stock for each whole Warrant. Finally, as reflected in the table above, we can redeem the Warrants for no consideration in the event that the Warrants are “out of the money” (i.e. the trading price of our Class A Common Stock is below the exercise price of the warrants) and about to expire.
This redemption feature differs from the typical Warrant redemption features issued by issuers that were previously special purpose acquisition companies, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants (other than the Private Placement Warrants in certain instances) be redeemed when the Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants for Cash.” Holders of the Warrants will, in effect, receive a number of shares representing fair value for their Warrants based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a premium in value as compared to the expected trading price that the warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for Class A Common Stock, and therefore have certainty as to (i) our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Warrants and available to us, and also provides a ceiling to the theoretical value of the Warrants as it locks in the “redemption prices” we would pay to Warrant holders if we chose to redeem Warrants in this manner. While we will effectively be required to pay a “premium” to Warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the Warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the premium to the Warrant holders. In particular, it would allow us to quickly redeem the warrants for Class A Common Stock, without having to negotiate a redemption price with the Warrant holders, which in some situations, may allow us to more quickly and easily close a business combination. And for this right, we have effectively agreed to pay a premium to the Warrant holders. In addition, the Warrants holders will have the ability to exercise the Warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the Warrants when the Class A Common Stock are trading at a price starting at $10, which is below the exercise price of  $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with a premium (in the form of Class A Common Stock). If we choose to redeem the Warrants when the Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of  $11.50.
No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.
Redemption Procedures and Cashless Exercise
If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A Common Stock over the exercise prices of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call our Warrants for redemption and our management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding Class A Common Stock is increased by a share capitalization payable in Class A Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of   (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of  (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrants exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrantsproperly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants and Forward Purchase Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants and Forward Purchase Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, 50% of the then outstanding Private Placement Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described under “Business Combination — Related Agreements — Sponsor Side Letter Agreement,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because the period during which they will be affiliated with us following the Business Combination is not known. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have adopted an Insider Trading Policy and other policies that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Public Shareholders who could exercise their Warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.
The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock issuable upon exercise of any of these Warrants) during the Lock-up Period, except that, among other limited exceptions as described under “Business Combination — Related Agreements — Sponsor Side Letter Agreement,” transfers can be made to our officers and directors and other persons or entities affiliated with the Sponsor.
Dividends
The payment of future dividends on the shares of Class A Common Stock will depend on our financial condition after the completion of the Business Combination subject to the discretion of the Company Board. Subject to the determination of the Company Board, we intend to pay a regular quarterly cash dividend initially set at approximately $0.20 per common share per annum. There can be no guarantee that such cash dividends will be declared. Our ability of to declare dividends may be limited by the terms of any other financing and other agreements entered into by us or our subsidiaries from time to time.
We are a holding company with no material assets other than our interest in Utz Brands Holdings. We intend to cause Utz Brands Holdings to make distributions to holders of Common Company Units in amounts sufficient to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by us.
The Third Amended and Restated Limited Liability Company Agreement provides that pro rata cash distributions be made to holders of Common Company Units (including us) at certain assumed tax rates, which we refer to as “tax distributions.” See the section entitled “Business Combination — Related Agreements — Third Amended and Restated Limited Liability Company Agreement.” We anticipate that the distributions we will receive from Utz Brands Holdings may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We has no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Common Company Units, to maintain one-for-one parity between Common Company Units held by us and shares of our Class A Common Stock. See the risk factor entitled “Risk Factors — Risks Related to Ownership of our Securities — We are a holding company and our only material asset after the Closing of the Business Combination are our interest in Utz Brands Holdings, and we are accordingly dependent upon distributions made by our subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.”
Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law
The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or Stockholders Meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Company Board then in office, except that holders of Class V Common Stock or one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. See also “Risk Factors — Risks Related to the Ownership of Our Securities — Delaware law, the Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.”
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Election of Directors and Vacancies
The Certificate of Incorporation provides that the Company Board will determine the number of directors who will serve on the Company Board. Under the Certificate of Incorporation, the Company Board is divided into three classes designated as Class I, Class II and Class III. Class I directors initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Company Board.
In addition, the Certificate of Incorporation provides that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock. For more information on the Investor Rights Agreement, see the section entitled “Business Combination — Related Agreements — Investor Rights Agreement.”
Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.
Business Combinations
We have elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Certificate of Incorporation provides that we will not engage in any “business combinations” (as defined in the Certificate of Incorporation), at any point in time at which our Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Certificate of Incorporation) for a three-year period after the time that such person became an interested stockholder unless:
•
prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2∕3% of the outstanding shares of our voting stock which is not owned by the interested stockholder.

Under the Certificate of Incorporation, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Certificate of Incorporation expressly excludes certain of our stockholders with whom we entered into the Investor Rights Agreement, certain of their respective transferees and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Certificate of Incorporation make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Certificate of Incorporation could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring us to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum
The Bylaws provide that at any meeting of the Company Board a majority of the total number of directors then in office constitutes a quorum for all purposes.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.
General Stockholder Meetings
The Certificate of Incorporation provides that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of our stockholders following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be August 27 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Stockholder Parties (as defined in the Bylaws) so long as the Investor Rights Agreement remains in effect. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Supermajority Provisions
The Certificate of Incorporation and the Bylaws provide that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of the holders of at least 66-2∕3%, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority, in case of any other provisions, in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that Article X therein, including the provisions therein regarding competition and corporate opportunities, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 80% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class. The Certificate of Incorporation provides that Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and Article XIII therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2∕3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

•
the provision requiring a 66-2∕3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority vote, in case of any other provisions, for stockholders to amend the Bylaws;

•
the provisions providing for a classified Company Board (the election and term of directors);

•
the provisions regarding filling vacancies on the Company Board and newly created directorships;

•
the provisions regarding resignation and removal of directors;

•
the provisions regarding calling special meetings of stockholders;

•
the provisions regarding stockholder action by written consent;

•
the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•
the provisions regarding the election not to be governed by Section 203 of the DGCL;

•
the provisions regarding the selection of forum (See “— Exclusive Forum”); and

•
the amendment provision requiring that the above provisions be amended only with an 66-2∕3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Exclusive Forum
The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to us or our stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against us or any of our current or former director, officer, other employee, agent or stockholder (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against us or any of our current or former director, officer, other employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable. Although we believe this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our employees or employees of our subsidiaries. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or ouraffiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as our director or officer. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for us if it is a business opportunity that (i) we are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of our business or is of no practical advantage to us, (iii) is one in which we have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Company Board or such member’s affiliate over which such member of the Company Board has no direct or indirect influence or control, including, but not limited to, a blind trust.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
The Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Stockholder Registration Rights
At the Closing, we entered into the Investor Rights Agreement, pursuant to which, among other things, the Sponsor, the Continuing Members and Collier Creek’s independent directors have specified rights to require us to register all or a portion of their shares under the Securities Act. The defined term Registrable Securities therein includes the shares of Class A Common Stock and Warrants to purchase Class A Common Stock issued pursuant to the Domestication. The registration statement of which this prospectus is part is being filed, in part, to satisfy our obligations under the Investor Rights Agreement. See the section entitled “Business Combination — Related Agreements — Investor Rights Agreement.”
Listing
Our Class A Common Stock and the Warrants are listed on NYSE under the symbol “UTZ” and “UTZ.WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of our Class A Common stock then outstanding (as of the date of this prospectus, we have 59,369,050 shares of our Class A Common Stock outstanding); or

•
the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of September 16, 2020, we had 59,369,050 shares of Class A Common Stock outstanding. Of these shares, 43,994,050 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the 15,375,000 shares issued to the Sponsor or Collier Creek’s independent directors are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
In addition, as of September 16, 2020, we have up to 61,249,000 shares of Class A Common Stock reserved for issuance upon conversion of a corresponding number of Retained Company Units held by the Continuing Members (along with the surrender and cancellation of a corresponding number of shares of Class V Common Stock). As of September 16, 2020, we also have reserved up to 23,033,332 shares of Class A Common Stock for issuance upon exercise or conversion of the Warrants and up to 1,479,445 shares of Class A Common Stock for issuance upon settlement of the 2020 LTIP RSUs, plus such number of shares we may deliver, in our sole discretion, to satisfy certain tax gross-up obligations. All such securities are also restricted securities for purposes of Rule 144.
The registration statement of which this prospectus is a part registers for resale (i) all of the shares of Class A Common Stock issued to the Sponsor and Collier Creek’s independent directors, (ii) the shares of Class A Common Stock reserved for issuance upon conversion of a corresponding number of Retained

Company Units held by the Continuing Members (along with the surrender and cancellation of a corresponding number of shares of Class V Common Stock), (iii) the shares of Class A Common Stock reserved for issuance upon exercise or conversion of the Warrants and (iv) the shares of Class A Common Stock reserved for issuance upon settlement of the 2020 LTIP RSUs, and, except with respect to the shares referenced in clause (iv), we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Investor Rights Agreement, the Forward Purchase Agreements or the Warrant Agreement, as applicable.
While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
For a further description of our obligation to register our securities, see the sections entitled “Business Combination ― Related Agreement ― Investor Rights Agreement ― Registration Rights” and “Certain Relationships and Related Party Transactions ― Collier Creek Related Party Transactions ― Registration Rights.”
Lock-up Restrictions
Securities Subject to the Lock-up Period
The Third Amended and Restated Limited Liability Company Agreement contains restrictions on transfers of units and requires the prior consent of the managing member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Common Company Units for Class A Common Stock after the Lock-up Period pursuant to the Investor Rights Agreement has expired. In addition, the Continuing Members will, following the completion of the Lock-Up Period ends pursuant to the Investor Rights Agreement, up to twice per calendar quarter in the aggregate, be able to exchange all or any portion of their Common Company Units, together with the surrender and cancellation of an equal number of shares of Class V Common Stock, for a number of shares of Class A Common Stock equal to the number of exchanged Common Company Units by delivering a written notice to Utz Brands Holdings, with a copy to us; provided that no holder of Common Company Units may exchange less than 100,000 Common Company Units in any single exchange unless exchanging all of the Common Company Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the Third Amended and Restated Limited Liability Company Agreement regarding such exchanges. Notwithstanding the foregoing, we may, at our sole discretion, in lieu of delivering shares of Class A Common Stock for any Common Company Units surrendered for exchange, pay an amount in cash per Common Company Unit equal to the 5-day VWAP of the Class A Common Stock ending on the day immediately prior to the date of the giving of the written notice of the exchange.
Upon completion of the Business Combination, under the Investor Rights Agreement the Sponsor, Collier Creek’s independent directors and the Continuing Members will not be able to transfer shares of Common Stock beneficially owned or otherwise held by them as of the Closing of the Business Combination, prior to the termination of the Lock-up Period, subject to certain customary exceptions, including:
•
transfers to certain permitted transferees, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; and

•
in the case of an individual, to a charitable organization, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order.

In addition, the restrictions on transfer set forth in the Investor Rights Agreement and the Third Amended and Restated Limited Liability Company Agreement, as applicable, do not apply to (i) securities purchased under one or more Forward Purchase Agreements by the Sponsor, Founder Holders or Collier Creek’s independent directors, and (ii) our equity securities or Utz Brands Holdings to an affiliate of the Rice Family that is a tax exempt entity or an amount of equity securities not to exceed four percent of the aggregate number of Common Company Units held by the Continuing Members immediately after the Closing to The Rice Family Foundation.
As of the date of this prospectus, the Sponsor and Collier Creek’s independent directors owned 15,375,000 shares of Class A Common Stock and the Continuing Members owned 61,249,000 Retained Company Units and a corresponding number of shares of Class V Common Stock. Subject to certain exceptions, such holders are contractually restricted from selling or transferring these securities until the end of the Lock-up Period.
Form S-8 Registration Statement
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our Equity Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 9.5 million shares of Class A Common Stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of shares of our Common Stock upon the completion of the Business Combination by:
•
each person known by us to be the beneficial owner of more than 5% of the shares of any class of our Common Stock;

•
each of our named executive officers and directors; and

•
all of our officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC , which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of shares of our Common Stock immediately following completion of the Business Combination is based on the following: (i) an aggregate of 59,369,050 shares of Class A Common Stock issued and outstanding immediately following the completion of the Business Combination (including Class B Common Stock which converted into shares of our Class A Common Stock upon completion of the Business Combination, (ii) 61,249,000 shares of our Class V Common Stock that were issued upon the completion of the Business Combination with the Continuing Members retaining one Company Common Unit for each share of Class V Common Stock issued to Continuing Members and assuming no such Company Common Units retained at the Closing are exchanged for Class A Common Stock until the twelve month anniversary of the Closing; provided that, the information below excludes the shares of Class A Common Stock reserved for future awards under the Equity Incentive Plan.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 900 High Street, Hanover, PA 17331.
	Beneficial Ownership
Name and Address of Beneficial Owner	Class A Common Stock	% of Class	Class V Common Stock(1)	% of Class	% of Total Voting Power(2)
Directors and Named Executive Officers:
John Altmeyer	15,000	*	—	—	*
Timothy P. Brown	10,000	*	—	—	*
Christina Choi	—	—	—	—	—
Roger K. Deromedi(3)	22,880,000	33.9%	—	—	17.8%
Antonio F. Fernandez(4)	178,333	*	—	—	*
Jason K. Giordano(3)	22,880,000	33.9%	—	—	17.8%
B. John Lindeman	—	—	—	—	—
Dylan B. Lissette	—	—	—	—	—
Michael W. Rice(5)	—	—	—	—	—
Craig D. Steeneck(6)	252,500	*	—	—	*
Cary Devore	—	—	—	—	—
Ajay Kataria	—	—	—	—	—
All post-Business Combination Directors and Executive Officers as a Group (17 persons)	23,335,833	34.5%	—	—	18.1%
Greater than Five Percent Holders:
Collier Creek Partners LLC(3)	22,880,000	33.9%	—	—	17.8%
T. Rowe Price Associates, Inc.(7)	5,185,983	8.7%	—	—	4.3%

	Beneficial Ownership
Name and Address of Beneficial Owner	Class A Common Stock	% of Class	Class V Common Stock(1)	% of Class	% of Total Voting Power(2)
Manulife Investment Management Limited(8)	3,181,677	5.4%	—	—	2.6%
HGC Investment Management Inc.(9)	3,480,035	5.9%	—	—	2.9%
Southpoint Master Fund, LP(10)	3,959,164	6.6%	—	—	3.3%
Series U of UM Partners, LLC(11)	—	—	52,061,650	85.0%	43.2%
Series R of UM Partners, LLC(11)	—	—	9,187,350	15.0%	7.6%

*
Less than one percent.

(1)
Class V Common Stock will entitle the holder thereof to one vote per share. Subject to the terms of the Third Amended and Restated Limited Liability Company Agreement, the Common Company Units, together with an equal number of shares of Class V Common Stock, are exchangeable for shares of Class A Common Stock on a one-for-one basis from and after the one-year anniversary of the Closing, subject to earlier termination upon the occurrence of certain events.

(2)
Represents percentage of voting power of the holders of our Class A Common Stock and Class V Common Stock voting together as a single class. See the disclosure in this prospectus in the section titled “Description of Securities — Class V Common Stock — Voting Rights.”

(3)
Collier Creek Partners LLC is the record holder of such shares. Chinh E. Chu, Roger K. Deromedi and Jason K. Giordano are the managers of Collier Creek Partners LLC and share voting and investment discretion with respect to the shares held of record by Collier Creek Partners LLC. The information above represents the 14,680,000 shares of Class A Common Stock held by Sponsor, Private Placement Warrants to acquire up to 7,200,000 shares of Class A Common Stock initially issued to Sponsor simultaneously with the closing of the IPO, and Forward Purchase Warrants to acquire up to 1,000,000 shares of Class A Common Stock. Each of Messrs. Chu, Deromedi and Giordano disclaims beneficial ownership over any securities owned by Collier Creek Partners LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Collier Creek Partners LLC is 200 Park Avenue, 58th Floor, New York, New York 10166.

(4)
Represents 145,000 shares of Class A Common Stock and Forward Purchase Warrants to acquire up to 33,333 shares of Class A Common Stock.

(5)
Does not include indirect interest in securities held by the Continuing Members.

(6)
Represents 202,500 shares of Class A Common Stock and Forward Purchase Warrants to acquire up to 50,000 shares of Class A Common Stock.

(7)
Includes shares of Class A Common Stock beneficially held by T. Rowe Price Associates, Inc. (“Price Associates”), based solely on the Schedule 13G filed by Price Associates with the SEC on February 14, 2020 . The business address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(8)
Includes shares of Class A Common Stock beneficially held by Manulife Financial Corporation (“MFC”) and MFC’s indirect, wholly-owned subsidiaries, Manulife Investment Management Limited (“MIML”), based solely on the Schedule 13G filed jointly by MFC and MIML with the SEC on February 12, 2020 . The business address of MFC and MIML is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.

(9)
Includes shares of Class A Common Stock beneficially held by HGC Investment Management Inc. (“HIM”) and HGC Arbitrage Fund LP (“HAF”), based solely on the Schedule 13G filed by HIM with the SEC on February 14, 2020 . The business address of HAF is 1114 Avenue of the Americas, 22nd Floor, New York, NY 10036.

(10)
Represents 2,898,608 shares of Class A Common Stock and warrants to acquire up to 1,060,557 shares of Class A Common Stock beneficially held by Southpoint Master Fund, LP, Southpoint Capital Advisors LP, Southpoint Capital Advisors LLC, Southpoint GP, LP, Southpoint GP, LLC and John S.

Clark II (collectively, “Southpoint”), based solely on the Schedule 13G filed by Southpoint with the SEC on July 15, 2020. The business address of Southpoint is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.
(11)
UM Partners, LLC is a series LLC, consisting of two separate protected series, each of which has separate members, managers, ownership interests, assets, debts, liabilities, obligations and expenses. The boards of managers of each of Series U of UM Partners LLC and Series R of UM Partners LLC consist of five members and act by majority approval. Each of the members of the boards of managers of Series U of UM Partners LLC and Series R of UM Partners LLC disclaims beneficial ownership of any of our shares of Class V Common Stock, other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Utz Related Party Transactions
Sageworth Holdings LLC Transaction Advisory Services
On November 22, 2019, Utz Quality Foods entered into a letter agreement with Sageworth Holdings LLC (“Sageworth Holdings”), which was modified by the parties on May 29, 2020, for certain advisory services related to the Business Combination. Timothy P. Brown, a member of the Company Board and member of the Boards of Managers of the Continuing Members, is the Founder, President and Chief Executive Officer of Sageworth Holdings. Under the engagement letter, Sageworth Holdings advised Utz Brands Holdings with respect to the structure, financial terms and negotiations of the Business Combination. Pursuant to the engagement letter, upon the Closing of the Business Combination, Utz Brands Holdings paid Sageworth Holdings a cash transaction fee equal to $5,000,000. Upon the Closing of the Business Combination, the engagement letter terminated by its terms.
Sageworth Trust Company Profit Sharing/401(k) Plan Advisory Services
On January 1, 2011, Utz Quality Foods, Inc. entered into an engagement letter with Sageworth Trust Company (“Sageworth Trust”) for fiduciary services in connection with the Utz Quality Foods, Inc. Profit Sharing/401(k) Plan (the “Profit Sharing Plan”). Timothy P. Brown is the Founder, President and Chief Executive Officer of Sageworth Trust. Sageworth Trust provides plan design, investment and similar services under the engagement letter. During the first year of the engagement, Utz Quality Foods was required to pay Sageworth Trust 0.025% of the assets held under the Profit Sharing Plan each calendar quarter and during subsequent years was reduced to 0.02% of the assets held under the Profit Sharing Plan each calendar quarter, in each case, plus out-of-pocket expenses.
On July 31, 2019, Utz Quality Foods and Sageworth Trust entered into a new engagement letter, which became effective October 1, 2019 and replaced the January 1, 2011 engagement letter. Under the new engagement letter, the services provided by Sageworth Trust to the Profit Sharing Plan and its sponsor remained substantially the same. Under the new engagement letter, Utz Brands Holdings is required to pay Sageworth Trust $35,000 each calendar quarter during the term, plus out-of-pocket expenses. The term of the engagement letter continues until terminated at will by either party.
In connection with the services provided by Sageworth Trust with respect to the Profit Sharing Plan during fiscal years 2017, 2018 and 2019, Utz paid Sageworth Trust $126,961, $148,920, and $148,260, respectively. Estimated fees for fiscal year 2020 under the engagement letter are expected to be $140,000, plus out-of-pocket expenses.
Collier Creek Related Party Transactions
Class B Ordinary Shares
On May 2, 2018, Collier Creek issued 2,875,000 Class B Ordinary Shares to the Sponsor in exchange for a capital contribution of $25,000. On September 7, 2018, Collier Creek effected a share capitalization resulting in the Sponsor holding an aggregate of 10,937,500 Class B Ordinary Shares. On September 10, 2018, the Sponsor transferred 45,000, 45,000, 52,500 and 52,500 Class B Ordinary Shares to each of Antonio F. Fernandez, Matthew M. Mannelly, William D. Toler and Craig D. Steeneck, respectively. On October 4, 2018, Collier Creek effected a share capitalization resulting in an aggregate of 12,375,000 Class B Ordinary Shares. On October 10, 2018, the underwriters partially exercised the over-allotment option, and an aggregate of 500,000 Class B Ordinary Shares were subsequently surrendered to Collier Creek by the Sponsor for no consideration on October 19, 2018. Of the 11,875,000 shares outstanding as of immediately prior to the Closing of the Business Combination, the Sponsor owned an aggregate of 11,680,000 Class B Ordinary Shares and the independent director owned an aggregate of 195,000 Class B Ordinary Shares.
Upon the Closing of the Business Combination, the Class B Ordinary Shares automatically converted into shares of Class A Common Stock on a one-for-one basis, after giving effect to the conversion of Class B

Common Stock upon the Closing of the Business Combination. Such shares of Class A Common Stock are subject to the Related Agreements. See “― Related Agreements”).
Private Placement
Simultaneously with the closing of the IPO, Collier Creek consummated the private placement of 7,200,000 Private Placement Warrants at a price of $1.50 per warrant to the Sponsor, generating gross proceeds of $10.8 million. Each Private Placement Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Related Parties Loans
The Sponsor had agreed to loan Collier Creek up to $200,000 (the “Note”) to be used for the payment of costs related to the IPO. The Note was non-interest bearing, unsecured and was due on the earlier of December 31, 2018 or the closing of the IPO. Collier Creek had borrowed $155,000 under the Note, which was fully repaid on October 17, 2018.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Collier Creek’s officers and directors may, but are not obligated to, loan Collier Creek funds as may be required (the Working Capital Loans). If Collier Creek completes a business combination, it would repay the Working Capital Loans out of the proceeds of the Trust Account released to Collier Creek. In the event that a business combination does not close, Collier Creek may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Notwithstanding the foregoing , the Business Combination Agreement does not permit Working Capital Loans to convert into warrants. Except as set forth above, to date, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
Administrative Service Fee
Collier Creek agreed, commencing on the effective date of the IPO through the earlier of Collier Creek’s consummation of a business combination and its liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, and secretarial and administrative services. Collier Creek recorded $120,000 and $27,000 in general and administrative expenses in connection with this administrative services agreement in the accompanying statements of operations during the year ended December 31, 2019 and for the period from April 30, 2018 (inception) through December 31, 2018, respectively, though expenses were only incurred beginning October 2018. As of December 31, 2019 and 2018, Collier Creek has accrued approximately $147,000 and $27,000, respectively, for services in connection with such agreement on the accompanying balance sheets.
Forward Purchase Agreements
On September 7, 2018, Collier Creek entered into the Forward Purchase Agreements with the Sponsor and Collier Creek’s independent directors which provide for the purchase of an aggregate of 3,500,000 Forward Purchase Shares, plus an aggregate of 1,166,666 Forward Purchase Warrants to purchase one Class A Ordinary Share at $11.50 per share, for an aggregate purchase price of  $35,000,000, or $10.00 per Class A Ordinary Share, in a Private Placement to close concurrently with the closing of the initial business combination. The Forward Purchase Warrants have the same terms as the Public Warrants. In connection with the Closing of the Business Combination, the Forward Purchase Shares and Forward Purchase Warrants were issued. The proceeds from the sale of forward purchase securities were used as part of the consideration to the Continuing Members in the Business Combination.

Registration Rights
Prior to the Closing of the Business Combination, the holders of the Class B Ordinary Shares and Private Placement Warrants (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants) were entitled to registration rights pursuant to the Original Registration Rights Agreement entered into on the effective date of the IPO. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. We were required to bear the expenses incurred in connection with the filing of any such registration statements.
Pursuant to the Forward Purchase Agreements, Collier Creek agreed to use its commercially reasonable best efforts (i) to file within 30 days after the closing of a business combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A Ordinary Shares), (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until the earliest of  (a) the date on which the Sponsor and all of the independent directors or their respective assignees cease to hold the securities covered thereby and (b) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act. In addition, the Forward Purchase Agreements provide these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by Collier Creek.
In connection with the Business Combination, the Original Registration Rights Agreement terminated upon the execution of the Investor Rights Agreement. (See the section entitled “Business Combination — Related Agreements — Investor Rights Agreement”).
Related Arrangements
In connection with the Business Combination, certain Related Agreements and other documents were entered into pursuant to the Business Combination Agreement. The Related Agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•
Third Amended and Restated Limited Liability Company Agreement (see the section entitled “Business Combination — Related Agreements — Third Amended and Restated Limited Liability Company Agreement”);

•
Tax Receivable Agreement (see the section entitled “Business Combination — Related Agreements — Tax Receivable Agreement”);

•
Sponsor Side Letter Agreement (see the section entitled “Business Combination — Related Agreements — Sponsor Side Letter Agreement”);

•
Investor Rights Agreement (see the section entitled “Business Combination — Related Agreements — Investor Rights Agreement”);

•
Equity Incentive Plan (see the section entitled “Executive Compensation — Key Compensation Actions in 2020 — Equity Incentive Plan”); and

•
Offer Letter of Dylan Lissette (see the section entitled “Executive Compensation of Utz — Narrative Disclosure to Summary Compensation Table — Dylan Lissette Offer Letter”).

Statement of Policy Regarding Transactions with Related Persons
Upon the Closing of the Business Combination, we adopted a formal written policy, which provides that our officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of our Audit

Committee, subject to certain exceptions. For more information, see the section entitled “Management — Related Party Transaction Policy.”
Indemnification of Directors and Officers
The Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Charter provides that our directors are not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

SELLING HOLDERS
This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 86,548,607 shares of Class A Common Stock (including 15,375,000 outstanding shares of Class A Common Stock, 7,200,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, 1,166,666 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants, 1,557,941 shares of Class A Common Stock underlying the 2020 LTIP RSUs, including shares of Class A Common Stock we may issue, in our discretion, to satisfy tax gross-up obligations, and 61,249,000 shares of Class A Common Stock issuable upon conversion of the Retained Company Units (and the surrender and cancellation of a corresponding number of shares of Class V Common Stock)); and (ii) up to 8,366,666 Warrants (including 7,200,000 Private Placement Warrants and 1,166,666 Forward Purchase Warrants).
The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A Common Stock or Warrants after the date of this prospectus such that registration rights shall apply to those securities.
The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 59,369,050 shares of Class A Common Stock, 61,249,000 shares of Class V Common Stock, and 23,033,332 Warrants, in each case as of September 16, 2020. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Holder’s Warrants, if any, and did not assume the exercise of any other Selling Holder’s Warrants. With respect to each Selling Holder who holds 2020 LTIP RSUs, each of whom is a member of our management team, the beneficial ownership of shares of Class A Common Stock reported below assumes the vesting and settlement of the shares of Class A Common Stock subject to the 2020 LTIP RSUs held by such Selling Holder.
We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock or Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is 900 High Street, Hanover, PA 17331.
Shares of Class A Common Stock
	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Collier Creek Partners LLC(2)	22,880,000	33.9%	22,880,000	33.9%	―	―
Antonio Fernandez(3)	178,333	*	178,333	*	―	―
Matthew M. Mannelly(4)	178,333	*	178,333	*	―	―
Craig D. Steeneck(5)	252,500	*	252,500	*	―	―
William D. Toler(6)	252,500	*	252,500	*	―	―
Series U of UM Partners, LLC(7)	52,061,650	43.2%	52,061,650	43.2%	―	―

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Series R of UM Partners, LLC(7)	9,187,350	7.6%	13,839,166	7.6%	―	―
Dylan B. Lissette(8)(9)	119,454	*	119,454	*	―	―
Todd M. Staub(9)(10)	97,063	*	95,563	*	1,500	*
Thomas (Tucker) Lawrence(9)(10)	119,454	*	119,454	*	―	―
Mark Schreiber(9)(10)	119,454	*	119,454	*	―	―
Ajay Kataria(9)(10)	94,193	*	94,193	*	―	―
Cary D. Devore(9)(10)	134,011	*	134,011	*	―	―
Brian V. Greth(9)	47,782	*	47,782	*	―	―
Andrew L. Miller(9)	39,890	*	39,818	*	72	*
Steven Liantonio(9)	47,782	*	47,782	*	―	―
Ethan Berblinger(9)	39,818	*	39,818	*	―	―
Charles D. Tullis(9)	39,818	*	39,818	*	―	―
Stephen J. Toth(9)	39,818	*	39,818	*	―	―
James Sponaugle(9)(10)	15,927	*	15,927	*	―	―
Eric Aumen(9)(10)	22,298	*	22,298	*	―	―
Additional Selling Holders (15 persons)(11)	586,251	*	582,751	*	3,500	*

*
Less than 1%.

(1)
Based upon 59,369,050 shares of Class A Common Stock outstanding as of September 16, 2020.

(2)
Collier Creek Partners LLC is the record holder of such shares. Chinh E. Chu, Roger K. Deromedi and Jason K. Giordano are the managers of Collier Creek Partners LLC and share voting and investment discretion with respect to the shares held of record by Collier Creek Partners LLC. The information above represents the 14,680,000 shares of Class A Common Stock held by Sponsor, Private Placement Warrants to acquire up to 7,200,000 shares of Class A Common Stock, and Forward Purchase Warrants to acquire up to 1,000,000 shares of Class A Common Stock. Each of Messrs. Chu, Deromedi and Giordano disclaims beneficial ownership over any securities owned by Collier Creek Partners LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Collier Creek Partners LLC is 200 Park Avenue, 58th Floor, New York, New York 10166.

(3)
Represents 145,000 shares of Class A Common Stock and Forward Purchase Warrants to acquire up to 33,333 shares of Class A Common Stock. Mr. Fernandez is a member of the Company Board.

(4)
Represents 145,000 shares of Class A Common Stock and Forward Purchase Warrants to acquire up to 33,333 shares of Class A Common Stock. Mr. Mannelly served as a member of the Board of Directors of Collier Creek until the Closing of the Business Combination.

(5)
Represents 202,500 shares of Class A Common Stock and Forward Purchase Warrants to acquire up to 50,000 shares of Class A Common Stock. Mr. Steeneck is a member of the Company Board.

(6)
Represents 202,500 shares of Class A Common Stock and Forward Purchase Warrants to acquire up to 50,000 shares of Class A Common Stock. Mr. Toler served as a member of the Board of Directors of Collier Creek until the Closing of the Business Combination.

(7)
Represents shares of Class A Common Stock issuable upon the conversion of the Retained Company Units and the surrender and cancellation of a corresponding number of shares of Class V Common Stock. UM Partners, LLC is a series LLC, consisting of two separate protected series, each of which has separate members, managers, ownership interests, assets, debts, liabilities, obligations and expenses. The boards of managers of each of Series U of UM Partners LLC and Series R of UM Partners LLC consist of five members and act by majority approval. Each of the members of the boards of managers of Series U of UM Partners LLC and Series R of UM Partners LLC disclaims beneficial ownership of any of our shares of Class V Common Stock, other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly.
(8)
Mr. Lissette is our Chief Executive Officer and member of the Company Board.

(9)
Represents shares of Class A Common Stock issuable upon settlement of 2020 LTIP RSUs including shares of Class A Common Stock we may deliver, in our discretion, to satisfy certain tax gross-up obligations.

(10)
Selling Holder is our executive officer. See “Management” contained elsewhere in this prospectus.

(11)
The disclosure with respect to the remaining Selling Holders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A Common Stock.

Warrants
	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Warrants	%(1)	Number of Warrants	%(1)	Number of Warrants	%
Collier Creek Partners LLC(2)	8,200,000	35.6%	8,200,000	35.6%	―	―
Antonio Fernandez(3)	33,333	*	33,333	*	―	―
Matthew M. Mannelly(4)	33,333	*	33,333	*	―	―
Craig D. Steeneck(5)	50,000	*	50,000	*	―	―
William D. Toler(6)	50,000	*	50,000	*	―	―

*
Less than one percent.

(1)
Based upon 23,033,332 Warrants outstanding as of September 16, 2020.

(2)
Collier Creek Partners LLC is the record holder of such shares. Chinh E. Chu, Roger K. Deromedi and Jason K. Giordano are the managers of Collier Creek Partners LLC and share voting and investment discretion with respect to the shares held of record by Collier Creek Partners LLC. The information above represents the 7,200,000 Private Placement Warrants and 1,000,000 Forward Purchase Warrants. Each of Messrs. Chu, Deromedi and Giordano disclaims beneficial ownership over any securities owned by Collier Creek Partners LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Collier Creek Partners LLC is 200 Park Avenue, 58th Floor, New York, New York 10166.

(3)
Represents 33,333 Forward Purchase Warrants. Mr. Fernandez is a member of the Company Board.

(4)
Represents 33,333 Forward Purchase Warrants. Mr. Mannelly served as a member of the Board of Directors of Collier Creek until the Closing of the Business Combination.

(5)
Represents 50,000 Forward Purchase Warrants. Mr. Steeneck is a member of the Company Board.

(6)
Represents 50,000 Forward Purchase Warrants. Mr. Toler served as a member of the Board of Directors of Collier Creek until the Closing of the Business Combination.

Material Relationships with the Selling Holders
For a description of our relationships with the Selling Holders and their affiliates see the sections entitled “Business Combination,” “Management” “Certain Relationships and Related Party Transactions” and “Executive Compensation.”

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 23,033,332 shares of our Class A Common Stock that may be issued upon exercise of Warrants to purchase Class A Common Stock, including the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 86,548,607 shares of Class A Common Stock and (ii) up to 8,366,666 Warrants.
The Selling Holders may offer and sell, from time to time, their respective shares of Class A Common Stock and Warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:
•
on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•
in privately negotiated transactions;

•
in underwritten transactions;

•
in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•
through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•
in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•
through the distribution of the securities by any Selling Holder to its partners, members or stockholders;

•
in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•
by pledge to secured debts and other obligations;

•
to or through underwriters or agents;

•
“at the market” or through market makers or into an existing market for the securities; or

•
any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.
Subject to certain contractual restrictions between us and the Selling Holders, including any restrictions included in the Related Agreements, the Selling Holders may enter into various transactions with respect to our securities. The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
The Selling Holders party to the Investor Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Lock-up Agreements
Certain of our stockholders are subject to the lock-up restrictions set forth in the Investor Rights Agreement. See “Securities Act Restrictions of Resale of Securities — Lock-up Restrictions.”

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold Class A Common Stock or Warrants as part of a straddle, hedge, constructive sale, conversion, or other integrated or risk reduction transaction for U.S. federal income tax purposes, investors who acquired Class A Common Stock or Warrants as a result of the exercise of employee stock options or otherwise as compensation or through a tax qualified retirement plan, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under Code. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:
•
an individual who is a United States citizen or resident of the United States;

•
a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•
an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
Taxation of Distributions
If we pay distributions to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A U.S. Holder will generally recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost (that is, the investment cost of a share of Class A Common Stock or, as discussed below, the U.S. Holder’s initial basis for Class A Common Stock received upon exercise of a Warrant) less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.
Redemption of Class A Common Stock
In the event that a U.S. Holder’s Class A Common Stock is redeemed by us, including pursuant to an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock under the tests described below, the tax consequences to the U.S. Holder will be the same as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” above. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution, the tax consequences of which are described above under “U.S. Holders — Taxation of Distributions”. Whether the redemption qualifies for sale treatment will depend primarily on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Warrants) both before and after the redemption. The redemption of Class A Common Stock will generally be treated as a sale of the Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. A redemption of a U.S. Holder’s stock will be substantially disproportionate with respect to the U.S. Holder if the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of common stock is, among other requirements, less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock (including any stock constructively owned by the U.S. Holder as a result of owning warrants). The redemption of the Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult its tax advisors as to the tax consequences of a redemption, including the application of the constructive ownership rules described above.
If none of the foregoing tests is satisfied, the redemption will be treated as a corporate distribution, the tax consequences of which are described under “U.S. Holders — Taxation of Distributions,” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock should be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Warrants or possibly in other stock constructively owned by it.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrants, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Warrants. The U.S. Holder’s tax basis in the share of our Class A Common Stock received upon exercise of the Warrants will generally be an amount equal to the sum of the U.S. Holder’s initial investment in, or cost allocated to, the Warrants and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Warrants would commence on the date of exercise of the warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A Common Stock received would generally equal the holder’s tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Warrant.
It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in, or cost allocated to, the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a Warrant, a U.S. Holder will generally recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.
A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities — Warrants — Public Stockholders’ and Forward Purchase Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Class A Common Stock. Your aggregate tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate tax basis in your warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.
Possible Constructive Distributions
The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants — Public Stockholders’ and Forward Purchase Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.
Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to

U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would generally be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”
Redemption of Warrants for Class A Common Stock
A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities — Warrants — Public Stockholders’ and Forward Purchase Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A Common Stock. Your aggregate tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate tax basis in your Warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or an expiration or redemption of our Warrants, unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•
the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants — Public Stockholders’ and Forward Purchase Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.
Redemption of Class A Common Stock
The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. Holder’s Class A Common Stock will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Common Stock, as described under “U.S. Holders — Redemption of Class A Common Stock” above, and the consequences of the redemption to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Taxation of Distributions” and “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants,” as applicable.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

LEGAL MATTERS
Cozen O’Connor P.C., Philadelphia, Pennsylvania will pass upon the validity of the Class A Common Stock and Warrants covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The audited financial statements of Collier Creek as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from April 30, 2018 (inception) through December 31, 2018 included in this prospectus have been so included in reliance upon the report of WithumSmith+Brown, PC (“Withum”), independent registered public accountants (which includes an explanatory paragraph relating to the ability of Collier Creek to continue as a going concern as described in Note 1 to the financial statements) upon the authority of said firm as experts in accounting and auditing.
The audited combined financial statements of UM-U included in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited combined abbreviated financial statements of Kennedy included in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
CHANGE IN AUDITOR
On August 28, 2020, the Audit Committee of the Company Board approved the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ended January 3, 2021. Grant Thornton served as the independent registered public accounting firm of Utz Brands Holdings prior to the Business Combination. Accordingly, Withum, the independent registered public accounting firm of Collier Creek, was informed on August 28, 2020 that it would be replaced by Grant Thornton as our independent registered public accounting firm following the completion of our review of the quarter ended June 30, 2020, which consist only of the accounts of the pre-Business Combination special purpose acquisition company, Collier Creek.
The reports of Withum on Collier Creek’s balance sheet as of December 31, 2019 and 2018 and the consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019 and for the period from April 30, 2018 (inception) through December 31, 2018, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from April 30, 2018 (inception) through December 31, 2018, the fiscal year ended December 31, 2019, and the subsequent interim period through the date of Withum’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act between us and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum would have caused it to make reference to the subject matter of the disagreements in its reports on our financial statements for such periods.
During the period from April 30, 2018 (inception) through December 31, 2018, the fiscal year ended December 31, 2019, and the subsequent interim period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
During the period from April 30, 2018 (inception) through December 31, 2018, the fiscal year ended December 31, 2019, and the subsequent interim period through the date of Withum’s dismissal, we did not consult with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of Collier Creek or us, and no written report or oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
We have provided Withum with a copy of the foregoing disclosures and Withum has furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us set forth above. A copy of Withum’s letter, dated September 3, 2020, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a party through incorporation by reference to our Current Report on Form 8-K filed with the SEC on September 3, 2020.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.utzsnacks.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

F-Page No.
Combined Abbreviated Statement of Revenues and Direct Expenses June 4 2018 – May 26, 2019	F-88
Notes to Combined Abbreviated Financial Statements	F-89
Interim Combined Abbreviated Financial Statements of Kennedy Endeavors, Inc.
Interim Combined Abbreviated Statement of Assets Acquired and Liabilities Assumed as of August 25, 2019 (Unaudited) and May 26, 2019	F-95
Interim Combined Abbreviated Statement of Revenues and Direct Expenses for the thirteen weeks ended August 25, 2019 and twelve weeks ended August 26, 2018 (Unaudited)	F-96
Notes to Interim Combined Abbreviated Financial Statements	F-97

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Collier Creek Holdings
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Collier Creek Holdings (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity and cash flows, for the year ended December 31, 2019 and for the period from April 30, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from April 30, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on October 10, 2020, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2018.
New York, New York
March 12, 2020

COLLIER CREEK HOLDINGS
BALANCE SHEETS
	December 31,
	2019	2018
Assets:
Current assets:
Cash	$585,253	$944,890
Prepaid expenses	136,313	321,529
Total current assets	721,566	1,266,419
Cash and marketable securities held in Trust Account	451,020,841	442,048,296
Total Assets	$451,742,407	$443,314,715
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$11,654	$115,112
Accrued expenses	444,337	7,500
Accrued expenses – related parties	146,774	26,774
Total current liabilities	602,765	149,386
Deferred underwriting commissions and legal fees	15,450,000	15,450,000
Total Liabilities	16,052,765	15,599,386
Commitments
Class A ordinary shares, $0.0001 par value; 42,018,501 and 42,061,226 shares subject to possible redemption at $10.25 and $10.05 per share at December 31, 2019 and 2018, respectively	430,689,635	422,715,321
Shareholders’ Equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 1,981,499 and 1,938,774 shares issued and outstanding (excluding 42,018,501 and 42,061,226 shares subject to possible redemption) at December 31, 2019 and 2018, respectively	198	194
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 11,875,000 shares issued and outstanding as of December 31, 2019 and 2018	1,188	1,188
Additional paid-in capital	—	3,087,484
Retained earnings	4,998,621	1,911,142
Total Shareholders’ Equity	5,000,007	5,000,008
Total Liabilities and Shareholders’ Equity	$451,742,407	$443,314,715
The accompanying notes are an integral part of these financial statements.

COLLIER CREEK HOLDINGS
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2019	For the period from April 30, 2018 (inception) through December 31, 2018
General and administrative expenses	$998,232	$137,154
Loss from operations	(998,232)	(137,154)
Investment income on Trust Account	8,972,545	2,048,296
Net income	$7,974,313	$1,911,142
Weighted average shares outstanding of Class A ordinary shares	44,000,000	44,000,000
Basic and diluted net income per share, Class A	$0.20	$0.05
Weighted average shares outstanding of Class B ordinary shares	11,875,000	11,875,000
Basic and diluted net loss per share, Class B	$(0.08)	$(0.01)
The accompanying notes are an integral part of these financial statements.

COLLIER CREEK HOLDINGS
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
	Ordinary Shares				Additional Paid-In Capital	Retained Earnings	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – April 30, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	12,375,000	1,238	23,762	—	25,000
Sale of units in initial public offering	44,000,000	4,400	—	—	439,995,600	—	440,000,000
Offering costs	—	—	—	—	(25,020,813)	—	(25,020,813)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	10,800,000	—	10,800,000
Forfeiture of Class B ordinary shares	—	—	(500,000)	(50)	50	—	—
Class A ordinary shares subject to possible redemption	(42,061,226)	(4,206)	—	—	(422,711,115)	—	(422,715,321)
Net income	—	—	—	—	—	1,911,142	1,911,142
Balance – December 31, 2018	1,938,774	$194	11,875,000	$1,188	$3,087,484	$1,911,142	$5,000,008
Class A ordinary shares subject to possible redemption	42,725	4	—	—	(3,087,484)	(4,886,834)	(7,974,314)
Net income	—	—	—	—	—	7,974,313	7,974,313
Balance – December 31, 2019	1,981,499	$198	11,875,000	$1,188	$—	$4,998,621	$5,000,007
The accompanying notes are an integral part of these financial statements.

COLLIER CREEK HOLDINGS
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2019	For the period from April 30, 2018 (inception) through December 31, 2018
Cash Flows from Operating Activities:
Net income	$7,974,313	$1,911,142
Adjustments to reconcile net income to net cash used in operating activities:
Investment income on Trust Account	(8,972,545)	(2,048,296)
General and administrative expenses paid by related parties	—	5,000
Changes in operating assets and liabilities:
Prepaid expenses	185,216	(321,529)
Accounts payable	(103,458)	30,112
Accrued expenses	436,837	7,500
Accrued expenses – related parties	120,000	26,774
Net cash used in operating activities	(359,637)	(389,297)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(440,000,000)
Net cash used in investing activities	—	(440,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds received from note payable to related parties	—	150,000
Repayment of note payable and general and administrative expenses paid by related parties	—	(155,000)
Proceeds received from initial public offering	—	440,000,000
Proceeds received from private placement	—	10,800,000
Payment of offering costs	—	(9,485,813)
Net cash provided by financing activities	—	441,334,187
Net (decrease) increase in cash	(359,637)	944,890
Cash – beginning of the year	944,890	—
Cash – end of the year	$585,253	$944,890
Supplemental disclosure of noncash financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$7,974,314	$422,715,321
Deferred legal fees and underwriting commissions in connection with the initial public offering	$—	$15,450,000
Offering costs included in accounts payable	$—	$85,000
The accompanying notes are an integral part of these financial statements.

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Collier Creek Holdings (the “Company”) is a blank check company incorporated in the Cayman Islands on April 30, 2018. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on the consumer goods industry and related sectors. The Company’s sponsor is Collier Creek Partners LLC, a Delaware limited liability company (the “Sponsor”).
All activity for the period from April 30, 2018 (inception) through December 31, 2019 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and its search for a Business Combination target. The Company has selected December 31 as its fiscal year end.
The registration statement for the Initial Public Offering was declared effective on October 4, 2018. On October 10, 2018, the Company consummated the Initial Public Offering of 44,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including the issuance of 4,000,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $440 million (Note 3), and incurring offering costs of approximately $25.02 million, inclusive of $15.45 million in deferred legal fees and underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 7,200,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant to the Sponsor, generating gross proceeds of $10.8 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $440 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”) and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially approximately

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS — (Continued)
$10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares subject to potential redemption were recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if (i) the Company has net tangible assets of at least $5,000,001 upon such consummation of such Business Combination and meets any additional requirements (including but not limited to cash requirements) agreed to in connection with such Business Combination and (ii) a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by the law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its second amended and restated memorandum and articles of association (the “Second Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (as defined below) agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Company’s Second Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) agreed not to propose an amendment to the Company’s Second Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 10, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive its pro rata portion of the amount then in the Trust Account, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses). The Initial Shareholders agreed to waive their liquidation rights with

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS — (Continued)
respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be only $10.00 per share initially held in the Trust Account, or less due to reductions in the value of the Trust Account assets. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2019, the Company had approximately $585,000 in cash and working capital of approximately $119,000. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans (as defined in Note 4) as may be required. As of December 31, 2019, there were no amounts outstanding under any Working Capital Loan.
The Company’s liquidity needs prior to the Initial Public Offering were satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (as defined below), and $155,000 in loans available from the Sponsor under a promissory note (the “Note”). The Company fully repaid the Note on October 17, 2018, after the closing of the Initial Public Offering. The Company’s liquidity needs for and following the Initial Public Offering have been satisfied by the portion of the net proceeds from the Private Placement held outside the Trust Account.
In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s ‘(“FASB”) Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the insufficient funds, mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate and dissolve after October 10, 2020.

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying balance sheet is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Use of estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Class A ordinary shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS — (Continued)
subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019 and 2018, 42,018,501 and 42,061,226 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets, respectively.
Net Income (Loss) per Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 21,866,667 shares of the Company’s Class ordinary shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.
The Company’s statements of operations include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account of $8,972,545 and 2,048,296 for the year ended December 31, 2019 and for the period from April 30, 2018 (inception) through December 31, 2018, respectively, by the weighted average number of Class A ordinary shares outstanding for such periods. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for such periods.
Income taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019 and 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS — (Continued)
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2019 and 2018, the recorded values of cash, cash and marketable securities held in the Trust Account, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
On October 10, 2018, the Company sold 44,000,000 Units at a purchase price of $10.00 per Unit in the Initial Public Offering, including 4,000,000 Units issued pursuant to the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 6).
NOTE 4. RELATED PARTY TRANSACTIONS
Founder Shares
On May 2, 2018, the Company issued 2,875,000 Class B ordinary shares to the Sponsor (the “Founder Shares”) in exchange for a capital contribution of $25,000. On September 7, 2018, the Company effected a share capitalization resulting in the Sponsor holding 10,937,500 Founder Shares. On September 10, 2018, the Sponsor transferred 45,000, 45,000, 52,500 and 52,500 Founder Shares to each of Antonio F. Fernandez, Matthew M. Mannelly, William D. Toler and Craig D. Steeneck, respectively. On October 4, 2018, the Company effected a share capitalization resulting in an aggregate of 12,375,000 Founder Shares. On

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS — (Continued)
October 10, 2018, the underwriters partially exercised the over-allotment option, and 500,000 Founder Shares were subsequently surrendered to the Company by the Sponsor for no consideration on October 19, 2018. Of the 11,875,000 shares outstanding as of December 31, 2019, and December 31, 2018, the Sponsor owned 11,680,000 Class B ordinary shares and the independent directors owned an aggregate of 195,000 Class B ordinary shares.
The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination, or earlier at the option of the holder, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 25% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants (both as defined below)), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
The holders of the Founder Shares agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (except to certain permitted transferees). Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.
Private Placement Warrants
On October 10, 2018, the Company sold 7,200,000 Private Placement Warrants to the Sponsor at $1.50 per warrant, generating gross proceeds of $10.8 million in the Private Placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the net proceeds from the Private Placement was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
Related Parties Loans
The Company’s Sponsor had agreed to loan the Company up to $200,000 to be used for the payment of costs related to the Initial Public Offering (the “Note”). The Note was non-interest bearing, unsecured and was due on the earlier of December 31, 2018 or the closing of the Initial Public Offering. The Company had borrowed $155,000 under the Note, which was fully repaid on October 17, 2018.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, it would repay the Working Capital Loans out of the proceeds of the

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS — (Continued)
Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except as set forth above, to date, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Company has no borrowings to date under this arrangement.
Administrative Service Fee
The Company agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, and secretarial and administrative services. The Company recorded $120,000 and $27,000 in general and administrative expenses in connection with this administrative services agreement in the accompanying statements of operations during the year ended December 31, 2019 and for the period from April 30, 2018 (inception) through December 31, 2018, respectively. As of December 31, 2019 and 2018, the Company has accrued approximately $147,000 and $27,000, respectively, for services in connection with such agreement on the accompanying balance sheets.
Forward Purchase Agreements
On September 7, 2018, the Company entered into forward purchase agreements with the Sponsor and the Company’s independent directors (the “Forward Purchase Agreements”) which provide for the purchase of an aggregate of 3,500,000 Class A ordinary shares (the “Forward Purchase Shares”), plus an aggregate of 1,166,666 redeemable warrants (the “Forward Purchase Warrants”) to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of  $35,000,000, or $10.00 per Class A ordinary share, in a private placement to close concurrently with the closing of the initial Business Combination. The Forward Purchase Warrants will have the same terms as the Public Warrants. These purchases will be made regardless of whether any Class A ordinary shares are redeemed by public shareholders. The Forward Purchase Shares and Forward Purchase Warrants will be issued only in connection with the closing of the initial Business Combination. The proceeds from the sale of Forward Purchase Shares may be used to fund part of the consideration to the sellers in the initial Business Combination, expenses in connection with the initial Business Combination or for working capital in the post-transaction company.
NOTE 5. COMMITMENTS & CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement entered into on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Pursuant to the Forward Purchase Agreements, the Company agreed to use its commercially reasonable best efforts (i) to file within 30 days after the closing of a Business Combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A ordinary shares), (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until the earliest of

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS — (Continued)
(A) the date on which the Sponsor and all of the independent directors or their respective assignees cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act. In addition, the Forward Purchase Agreements provide these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by the Company.
Deferred Underwriting Fees
Pursuant to the Company’s Initial Public Offering, the underwriters were entitled to underwriting discounts of $0.20 per unit, or $8.8 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per unit, or $15.4 million in the aggregate. The deferred underwriting fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Deferred Legal Fees
The Company is obligated to pay deferred legal fees of $50,000 upon the consummation of an initial Business Combination for services performed in connection with the Initial Public Offering. If no Business Combination is consummated, the Company will not be obligated to pay such fee.
NOTE 6. SHAREHOLDERS’ EQUITY
Class A Ordinary Shares — The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2019 and 2018, there were 44,000,000 Class A ordinary shares issued and outstanding, including 42,018,501 and 42,061,226 Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. On May 2, 2018, 2,875,000 Class B ordinary shares were issued and outstanding. On September 7, 2018, the Company effected a share capitalization resulting in 10,937,500 Class B ordinary shares outstanding. On October 4, 2018, the Company effected a share capitalization resulting in 12,375,000 Class B ordinary shares outstanding. On October 10, 2018, the underwriters partially exercised the over-allotment option, and 500,000 Founder Shares were surrendered to the Company by the Sponsor for no consideration on October 19, 2018. As of December 31, 2019 and 2018, there were 11,875,000 Class B ordinary shares outstanding.
The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS — (Continued)
Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. At December 31, 2019 and 2018, there were no preferred shares issued or outstanding.
Warrants —  Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of(a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call its warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Public Warrants become exercisable, the Company may redeem its outstanding warrants (except with respect to the Private Placement Warrants) in whole and not in part, for the number of Class A ordinary shares determined by reference to the table set forth in the Company’s prospectus relating to the Initial Public Offering based on the redemption date and the “fair market value” of the Class A ordinary shares, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders. The “fair market value” of the Class A ordinary shares is the average last reported sale price of the Class A

COLLIER CREEK HOLDINGS
NOTES TO FINANCIAL STATEMENTS — (Continued)
ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 7. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
December 31, 2019
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Money market funds	$451,020,841	$—	$—
December 31, 2018
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Money market funds	$442,048,296	$—	$—
None of the balance in the Trust Account was held in cash as of December 31, 2019 and 2018.
NOTE 8. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

COLLIER CREEK HOLDINGS
CONDENSED BALANCE SHEETS
	June 30, 2020	December 31, 2019
	(Unaudited)
Assets:
Current assets:
Cash	$313,562	$585,253
Prepaid expenses	87,938	136,313
Total current assets	401,500	721,566
Marketable securities held in Trust Account	452,603,299	451,020,841
Total Assets	$453,004,799	$451,742,407
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$196,830	$11,654
Accrued expenses	1,667,665	444,337
Accrued expenses – related parties	206,774	146,774
Total current liabilities	2,071,269	602,765
Deferred underwriting commissions and legal fees	15,450,000	15,450,000
Total Liabilities	17,521,269	16,052,765
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 41,835,134 and 42,018,501 shares subject to possible redemption at $10.29 and $10.25 per share at June 30, 2020 and December 31, 2019, respectively	430,483,529	430,689,635
Shareholders’ Equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 2,164,866 and 1,981,499 shares issued and outstanding (excluding 41,835,134 and 42,018,501 shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	216	198
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 11,875,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019	1,188	1,188
Additional paid-in capital	—	—
Retained earnings	4,998,597	4,998,621
Total Shareholders’ Equity	5,000,001	5,000,007
Total Liabilities and Shareholders’ Equity	$453,004,799	$451,742,407
The accompanying notes are an integral part of these financial statements.

COLLIER CREEK HOLDINGS
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
General and administrative expenses	$556,336	$125,790	$1,788,570	$285,496
Loss from operations	(556,336)	(125,790)	(1,788,570)	(285,496)
Investment income on Trust Account	172,430	2,483,194	1,582,458	4,944,828
Net income (loss)	$(383,906)	$2,357,404	$(206,112)	$4,659,332
Weighted average shares outstanding of Class A ordinary shares	44,000,000	44,000,000	44,000,000	44,000,000
Basic and diluted net income per share, Class A	$0.00	$0.06	$0.04	$0.11
Weighted average shares outstanding of Class B ordinary shares	11,875,000	11,875,000	11,875,000	11,875,000
Basic and diluted net loss per share, Class B	$(0.05)	$(0.01)	$(0.15)	$(0.02)
The accompanying notes are an integral part of these financial statements.

COLLIER CREEK HOLDINGS
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(UNAUDITED)
	For the Three and Six Months Ended June 30, 2020
	Ordinary Shares
	Class A		Class B		Additional Paid-In Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	1,981,499	$198	11,875,000	$1,188	$—	$4,998,621	$5,000,007
Class A ordinary shares subject to possible redemption	105,327	11	—	—	—	(177,804)	(177,793)
Net income	—	—	—	—	—	177,794	177,794
Balance – March 31, 2020 (unaudited)	2,086,826	$209	11,875,000	$1,188	$—	$4,998,611	$5,000,008
Class A ordinary shares subject to possible redemption	78,040	7	—	—	—	383,892	383,899
Net loss	—	—	—	—	—	(383,906)	(383,906)
Balance – June 30, 2020 (unaudited)	2,164,866	$216	11,875,000	$1,188	$—	$4,998,597	$5,000,001

	For the Three and Six Months Ended June 30, 2019
	Ordinary Shares
	Class A		Class B		Additional Paid-In Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2018	1,938,774	$194	11,875,000	$1,188	$3,087,484	$1,911,142	$5,000,008
Class A ordinary shares subject to possible redemption	(19,690)	(2)	—	—	(2,301,928)	—	(2,301,930)
Net income	—	—	—	—	—	2,301,928	2,301,928
Balance – March 31, 2019 (unaudited)	1,919,084	$192	11,875,000	$1,188	$785,556	$4,213,070	$5,000,006
Class A ordinary shares subject to possible redemption	16,481	2	—	—	(785,556)	(1,571,854)	(2,357,408)
Net income	—	—	—	—	—	2,357,404	2,357,404
Balance – June 30, 2019 (unaudited)	1,935,565	$194	11,875,000	$1,188	$—	$4,998,620	$5,000,002
The accompanying notes are an integral part of these financial statements.

COLLIER CREEK HOLDINGS
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$(206,112)	$4,659,332
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Investment income on Trust Account	(1,582,458)	(4,944,828)
Changes in operating assets and liabilities:
Prepaid expenses	48,375	59,438
Accounts payable	185,176	(111,218)
Accrued expenses	1,223,328	4,532
Accrued expenses – related parties)	60,000	60,000
Net cash used in operating activities	(271,691)	(272,744)
Net decrease in cash	(271,691)	(272,744)
Cash – beginning of the period	585,253	944,890
Cash – end of the period	$313,562	$672,146
Supplemental disclosure of noncash financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$(206,106)	$4,659,338
The accompanying notes are an integral part of these financial statements.

COLLIER CREEK HOLDINGS
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Collier Creek Holdings (the “Company”) is a blank check company incorporated in the Cayman Islands on April 30, 2018. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on the consumer goods industry and related sectors. The Company’s sponsor is Collier Creek Partners LLC, a Delaware limited liability company (the “Sponsor”).
All activity for the period from April 30, 2018 (inception) through June 30, 2020 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and its pursuit of a Business Combination. The Company has selected December 31 as its fiscal year end.
The registration statement for the Initial Public Offering was declared effective on October 4, 2018. On October 10, 2018, the Company consummated the Initial Public Offering of 44,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including the issuance of 4,000,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $440 million (Note 3), and incurring offering costs of approximately $25.02 million, inclusive of $15.45 million in deferred legal fees and underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 7,200,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant to the Sponsor, generating gross proceeds of $10.8 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $440 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”) and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously

COLLIER CREEK HOLDINGS
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares subject to potential redemption were recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if (i) the Company has net tangible assets of at least $5,000,001 upon such consummation of such Business Combination and meets any additional requirements (including but not limited to cash requirements) agreed to in connection with such Business Combination and (ii) a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by the law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its second amended and restated memorandum and articles of association (the “Second Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (as defined below) agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Company’s Second Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) agreed not to propose an amendment to the Company’s Second Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 10, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive its pro rata portion of the amount then in the Trust Account, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses). The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the

COLLIER CREEK HOLDINGS
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be only $10.00 per share initially held in the Trust Account, or less due to reductions in the value of the Trust Account assets. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On June 5, 2020, Utz Brands Holdings, LLC, a Delaware limited liability company (“Utz”), the Company and Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”) and Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and, collectively with Series U, the “Sellers”) entered into a definitive business combination agreement (the “Business Combination Agreement”).
The Business Combination Agreement provides for the consummation of the following transactions: (a) the Company will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Utz Brands, Inc.”; (b) the Sellers will amend and restate Utz’s limited liability company agreement (the “Company A&R LLCA”) to, among other things, increase the capitalization of Utz to permit the issuance and ownership of interests in Utz as contemplated by the Business Combination Agreement and admit the Company as the managing member of Utz; (c) the Company will acquire certain equity interests of Utz (i) from Utz, which proceeds will be used to pay transaction expenses and reduce existing indebtedness and (ii) from the Sellers, as well as certain equity interests in the Sellers (which will be immediately redeemed at the Closing by the Sellers for additional equity interests of Utz), in exchange for a combination of cash consideration and shares of newly issued Class V common stock, par value $0.0001 per share, of the Company, which will have no economic value, but will entitle the Sellers to one vote per issued share and will be issued on a one-for-one basis for each membership unit in Utz (each, an “Utz Unit”) which is a common unit retained by the Sellers following the Business Combination. The Company A&R LLCA will provide the Sellers the right to exchange their retained Utz Units, together with the cancelation of an equal number of shares of Class V common stock, for Class A common stock of the Company, subject to certain restrictions set forth therein. Certain of the Utz Units retained by the Sellers will be restricted subject to performance based vesting conditions set forth in the Company A&R LLCA and will not be exchangeable for Class A common stock

COLLIER CREEK HOLDINGS
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
of the Company until vested, and upon vesting will be entitled to a payment in respect of distributions made on common Utz Units from Utz. Any such restricted Utz Units that have not vested by the tenth anniversary of the Closing shall be automatically cancelled.
Immediately prior to the consummation of the Business Combination (the “Closing”), the Company will effect the Domestication pursuant to which (a) each Class A ordinary share and each Class B ordinary share of the Company will automatically convert into one share of Class A common stock of the Company (excluding, however, an aggregate of 2,000,000 Class B ordinary shares held by the Sponsor and the Company’s independent directors, which will instead automatically be converted into 2,000,000 shares of Class B common stock of the Company pursuant to the Sponsor Side Letter Agreement (as defined below)) and (b) the outstanding warrants to purchase Class A ordinary shares of the Company will automatically become exercisable for Class A common stock of the Company.
Following the consummation of the Business Combination, the combined company will be organized in an “Up-C” structure, in which substantially all of the assets and business of the Company will be held by Utz. The combined company’s business will continue to operate through the subsidiaries of Utz and the Company’s sole direct asset will be the equity interests of Utz held by it.
Concurrent with the Closing, the Company will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with the Sellers. Pursuant to the Tax Receivable Agreement, the Company will be required to pay the Sellers 85% of the amount of savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of the increases in tax basis and certain other tax benefits related to the payment of the cash consideration pursuant to the Business Combination Agreement and any exchanges of Utz Units for Class A common stock of the Company.
Sponsor Side Letter Agreement
Concurrent with the execution of the Business Combination Agreement, the Sponsor, certain equityholders of the Sponsor and the Company’s independent directors entered into a Sponsor Side Letter Agreement (the “Sponsor Side Letter Agreement”), pursuant to which, at Closing, an aggregate of 2,000,000 Class B ordinary shares of the Company held by the Sponsor and the Company’s independent directors will automatically convert into 2,000,000 shares of Class B common stock of the Company, comprised of 1,000,000 shares of Series B-1 non-voting common stock, par value $0.0001 per share, and 1,000,000 shares of Series B-2 non-voting common stock, par value $0.0001 per share. All such shares of Class B common stock are restricted shares that are subject to certain performance-based conversion events and upon the occurrence of which such Class B common stock would convert on a one-for-one basis into Class A common stock of the Company. The shares of Class B common stock will accrue and be entitled to dividends paid on the Class A common stock, with such dividends payable upon the conversion of the shares of Class B common stock into shares of Class A common stock. Any shares of Class B common stock that have not converted into shares of Class A common stock by the tenth anniversary of the Closing shall be automatically cancelled.
Unit Purchase Agreement
Concurrent with the execution of the Business Combination Agreement, the Company, the Sellers and BSOF SN LLC, a Delaware limited liability company (“UPA Seller”) entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”), pursuant to which, substantially simultaneously with Closing, the Company will purchase an aggregate of 125,000 Series A Preferred Units of the Sellers and 102,060 Common Units of the Sellers from UPA Seller (the “Unit Purchase”).
Going Concern Consideration
The accompanying unaudited condensed financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2020, the Company had

COLLIER CREEK HOLDINGS
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
approximately $314,000 in cash and working capital deficit of approximately $1.7 million. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans (as defined in Note 4) as may be required. As of June 30, 2020, there were no amounts outstanding under any Working Capital Loan.
The Company’s liquidity needs prior to the Initial Public Offering were satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (as defined below), and $155,000 in loans available from the Sponsor under a promissory note (the “Note”). The Company fully repaid the Note on October 17, 2018, after the closing of the Initial Public Offering. The Company’s liquidity needs for and following the Initial Public Offering have been satisfied by the portion of the net proceeds from the Private Placement held outside the Trust Account.
In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s ‘(“FASB”) Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity position, mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate and dissolve after October 10, 2020.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 12, 2020.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Use of estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Class A ordinary shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2020 and December 31, 2019, 41,835,134 and 42,018,501 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets, respectively.
Net Income (Loss) per Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 21,866,667 shares of the Company’s Class A ordinary shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.
Basic and diluted net income per share of Class A ordinary shares for the three months ended June 30, 2020, and 2019 is calculated by dividing the interest income earned on the Trust Account (approximately $172,000 and $2.5 million, respectively), by the weighted average number of approximately 44.0 million shares of Class A ordinary shares outstanding for the periods. Basic and diluted net loss per share of Class B ordinary shares for the three months ended June 30, 2020 and 2019 is calculated by dividing the net loss of approximately $384,000 and net income of approximately $2.4 million, less income attributable to Class A common stock in the amount of approximately $172,000 and $2.5 million, resulting in a net loss of approximately $556,000 and $126,000, respectively, by the weighted average number of 11.9 million shares of Class B ordinary shares outstanding for the periods.
Basic and diluted net income per share of Class A ordinary shares for the six months ended June 30, 2020, and 2019 is calculated by dividing the interest income earned on the Trust Account (approximately $1.6 million and $4.9 million, respectively), by the weighted average number of approximately 44.0 million

COLLIER CREEK HOLDINGS
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
shares of Class A ordinary shares outstanding for the periods. Basic and diluted net loss per share of Class B ordinary shares for the six months ended June 30, 2020 and 2019 is calculated by dividing the net loss of approximately $206,000 and net income of approximately $4.7 million, less income attributable to Class A common stock in the amount of approximately $1.6 million and $4.9 million, resulting in a net loss of approximately $1.8 million and $285,000, respectively, by the weighted average number of 11.9 million shares of Class B ordinary shares outstanding for the periods.
Income taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2020 and December 31, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
The Company’s marketable securities held in the Trust Account as of June 30, 2020 consist entirely of investments in money market funds that comprises only U.S. treasury securities.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

COLLIER CREEK HOLDINGS
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

As of June 30, 2020 and December 31, 2019, the recorded values of cash, accounts payable, and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s marketable securities held in the Trust Account as of June 30, 2020 consist entirely of investments in money market funds that comprises only U.S. treasury securities. The fair value of marketable securities held in the Trust Account is determined using quoted market prices in active markets.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
On October 10, 2018, the Company sold 44,000,000 Units at a purchase price of $10.00 per Unit in the Initial Public Offering, including 4,000,000 Units issued pursuant to the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 6).
NOTE 4. RELATED PARTY TRANSACTIONS
Founder Shares
On May 2, 2018, the Company issued 2,875,000 Class B ordinary shares to the Sponsor (the “Founder Shares”) in exchange for a capital contribution of $25,000. On September 7, 2018, the Company effected a share capitalization resulting in the Sponsor holding 10,937,500 Founder Shares. On September 10, 2018, the Sponsor transferred 45,000, 45,000, 52,500 and 52,500 Founder Shares to each of Antonio F. Fernandez, Matthew M. Mannelly, William D. Toler and Craig D. Steeneck, respectively. On October 4, 2018, the Company effected a share capitalization resulting in an aggregate of 12,375,000 Founder Shares. On October 10, 2018, the underwriters partially exercised the over-allotment option, and 500,000 Founder Shares were subsequently surrendered to the Company by the Sponsor for no consideration on October 19, 2018. Of the 11,875,000 Class B ordinary shares outstanding as of June 30, 2020 and December 31, 2019, the Sponsor owned 11,680,000 Class B ordinary shares and the independent directors owned an aggregate of 195,000 Class B ordinary shares.
The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination, or earlier at the option of the holder, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants (both as defined below)), excluding any Class A ordinary shares or equity-linked securities

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
The holders of the Founder Shares agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (except to certain permitted transferees). Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.
See Note 1 to the Unaudited Condensed Financial Statements of Collier Creek Holdings included in this prospectus for the treatment of the Founder Shares in the Utz Business Combination.
Private Placement Warrants
On October 10, 2018, the Company sold 7,200,000 Private Placement Warrants to the Sponsor at $1.50 per warrant, generating gross proceeds of $10.8 million in the Private Placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the net proceeds from the Private Placement was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
Related Parties Loans
The Company’s Sponsor had agreed to loan the Company up to $200,000 to be used for the payment of costs related to the Initial Public Offering (the “Note”). The Note was non-interest bearing, unsecured and was due on the earlier of December 31, 2019 or the closing of the Initial Public Offering. The Company had borrowed $155,000 under the Note, which was fully repaid on October 17, 2018.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, it would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except as set forth above, to date, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Company has no borrowings to date under this arrangement.
Administrative Service Fee
The Company agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, and secretarial and administrative services. The Company recorded $30,000 in general and administrative expenses in connection with this administrative

COLLIER CREEK HOLDINGS
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
services agreement in each of the accompanying statements of operations during the three months ended June 30, 2020 and 2019. The Company recorded $60,000 in general and administrative expenses in connection with this administrative services agreement in each of the accompanying statements of operations during the six months ended June 30, 2020 and 2019. As of June 30, 2020, and December 31, 2019, the Company has accrued approximately $207,000 and $147,000, respectively, for services in connection with such agreement on the accompanying balance sheets.
Forward Purchase Agreements
On September 7, 2018, the Company entered into forward purchase agreements with the Sponsor and the Company’s independent directors (the “Forward Purchase Agreements”) which provide for the purchase of an aggregate of 3,500,000 Class A ordinary shares (the “Forward Purchase Shares”), plus an aggregate of 1,166,666 redeemable warrants (the “Forward Purchase Warrants”) to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of  $35,000,000, or $10.00 per Class A ordinary share, in a private placement to close concurrently with the closing of the initial Business Combination. The Forward Purchase Warrants will have the same terms as the Public Warrants. These purchases will be made regardless of whether any Class A ordinary shares are redeemed by public shareholders. The Forward Purchase Shares and Forward Purchase Warrants will be issued only in connection with the closing of the initial Business Combination. The proceeds from the sale of Forward Purchase Shares may be used to fund part of the consideration to the sellers in the initial Business Combination, expenses in connection with the initial Business Combination or for working capital in the post-transaction company.
NOTE 5. COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement entered into on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Pursuant to the Forward Purchase Agreements, the Company agreed to use its commercially reasonable best efforts (i) to file within 30 days after the closing of a Business Combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A ordinary shares), (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until the earliest of  (A) the date on which the Sponsor and all of the independent directors or their respective assignees cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act. In addition, the Forward Purchase Agreements provide these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by the Company.
In connection with the Utz Business Combination, the Company will enter into an investor rights agreement with Sellers and the Sponsor, relating to, among other things, the composition of the board of directors of the Company following the Business Combination, certain customary registration rights and lockup restrictions.
Deferred Underwriting Fees
Pursuant to the Company’s Initial Public Offering, the underwriters were entitled to underwriting discounts of $0.20 per unit, or $8.8 million in the aggregate, paid upon the closing of the Initial Public

COLLIER CREEK HOLDINGS
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Offering. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per unit, or $15.4 million in the aggregate. The deferred underwriting fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Deferred Legal Fees
The Company is obligated to pay deferred legal fees of $50,000 upon the consummation of an initial Business Combination for services performed in connection with the Initial Public Offering.
The Company also incurred legal fees upon the consummation of the initial Business Combination, and the Company’s legal counsel agreed to defer their fees until the closing of the initial Business Combination. The Company recorded an aggregate of approximately $7.65 million as of June 30, 2020 in connection with such arrangement.
If no Business Combination is consummated, the Company will not be obligated to pay such fees.
Risk and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 6. SHAREHOLDERS’ EQUITY
Class A Ordinary Shares — The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2020 and December 31, 2019, there were 44,000,000 Class A ordinary shares issued and outstanding, including 41,835,134 and 42,018,501 Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of  $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. On May 2, 2018, 2,875,000 Class B ordinary shares were issued and outstanding. On September 7, 2018, the Company effected a share capitalization resulting in 10,937,500 Class B ordinary shares outstanding. On October 4, 2018, the Company effected a share capitalization resulting in 12,375,000 Class B ordinary shares outstanding. On October 10, 2018, the underwriters partially exercised the over-allotment option, and 500,000 Founder Shares were surrendered to the Company by the Sponsor for no consideration on October 19, 2018. As of June 30, 2020 and December 31, 2019, there were 11,875,000 Class B ordinary shares outstanding.
The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial

COLLIER CREEK HOLDINGS
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.
Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. At June 30, 2020 and December 31, 2019, there were no preferred shares issued or outstanding.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call its warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Public Warrants become exercisable, the Company may redeem its outstanding warrants (except with respect to the Private Placement Warrants) in whole and not in part, for the number of Class A ordinary shares determined by reference to the table set forth in the Company’s prospectus relating to the Initial Public Offering based on the redemption date and the “fair market value” of the Class A ordinary shares, upon a minimum of 30 days’ prior written notice of redemption

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
and if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders. The “fair market value” of the Class A ordinary shares is the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 7. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
June 30, 2020
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Money market funds	$452,603,299	$—	$—
December 31, 2019
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Money market funds	$451,020,841	$—	$—
None of the balance in the Trust Account was held in cash as of June 30, 2020 and December 31, 2019.
NOTE 8. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members and Board of Directors of
UM-U Intermediate, LLC and Subsidiaries and Affiliates
Opinion on the financial statements
We have audited the accompanying combined balance sheets of UM-U Intermediate, LLC (a Delaware Limited Liability Company) and Subsidiaries and Affiliates (the “Company”) as of December 29, 2019 and December 30, 2018, the related combined statements of operations and comprehensive income, statements of members’ equity, and cash flows for each of the three years in the period ended December 29, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 29, 2019 and December 30, 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 29, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Grant Thornton LLP
We have served as the Company’s auditor since 2011.
Philadelphia, Pennsylvania
June 12, 2020

UM-U INTERMEDIATE, LLC AND SUBSIDIARIES AND AFFILIATES
COMBINED BALANCE SHEETS
December 29, 2019 and December 30, 2018
(In thousands)
	December 29, 2019	December 30, 2018
ASSETS
Current Assets
Cash and cash equivalents	$15,053	$6,914
Accounts receivable, less allowance of $1,353 and $361, respectively	106,816	102,874
Inventories, net	50,894	46,926
Prepaid expenses and other assets	4,563	3,313
Current portion of notes receivable	6,754	6,744
Assets held for sale	—	3,620
Total current assets	184,080	170,391
Non-current Assets
Property, plant and equipment, net	171,717	149,766
Goodwill	202,407	130,907
Intangible assets, net	184,014	158,151
Non-current portion of notes receivable	28,636	25,710
Other assets	7,693	5,745
Total non-current assets	594,467	470,279
Total assets	$778,547	$640,670
LIABILITIES AND (DEFICIT) EQUITY
Current Liabilities
Current portion of term debt	$6,299	$6,282
Current portion of other notes payable	7,984	1,394
Accounts payable	49,028	46,405
Accrued expenses and other	44,206	42,463
Total current liabilities	107,517	96,544
Non-current portion of term debt	633,826	640,110
Non-current portion of other notes payable	31,800	5,136
Non-current accrued expenses and other	19,633	13,023
Deferred tax liability	19,123	17,173
Total non-current liabilities	704,382	675,442
Total liabilities	811,899	771,986
Commitments and Contingencies
(Deficit) Equity
Members’ (deficit) equity	(27,446)	(119,971)
Accumulated other comprehensive income	1,408	—
Total members’ (deficit) equity	(26,038)	(119,971)
Noncontrolling interest	(7,314)	(11,345)
Total (deficit) equity	(33,352)	(131,316)
Total liabilities and (deficit) equity	$778,547	$640,670
The accompanying notes are an integral part of these combined financial statements.

UM-U INTERMEDIATE, LLC AND SUBSIDIARIES AND AFFILIATES
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the fiscal years ended December 29, 2019, December 30, 2018, and December 31, 2017
(In thousands)
	December 29, 2019	December 30, 2018	December 31, 2017
Net sales	$768,228	$772,035	$707,035
Cost of goods sold	514,430	505,330	445,548
Gross profit	253,798	266,705	261,487
Selling and administrative expenses
Selling	163,589	183,374	180,956
Administrative	64,723	68,018	69,982
Total selling and administrative expenses	228,312	251,392	250,938
Gain (loss) on sale of assets
Gain (loss) on disposal of property, plant and equipment	6,028	(2,312)	(11,813)
Gain on sale of routes, net	7,232	6,382	11,364
Total gain (loss) on sale of assets	13,260	4,070	(449)
Income from operations	38,746	19,383	10,100
Other (expense) income
Interest expense	(48,388)	(45,715)	(11,067)
Other (expense) income	(576)	607	1,921
Other (expense) income, net	(48,964)	(45,108)	(9,146)
(Loss) income before taxes	(10,218)	(25,725)	954
Income tax expense (benefit)	3,146	1,919	(16,146)
Net (loss) income	(13,364)	(27,644)	17,100
Net income attributable to noncontrolling interest	(2,808)	(2,856)	(3,497)
Net (loss) income attributable to controlling interest	$(16,172)	$(30,500)	$13,603
Other comprehensive income:
Interest rate swap	1,408	—	—
Comprehensive (loss) income	$(14,764)	$(30,500)	$13,603
The accompanying notes are an integral part of these combined financial statements.

UM-U INTERMEDIATE, LLC AND SUBSIDIARIES AND AFFILIATES
COMBINED STATEMENTS OF MEMBERS’ EQUITY
For the fiscal years ended December 29, 2019, December 30, 2018, and December 31, 2017
(In thousands)
	Members’ Equity (Deficit)	Other Comprehensive Income	Noncontrolling Interest	Total Equity (Deficit)
Balance at January 1, 2017	$213,035	$—	$6,912	$219,947
Net income	13,603	—	3,497	17,100
Repurchase of member units	—	—	(20,570)	(20,570)
Distributions to members and noncontrolling interest	(305,948)	—	(2,090)	(308,038)
Balance at December 31, 2017	$(79,310)	$—	$(12,251)	$(91,561)
Net (loss) income	$(30,500)	$—	$2,856	$(27,644)
Distributions to members and noncontrolling interest	(10,161)	—	(1,950)	(12,111)
Balance at December 30, 2018	$(119,971)	$—	$(11,345)	$(131,316)
Net (loss) income	$(16,172)	$—	$2,808	$(13,364)
Other comprehensive income	—	1,408	—	1,408
Contributions from members and noncontrolling interest	120,158	—	3,750	123,908
Distributions to members and noncontrolling interest	(11,461)	—	(2,527)	(13,988)
Balance at December 29, 2019	$(27,446)	$1,408	$(7,314)	$(33,352)
The accompanying notes are an integral part of these combined financial statements.

UM-U INTERMEDIATE, LLC AND SUBSIDIARIES AND AFFILIATES
COMBINED STATEMENTS OF CASH FLOWS
For the fiscal years ended December 29, 2019, December 30, 2018, and December 31, 2017
(In thousands)
	December 29, 2019	December 30, 2018	December 31, 2017
Cash flows from operating activities
Net (loss) income	$(13,364)	$(27,644)	$17,100
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment and other charges	3,880	2,900	—
Depreciation and amortization	29,290	30,358	29,047
(Gain) loss on disposal and write-downs of property and equipment	(6,028)	2,312	11,603
Gain on sale of routes	(7,232)	(6,382)	(11,364)
Loss on debt extinguishment	4,336	—	—
Deferred taxes	1,949	900	(16,533)
Deferred financing costs	955	2,355	1,950
Changes in assets and liabilities:
Accounts receivable, net	11,542	(76)	2,857
Inventories, net	3,476	2,926	3,718
Prepaid expenses and other assets	(1,993)	583	(195)
Accounts payable and accrued expenses and other	1,181	7,515	11,593
Net cash provided by operating activities	27,992	15,747	49,776
Cash flows from investing activities
Acquisitions, net of cash acquired	(137,845)	—	(157,819)
Purchases of property and equipment	(19,996)	(13,038)	(21,629)
Proceeds on sale of property and equipment	12,059	4,740	10,009
Proceeds from sale of routes	3,008	4,326	—
Proceeds on the sale of IO notes	33,204	—	—
Notes receivable, net	(6,312)	1,803	(1,709)
Net cash used in investing activities	(115,882)	(2,169)	(171,148)
Cash flows from financing activities
Borrowings on term debt and notes payable	121,250	1,356	794,930
Repayments on term debt and notes payable	(135,141)	(5,611)	(337,318)
Contribution from members and noncontrolling interest	123,908	—	—
Repurchase of member units	—	—	(20,570)
Distributions to members	(11,461)	(10,161)	(305,948)
Distribution to noncontrolling interest	(2,527)	(1,950)	(2,090)
Net cash provided by (used in) financing activities	96,029	(16,366)	129,004
Net increase (decrease) in cash and cash equivalents	8,139	(2,788)	7,632
Cash and cash equivalents at beginning of fiscal year	6,914	9,702	2,070
Cash and cash equivalents at end of fiscal year	$15,053	$6,914	$9,702
The accompanying notes are an integral part of these combined financial statements.

1.   OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Operations — UM-U Intermediate, LLC (“Intermediate U”), through its wholly owned subsidiary Utz Quality Foods, LLC (“UQF”), is a leading manufacturer, marketer, and distributor of high-quality, branded salty snacking products in the United States that produces a broad offering of salty snacks, including potato chips, pretzels, cheese snacks, veggie snacks, pork skins, pub / party mixes, and other snacks. UQF’s iconic portfolio of authentic, craft, and better-for-you brands, which includes Utz, Zapp’s, Golden Flake, Good Health and Boulder Canyon, among others, enjoys strong household penetration in the United States, where its products can be found in approximately 40% of U.S. households. UQF operates 14 manufacturing facilities with a broad range of capabilities and its products are distributed nationally to grocery, mass, club, convenience, drug and other retailers through direct shipments to customers and more than 1,600 DSD routes. UQF was founded in 1921 in Hanover, Pennsylvania, and benefits from nearly 100 years of brand awareness and heritage in the salty snack industry. UQF has historically expanded its geographic reach and product portfolio organically and through acquisitions, and is currently the largest family-owned branded producer of salty snacks in the United States based on 2019 retail sales.
UQF has historically used strategic acquisitions to expand its brand portfolio, broaden its geographic reach and distribution capabilities, enhance its long-term growth rate, and realize significant revenue and cost synergies. UQF completed the acquisition of Inventure Foods, Inc. (“Inventure”) in December 2017 and Kennedy Endeavors, LLC (“Kennedy”) in October 2019.
SRS Leasing LLC (“SRS”) is a company formed to acquire, hold and lease real estate to UQF. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation of Variable Interest Entities, UQF was determined to be the primary beneficiary of SRS, an entity under common ownership. The accounts of SRS have been consolidated with those of UQF as of and for the fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017.
Rice Investments, L.P. (“RILP”) was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act on January 30, 2004 for the purpose of acquiring, owning, managing, and selling or otherwise disposing of intellectual property (namely trade names) that are used by UQF. RILP has one general partner, UQF, and one limited partner, UM-R Intermediate, LLC (“Intermediate R”). UQF, in accordance with ASC 810, was determined to be the primary beneficiary of RILP, an entity under common ownership. The accounts of RILP have been consolidated with those of UQF as of and for the fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017.
Intermediate U, Intermediate R, and SRS are collectively referred to as the Company.
Reorganization and Name Change — On December 30, 2019, the Company completed a reorganization (“the Reorganization”) to simplify its legal structure and consolidate various operating entities under a single holding company. As a result of the Reorganization, SRS and RILP were merged into UQF, Intermediate R was merged into Intermediate U, and Intermediate U became the sole member of UQF. After giving effect of the Reorganization, Intermediate U became the sole owner of the assets and operations previously held through UQF, SRS, and RILP. These financial statements and the notes thereto do not reflect the impact of the Reorganization, as it occurred following the completion of fiscal 2019. On March 18, 2020, Intermediate U changed its name to Utz Brands Holdings, LLC (“Utz Brands Holdings”) upon filing a Certificate of Amendment with the Secretary of State of the State of Delaware. (See Note 20: Subsequent Events)
Fiscal Year — The Company has a 52-53 week fiscal year ending on the Sunday closest to December 31. The fiscal years ended December 29, 2019 (“fiscal year 2019”), December 30, 2018 (“fiscal year 2018”) and December 31, 2017 (“fiscal year 2017”) each consisted of 52 weeks.
Basis of Presentation — The combined financial statements have been prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of consolidated Intermediate U, which includes the accounts of its wholly-owned subsidiary, UQF. UQF is consolidated with its wholly-owned subsidiaries: UTZTRAN, L.L.C.; Heron Holding Corporation (“Heron”), with its wholly-owned subsidiaries Golden Flake Snack Foods, Inc. (“Golden Flake”) and Inventure and its subsidiaries; Kennedy; and GH Pop Holdings, LLC, with its wholly-owned subsidiaries

Good Health Natural Products, LLC (“Good Health”), Condor Snack Foods, LLC, and Snikiddy, LLC (“Snikiddy”); in addition to its variable interest entities RILP and SRS, including SRS’s wholly owned subsidiaries.
The accounts of the aforementioned entities are combined in these financial statements with the accounts of Intermediate R and its majority-owned subsidiary, RILP, which are under common ownership with the Company. All intercompany transactions and balances have been eliminated in combination/consolidation.
Operating Entities	Holding Entities
Utz Quality Foods, LLC	UM-U Intermediate, LLC
UTZTRAN, LLC	UM-R Intermediate, LLC
Golden Flake Snack Foods, Inc.	GH Pop Holdings, LLC
Inventure Foods, Inc. and its subsidiaries	Rice Investments, L.P.
Kennedy Endeavors, LLC	Heron Holding Corporation
Good Health Natural Products, LLC
Condor Snack Foods, LLC
Snikiddy, LLC
SRS Leasing LLC and its subsidiaries
Membership Units — The limited liability company agreement of Intermediate U was entered into on September 19, 2016 between Intermediate U and Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), with Series U as the initial sole member of Intermediate U. The limited liability company agreement allows for the admission of one or more additional members with the consent of the Board. As of December 29, 2019 and December 30, 2018, Series U remained the sole member of Intermediate U.
All distributions of cash or assets of the Company, including liquidating distributions, will be made at the Board’s discretion.
Segment Reporting — The Company operates in one reportable segment: the manufacturing, distribution, marketing and sale of snack food products. The Company defines reporting segments as components of an organization for which discrete financial information is available and operating results are evaluated on a regular basis by the chief operating decision maker (“CODM”) in order to assess performance and allocate resources. The CODM is the President and Chief Executive Officer. Characteristics of the organization which were relied upon in making the determination that the Company operates in one reportable segment include the similar nature of all of the products that the Company sells, the functional alignment of the Company’s organizational structure, and the reports that are regularly reviewed by the CODM for the purpose of assessing performance and allocating resources.
Reclassification — In 2019, the Company reclassified a portion of selling expenses into net sales and cost of goods sold for the fiscal year 2018 and 2017 combined statement of operations to conform with the presentation of these expenses as presented in fiscal year 2019. In fiscal year 2018, $12.4 million of selling expenses were reclassified as a decrease to net sales and an increase to cost of goods sold for $10.3 million and $2.1 million, respectively. In fiscal year 2017, $10.2 million of selling expenses were reclassified as a decrease to net sales and an increase to cost of goods sold for $9.5 million and $0.7 million, respectively. These reclassifications did not have an impact on net income. Certain other reclassifications have been made to prior year amounts to conform to the current year presentation.
Cash and Cash Equivalents — The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. The majority of the Company’s cash is held in financial institutions with insurance provided by the Federal Deposit Insurance Corporation (“FDIC”) of $250,000 per depositor. At various times, account balances may exceed federally insured limits.
Receivables — Accounts receivable are reported at net realizable value. The net realizable value is based on management’s estimate of the amount of receivables that will be collected based on analysis of historical data and trends, as well as review of significant customer accounts. Accounts receivable are considered to be past due when payments are not received within the customer’s credit terms. Accounts are written off when management determines the account is uncollectible. Finance charges are not assessed on past-due accounts.
Inventories — Inventories are stated at the lower of cost (using the first-in, first-out method) or net realizable value. Inventory write-downs are recorded for shrinkage, damaged, stale and slow-moving items.
Income Taxes — The Company accounts for income taxes pursuant to the asset and liability method of ASC 740, Income Taxes, which requires it to recognize current tax liabilities or receivables for the amount of taxes it estimates are payable or refundable for the current year, and deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.
The Company follows the provisions of ASC 740-10 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.
The benefit of tax positions taken or expected to be taken in the Company’s income tax returns is recognized in the financial statements if such positions are more likely than not of being sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling and administrative expenses. As of December 29, 2019, December 30, 2018 and December 31, 2017, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next year.
Property, Plant and Equipment — Property, plant and equipment are stated at cost net of accumulated depreciation. Major additions and betterments are recorded to the asset accounts, while maintenance and repairs, which do not improve or extend the lives of the assets, are charged to expense accounts as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations in the disposal period. Depreciation is determined utilizing the straight-line method over the estimated useful lives of the various assets, which generally range from 2 to 15 years for machinery and equipment, 3 to 10 years for transportation equipment and 20 to 50 years for buildings. Assets held for sale are reported at the lower of the carrying amount or fair value less costs to sell. The Company assesses for impairment on property, plant and equipment upon the occurrence of a triggering event.
Distribution Route Acquisition and Sale Transactions — The Company acquires and sells distribution routes as a part of the Company’s maintenance of its direct-store delivery (“DSD”) network. As new independent operators (“IOs”) are identified, the Company either sells its newly-created or existing Company managed routes to the IOs or sells routes that were previously acquired by the Company to the IOs. Gain/loss from the sale of a distribution route is recorded upon the completion of the sale transaction, and is calculated based on the difference between the sale price of the distribution route and the asset carrying value of the distribution route as of the date of sale. The Company records intangible assets for distribution routes that it purchases based on the payment that the Company makes to acquire the route, and records the purchased distribution routes as indefinite-lived intangible assets under FASB ASC 350, Intangibles — Goodwill and Other. The indefinite lived intangible assets are subject to annual impairment testing.
Goodwill and Other Identifiable Intangible Assets — The Company allocates the cost of acquired companies to the identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount classified as goodwill. The identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition, as well as the completion of impairment tests, require significant management judgments and estimates. These estimates are made based on, among other factors, review of projected future operating results and business plans, economic projections, anticipated highest and best use of future cash flows and the cost of capital. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of goodwill and other intangible assets, and potentially result in a different impact to the Company’s results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments and thereby impact the fair value of these assets, which could result in an impairment of the goodwill or intangible assets.
Finite-lived intangible assets consist of distribution/customer relationships, technology, trademarks and non-compete agreements. These assets are being amortized over their estimated useful lives. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present.
Goodwill and other indefinite-lived intangible assets (including trade names, master distribution rights and IO routes) are not amortized but are tested for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. The Company tests goodwill for impairment at the reporting unit level. The Company has identified the existing snack food operations as its sole reporting unit.
As the Company has early adopted ASU 2017-04, Simplifying the Test for Goodwill Impairment, the Company would be required to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value.
ASC 350, Goodwill and Other Intangible Assets, also permits an entity to first assess qualitative factors to determine whether it is necessary to perform quantitative impairment tests for goodwill and indefinite-lived intangibles. If an entity believes, as a result of each qualitative assessment, it is more likely than not that goodwill or an indefinite-lived intangible asset is not impaired, a quantitative impairment test is not required.
The Company completed its annual goodwill impairment test utilizing a quantitative approach and a test date as of the first day of the fourth quarter for fiscal years 2019, 2018 and 2017 and determined there was no impairment. The Company also completed the impairment analysis of its indefinite-lived intangible assets, using a relief-from-royalty approach, and recorded a $3.8 million impairment of a trade name acquired from the Inventure acquisition in 2019 and a $2.9 million impairment for a trade name acquired from the Golden Flake acquisition in 2018, which is classified in administrative expenses in the combined statements of operations and comprehensive income. There was no impairment in 2017. The impairment of trade names in the fiscal years 2019 and 2018 were considered triggering events, and the Company performed additional impairment assessments on certain additional indefinite lived intangible assets and no additional impairment was noted.
Fair Value of Financial Instruments — Financial instruments held by the Company include cash and cash equivalents, accounts receivable, hedging instruments, purchase commitments on commodities, accounts payable and debt. The carrying value of all cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to their short-term nature. The carrying value of the debt is also estimated to approximate its fair value based upon current market conditions and interest rates. The fair value of the hedging instruments are revalued at each reporting period.
Self-Insurance — The Company is primarily self-insured, up to certain limits, for employee group health claims. The Company purchases stop-loss insurance, which will reimburse the Company for individual and aggregate claims in excess of certain annual established limits. Operations are charged with the cost of claims reported and an estimate of claims incurred but not reported. Total health care expense under the program was $16.6 million, $15.8 million and $15.5 million for fiscal years 2019, 2018 and 2017, respectively. The reserve for unpaid claims, which includes an estimate of claims incurred but not reported, was $1.4 million and $1.2 million at December 29, 2019 and December 30, 2018, respectively.
The Company is primarily self-insured through large deductible insurance plans for automobile, general liability and workers’ compensation. The Company has utilized a number of different insurance vehicles and programs for these insurable risks and recognizes expenses and reserves in accordance with the provisions of each insurance vehicle or program. The expense associated with automobile, general liability and workers’ compensation insurance programs totaled $9.0 million, $8.6 million, and $7.2 million for fiscal years 2019, 2018, and 2017 respectively. The Company also records reserves for unpaid claims and an estimate for claims incurred but not yet reported, including an estimate for the development of any such claim.
As of December 29, 2019 and December 30, 2018, the Company had reserves totaling $5.7 million and $4.7 million, respectively, for these insurance programs.
Revenue Recognition — The Company’s revenues primarily consist of the sale of salty snack items to customers, including supermarkets, mass merchandisers, club stores, dollar and discount stores, convenience stores, independent grocery stores, drug stores and food service, vending, military, and other channels. The Company sells its products in most regions of the United States primarily through its direct-store-delivery network, direct to warehouse shipments, and third-party distributors. These revenue contracts generally have a single performance obligation. Revenue, which includes shipping and handling charges billed to the customer, is reported net of variable consideration and consideration payable to customers, including applicable discounts, returns, allowances, trade promotion, consumer coupon redemption, unsaleable product, and other costs. Amounts billed and due from customers are classified as accounts receivable and require payment on a short-term basis and, therefore, the Company does not have any significant financing components.
The Company recognizes revenue when (or as) performance obligations are satisfied by transferring control of the goods to customers. Control is transferred upon delivery of the goods to the customer. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Applicable shipping and handling are included in customer billing and are recorded as revenue as products’ control is transferred to customers. The Company assesses the goods promised in customers’ purchase orders and identifies a performance obligation for each promise to transfer a good that is distinct.
The Company offers various forms of trade promotions and the methodologies for determining these provisions are dependent on local customer pricing and promotional practices, which range from contractually fixed percentage price reductions to provisions based on actual occurrence or performance. The Company’s promotional activities are conducted either through the retail trade or directly with consumers and include activities such as in store displays and events, feature price discounts, consumer coupons, and loyalty programs. The costs of these activities are recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management judgment regarding the volume of promotional offers that will be redeemed by either the retail trade or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. The Company has reserves in place of $16.4 million and $7.8 million for the years ended December 29, 2019 and December 30, 2018. In 2019, the Company implemented a system that improves the Company’s ability to analyze and estimate the reserve for unpaid costs relating to its promotional activities. Differences between estimated expense and actual redemptions are recognized as a change in management estimate as actual redemptions are incurred.
Shipping and Handling — The Company records shipping and handling expenses within selling expenses. Shipping and handling expenses for products shipped to customers totaled $27.7 million, $26.2 million and $17.9 million for fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017, respectively.
Advertising Costs — Advertising costs are charged to operations when incurred. The Company had no significant direct response advertising. Advertising expenses consisted of marketing and media expense,

sponsorships, and retail promotional advertising expense and totaled $15.6 million, $20.4 million and $18.4 million for fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017, respectively.
Business Combinations — The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.
The Company uses the acquisition method of accounting for acquired businesses. Under the acquisition method, the Company’s financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.
Use of Estimates — Management uses estimates and assumptions in preparing the combined financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Examples include sales and promotional allowances, customer returns, allowances for doubtful accounts, inventory valuations, useful lives of fixed assets and related impairment, long-term investments, hedge transactions, goodwill and intangible asset valuations and impairments, incentive compensation, income taxes, self-insurance, contingencies and litigation. Actual results could vary materially from the estimates that were used.
Recently Issued Accounting Standards — In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers, (“Topic 606”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU replaces most existing revenue recognition guidance in U.S. GAAP. The effective date for ASC 606 is for fiscal years beginning after December 15, 2018, and the Company has adopted ASC 606 on December 31, 2018 using the modified retrospective approach and noted the impact to the Company’s business processes, systems, and controls from the adoption of ASC 606 is de minimis. The Company adopted the expanded disclosure requirement under ASC 606 in these financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes. This ASU is intended to simplify various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifying certain aspects of the current guidance to promote consistency among reporting entities. For non-public business entities, ASU 2019-12 is effective for annual periods beginning after December 15, 2021 and interim periods within those annual periods, with early adoption permitted. An entity that elects early adoption must adopt all the amendments in the same period. Most amendments within this ASU are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is currently evaluating the impact of the new standard on the Company’s combined financial statements and related disclosures.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (“Topic 805”): Clarifying the Definition of a Business. This guidance clarifies the definition of a business, which will impact many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The new standard is intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. For non-public business entities, this guidance was effective for annual periods beginning after December 15, 2018, including interim periods within those periods and was effective for the Company beginning in fiscal 2019. The Company adopted the requirements of the standard in the first quarter of 2019 and it did not have a material impact on the Company’s financial condition, results of operations and related disclosures.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (“Topic 350”): Simplifying the Test for Goodwill Impairment. This update simplifies the subsequent measurement of goodwill. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairments will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. For non-public business entities, the accounting standard will be effective for reporting periods beginning after December 15, 2022, with early adoption permitted. The Company early adopted the requirements of the standard in the first quarter of 2019 and it did not have a material impact on the Company’s financial condition, results of operations and related disclosures.
In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires a lessee to recognize in its balance sheet an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee’s right to use the underlying asset for the lease term. On June 3, 2020, the FASB deferred the effective date of ASC 842 for private companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of this standard will have on its combined financial statements, but believes that there will be assets and liabilities recognized on the Company’s combined balance sheet and an immaterial impact on the Company’s combined statement of operations.
In June 2016, ASU 2016-13 Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“Topic 326”) was issued. This ASU requires entities to measure the impairment of certain financial instruments, including accounts receivable, based on expected losses rather than incurred losses. For non-public business entities, this ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted, and will be effective for the Company beginning in 2023. The Company is currently evaluating the impact of the new standard on the Company’s combined financial statements and related disclosures.
2.   ACQUISITIONS
Kennedy
On September 10, 2019, UQF entered into a stock purchase agreement to acquire all of the outstanding shares of common stock of Kennedy from Peak Finance Holdings LLC (the “Seller”), a subsidiary of Conagra Brands, Inc. (“Conagra”), a Delaware corporation. Kennedy consists of two divisions: Tim’s Cascade Snacks and Snyder of Berlin, which are snack food manufacturers. Kennedy was acquired to expand the Company’s national footprint and capture significant synergies. The acquisition provided UQF with the second-largest DSD network for branded salty snacks in the Pacific Northwest; a regional production facility outside of Seattle, WA; and increased scale with retailers in the Western U.S. The Company also acquired regional DSD routes and a production facility in Berlin, PA, which are complementary with its existing business in that region.
The acquisition closed on October 21, 2019 when UQF purchased all of the outstanding shares of common stock of Kennedy. UQF made a cash payment of $141.4 million for the acquisition on the closing date, which included cash paid for the acquisition of the outstanding shares of Kennedy, settlement of insurance for the transaction incurred by UQF, transfer of $1.6 million in operating cash to Kennedy, and settlement of certain professional fees totaling $1.8 million incurred by UQF.
The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed at the Kennedy acquisition date:

(in thousands)
Purchase consideration	$138,072
Assets acquired:
Cash and cash equivalents	227
Accounts receivable	12,331
Inventory, net	7,443
Prepaid expenses and other assets	129
Property, plant and equipment, net	19,175
Trademarks	20,810
Customer relationships	13,200
Favorable and unfavorable lease intangibles	(85)
Total assets acquired:	73,230
Liabilities assumed:
Accounts payable	4,996
Accrued expenses and other	1,644
Other non-current liabilities	18
Total liabilities assumed:	6,658
Net identifiable assets acquired	66,572
Goodwill	$71,500
As of December 29, 2019, the purchase price allocation has not been finalized.
UQF has determined that all the acquired trademarks included in Intangible assets, net will be amortized over a period of 15-20 years, and the customer relationship asset will be amortized over a period of 15 years on a straight-line basis commensurate with the acquisition date expectations for the economic value (i.e. net cash flow generating capability) that is to be provided by the trademarks and relationships, respectively. The transaction included the recognition of a liability of $0.1 million for unfavorable leases acquired which will be amortized over three years. The goodwill of $71.5 million arising from the acquisition of Kennedy consists largely of the synergies and economies of scale expected from combining the operations and intangible assets that do not qualify for separate recognition, including assembled workforce acquired through the acquisition. The goodwill recognized is expected to be deductible for income tax purposes.
The results of operations of Kennedy are reported in the Company’s combined financial statements from the date of acquisition and include $20.6 million of total net sales and $0.1 million of net income for fiscal year 2019.
The following unaudited pro forma financial information presents the results of operations as if the acquisition of Kennedy had occurred on December 31, 2018, the beginning of fiscal year 2019. The Company believes it is impractical to present the unaudited pro forma financial information for fiscal year 2018 as Kennedy was not a stand-alone business with separate financial statements and was owned by two separate predecessor entities during this period. These unaudited pro forma results may not necessarily reflect the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.
(in thousands)	2019 (unaudited)
Pro forma net sales	$109,449
Pro forma net income	7,195
There were no material adjustments to the pro forma results.
Inventure
On October 25, 2017, UQF entered into an agreement and plan of merger to acquire all of the outstanding shares of common stock of Inventure. The acquisition closed on December 14, 2017 after

UQF successfully completed a cash tender offer to purchase all of the issued and outstanding shares of common stock of Inventure at a price of $4.00 per share without interest. Inventure produced and marketed “better for you” (“BFY”) and indulgent specialty snack foods nationally through distributors, national retailers, club stores, grocery stores and convenience stores. UQF acquired Inventure to expand the Company’s national footprint, enhance its presence in BFY brands, increase its penetration in the convenience and natural store channels, add production facilities in Indiana and Arizona, and capture significant synergies.
The total purchase price of $165.7 million was funded with the proceeds of a debt issuance in November 2017, and included $2.8 million for the settlement of vested shares subject to outstanding Inventure in-the-money stock options and restricted stock units. Acquisition costs incurred in connection with the acquisition totaled $4.8 million and were expensed and classified as administrative expenses.
The assets acquired and liabilities assumed constitute a business and were recorded at their fair values as of the closing date under the acquisition method of accounting. The following table summarizes the fair values of the assets acquired and liabilities assumed at the Inventure closing date:
(in thousands)
Purchase consideration	$165,680
Assets acquired:
Cash and cash equivalents	7,861
Accounts receivable	8,390
Inventories, net	12,110
Property, plant and equipment	42,250
Deferred taxes	8,362
Other assets	2,212
Customer relationships	40,000
Trade names	20,000
Total assets acquired:	141,185
Liabilities assumed:
Accounts payable	16,851
Debt	2,206
Other liabilities	8,385
Total liabilities assumed:	27,442
Net identifiable assets acquired	113,743
Goodwill	$51,937
The Company has determined that the trade names acquired are indefinite-lived intangible assets. The customer relationships asset included in Intangible assets, net has been assigned an expected useful life of 20 years. The goodwill of $51.9 million arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations and intangible assets that do not qualify for separate recognition, including assembled workforce acquired through the acquisition. The goodwill arising from the acquisition was not deductible for income tax purposes.
The results of operations of Inventure are reported in the Company’s combined financial statements from the date of acquisition and include $4.9 million of total net sales and a net loss of $2.9 million for fiscal 2017.

3.   INVENTORIES
Inventories consisted of the following:
(in thousands)	2019	2018
Finished goods	$24,447	$24,430
Raw materials	22,122	21,224
Maintenance parts	4,575	2,667
	51,144	48,321
Less: inventory reserve	(250)	(1,395)
Total inventories	$50,894	$46,926
4.   PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net, consisted of the following:
(in thousands)	2019	2018
Land	$14,970	$14,820
Buildings	104,736	101,413
Machinery and equipment	297,666	266,895
Land improvements	1,174	969
Building improvements	3,561	895
Construction-in-progress	7,341	2,220
	429,448	387,212
Less: accumulated depreciation	(257,731)	(237,446)
Property, plant and equipment, net	$171,717	$149,766
On September 28, 2017, the Company completed the sale of the Ocala Florida plant to Mestizo Foods, LLC (“Mestizo”) pursuant to a Purchase Agreement and Escrow Instructions dated July 21, 2017 (the “Purchase Agreement”). In addition, certain other machinery and equipment were also sold to Mestizo pursuant to the Purchase Agreement. Net proceeds from the sale were $6.0 million. Property, plant and equipment, net of accumulated depreciation, as of the date of sale was $15.1 million, resulting in a net loss on disposal of $9.1 million.
In the fourth quarter of fiscal year 2017 as a result of the expected shutdown of Lawson, an enterprise resource planning (“ERP”) system associated with the Golden Flake acquisition, the Company performed a detailed review of the computer hardware and software acquired in this acquisition. As a result of this review, the Company determined that certain assets with a cost of $6.3 million and a net book value of $4.9 million had become impaired with no realizable or salvage value and, accordingly, were written off at the end of fiscal year 2017.
In the fourth quarter of fiscal year 2018 as a result of the expected shutdown of the Oracle ERP system associated with the Inventure acquisition, the Company performed a detailed review of the computer hardware and software acquired in this acquisition. As a result of this review, the Company determined that certain assets with a cost of $0.8 million and a net book value of $0.5 million had become impaired with no realizable or salvage value and, accordingly, were written off at the end of fiscal year 2018.
During 2018, based on a plant optimization study, management made a determination to close its Denver plant. The plant was officially closed at the end of July 2018. All production at the Denver plant was transferred to other facilities owned by the Company. The Denver plant assets were depreciated through July 2018 when operations ceased. The carrying amount of the assets in the Denver plant at December 30, 2018 was $3.6 million. On March 4, 2019, the Company entered into an agreement for the sale of the property, subject to inspection by the buyer and other customary closing conditions. Based on the existing agreement for sale, the fair value less cost to sell of the assets exceeded the carrying amount of the assets. Accordingly, the Company measured the Denver plant assets at the carrying amount and classified these assets as “assets held for sale” on the combined balance sheet at December 30, 2018. In July 2019, the Company sold the Denver plant for $8.2 million, realizing a gain of $4.6 million in other income, net.
There were no material fixed asset impairments for the fiscal year 2019.
Depreciation expense was $23.6 million, $24.6 million and $24.4 million for the fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017, respectively.
5.   GOODWILL AND INTANGIBLE ASSETS, NET
A rollforward of goodwill is as follows:
(in thousands)
Balance as of December 31, 2017	$127,028
Inventure acquisition adjustments	3,879
Balance as of December 30, 2018	130,907
Acquisition of Kennedy	71,500
Balance as of December 29, 2019	$202,407
For fiscal year 2018, certain measurement period adjustments were made to the Inventure opening balance sheet.
For fiscal year 2019, the only change of goodwill was attributable to the acquisition of Kennedy.
Intangible assets, net, consisted of the following:
(in thousands)	2019	2018
Subject to amortization:
Distributor/customer relationships	$107,100	$93,900
Technology	1,250	1,250
Trademarks	22,610	1,800
Non-compete agreements	—	1,050
Unfavorable lease	(85)	—
Amortizable assets, gross	130,875	98,000
Accumulated amortization	(20,425)	(15,641)
Amortizable assets, net	110,450	82,359
Not subject to amortization
Trade names	66,580	70,380
Master distribution rights	4,677	4,756
IO routes	2,307	656
Intangible assets, net	$184,014	$158,151
Trade name intangible assets decreased during 2019 due to an impairment of a trade name acquired from the Inventure acquisition totaling $3.8 million and in 2018 due to an impairment of a trade name acquired from the Golden Flake acquisition totaling $2.9 million and a measurement period adjustment to the Inventure trade name of $1.0 million. Master distribution rights and IO routes totaling $4.1 million were written off in fiscal year 2018 as a result of route sales.
Amortization of the distributor/customer relationships, technology and non-compete agreements amounted to $5.7 million, $5.8 million and $4.6 million for the fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017, respectively. Amortization expense is classified in administrative expenses on the combined statement of operations. Estimated future amortization expense is as follows:

(in thousands)
2020	$7,414
2021	7,414
2022	7,414
2023	7,392
2024	7,392
Thereafter	73,424
Total	$110,450
6.   NOTES RECEIVABLE
The Company has undertaken a program in recent years to sell company-owned DSD distribution routes to IOs. Contracts are executed between the Company and the IO for the sale of the product distribution route, including a note in favor of the Company. The notes bear interest at rates ranging from 5.25% to 8.55% with terms ranging mainly from one to ten years. The notes receivable balances due from IOs at December 29, 2019 and December 30, 2018 totaled $34.0 million and $29.8 million, respectively. Of the balance at December 29, 2019, $33.7 million relates to a corresponding note payable, as discussed in further detail within “Note 8. Long-Term Debt”.
Other notes receivable totaled $1.4 million and $2.6 million as of December 29, 2019 and December 30, 2018, respectively.
7.   ACCRUED EXPENSES AND OTHER
Accrued expenses and other consisted of the following:
(in thousands)	2019	2018
Accrued compensation and benefits	$14,198	$13,813
Accrued contingencies	2,304	5,450
Insurance liabilities	7,880	5,914
Accrued interest	4,184	3,705
Accrued freight and manufacturing	4,930	4,611
Accrued sales tax	1,300	1,500
Other accrued expenses	9,410	7,470
Total accrued expenses and other	$44,206	$42,463
8. LONG-TERM DEBT
Revolving Credit Facility
On November 21, 2017, the Company entered into an asset based revolving credit facility (the “ABL Facility”) in an initial aggregate principal amount of $100.0 million. No amounts were outstanding under this facility as of December 29, 2019. Availability under the ABL Facility is based on a monthly accounts receivable and inventory borrowing base certification, which is net of outstanding letters of credit. As of December 29, 2019 and December 30, 2018, $83.0 million and $81.4 million, respectively, was available for borrowing, net of letters of credit. The facility expires on the fifth anniversary of closing, or November 21, 2022. The facility bears interest at an annual rate based on LIBOR plus an applicable margin (ranging from 1.5% to 2.0%) or the prime rate plus an applicable margin (ranging from 0.5% to 1.0%). The interest rate on the facility as of December 30, 2018 and December 31, 2017 was 6.00%, and 5.25% respectively, based on a prime rate of 4.5%. The Company incur $0.2 million of interest related to drawdowns on the revolving credit facility during fiscal year 2019. The facility is also subject to unused line fees (0.5% at December 29, 2019) and other fees and expenses.

The November 2017 revolving credit facility replaced a revolving credit facility dated January 20, 2017 in the aggregate principal amount of $150.0 million.
The Company incurred closing and other costs associated with each of the revolving credit facilities. Finance fees associated with the November 2017 revolving credit facility totaled $1.6 million, of which $1.1 million was associated with the November 2017 facility and $0.5 million was carried forward from the January 2017 and September 2016 facilities. Such deferred fees are being amortized on a ratable basis over the life of the November 2017 facility.
Standby letters of credit in the amount of $14.1 million and $11.5 million, respectively, have been issued as of December 29, 2019 and December 30, 2018. The standby letters of credit are primarily issued for insurance purposes.
Term Loans
On November 21, 2017, the Company entered into a First Lien Term Loan Credit Agreement (the “First Lien Term Loan”) in a principal amount of $535.0 million and a Second Lien Term Loan Credit Agreement (the “Second Lien Term Loan”, and collectively with the First Lien Term Loan, the “Term Loans”) in a principal amount of $125.0 million. The proceeds of the Term Loans were used to refinance the Company’s January 2017 credit facility and fund the acquisition of Inventure and the repurchase of the Class A Common Units held by a minority investor.
The First Lien Term Loan requires quarterly principal payments of $1.3 million beginning March 2018, with a balloon payment due for any remaining balance on the seventh anniversary of closing, or November 21, 2024. The First Lien Term Loan bears interest at an annual rate based on LIBOR plus an applicable margin of 3.5% or prime rate plus an applicable margin of 2.5%. The interest rate on the First Lien Term Loan as of December 29, 2019, December 30, 2018 and December 31, 2017 was 5.2%, 5.8%, and 4.8%, respectively.
The Company incurred closing and other costs associated with the Term Loans, which were allocated to each loan on a specific identification basis based on original principal amounts. Finance fees allocated to the First Lien Term Loan and the Second Lien Term Loan were $10.7 million and $4.1 million, respectively, which are presented net within “non-current portion of debt” on the balance sheet. Deferred fees are amortized ratably over the respective lives of each term loan. Deferred fees associated with the term loans under the January 2017 credit agreement were fully expensed during 2017.
On October 1, 2019, the Company repaid the Second Lien Term Loan with the proceeds of the sale of preferred and common units by Series U, Series R, and SRS. The Company accounted for the repayment of the Second Lien Term Loan as a debt extinguishment as the investors who purchased the preferred units and common units were not parties to the Second Lien Term Loan. The total repayment was $126.3 million, and resulted in a loss on early extinguishment of approximately $4.3 million. The loss on early extinguishment of debt was calculated as follows:
(in thousands)
Repayment of Second Lien Term Loan	$126,250
Deferred Financing Fees	3,086
Book value of Second Lien Term Loan	(125,000)
Loss on early extinguishment of debt	$4,336
Separately, on October 21, 2019, the Company entered into a Senior Secured First Lien Floating Rate Note (the “Secured First Lien Note”) in a principal amount of $125.0 million. Proceeds from the Secured First Lien Note were used primarily to finance the Kennedy acquisition. The Secured First Lien Note requires quarterly interest payments, with a repayment of principal on the maturity date of November 21, 2024. The Secured First Lien Note bears interest at an annual rate based on LIBOR plus an applicable margin of 5.3%. The interest rate on the Secured First Lien Note as of December 29, 2019 was 7.2%.
Amounts outstanding under the revolving line of credit and long-term debt consisted of the following as of December 29, 2019 and December 30, 2018:

(in thousands)	2019	2018
Revolving line of credit, expires November 2022	$—	$—
First lien term loan, matures November 2024	525,637	530,988
Second lien term loan, matures November 2025	—	125,000
Secured first lien loan, matures October 2024	125,000	—
Equipment term loan, matures April 2021	943	1,584
Equipment term loans, matures October 2024	1,120	1,356
Term debt and lines of credit	652,700	658,928
Less: current portion	(6,299)	(6,282)
Long-term portion	646,401	652,646
Debt issuance costs	(12,575)	(12,536)
Non-current term debt, net of debt issuance costs	$633,826	$640,110
Aggregate principal maturities of debt as of December 29, 2019 are as follows:
(in thousands)
2020	$6,299
2021	5,839
2022	5,598
2023	5,547
2024	629,417
Total	$652,700
The First Lien Term Loan, the Secured First Lien Note and the November 2017 ABL Facility are collateralized by substantially all of the assets and liabilities of the Company. The credit agreements contain certain affirmative and negative covenants as to operations and the financial condition of the Company. The Company was in compliance with its financial covenant as of December 29, 2019.
Other Notes Payable and Capital Leases
Amounts outstanding under notes payable consisted of the following as of December 29, 2019 and December 30, 2018:
(in thousands)	2019	2018
Deferred purchase price	$—	$750
Note payable – IO notes	33,700	5,690
Capital lease	6,055	90
Other	29	—
Total notes payable	39,784	6,530
Less: current portion	(7,984)	(1,394)
Long term portion of notes payable	$31,800	$5,136
Aggregate principal maturities of notes payable as of December 29, 2019 are as follows:
(in thousands)
2020	$7,984
2021	7,596
2022	7,198
2023	6,709
2024	4,802
Thereafter	5,495
Total	$39,784

In November 2015, the Company purchased Snikiddy, and a portion of the purchase price was in the form of a deferred purchase price obligation to be paid over several years that totaled $3.8 million. The deferred purchase price was fully paid in November 2019.
In 2019, the Company sold $33.2 million of notes receivable on its books for $34.1 million in a series of transactions to a financial institution. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment and the Company has recorded the notes payable obligation owed by the IOs to the financial institution on its books; the corresponding notes receivable also remained on the Company’s books. The Company services the loans for the financial institution by collecting principal and interest from the IOs and passing it through to the institution. The underlying notes have various maturity dates through December 2028. The Company partially guarantees the outstanding loans, as discussed in further detail within “Note 12. Contingencies”. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.
Interest expense for the fifty-two weeks ended December 29, 2019 was $48.4 million, $43.7 million of which was related to the Company’s credit facility and other long-term debt, $2.1 million of which was related to amortization of deferred financing fees, and $2.6 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income, Net. Interest expense for the fifty-two weeks ended December 30, 2018 was $45.7 million, $42.3 million of which was related to the Company’s credit facility and other long-term debt, $2.4 million of which was related to deferred financing fees, and $0.7 million of which was related to IO loans. Interest expense for the fifty-two weeks ended December 31, 2017 was $11.1 million, $9.0 million of which was related to term debt and notes, $1.9 million of which was related to deferred financing fees, and $0.2 million of which was related to IO loans.
9.   DERIVATIVE FINANCIAL INSTRUMENTS AND PURCHASE COMMITMENTS
Derivative Financial Instruments
To reduce the effect of interest rate fluctuations, the Company entered into an interest rate swap contract on September 6, 2019, with an effective date of September 30, 2019, with a counter party to make a series of payments based on a fixed interest rate of 1.339% and receive a series of payments based on the greater of LIBOR or 0.00%. Both the fixed and floating payment streams are based on a notional amount of $250 million. The Company entered into this transaction to reduce its exposure to changes in cash flows associated with its variable rate debt and has designated this derivative as a cash flow hedge. At December 29, 2019, the effective fixed interest rate on the long-term debt hedged by this contract was 5.7%. For further treatment of the Company’s interest rate swap, refer to “Note 10. Fair Value Measurements” and “Note 13. Other Comprehensive Income.”
Purchase Commitments
Additionally, the Company has outstanding purchase commitments for specific quantities at fixed prices for certain key ingredients to economically hedge commodity input prices. These purchase commitments totaled $35.0 million as of December 29, 2019. The Company has recorded purchase commitment losses totaling $0.5 million, $1.1 million and $0.3 million for fiscal years 2019, 2018 and 2017, respectively. These outstanding purchase commitments generally do not exceed two years.
10.   FAIR VALUE MEASUREMENTS
The Company follows the guidance relating to fair value measurements and disclosures with respect to financial assets and liabilities that are re-measured and reported at fair value each reporting period, and with respect to non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I) and the lowest priority to unobservable pricing inputs

(Level III). A financial asset or liability’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:
Level I — Valuations are based on unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities;
Level II — Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active. Financial asset or liabilities which are included in this category are securities where all significant inputs are observable, either directly or indirectly; and
Level III — Prices or valuations that are unobservable and where there is little, if any, market activity for these financial assets or liabilities. The inputs into the determination of fair value inputs for these investments require significant management judgment or estimation. The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors. To the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.
The fair values of the Company’s Level 2 derivative instruments were determined using valuation models that use market observable inputs including interest rate curves and both forward and spot prices for commodities. Derivative assets and liabilities included in Level 2 primarily represent commodity and interest rate swap contracts.
The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of December 29, 2019:
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$15,053	$—	$—	$15,053
Interest rate swaps	—	1,486		1,486
Total assets	$15,053	$1,486	$—	$16,539
Liabilities
Commodity contracts	$—	$494	$—	$494
Debt	—	640,125	—	640,125
Total liabilities	$—	$640,619	$—	$640,619
The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of December 30, 2018:
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$6,914	$—	$—	$6,914
Total assets	$6,914	$—	$—	$6,914
Liabilities
Commodity contracts	$—	$1,377	$—	$1,377
Debt	—	646,392		646,392
Total liabilities	$—	$647,769	$—	$647,769
11.   LONG TERM INCENTIVE PLAN
On February 27, 2018, the Company established the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (“LTIP” or “Plan”). The purpose of the Plan is to provide the Company with a means of attracting and retaining highly qualified employees and aligning the interests of those employees with the financial success of the Company. During 2018, the Company granted certain Phantom Units to its employees to reward them based on future appreciation in the equity value of the Company. The Phantom Units vest 40% on December 31, 2018 and 20% on each subsequent December 31 through December 31, 2021. If a change in control of Utz occurs prior to December 31, 2021 and either (i) the participant is an employee as of the date of such change in control or (ii) the participant was an employee within 180 days prior to the date of such change in control and the participant’s employment was terminated for any reason before the date of such change in control, other than termination by UQF for cause or voluntary termination by the participant without the Company’s written consent other than for good reason, then such participant’s Phantom Units will become 100% vested. The amounts vested under the LTIP will settle upon the earlier of a change of control event or December 31, 2021. The Company has recorded a reserve for the estimated fair value of vested Phantom Units at $14.4 million and $7.9 million as of December 29, 2019 and December 30, 2018, respectively. The Plan liability is included in non-current accrued expenses and other on the combined balance sheets.
12.   CONTINGENCIES
Litigation Matters
The Company is involved in litigation and other matters incidental to the conduct of its business, the results of which, in the opinion of management, are not likely to be material to the Company’s financial condition, results of operations or cash flows.
Tax Matters
The Company received an assessment from the Commonwealth of Pennsylvania pursuant to a sales and use tax audit for the period from January 1, 2014 through December 31, 2016. As of December 29, 2019 and December 30, 2018, the Company had reserves of $1.3 million and $1.5 million, respectively, to cover the assessment.
Guarantees
The Company partially guarantees loans made to IOs by Cadence Bank for the purchase of routes. The outstanding balance of loans guaranteed was $5.1 million and $4.3 million at December 29, 2019 and December 30, 2018, respectively, all of which was recorded by the Company as an off balance sheet arrangement. The maximum amount of future payments the Company could be required to make under the guarantees equates to 25% of the outstanding loan balance up to $2.0 million per loan. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.
The Company partially guarantees loans made to IOs by Bank of America for the purchase of routes. The outstanding balance of loans guaranteed that were issued by Bank of America was $0.7 million at December 29, 2019, which are off balance sheet. As discussed in “Note 8. Long-Term Debt”, the Company also sold notes receivable on its books to Bank of America during 2019, which the Company partially guarantees. The outstanding balance of notes purchased by Bank of America at December 29, 2019 was $25.1 million. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment, as such the Company records the notes payable obligation owed by the IOs to the financial institution on its books; the corresponding note receivable also remained on the Company’s books. At December 30, 2018, there were no outstanding loans that the Company guaranteed with Bank of America. The maximum amount of future payments the Company could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.
The Company fully guarantees loans made to IOs by M&T Bank for the purchase of routes. The outstanding balance of loans guaranteed was $8.6 million and $5.7 million at December 29, 2019 and December 30, 2018, respectively, all of which was on balance sheet. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.
Unclaimed Property
The Company was notified in September 2016 that several states requested an audit of the Company’s unclaimed property practices. The states initiating the audit include Connecticut, Idaho, Maryland, Massachusetts, New Hampshire, New York, South Dakota, and Tennessee but was later expanded to include a total of 22 states. The audit is limited to UQF and does not include any other legal entities. The audit consists of three components including accounts payable, payroll, and accounts receivable customer over-payments. The Company estimates that the potential liability for the accounts payable and payroll components is approximately $0.2 million, which has been included in the other accrued expenses section of the balance sheet. As of the date of these financial statements, the Company is not able to reasonably estimate the potential liability for the accounts receivable customer over-payments.
13.   OTHER COMPREHENSIVE INCOME
Total other comprehensive income was $1.4 million for the fiscal year ended December 29, 2019. The Company did not have any activity within other comprehensive income for the fiscal year ended December 30, 2018 or December 31, 2017. Total other comprehensive income presently consists solely of unrealized gains from the Company’s derivative financial instruments accounted for as cash flow hedges.
During 2019, changes to the balance in accumulated other comprehensive income were as follows:
(in thousands)	Gains/(Losses) on Cash Flow Hedges
Balance as of December 31, 2018	$—
Unrealized gain on cash flow hedges	1,408
Balance as of December 29, 2019	$1,408
There were no balances in accumulated other comprehensive income during fiscal year 2018.
14.   SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid for interest was $45.7 million, $40.9 million and $8.1 million for the fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017, respectively. The Company accrued $0.4 million, $0.4 million and $0.4 million for construction in progress additions as of December 29, 2019, December 30, 2018 and December 31, 2017, respectively. Payments made for income related taxes were $1.7 million, $0.7 million and $1.1 million for the fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017, respectively.
15.   INCOME TAXES
SRS is a partnership for income tax purposes. The assets, liabilities and operating income of Intermediate U and Intermediate R are included within other partnerships for income tax purposes. Accordingly, the partners include the respective share of these entities taxable income in their income for federal and most state and local jurisdictions. Inventure and Golden Flake are treated as C corporations for federal, state and local income tax purposes. UQF contributed its wholly-owned investment in Inventure and Golden Flake to Heron, with Inventure and Golden Flake becoming wholly-owned subsidiaries of Heron. Heron is also a C corporation for federal, state and local income tax purposes. Such contribution was effectuated on December 31, 2017 on a tax free basis. The Company recorded a provision for income taxes for Heron and its subsidiaries for fiscal years 2019 and 2018 and separately for Heron, Inventure (from the date it was acquired), and Golden Flake in fiscal year 2017.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Act”). The Tax Act makes broad and complex changes to the U.S. Internal Revenue Code of 1986, as amended, or the Code, most of which were effective for tax years beginning after December 31, 2017. Changes effective as of January 1, 2018 include, but are not limited to, (1) reduction of the U.S. federal corporate income tax rate from 35% to 21%; (2) reduction of the marginal individual income tax rate from 39.6% to 37% for tax years 2018-2025; (3) providing a 20% deduction against qualifying pass-through business income for tax years 2018-2025; (4) elimination of the corporate alternative minimum tax (“AMT”), but retention of the individual AMT with modifications; (5) a new limitation on deductible interest expense to 30% of adjusted taxable income; (6) the repeal of the domestic production activity deduction; and (7) limitations on business net operating losses generated after December 31, 2017.
ASC 740 requires companies to recognize the effects of tax law changes in the period of enactment, which for the Company was the fourth quarter of 2017, even though the effective date of most provisions of the Tax Act was January 1, 2018. Staff Accounting Bulletin 118 (“SAB 118”) allows a company to recognize provisional amounts when it does not have the necessary information available, prepared or analyzed, including computations, in reasonable detail to complete its accounting for the change in tax law. The measurement period ends when a company has obtained, prepared and analyzed the information necessary to finalize its accounting, but cannot extend beyond one year.
During the measurement period, adjustments for the effects of the law will be recorded to the extent a reasonable estimate for all or a portion of the effects of the law can be made. Companies will adjust their provisional amounts when they obtain, prepare or analyze additional information about facts and circumstances that existed at the enactment date that, if known, would have affected the amounts that were initially reported as provisional amounts. At December 31, 2017, the Company recorded a provisional non-cash tax benefit of $7.9 million to revalue its domestic federal deferred tax balances due to the reduction in the U.S. federal corporate income tax rate to 21% from 35%. The Company completed its accounting for the effects of the tax law change during the measurement periods ending December 30, 2018 without significant difference from the provisional amount.
The provision (benefit) for income taxes consists of the following:
(in thousands)	2019	2018	2017
Current:
U.S. Federal	$140	$(142)	$338
State	1,057	1,161	49
Total current	1,197	1,019	387
Deferred:
U.S. Federal	1,650	412	(15,544)
State	299	488	(989)
Total deferred	1,949	900	(16,533)
Total	$3,146	$1,919	$(16,146)
Income tax provision (benefit) differs from the amounts computed by applying the US Federal Statutory rate as follows:
(in thousands, except percentages)	2019		2018		2017
At Statutory Rate	$(2,146)	21.00%	$(5,402)	21.00%	$324	34.00%
State Taxes	1,755	-17.18%	1,045	-4.06%	(620)	-64.99%
Impact of Partnerships	4,204	-41.14%	5,650	-21.96%	(7,903)	-828.44%
Impact of the Tax Act	—	—%	—	—%	(7,862)	-824.11%
Change in Valuation Allowance	(683)	6.68%	257	-1.00%	—	—%
Non-deductible expenses	6	-0.06%	11	-0.04%	25	2.62%
Prior Year True up and other items	10	-0.10%	358	-1.39%	(110)	-11.53%
Total current	$3,146	-30.80%	$1,919	-7.46%	$(16,146)	1692.45%
Deferred Tax Assets and Liabilities
Deferred income taxes reflect the net tax effects of loss and credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets for federal and state income taxes are as follows:
(in thousands)	2019	2018
Deferred Tax Assets
Accounts Receivable, principally due to allowance for doubtful accounts	$—	$3
Accruals for financial reporting purposes	171	681
Postretirement benefits and compensated absences	548	551
Inventories, including uniform capitalization	19	372
Net Operating loss carryforwards	18,915	23,816
Credit Carryforwards	105	105
Charitable Contribution CF	101	112
Other Deferred Tax Assets	—	47
Total deferred tax assets	19,859	25,687
Less Valuation Allowance	(1,563)	(2,247)
Net deferred tax assets	$18,296	$23,440
Deferred Tax Liabilities
Plant and equipment, due to differences in depreciation	$(11,117)	$(11,516)
Amortization	(26,301)	(29,096)
Other	(1)	(1)
Total deferred tax liabilities	$(37,419)	$(40,613)
Net deferred tax liability	$(19,123)	$(17,173)
Realization of the Company’s deferred tax assets is dependent upon future earnings, as such the Company has recorded a valuation allowance against the deferred tax assets for which it is not more likely than not that it will realize the benefit.
The valuation allowance decreased by $0.7 million and increased by $2.2 million during the years ended December 29, 2019 and December 30, 2018, respectively.
Net Operating Loss and Tax Credit Carryforward
For the periods ending December 29, 2019, December 30, 2018 and December 31, 2017 certain subsidiaries of the Company have Federal net operating loss carryforwards (NOLs) of $77.5 million, $91.0 million and $99.9 million respectively. The Company also has State net operating loss carryforwards in the amount of $51.8 million, $89.8 million and $81.1 million respectively. The Federal NOLs expire in various amounts in 2034 through 2037. State NOL expiration periods vary by state. They primarily expire in various amounts starting in 2020 through 2039, however, some of the state NOLs can be carried forward indefinitely. The Company also notes that $96.2 million and $28.5 million of Federal and State NOLs were acquired with the Inventure acquisition in December of 2017.
Use of state net operating loss carryforwards are subject to various facts and circumstances, including continued state nexus and apportionment percentages. Based on the Company’s strategic plans for operating Inventure post acquisition, the Company analyzed the Inventure tax accounts in 2018, in conjunction with finalizing its purchase accounting. The Company determined that certain state net operating loss carryforwards reflected in the acquisition date balance sheet of Inventure should be subject to a valuation allowance because management did not expect to continue to have nexus in such states and, therefore, would be unable to consume the net operating loss carryforwards before they expired. Further, the Inventure effective state tax rate utilized in determining the acquisition date deferred tax balances also required adjustment for these impacts. Accordingly, in 2018 the Company recorded a measurement period adjustment to increase goodwill by $3.3 million. An additional measurement period adjustment totaling $0.2 million was recorded to deferred taxes in 2018 for the reclassification of a non-amortizing Inventure intangible to goodwill.

The Company has recorded a valuation allowance for the years ended December 29, 2019 and December 30, 2018 of $1.5 million and $2.2 million, respectively.
Utilization of some of the federal and state net operating loss and credit carryforwards are subject to annual limitations due to the “change in ownership” provisions of the Code and similar state provisions. The annual limitations may result in the expiration of net operating losses and credits before utilization.
As of December 29, 2019, tax years 2015 through 2019 generally remain open and subject to examination by the Internal Revenue Service and state taxing authorities.
As of December 29, 2019, Golden Flake is under examination in the U.S. for the 2017 tax year.
16.   LEASES
The Company leases certain vehicles, equipment and distribution centers under operating leases expiring in various years through 2027. Lease terms range from one to ten years.
Future minimum payments, to third parties, by year and in the aggregate, consisted of the following at December 29, 2019:
(in thousands)
2020	$8,194
2021	6,732
2022	5,428
2023	4,419
2024	3,543
Thereafter	5,039
Total	$33,355
Rental expense for leases to third parties totaled $8.2 million, $12.7 million and $9.5 million for the fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017, respectively. On December 31, 2018, the Company amended certain vehicle lease arrangements that resulted in capital lease classification for these leases.
At December 29, 2019, assets under capital leases totaled $7.6 million, net of accumulated depreciation of $1.6 million, which was included in Property, Plant and Equipment. Charges resulting from the depreciation of assets held under capital leases are recognized within depreciation expense in the combined statements of operations and comprehensive income. The Company did not hold capital leases as of December 30, 2018. The minimum present value of lease payments is $6.0 million with a non-cancellable lease term of 12 months and imputed interest of $0.9 million as of the period ended December 29, 2019. During fiscal year 2019, the Company leased certain vehicle equipment through a master lease agreement with a third party.
17.   EMPLOYEE BENEFITS
The Company maintains several contributory 401(k) retirement plans (the “Plans”) for its employees. Profit sharing contributions are made at the discretion of the Board of Directors and totaled $4.9 million, $5.1 million and $5.2 million for fiscal years 2019, 2018 and 2017, respectively. The Plans provide employees with matching contributions primarily at 20% of their contributions as defined in the Plans. Matching contributions made by the Company totaled $1.4 million, $1.3 million and $1.3 million for fiscal years 2019, 2018 and 2017, respectively.
The Company has a non-qualified salary continuation plan with a former Golden Flake employee whereby monthly benefits will be paid for a period of 15 years beginning at age 65. The plan also provides similar benefits should this employee become disabled or deceased. The plan was augmented in September 2017 to increase the value of the benefit and the plan was re-measured concurrently therewith to take into account the increased benefit. At September 30, 2017 and thereafter, the discount rate for the salary continuation plan was 2.54%. A discount rate of 3.75% was used prior to the December 2017 re-measurement. The Company had a similar agreement with a second former Golden Flake employee for which all remaining payments were made in 2017. The salary continuation plan is funded in part with a “Rabbi Trust” with an account value of $0.6 million and $0.5 million as of December 29, 2019 and December 30, 2018, respectively.
The change in the liability for the salary continuation plan is as follows:
(in thousands)
Balance as of December 31, 2017	$1,993
Benefits accrued	51
Balance as of December 30, 2018	2,044
Benefits accrued	52
Balance as of December 29, 2019	$2,096
18.   SIGNIFICANT CUSTOMERS
For fiscal year 2019, sales to three customers represented 19% of net sales. Accounts receivable for these three customers represented 21% of total accounts receivable at December 29, 2019. For fiscal year 2018, sales to three customers represented 20% of net sales. Accounts receivable for these three customers represented 22% of total accounts receivable at December 30, 2018. For fiscal year 2017, sales to three customers represented 20% of net sales.
	2019	2018	2017
Net sales concentrations:
Customer A	9%	9%	9%
Customer B	5	6	6
Customer C	5	5	5
Total net sales concentrations	19%	20%	20%

	2019	2018
Accounts receivable concentrations:
Customer A	14%	14%
Customer B	5	4
Customer C	2	4
Total accounts receivable concentrations	21%	22%
19.   VARIABLE INTEREST ENTITIES
UQF holds a variable interest in SRS, a commonly controlled entity, for which UQF is the primary beneficiary since UQF has the power to direct the activities of SRS and the obligation to absorb losses and the right to receive benefits. UQF leases properties owned by SRS. The acquisitions of these properties were funded by UQF through notes receivable. As the primary beneficiary of this variable interest entity, the assets, liabilities and results of operations are included in UQF’s consolidated financial statements. The equity holders’ interests are reflected in “Net (loss) income attributable to noncontrolling interest” in the combined statements of operations and “Noncontrolling interest” in the combined balance sheets. The total amount of lease expense/income between SRS and UQF for the fiscal years ended December 29, 2019, December 30, 2018 and December 31, 2017 was $4.0 million, $4.3 million and $4.2 million, respectively, which is eliminated in consolidation.
UQF has entered into a number of lease agreements with SRS for facilities in a number of different locations. The lease terms range from five to ten years, with some leases including renewal options. Leases expire through December 31, 2027. Rent on these properties totals $4.2 million annually.

During fiscal year 2011, UQF funded the purchase of the land and buildings by SRS. UQF entered into three notes receivable agreements with SRS totaling $10.2 million, with terms of 15 years and interest rates of 1.19%. During fiscal year 2012, UQF funded additional purchases of land and buildings by SRS by increasing the notes receivable with SRS by $2.8 million and adjusted the interest rates to 0.84%. As of December 29, 2019 and December 30, 2018, notes receivable outstanding totaled $23.7 million and $28.6 million, respectively. Interest on the notes receivable totaled $1.0 million, $1.0 million and $0.2 million for fiscal years 2019, 2018 and 2017, respectively. Notes receivable due from SRS and interest income are eliminated during consolidation along with the associated note payable and interest expense incurred by SRS. The amount of SRS’ property, plant and equipment, net of depreciation, included in the combined financial statements as of December 29, 2019 and December 30, 2018 was $16.1 million and $16.5 million, respectively.
20.   SUBSEQUENT EVENTS
Acquisition
On December 30, 2019, the Company acquired certain assets of Kitchen Cooked Inc., including their DSD and manufacturing operations. The acquisition expanded the Company’s presence in the Mid-West and included DSD routes in Illinois and Iowa, as well as a manufacturing facility in Illinois. A preliminary allocation of the purchase price to the net assets acquired for this business combination is expected to be made during the first quarter of fiscal year 2020; however, the acquisition is significantly smaller than historical acquisitions and will not have a material impact on operations.
Reorganization and Name Change
On December 30, 2019, SRS merged with UQF with UQF being the surviving entity. As a result of this merger, the former members of SRS became members of Series U. Following such merger, Intermediate R merged with Intermediate U, with Intermediate U being the surviving entity. As a result of this merger, Series R became a member of Intermediate U along with Series U. Finally, and immediately following the prior two mergers, RILP merged with UQF, with UQF being the surviving entity and Intermediate U remaining the sole member of UQF. (see Note 1. Operations and Summary of Significant Accounting Policies)
On March 18, 2020, Intermediate U changed its name to Utz Brands Holdings, LLC upon filing a Certificate of Amendment with the Secretary of State of the State of Delaware.
Revolving Credit Facility
On April 1, 2020, the revolving credit facility was amended to increase the credit limit up to $116.0 million and to extend the maturity through August 22, 2024.
COVID-19
The novel coronavirus, or COVID-19, outbreak began to impact consumption, distribution and production of the Company’s products in March 2020. The Company is taking necessary preventive actions and implementing additional measures to protect its employees who are working on site. As of June 5, 2020, the Company is experiencing higher demand for its products versus the prior year, and we are servicing that demand by increasing production and distribution activities. Generally, producers of food products, including salty snacks, have been deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations. The Company’s strategic manufacturing capabilities and DSD distribution network have allowed it to effectively service increases in demand and be responsive to evolving market dynamics driven by changes in consumer behavior. The Company continues to monitor customer and consumer demands, and intends to adapt its plans as needed to continue to meet these demands. The event is still ongoing, and the Company is in the process of evaluating the financial impact.
The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted on March 27, 2020. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the Coronavirus outbreak, which among other things contains numerous income tax provisions. Some of these tax provisions are effective retroactively for years ending before the date of enactment. The Company is currently evaluating the impact of the CARES Act on its consolidated financial position, results of operations, and cash flows, but we do not expect that it will have a material impact on our accounting for income taxes due to our status as predominantly a pass-through entity for income tax purposes.

Utz Brands Holdings, LLC and Subsidiaries
(formerly UM-U Intermediate, LLC)
CONSOLIDATED BALANCE SHEETS
June 28, 2020 and December 29, 2019
(In thousands)
	June 28, 2020	December 29, 2019
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$9,971	$15,053
Accounts receivable, less allowance of $1,624 and $1,353, respectively	122,921	106,816
Inventories, net	54,472	50,894
Prepaid expenses and other assets	5,718	4,563
Current portion of notes receivable	6,811	6,754
Total current assets	199,893	184,080
Non-current Assets
Property, plant and equipment, net	166,201	171,717
Goodwill	207,456	202,407
Intangible assets, net	185,313	184,014
Non-current portion of notes receivable	24,810	28,636
Other assets	7,342	7,693
Total non-current assets	591,122	594,467
Total assets	$791,015	$778,547
LIABILITIES AND (DEFICIT) EQUITY
Current Liabilities
Current portion of term debt	$6,204	$6,299
Current portion of other notes payable	9,194	7,984
Accounts payable	56,150	49,028
Accrued expenses and other	49,736	44,206
Total current liabilities	121,284	107,517
Non-current portion of term debt	631,951	633,826
Non-current portion of other notes payable	27,749	31,800
Non-current accrued expenses and other	25,885	19,633
Deferred tax liability	22,367	19,123
Total non-current liabilities	707,952	704,382
Total liabilities	829,236	811,899
Commitments and Contingencies
(Deficit) Equity
Members’ (deficit) equity	(31,712)	(27,446)
Accumulated other comprehensive (loss) income	(6,509)	1,408
Total members’ (deficit) equity	(38,221)	(26,038)
Noncontrolling interest	—	(7,314)
Total (deficit) equity	(38,221)	(33,352)
Total liabilities and (deficit) equity	$791,015	$778,547

The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands Holdings, LLC and Subsidiaries
(formerly UM-U Intermediate, LLC)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the fiscal periods ended June 28, 2020 and June 30, 2019
(In thousands)
(Unaudited)
	Thirteen weeks ended		Twenty-six weeks ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$241,977	$188,432	$470,006	$366,844
Cost of goods sold	157,096	126,617	305,111	248,497
Gross profit	84,881	61,815	164,895	118,347
Selling and administrative expenses
Selling	49,598	36,324	97,931	73,460
Administrative	18,484	10,082	38,424	23,476
Total selling and administrative expenses	68,082	46,406	136,355	96,936
Gain on sale of assets
Gain on disposal of property, plant and equipment	25	287	93	1,016
Gain on sale of routes, net	627	2,798	1,031	5,240
Total gain on sale of assets	652	3,085	1,124	6,256
Income from operations	17,451	18,494	29,664	27,667
Other (expense) income
Interest expense	(9,987)	(12,851)	(19,630)	(25,395)
Other income (expense)	259	(1,337)	839	(204)
Other expense, net	(9,728)	(14,188)	(18,791)	(25,599)
Income before taxes	7,723	4,306	10,873	2,068
Income tax expense	1,171	1,389	2,629	1,766
Net income	6,552	2,917	8,244	302
Net income attributable to noncontrolling interest	—	(715)	—	(1,420)
Net income (loss) attributable to controlling interest	$6,552	$2,202	$8,244	$(1,118)
Other comprehensive loss:
Interest rate swap	(709)	—	(7,917)	—
Comprehensive income (loss)	$5,843	$2,202	$327	$(1,118)
The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands Holdings, LLC and Subsidiaries
(formerly UM-U Intermediate, LLC)
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
For the fiscal periods ended June 28, 2020 and June 30, 2019
(In thousands)
(Unaudited)
	Members’ (Deficit) Equity	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interest	Total (Deficit) Equity
Balance at December 30, 2018	$(119,971)	$—	$(11,345)	$(131,316)
Net (loss) income	(3,320)	—	705	(2,615)
Distributions to members and noncontrolling interest	(1,400)	—	(517)	(1,917)
Balance at March 31, 2019	$(124,691)	$—	$(11,157)	$(135,848)
Net income	2,202	—	715	2,917
Distributions to members and noncontrolling interest	(2,091)	—	(822)	(2,913)
Balance at June 30, 2019	$(124,580)	$—	$(11,264)	$(135,844)
Balance at December 29, 2019	$(27,446)	$1,408	$(7,314)	$(33,352)
Net income	1,692	—	—	1,692
Other comprehensive loss	—	(7,208)	—	(7,208)
Merger of noncontrolling interest	(7,314)	7,314	—
Distributions to members	(2,657)	—	—	(2,657)
Balance at March 29, 2020	$(35,725)	$(5,800)	$—	$(41,525)
Net income	6,552	—	—	6,552
Other comprehensive loss	—	(709)	—	(709)
Distributions to members	(2,539)	—	—	(2,539)
Balance at June 28, 2020	$(31,712)	$(6,509)	$—	$(38,221)
The accompanying notes are an integral part of these consolidated financial statements.

Utz Brands Holdings, LLC and Subsidiaries
(formerly UM-U Intermediate, LLC)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the fiscal periods ended June 28, 2020 and June 30, 2019
(In thousands)
(Unaudited)
	Twenty-six weeks ended
	June 28, 2020	June 30, 2019
Cash flows from operating activities
Net income	$8,244	$302
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	17,947	13,746
Gain on disposal of property and equipment	(93)	(1,016)
Gain on sale of routes	(1,031)	(5,240)
Deferred taxes	2,239	1,766
Deferred financing costs	1,306	1,038
Changes in assets and liabilities:
Accounts receivable, net	(15,368)	(4,668)
Inventories, net	(3,288)	(117)
Prepaid expenses and other assets	(2,573)	(2,075)
Accounts payable and accrued expenses and other	12,930	(13,059)
Net cash provided by (used in) operating activities	20,313	(9,323)
Cash flows from investing activities
Acquisitions, net of cash acquired	(8,816)	—
Purchases of property and equipment	(8,350)	(7,685)
Purchases of intangibles	(650)	—
Proceeds on sale of property and equipment	533	2,550
Proceeds from sale of routes	2,748	2,280
Proceeds on the sale of IO notes	—	29,163
Notes receivable, net	(3,476)	(2,678)
Net cash (used in) provided by investing activities	(18,011)	23,630
Cash flows from financing activities
Borrowings on term debt and notes payable	2,650	—
Repayments on term debt and notes payable	(4,838)	(5,213)
Distributions to members	(5,196)	(3,491)
Distribution to noncontrolling interest	—	(1,339)
Net cash used in financing activities	(7,384)	(10,043)
Net (decrease) increase in cash and cash equivalents	(5,082)	4,264
Cash and cash equivalents at beginning of year	15,053	6,914
Cash and cash equivalents at end of period	$9,971	$11,178
The accompanying notes are an integral part of these consolidated financial statements.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.   OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation — The accompanying unaudited consolidated financial statements comprise the financial statements of the Company and its wholly owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial statements and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission. They do not include all information and notes required by US GAAP for annual financial statements. However, except as disclosed herein, there has been no material changes in the information disclosed in the Notes to Consolidated Financial Statements included in the Company’s financial statements for the year ended December 29, 2019. The balance sheet as of December 29, 2019 has been derived from the audited combined financial statements as of and for the year ended December 29, 2019. In the opinion of management, such financial information reflects all normal and recurring adjustments necessary for a fair presentation of the financial position and the results of operations for such interim periods in accordance with the US GAAP. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period or for the full year. The consolidated interim financial statements, including our significant accounting policies, should be read in conjunction with the audited combined financial statements and notes thereto for the year ended December 29, 2019.
The statements include the accounts of consolidated Utz Brands Holdings, LLC (“Utz Brands Holdings” or “the Company”) formerly UM-U Intermediate, LLC (“Intermediate U”), which includes the accounts of its wholly-owned subsidiary, Utz Quality Foods, LLC (“UQF”). UQF is consolidated with its wholly-owned subsidiaries: UTZTRAN, LLC; Heron Holding Corporation (“Heron”), with its wholly-owned subsidiaries Golden Flake Snack Foods, Inc. (“Golden Flake”), Inventure Foods, Inc. and its subsidiaries (“Inventure”), and Kitchen Cooked Inc. (“Kitchen Cooked”); Kennedy Endeavors, LLC (“Kennedy”); and GH Pop Holdings, LLC, with its wholly-owned subsidiaries Good Health Natural Products, LLC (“Good Health”), Condor Snack Foods, LLC, and Snikiddy, LLC (“Snikiddy”).
SRS Leasing LLC and its subsidiaries (“SRS”) were companies formed to acquire, hold and lease real estate to UQF. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation of Variable Interest Entities, UQF was determined to be the primary beneficiary of SRS, an entity under common ownership. The accounts of SRS have been consolidated with those of UQF as of and for the fiscal year ended December 29, 2019. On December 30, 2019, the first day of the fiscal quarter of 2020, SRS Leasing LLC and its subsidiaries (“SRS”) were merged into UQF with UQF surviving the transaction. The (deficit) equity of SRS was presented on the noncontrolling interest line of the consolidated balance sheet as of December 29, 2019 and was moved to members’ (deficit) equity on December 30, 2019, the date of the merger.
Rice Investments, L.P. (“RILP”) was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act on January 30, 2004 for the purpose of acquiring, owning, managing, and selling or otherwise disposing of intellectual property (namely trade names) that are used by UQF. RILP had one general partner, UQF, and one limited partner, UM-R Intermediate, LLC (“Intermediate R”). UQF, in accordance with ASC 810, was determined to be the primary beneficiary of RILP, an entity under common ownership. The accounts of RILP have been consolidated with those of UQF as of and for the fiscal year ended December 29, 2019. On December 30, 2019 Intermediate R was merged with Intermediate U with Intermediate U surviving the transaction. Finally, and immediately following that merger, RILP merged with UQF, with UQF being the surviving entity and Intermediate U remaining the sole member of UQF. Prior to these mergers the statements of SRS, RILP, and Intermediate R were combined within the statements of Intermediate U.
On March 18, 2020, Intermediate U changed its name to Utz Brands Holdings, LLC upon filing a Certificate of Amendment with the Secretary of State of the State of Delaware.
All intercompany transactions and balances have been eliminated in combination/consolidation.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Operating Entities	Holding Entities
Utz Quality Foods, LLC
UTZTRAN, LLC
Golden Flake Snack Foods, Inc.
Inventure Foods, Inc. and its subsidiaries
Kennedy Endeavors, LLC
Good Health Natural Products, LLC
Condor Snack Foods, LLC
Snikiddy, LLC
Kitchen Cooked, Inc.	Utz Brands Holdings, LLC GH Pop Holdings, LLC Heron Holding Corporation
Operations — Utz Brands Holdings through its wholly owned subsidiary UQF, is a premier producer, marketer and distributor of snack food products since 1921. The Company has steadily expanded its reach to where it now sells products to supermarkets, mass merchants, club stores, dollar and discount stores, convenience stores, independent grocery stores, drug stores, food service, vending, military, and other channels in most regions of the United States through routes to market that include direct-store-delivery, direct to warehouse, and third-party distributors.
With the acquisition of Golden Flake in September 2016, Inventure in December 2017 and Kennedy in October 2019, the Company expanded its national production and distribution capabilities. The Company manufactures and distributes a full line of high-quality salty snack items, such as potato chips, pretzels, cheese balls, fried pork skins, party mixes, tortilla chips, and popcorn. The Company also sell dips, crackers, dried meat products and other snack food items packaged by other manufacturers.
Membership Units — The limited liability company agreement of Utz Brands Holdings was entered into on September 19, 2016 between Utz Brands Holdings and Series U of UM Partners, LLC, a series of Delaware limited liability company (“Series U”), with Series U as the initial sole member of Utz Brands Holdings. The limited liability company agreement allows for the admission of one or more additional members with the consent of the Board. As of June 28, 2020, Series U and Series R were the only members of Utz Brands Holdings.
All distributions of cash or assets of the Company, including liquidating distributions, will be made at the Board’s discretion.
Income Taxes — The Company accounts for income taxes pursuant to the asset and liability method of ASC 740, Income Taxes, which requires it to recognize current tax liabilities or receivables for the amount of taxes it estimates are payable or refundable for the current year, and deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.
The Company follows the provisions of ASC 740-10 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.
The benefit of tax positions taken or expected to be taken in the Company’s income tax returns is recognized in the financial statements if such positions are more likely than not of being sustained upon

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740-10. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling and administrative expenses. As of June 28, 2020 and December 29, 2019, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next fiscal year.
Distribution Route Acquisition and Sale Transactions — The Company acquires and sells distribution routes as a part of the Company’s maintenance of its direct-store delivery (“DSD”) network. As new independent operators (“IOs”) are identified, the Company either sells its newly-created or existing Company-managed routes to the IOs or sells routes that were previously acquired by the Company to the IOs. Gain/loss from the sale of a distribution route is recorded upon the completion of the sale transaction, and is calculated based on the difference between the sale price of the distribution route and the asset carrying value of the distribution route as of the date of sale. The Company records intangible assets for distribution routes that it purchases based on the payment that the Company makes to acquire the route, and records the purchased distribution routes as indefinite-lived intangible assets under FASB ASC 350, Intangibles — Goodwill and Other. The indefinite lived intangible assets are subject to annual impairment testing.
Goodwill and Other Identifiable Intangible Assets — The Company allocates the cost of acquired companies to the identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount classified as goodwill. The identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition, as well as the completion of impairment tests, require significant management judgments and estimates. These estimates are made based on, among other factors, review of projected future operating results and business plans, economic projections, anticipated highest and best use of future cash flows and the cost of capital. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of goodwill and other intangible assets, and potentially result in a different impact to the Company’s results of operations. Further, changes in business strategy and/or market conditions may significantly impact these judgments and thereby impact the fair value of these assets, which could result in an impairment of the goodwill or intangible assets.
Finite-lived intangible assets consist of distribution/customer relationships, technology, and trademarks. These assets are being amortized over their estimated useful lives. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present.
Goodwill and other indefinite-lived intangible assets (including certain trade names, master distribution rights and IO routes) are not amortized but are tested for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. The Company tests goodwill for impairment at the reporting unit level. The Company has identified the existing snack food operations as its sole reporting unit.
As the Company has early adopted the FASB issued Accounting Standards Updated (“ASU”) No. 2017-04, Intangibles — Goodwill and Other (“Topic 350”): Simplifying the Test for Goodwill Impairment, the Company would be required to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value.
ASU No. 2017-04, Topic 350, also permits an entity to first assess qualitative factors to determine whether it is necessary to perform quantitative impairment tests for goodwill and indefinite-lived intangibles.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
If an entity believes, as a result of each qualitative assessment, it is more likely than not that goodwill or an indefinite-lived intangible asset is not impaired, a quantitative impairment test is not required.
Revenue Recognition — The Company’s revenues primarily consist of the sale of salty snack items to customers, including supermarkets, mass merchants, club stores, dollar and discount stores, convenience stores, independent grocery stores, drug stores, food service, vending, military, and other channels. The Company sells its products in most regions of the United States primarily through its DSD network, direct to warehouse shipments, and third-party distributors. These revenue contracts generally have a single performance obligation. Revenue, which includes shipping and handling charges billed to the customer, is reported net of variable consideration and consideration payable to customers, including applicable discounts, returns, allowances, trade promotion, consumer coupon redemption, unsaleable product, and other costs. Amounts billed and due from customers are classified as accounts receivables and require payment on a short-term basis and, therefore, the Company does not have any significant financing components.
The Company recognizes revenue when (or as) performance obligations are satisfied by transferring control of the goods to customers. Control is transferred upon delivery of the goods to the customer. Shipping and/or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Applicable shipping and handling are included in customer billing and are recorded as revenue as the products’ control is transferred to customers. The Company assesses the goods promised in customer purchase orders and identifies a performance obligation for each promise to transfer a good that is distinct.
The Company offers various forms of trade promotions and the methodologies for determining these provisions are dependent on local customer pricing and promotional practices, which range from contractually fixed percentage price reductions to provisions based on actual occurrence or performance. The Company’s promotional activities are conducted either through the retail trade or directly with consumers and include activities such as in store displays and events, feature price discounts, consumer coupons, and loyalty programs. The costs of these activities are recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management judgment regarding the volume of promotional offers that will be redeemed by either the retail trade or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. The Company has reserves in place of $15.1 million as of June 28, 2020 and $16.4 million as of December 29, 2019. Differences between estimated expense and actual redemptions are recognized as a change in management estimate as actual redemptions are incurred.
Business Combinations — The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an acquisition of assets.
The Company uses the acquisition method of accounting for acquired businesses. Under the acquisition method, the Company’s financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill.
Use of Estimates — Management uses estimates and assumptions in preparing the consolidated financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
and expenses. Examples include sales and promotional allowances, customer returns, allowances for doubtful accounts, inventory valuations, useful lives of fixed assets and related impairment, long-term investments, hedge transactions, goodwill and intangible asset valuations and impairments, incentive compensation, income taxes, self-insurance, contingencies and litigation. Actual results could vary materially from the estimates that were used.
Recently Issued Accounting Standards — In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes. This ASU is intended to simplify various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifying certain aspects of the current guidance to promote consistency among reporting entities. For non-public business entities, ASU 2019-12 is effective for annual periods beginning after December 15, 2021 and interim periods within those annual periods, with early adoption permitted. An entity that elects early adoption must adopt all the amendments in the same period. Most amendments within this ASU are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which requires a lessee to recognize in its balance sheet an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee’s right to use the underlying asset for the lease term. On June 3, 2020, the FASB deferred the effective date of ASC 842 for private companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements, but believes that there will be assets and liabilities recognized on the Company’s consolidated balance sheet and an immaterial impact on the Company’s consolidated statements of operations.
In June 2016, ASU No. 2016-13 Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“Topic 326”) was issued. This ASU requires entities to measure the impairment of certain financial instruments, including accounts receivables, based on expected losses rather than incurred losses. For non-public business entities, this ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted, and will be effective for the Company beginning in 2023. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited period of time to ease the potential burden in accounting for reference rate reform on financial reporting. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. The amendments of this ASU should be applied on a prospective basis. The Company is currently evaluating the effects adoption of this guidance will have on the consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (“Subtopic 350-40”): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). For non-public business entities, this ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The Company adopted Subtopic 350-40 on the first day of fiscal 2020, and the adoption of this standard did not have a material impact on the consolidated financial statements.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
2.   ACQUISITIONS
Kitchen Cooked
On November 19, 2019 the Company entered into a stock purchase agreement to acquire all of the outstanding shares of common stock of Kitchen Cooked, an Illinois corporation. The Company acquired Kitchen Cooked to expand its distribution and production capacity in Illinois and the surrounding area.
The Company closed the acquisition of Kitchen Cooked on December 30, 2019. At the closing, the Company made a cash payment of $6.9 million and recorded $2.0 million in deferred payment obligations for the acquisition of the outstanding shares of Kitchen Cooked as well as certain real estate supporting its operations. The $2.0 million in deferred payments are payable in installments of $1.0 million each on the first two anniversaries following the closing, with $1.0 million payable within fiscal year 2020 and $1.0 million payable within fiscal year 2021.
The following table summarizes the fair values of the assets acquired and liabilities assumed at the Kitchen Cooked acquisition date:
(in thousands)
Purchase consideration	$8,946
Assets acquired:
Cash	130
Accounts receivable	737
Inventory, net	291
Prepaid expenses and other assets	37
Income tax prepayments	212
Property, plant and equipment	672
Other assets	255
Trademarks	1,623
Customer relationships	2,109
Total assets acquired:	6,066
Liabilities assumed:
Accounts payable	173
Accrued expenses	2
Deferred tax liability	1,005
Total liabilities assumed:	1,180
Net identifiable assets acquired	4,886
Goodwill	$4,060
As of June 28, 2020, the purchase price allocation has not been finalized.
The Company has determined that all the acquired customer relationships and trademarks will be amortized over a period of 15 years on a straight-line basis commensurate with the acquisition date expectations for the economics that are to be provided by the trademarks and customer relationships. The goodwill of $4.1 million arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations and intangible assets that do not qualify for separate recognition. None of the goodwill recognized is expected to be deductible for income tax purposes.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The following unaudited pro forma financial information presents the results of operations for the thirteen weeks and twenty-six weeks ended June 30, 2019, as if the acquisition of Kitchen Cooked had occurred on December 31, 2018, the beginning of fiscal year 2019. These unaudited pro forma results may not necessarily reflect the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.
(in thousands)	Thirteen weeks ended June 30, 2019	Twenty-six weeks ended June 30, 2019
	(unaudited)
Pro forma net sales	$2,135	$4,090
Pro forma net loss	82	47
There were no material adjustments to the pro forma results.
3.   INVENTORIES
Inventories consisted of the following:
(in thousands)	June 28, 2020	December 29, 2019
Finished goods	$27,686	$24,447
Raw materials	21,793	22,122
Maintenance parts	5,206	4,575
	54,685	51,144
Less: inventory reserve	(213)	(250)
Total inventories	$54,472	$50,894
4.   PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net, consisted of the following:
(in thousands)	June 28, 2020	December 29, 2019
Land	$14,970	$14,970
Buildings	105,476	104,736
Machinery and equipment	297,089	297,666
Land improvements	1,174	1,174
Building improvements	4,057	3,561
Construction-in-progress	9,901	7,341
	432,667	429,448
Less: accumulated depreciation	(266,466)	(257,731)
Property, plant and equipment, net	$166,201	$171,717
During the fiscal quarter ended March 29, 2020 a $1.0 million measurement period adjustment was made to reduce construction-in-progress and increase goodwill related to the Kennedy opening balance sheet.
Depreciation expense was $7.1 million and $5.5 million for the fiscal quarters ended June 28, 2020 and June 30, 2019, respectively and $14.1 million and $11.0 million for the twenty-six weeks ended June 28, 2020 and June 30, 2019, respectively.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
5.   GOODWILL AND INTANGIBLE ASSETS, NET
A rollforward of goodwill is as follows:
(in thousands)
Balance as of December 29, 2019	$202,407
Acquisition of Kitchen Cooked	3,136
Kennedy acquisition adjustment	989
Balance as of March 29, 2020	$206,532
Kitchen Cooked acquisition adjustment	924
Balance as of June 28, 2020	$207,456
For the first fiscal quarter 2020, the change to goodwill was attributable to the acquisition of Kitchen Cooked and a measurement period adjustment to the Kennedy opening balance sheet. For the second fiscal quarter 2020, the change to goodwill was attributable to a measurement period adjustment to the Kitchen Cooked opening balance sheet.
Intangible assets, net, consisted of the following:
(in thousands)	June 28, 2020	December 29, 2019
Subject to amortization:
Distributor/customer relationships	$109,209	$107,100
Technology	1,250	1,250
Trademarks	24,233	22,610
Unfavorable lease	(85)	(85)
Amortizable assets, gross	134,607	130,875
Accumulated amortization	(24,258)	(20,425)
Amortizable assets, net	110,349	110,450
Not subject to amortization
Trade names	67,230	66,580
Master distribution rights	4,677	4,677
IO routes	3,057	2,307
Intangible assets, net	$185,313	$184,014
Amortizable trademark intangible assets increased by $1.6 million and distributor/customer relationships increased by $2.1 million during the first quarter of fiscal 2020 due to the acquisition of Kitchen Cooked. Trade names increased by $0.7 million due to the purchase of the rights to San Francisco Pretzel intellectual property. There were no other changes to intangible assets during the thirteen weeks ended June 28, 2020 other than that which arises from the regular buying and selling or IO routes and amortization.
Amortization of the distributor/customer relationships, technology, trademarks, and unfavorable lease amounted to $1.9 million and $1.4 million for the thirteen weeks ended June 28, 2020 and June 30, 2019, respectively and $3.8 million and $2.8 million for the twenty-six weeks ended June 28, 2020 and June 30, 2019, respectively. Amortization expense is classified in administrative expenses on the consolidated statements of operations and comprehensive income (loss).

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
6.   NOTES RECEIVABLE
The Company has undertaken a program in recent years to sell company-managed DSD distribution routes to IOs. Contracts are executed between the Company and the IO for the sale of the product distribution route, including a note in favor of the Company, in certain cases. The notes bear interest at rates ranging from 5.07% to 8.55% with terms ranging generally from one to ten years. The notes receivable balances due from IOs at June 28, 2020 and December 29, 2019 totaled $30.7 million and $34.0 million, respectively. Of the balance at June 28, 2020 and December 29, 2019, $28.3 million and $33.7 million, respectively relates to corresponding notes payable, as discussed in further detail within “Note 8. Long-Term Debt”.
Other notes receivable totaled $0.9 million and $1.4 million as of June 28, 2020 and December 29, 2019, respectively.
7.   ACCRUED EXPENSES AND OTHER
Accrued expenses and other consisted of the following:
(in thousands)	June 28, 2020	December 29, 2019
Accrued compensation and benefits	$16,451	$14,198
Accrued contingencies	2,475	2,304
Insurance liabilities	7,518	7,880
Accrued interest	3,394	4,184
Accrued freight and manufacturing	3,700	4,930
Accrued sales tax	1,300	1,300
Short term interest rate hedge liability	2,978	—
Other accrued expenses	11,920	9,410
Total accrued expenses and other	$49,736	$44,206
8.   LONG-TERM DEBT
Revolving Credit Facility
On November 21, 2017, the Company entered into an asset based revolving credit facility (the “ABL Facility”) in an initial aggregate principal amount of $100.0 million. The facility was set to expire on the fifth anniversary of closing, or November 21, 2022. On April 1, 2020, was amended to increase the credit limit up to $116.0 million and to extend the maturity through August 22, 2024. No amounts were outstanding under this facility as of June 28, 2020 or December 29, 2019. Availability under the ABL Facility is based on a monthly accounts receivable and inventory borrowing base certification, which is net of outstanding letters of credit. As of June 28, 2020 and December 29, 2019, $101.9 million and $83.0 million, respectively, was available for borrowing, net of letters of credit. The facility bears interest at an annual rate based on LIBOR plus an applicable margin (ranging from 1.5% to 2.0%) or the prime rate plus an applicable margin (ranging from 0.5% to 1.0%). Under the Prime rate, had there been outstanding balances, the interest rate on the facility as of June 28, 2020 and June 30, 2019 would have been 3.75% and 6.00%, respectively. Had there been outstanding balances and the Company elected to use the LIBOR rate, the interest rate on the facility as of June 28, 2020 and June 30, 2019 would have been 1.66% and 3.87%, respectively. The facility is also subject to unused line fees (0.5% at June 28, 2020) and other fees and expenses. The Company incurred interest of $0.2 million related to the revolving credit facility during each of the fiscal quarters ended June 28, 2020 and June 30, 2019 and $0.4 million and $0.5 million during the twenty-six weeks ended June 28, 2020 and June 30, 2019, respectively.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Standby letters of credit in the amount of $14.1 million have been issued as of June 28, 2020 and December 29, 2019. The standby letters of credit are primarily issued for insurance purposes.
Term Loans
On November 21, 2017, the Company entered into a First Lien Term Loan Credit Agreement (the “First Lien Term Loan”) in a principal amount of $535.0 million and a Second Lien Term Loan Credit Agreement (the “Second Lien Term Loan”, and collectively with the First Lien Term Loan, the “Term Loans”) in a principal amount of $125.0 million. The proceeds of the Term Loans were used to refinance the Company’s January 2017 credit facility and fund the acquisition of Inventure and the repurchase of the Class A Common Units held by a minority investor.
The First Lien Term Loan requires quarterly principal payments of $1.3 million beginning March 2018, with a balloon payment due for any remaining balance on the seventh anniversary of closing, or November 21, 2024. The First Lien Term Loan bears interest at an annual rate based on either LIBOR plus an applicable margin of 3.5%, or prime rate plus an applicable margin of 2.5%. The interest rate on the First Lien Term Loan as of June 28, 2020 and June 30, 2019 was 3.67% and 5.94%, respectively.
The Company incurred closing and other costs associated with the Term Loans, which were allocated to each loan on a specific identification basis based on original principal amounts. Finance fees allocated to the First Lien Term Loan and the Second Lien Term Loan were $10.7 million and $4.1 million, respectively, which are presented net within “non-current portion of debt” on the consolidated balance sheets. Deferred fees are amortized ratably over the respective lives of each term loan. Deferred fees associated with the term loans under the January 2017 credit agreement were fully expensed during 2017.
On October 1, 2019, the Company repaid the Second Lien Term Loan with the proceeds of the sale of preferred and common units by Series U, Series R, and SRS. The Company accounted for the repayment of the Second Lien Term Loan as a debt extinguishment as the investors who purchased the preferred stock and common units were not parties to the Second Lien Term Loan. The total repayment was $126.3 million, and resulted in a loss on early extinguishment of approximately $4.3 million.
Separately, on October 21, 2019, the Company entered into a Senior Secured First Lien Floating Rate Note (the “Secured First Lien Note”) in a principal amount of $125.0 million. Proceeds from the Secured First Lien Note were used primarily to finance the Kennedy acquisition. The Secured First Lien Note requires quarterly interest payments, with a repayment of principal on the maturity date of November 21, 2024. The Secured First Lien Note bears interest at an annual rate based on LIBOR plus an applicable margin of 5.3%. The interest rate on the Secured First Lien Note as of June 28, 2020 was 6.7%.
The First Lien Term Loan, the Secured First Lien Note and the ABL Facility are collateralized by substantially all of the assets and liabilities of the Company. The credit agreements contain certain affirmative and negative covenants as to operations and the financial condition of the Company. The Company was in compliance with its financial covenant as of June 28, 2020.
Other Notes Payable and Capital Leases
During the first fiscal quarter of 2020, the Company closed on the acquisition of Kitchen Cooked, as described in “Note 2” the acquisition included a deferred purchase price of $2.0 million. Additionally, during the first fiscal quarter of 2020, the Company purchased intellectual property that include a deferred purchase price of $0.5 million.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Amounts outstanding under notes payable consisted of the following:
(in thousands)	June 28, 2020	December 29, 2019
Deferred purchase price	$2,530	$—
Note payable – IO notes	28,308	33,700
Capital lease	6,102	6,055
Other	3	29
Total notes payable	36,943	39,784
Less: current portion	(9,194)	(7,984)
Long term portion of notes payable	$27,749	$31,800
In 2019, the Company sold $33.2 million of notes receivable on its books for $34.1 million in a series of transactions to a financial institution. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment and the Company has recorded the notes payable obligation owed by the IOs to the financial institution on its books; the corresponding notes receivable also remained on the Company’s books. The Company services the loans for the financial institution by collecting principal and interest from the IOs and passing it through to the institution. The underlying notes have various maturity dates through December 2028. The Company partially guarantees the outstanding loans, as discussed in further detail within “Note 12. Contingencies”. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.
Interest expense for the thirteen weeks ended June 28, 2020 was $10.0 million, $8.7 million of which was related to the Company’s credit facility and other long-term debt, $0.7 million of which was related to amortization of deferred financing fees, and $0.6 million of which was related to IO loans. Interest expense for the thirteen weeks ended June 30, 2019 was $12.8 million, $11.7 million of which was related to the Company’s credit facility and other long-term debt, $0.5 million of which was related to amortization of deferred financing fees, and $0.6 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income (Expense).
Interest expense for the twenty-six weeks ended June 28, 2020 was $19.6 million, $17.1 million of which was related to the Company’s credit facility and other long-term debt, $1.3 million of which was related to amortization of deferred financing fees, and $1.2 million of which was related to IO loans. Interest expense for the twenty-six weeks ended June 30, 2019 was $25.4 million, $23.5 million of which was related to the Company’s credit facility and other long-term debt, $1.0 million of which was related to amortization of deferred financing fees, and $0.9 million of which was related to IO loans. The interest expense on IO loans is a pass-through expense that has an offsetting interest income within Other Income (Expense).
9.   DERIVATIVE FINANCIAL INSTRUMENTS AND PURCHASE COMMITMENTS
Derivative Financial Instruments
To reduce the effect of interest rate fluctuations, the Company entered into an interest rate swap contract on September 6, 2019, with an effective date of September 30, 2019, with a counter party to make a series of payments based on a fixed interest rate of 1.339% and receive a series of payments based on the greater of LIBOR or 0.00%. Both the fixed and floating payment streams are based on a notional amount of $250 million. The Company entered into this transaction to reduce its exposure to changes in cash flows associated with its variable rate debt and has designated this derivative as a cash flow hedge. At June 28, 2020, the effective fixed interest rate on the long-term debt hedged by this contract was 4.2%. For further treatment of the Company’s interest rate swap, refer to “Note 10. Fair Value Measurements” and “Note 13. Accumulated Other Comprehensive (Loss) Income.”

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Purchase Commitments
Additionally, the Company has outstanding purchase commitments for specific quantities at fixed prices for certain key ingredients to economically hedge commodity input prices. These purchase commitments totaled $76.1 million as of June 28, 2020. The Company has recorded purchase commitment losses totaling $0.7 million for the fiscal quarter ended June 28, 2020 and $1.0 million for the twenty-six weeks ended June 28, 2020. The Company has recorded purchase commitment losses totaling $0.0 million for the fiscal quarter ended June 30, 2019 and $0.4 million for the twenty-six weeks ended June 30, 2019. These outstanding purchase commitments generally do not exceed two years.
10.   FAIR VALUE MEASUREMENTS
The Company follows the guidance relating to fair value measurements and disclosures with respect to financial assets and liabilities that are re-measured and reported at fair value each reporting period, and with respect to non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to the valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I) and the lowest priority to unobservable pricing inputs (Level III). A financial asset or liability’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are described below:
Level I — Valuations are based on unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities;
Level II — Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active. Financial asset or liabilities which are included in this category are securities where all significant inputs are observable, either directly or indirectly; and
Level III — Prices or valuations that are unobservable and where there is little, if any, market activity for these financial assets or liabilities. The inputs into the determination of fair value inputs for these investments require significant management judgment or estimation. The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors. To the extent that valuation is based on inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.
The fair values of the Company’s Level 2 derivative instruments were determined using valuation models that use market observable inputs including interest rate curves and both forward and spot prices for commodities. Derivative assets and liabilities included in Level 2 primarily represent commodity and interest rate swap contracts.
The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of June 28, 2020:

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$9,971	$—	$—	$9,971
Total assets	$9,971	$—	$—	$9,971
Liabilities
Commodity contracts	$—	$1,490	$—	$1,490
Interest rate swaps	—	6,759	6,759
Debt	—	638,155	—	638,155
Total liabilities	$—	$646,404	$—	$646,404
The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis based upon the level within the fair value hierarchy in which the fair value measurements fall, as of December 29, 2019:
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$15,053	$—	$—	$15,053
Interest rate swaps	—	1,486	—	1,486
Total assets	$15,053	$1,486	$—	$16,539
Liabilities
Commodity contracts	$—	$494	$—	$494
Debt	—	640,125	—	640,125
Total liabilities	$—	$640,619	$—	$640,619
11.   LONG TERM INCENTIVE PLAN
On February 27, 2018, the Company established the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (“2018 LTIP”). The purpose of the 2018 LTIP is to provide the Company with a means of attracting and retaining highly qualified employees and aligning the interests of those employees with the financial success of the Company. During 2018, the Company granted certain Phantom Units to its employees to reward them based on future appreciation in the equity value of the Company. The Phantom Units generally vest 40% on December 31, 2018 and 20% on each subsequent December 31 through December 31, 2021. Upon a change of control event, all of the unvested Phantom Units will vest immediately. The amounts vested under the 2018 LTIP will settle upon the earlier of a change of control event or December 31, 2021. The Company has recorded a reserve for the estimated fair value of vested Phantom Units of $16.3 million as of June 28, 2020 and $14.4 million as of December 29, 2019. The 2018 LTIP liability is included in non-current accrued expenses and other on the consolidated balance sheets.
12.   CONTINGENCIES
Litigation Matters
The Company is involved in litigation and other matters incidental to the conduct of its business, the results of which, in the opinion of management, are not likely to be material to the Company’s financial condition, results of operations or cash flows.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Tax Matters
The Company received an assessment from the Commonwealth of Pennsylvania pursuant to a sales and use tax audit for the period from January 1, 2014 through December 31, 2016. As of June 28, 2020 and December 29, 2019, the Company had a reserve of $1.3 million, to cover the assessment.
Guarantees
The Company partially guarantees loans made to IOs by Cadence Bank for the purchase of routes. The outstanding balance of loans guaranteed was $4.6 million and $5.1 million at June 28, 2020 and December 29, 2019, respectively, all of which was recorded by the Company as an off balance sheet arrangement. The maximum amount of future payments the Company could be required to make under the guarantees equates to 25% of the outstanding loan balance up to $2.0 million. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.
The Company partially guarantees loans made to IOs by Bank of America for the purchase of routes. The outstanding balance of loans guaranteed that were issued by Bank of America was $2.9 million and $0.7 million at June 28, 2020 and December 29, 2019, respectively, which are off balance sheet. As discussed in “Note 8. Long-Term Debt”, the Company also sold notes receivable on its books to Bank of America during fiscal 2019, which the Company partially guarantees. The outstanding balance of notes purchased by Bank of America at June 28, 2020 and December 29, 2019 was $20.6 million and $25.1 million, respectively. Due to the structure of the transaction, the sale did not qualify for sale accounting treatment, as such the Company records the notes payable obligation owed by the IOs to the financial institution on its books; the corresponding note receivable also remained on the Company’s books. The maximum amount of future payments the Company could be required to make under these guarantees equates to 25% of the outstanding loan balance on the first day of each calendar year plus 25% of the amount of any new loans issued during such calendar year. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.
The Company guarantees loans made to IOs by M&T Bank for the purchase of routes. The agreement with M&T Bank was amended in January 2020 so that the Company guaranteed up to 25% of the greater of the aggregate principal amount of loans outstanding on the payment date or January 1st of the subject year. The outstanding balance of loans guaranteed was $7.7 million and $8.6 million at June 28, 2020 and December 29, 2019, respectively, all of which was on balance sheet. These loans are collateralized by the routes for which the loans are made. Accordingly, the Company has the ability to recover substantially all of the outstanding loan value upon default.
Unclaimed Property
The Company was notified in September 2016 that several states requested an audit of the Company’s unclaimed property practices. The states initiating the audit include Connecticut, Idaho, Maryland, Massachusetts, New Hampshire, New York, South Dakota, and Tennessee but was later expanded to include a total of 22 states. The audit is limited to UQF and does not include any other legal entities. The audit consists of three components including accounts payable, payroll, and accounts receivable customer over-payments. The Company estimates that the potential liability for the accounts payable and payroll components is approximately $0.2 million, which has been included in the other accrued expenses section of the balance sheet as of June 28, 2020 and December 29, 2019. As of the date of these financial statements, the Company is not able to reasonably estimate the potential liability for the accounts receivable customer over-payments.
13.   ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Total accumulated other comprehensive (loss) income was ($6.5) million as of June 28, 2020 and $1.4 million as of December 29, 2019. Total accumulated other comprehensive (loss) income consists solely of unrealized gains (losses) from the Company’s derivative financial instruments accounted for as cash flow hedges.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
During the period ended June 28, 2020, changes to the balance in accumulated other comprehensive (loss) income were as follows:
(in thousands)	Gains/(Losses) on Cash Flow Hedges
Balance as of December 29, 2019	$1,408
Unrealized loss on cash flow hedges	(7,208)
Balance as of March 29, 2020	(5,800)
Unrealized loss on cash flow hedges	(709)
Balance as of June 28, 2020	$(6,509)
14.   SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid for interest was $19.1 million and $27.4 million for the twenty-six weeks ended June 28, 2020, and June 30, 2019, respectively. Refunds related to income related taxes were $0.2 million. Payments made for income-related taxes were $1.8 million for the twenty-six weeks ended June 30, 2019.
15.   INCOME TAXES
The Company accounts for income taxes in accordance with ASC 740, Income Taxes. The Company’s effective tax rates for the thirteen and twenty-six weeks ended June 28, 2020 was an expense of 15.16% and 24.18%, respectively, compared to an expense of 32.26% and 85.40% for the thirteen and twenty-six weeks ended June 30, 2019. The thirteen and twenty-six weeks ended June 28, 2020 effective rates differ from the federal statutory rate of 21% primarily due to the impact of partnerships that are not taxed at the Company level and state taxes.
	Thirteen Weeks Ended June 28, 2020			Twenty-six Weeks Ended June 28, 2020
	Pretax Income(Loss)	Tax Expense	Effective Tax Rate	Pretax Income(Loss)	Tax Expense	Effective Tax Rate
Corporate Entities	$5,318	$1,171	22.02%	$10,587	$2,629	24.83%
Nontaxable Partnerships	2,405	—	0.00%	286	—	0.00%
Total	$7,723	$1,171	15.16%	$10,873	$2,629	24.18%
	Thirteen Weeks Ended June 30, 2019			Twenty-six Weeks Ended June 30, 2019
	Pretax Income(Loss)	Tax Expense	Effective Tax Rate	Pretax Income(Loss)	Tax Expense	Effective Tax Rate
Corporate Entities	$5,341	$1,389	26.01%	$6,784	$1,766	26.03%
Nontaxable Partnerships	(1,035)	—	0.00%	(4,716)	—	0.00%
Total	$4,306	$1,389	32.26%	$2,068	$1,766	85.40%
The Company files federal and state tax returns. These returns are generally open to examination by the relevant tax authorities from three to four years from the date they are filed, although there is variation by jurisdiction. The tax filings relating to the Company’s US federal tax returns are currently open to examination for years beginning in 2016 and state tax returns are open to examination for tax years beginning in 2015.
Upon audit, tax authorities may challenge all or part of a tax position. The Company regularly assesses the outcome of potential examination in each tax jurisdictions and does not expect to record any material changes during 2020 to the balance of unrecognized tax benefits of $0 reported at December 29, 2019.

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted on March 27, 2020. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the Coronavirus outbreak, which among other things contains numerous income tax provisions. Some of these tax provisions are effective retroactively for years ending before the date of enactment. The Company is currently evaluating the impact of the CARES Act on its consolidated financial position, results of operations, and cash flows, but we do not expect that it will have a material impact on our accounting for income taxes due to our status as predominantly a pass-through entity for income tax purposes.
16.   VARIABLE INTEREST ENTITIES
Prior to the merger of SRS and UQF described in “Note 1. Operations and Summary of Significant Accounting Policies”, UQF held a variable interest in SRS a commonly controlled entity, for which UQF is the primary beneficiary since UQF had the power to direct the activities of SRS and the obligation to absorb losses and the right to receive benefits. UQF leased properties owned by SRS. The acquisitions of these properties were funded by UQF through notes receivable. As the primary beneficiary of this variable interest entity, the assets, liabilities and results of operations are included in UQF’s consolidated financial statements. The equity holders’ interests were reflected in “Net income attributable to noncontrolling interest” in the consolidated statements of operations and comprehensive income (loss) and “Noncontrolling interest” in the consolidated balance sheets. The total amount of lease expense/income between SRS and UQF for the thirteen and twenty-six weeks ended June 30, 2019 was $1.1 million and $2.2 million, respectively, which was eliminated in consolidation. When SRS merged with UQF, UQF assumed all assets and liabilities of SRS and any notes receivable or payable between the two companies were relieved.
17.   BUSINESS RISK
The novel coronavirus, or COVID-19, outbreak began to impact consumption, distribution and production of the Company’s products in March 2020. The Company is taking necessary preventive actions and implementing additional measures to protect its employees who are working on site. The Company continues to experience higher demand for its products versus the prior year, and we are servicing that demand by increasing production and distribution activities. Generally, producers of food products, including salty snacks, have been deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations. The Company’s strategic manufacturing capabilities and DSD distribution network have allowed it to effectively service increases in demand and be responsive to evolving market dynamics driven by changes in consumer behavior. The Company continues to monitor customer and consumer demands, and intends to adapt its plans as needed to continue to meet these demands. The event is still ongoing, and the Company is in the process of evaluating the financial impact.
18.   AGREEMENT WITH COLLIER CREEK HOLDINGS
On June 5, 2020, the Company, Collier Creek Holdings (“Collier Creek” or following the Domestication (as defined below), “PubCo”), Series U and Series R (collectively, the “Sellers”) entered into a definitive Business Combination Agreement (the “Business Combination Agreement”). The Business Combination Agreement provides for the consummation of the following transactions (collectively, the “Business Combination”): (a) Collier Creek will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Collier Creek will change its name to “Utz Brands, Inc.”; (b) the Sellers will amend and restate the Company’s limited liability company agreement (the “Company A&R LLCA”) to, among other things, increase the capitalization of the Company to permit the issuance and ownership of interests in the Company as contemplated by the Business Combination Agreement and admit PubCo as the managing member of the Company; (c) PubCo will acquire certain equity interests of the Company (i) from the Company, which proceeds will be used to pay transaction expenses and reduce existing indebtedness and (ii) from the Sellers as well as certain equity interests of

UTZ BRANDS HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
equityholders of the Sellers (which will be immediately redeemed at the closing of the Business Combination by the Sellers for additional equity interests of the Company), in exchange for a combination of cash consideration and shares of newly issued Class V common stock, par value $0.0001 per share, of PubCo, which will have no economic value, but will entitle the Sellers to one vote per issued share and will be issued on a one-for-one basis for each membership unit in the Company (each, a “Common Company Unit”) retained by the Sellers following the Business Combination.
19.   SUBSEQUENT EVENTS
On August 28, 2020, Collier Creek consummated the Business Combination pursuant to the Business Combination Agreement described in “Note 18. Agreement with Collier Creek Holdings”.
On August 28, 2020, PubCo and the Sellers entered into the Tax Receivable Agreement, pursuant to which PubCo will be required to pay to the Sellers or exchanging holders of Common Company Units, as applicable, 85% of the tax savings that PubCo realizes as a result of increases in tax basis in Utz’s assets as a result of the sale of limited liability company units of the Company for the certain cash consideration in connection with the consummation of the transactions contemplated by the Business Combination Agreement, the purchase and redemption of the common units and preferred units in Series U and Series R and the future exchange of limited liability company units of the Company for shares of Class A Common Stock of PubCo (or cash) pursuant to Company A&R LLCA and certain other tax attributes of the Company and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless PubCo exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration rights occur.
In connection with the closing of the Business Combination, the Company repaid $240.4 million of its term debt, $128.8 million of such amount was applied to pay down the Secured First Lien Note and outstanding interest under the terms of the Note Purchase Agreement and fund the 2.0% prepayment penalty (approximately $3 million) due on the Secured First Lien Note, and $111.6 million was used to pay down the First Lien Term Loan under the terms of the First Lien Term Loan Credit Agreement. No material modifications to the terms of Utz remaining term debt occurred as part of the Closing of the Business Combination.
In connection with the Business Combination and immediately prior to the Closing, the Company and PubCo amended and restated the 2018 LTIP such that it became the 2020 Long-Term Incentive Plan (the “2020 LTIP”), a sub-plan under the 2020 Omnibus Equity Incentive Plan, among other changes. Each participant in the 2018 LTIP elected to convert his or her Phantom Units subject to his or her 2018 LTIP award into restricted stock units under the 2020 LTIP (the “2020 LTIP RSUs”), with each restricted stock unit representing an unfunded, unsecured promise by PubCo to pay a participant one share of Class A Common Stock. Subject to the occurrence of certain forfeiture events, each of the 2020 LTIP RSUs is vested in full. Upon settlement of the 2020 LTIP RSUs, PubCo will issue an aggregate of 1,479,445 shares of Class A Common Stock. In addition, PubCo may issue shares of Class A Common Stock, in its sole discretion, to satisfy certain tax gross-up obligations.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Members
Kennedy Endeavors, Inc.
We have audited the accompanying combined abbreviated financial statements of Kennedy Endeavors, Inc. (a Washington corporation), which comprise the combined abbreviated statement of assets acquired and liabilities assumed as of May 26, 2019, and the related combined abbreviated statement of revenues and direct expenses for the period from June 4, 2018 through May 26, 2019, and the related notes to the financial statements.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these combined abbreviated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined abbreviated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these combined abbreviated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined abbreviated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined abbreviated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined abbreviated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined abbreviated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined abbreviated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined abbreviated financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of Kennedy Endeavors, Inc. as of May 26, 2019, and the revenues and direct expenses for the period from June 4, 2018 through May 26, 2019 in accordance with accounting principles generally accepted in the United States of America.
Emphasis of matter
We draw attention to Note 1, Basis of Presentation, to the combined abbreviated financial statements, which describes that the combined abbreviated financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission under Rule 3-05 of Regulation S-X and are not intended to be a complete presentation of assets, liabilities, revenues and expenses of Kennedy Endeavors, Inc. Our opinion is not modified with respect to this matter.
/s/ Grant Thornton LLP
Baltimore, Maryland
June 4, 2020

Kennedy Endeavors, Inc.
Combined Abbreviated Statement of Assets Acquired and Liabilities Assumed
As of May 26, 2019
(U.S. Dollars in thousands)
ASSETS ACQUIRED:
Current assets
Cash	$183
Accounts receivable, net	14,578
Inventory, net	6,844
Prepaid expenses and other current assets	466
Total current assets	22,071
Property, plant and equipment, net	13,701
Intangible assets, net	30,935
Other non-current assets	76
Total Assets Acquired	$66,783
LIABILITIES ASSUMED:
Current liabilities
Accounts payable	$4,293
Other accrued expenses	2,178
Total current liabilities	6,471
Other non-current liabilities	14
Total Liabilities Assumed	$6,485
Commitments and contingencies (Note 6)
Net Assets Acquired	$60,298
The accompanying notes are an integral part of these combined abbreviated financial statements.

Kennedy Endeavors, Inc.
Combined Abbreviated Statement of Revenues and Direct Expenses
June 4, 2018 – May 26, 2019
(U.S. Dollars in thousands)
Revenues :
Net Sales	$104,855
Total net revenues	104,855
Direct expenses:
Cost of goods sold	70,110
Selling and marketing expenses	15,990
General and administrative expenses	8,704
Total direct expenses	94,804
Revenues less direct expenses	$10,051
The accompanying notes are an integral part of these combined abbreviated financial statements.

Kennedy Endeavors, Inc.
Notes to the Combined Abbreviated Financial Statements
(U.S. Dollars in thousands)
Note 1 — Basis of Presentation
Background
Kennedy Endeavors, Inc., (“Kennedy”, “we”, the “Company”, the “Business”) is incorporated under the laws of the State of Washington. Kennedy is a subsidiary of Conagra Brands, Inc., (“Conagra”). Conagra, headquartered in Chicago, is one of North America’s leading branded food companies.
The Company was the owner of the Tim’s Cascade Snacks (“Tim’s”) business. The Company and the Snyder of Berlin (“Snyder”) business were owned by Pinnacle Foods Inc. (“Pinnacle”), which was acquired by Conagra in October 2018 (the “Conagra-Pinnacle Acquisition”). In May 2019, Conagra, together with certain of its subsidiaries, engaged in a legal entity simplification and restructuring project whereby certain legacy entities were consolidated, merged with and into each other, or otherwise restructured (collectively, the “2019 Restructuring”). As a result of the 2019 Restructuring, the Company acquired ownership of the Snyder business, having already owned the Tim’s business.
The Company has not historically operated as a stand-alone entity and has not historically issued standalone financial statements. The Company was acquired by Utz Quality Foods, LLC (“Utz”), a manufacturer and distributor of a full line of high quality salty snack items, in October 2019 (the “Utz Acquisition”, further discussed in Note 7).
Description of Business
The Company is a snack food products manufacturer and distributes its products nationwide, with concentrations in the Pacific Northwest and Mid-Atlantic regions. Tim’s, with its manufacturing facility in Algona, Washington, operates a portfolio of brands which include Tim’s Cascade Snacks, Hawaiian Snacks, and Erin’s. Snyder, with its manufacturing facility in Berlin, Pennsylvania, operates a portfolio of brands which include Snyder of Berlin and Husman’s.
Basis of Presentation
The accompanying Combined Abbreviated Financial Statements (the “Abbreviated Financial Statements”), which comprise the “Combined Abbreviated Statement of Assets Acquired and Liabilities Assumed” and the “Combined Abbreviated Statement of Revenues and Direct Operating Expenses” were prepared for the purpose of providing historical information to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) under Rule 8-04 and Rule 8-05 of Regulation S-X for inclusion in the registration statement on Form S-4 for an intended business combination between Utz Brands Holdings, LLC, formerly known as UM-U Intermediate, LLC, the direct parent company of Utz, and Collier Creek Holdings (“CCH”) (the “Intended Business Combination”). The Abbreviated Financial Statements have been prepared for the fiscal year ended May 26, 2019, which is aligned to Conagra’s year end, and covers the period of June 4, 2018 to May 26, 2019.
The Abbreviated Financial Statements were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and were derived from the historical accounting records of the Company. The Company has determined that the preparation of full audited financial statements in accordance with U.S. GAAP could not be prepared without undue effort and expense because the business acquired, which made up a small portion of the seller’s business, had never been accounted for or audited as a separate entity, subsidiary or division and therefore U.S. GAAP financial statements for the business are not readily available. Further, the seller had not historically prepared separate cash flows for the business or allocated certain corporate and indirect costs such as corporate overhead, interest expense and income taxes. Therefore, due to the omission of such financial information, the historical abbreviated financial statements presented are not indicative of the acquired business on a go forward basis.

The Combined Abbreviated Statement of Assets Acquired and Liabilities Assumed includes only the specific assets and liabilities acquired by Utz in the Utz Acquisition, and such assets and liabilities have been presented at the historical basis, as the Company has elected not to apply pushdown accounting from the Conagra-Pinnacle Acquisition in accordance with ASC 805 Business Combination. To the extent that revenue and direct operating expense are identifiable and directly related to the Company’s business, it is reflected in the Combined Abbreviated Statement of Revenues and Direct Operating Expenses. Conagra’s corporate overhead expenses, interest expense and income taxes, which have never been allocated to the Company, have been excluded from the Abbreviated Financial Statements.
Note 2 — Summary of Significant Accounting Policies
Use of Estimates
The preparation of these combined abbreviated financial statements in conformity with U.S. GAAP, requires management to make certain estimates and assumptions that affect the amounts reported therein. Estimates are evaluated on an ongoing basis, using historical experience, consultation with experts and other methods considered reasonable in the particular circumstances.
Actual results may differ from these estimates under different assumptions or conditions.
Recently Issued Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers, Topic 606 (“ASC 606”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP. The effective date for ASC 606 is for fiscal years beginning after December 15, 2018. We are in the process of evaluating the impact, if any, on changes to our financial statements, business processes, systems, and controls to support recognition and disclosure requirements under the new guidance.
In February 2016, the FASB issued ASU 2016-02, Leases, Topic 842 (“ASC 842”), which requires lessees to reflect most leases on their balance sheet as assets and obligations. The effective date for the standard is for fiscal years beginning after December 15, 2021. Early adoption is permitted. We are evaluating the effect that this standard will have on our financial statements and related disclosures. We expect the adoption of this standard to result in an increase in total assets and liabilities related to operating leases that are currently not recorded in our Combined Abbreviated Statement of Assets and Liabilities Assumed, however, we do not expect there to be a material impact to our earnings or cash flows. The standard can be applied using the modified retrospective method or entities may also elect the optional transition method provided under ASU 2018-11, Leases, Topic 842: Targeted Improvement, issued in July 2018, allowing for application of the standard at the adoption date, with recognition of a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.
Cash and cash equivalents
Cash and cash equivalents are all highly liquid investments with an original maturity of three months or less at the date of acquisition, including short-term time deposits and government agency and corporate obligations. Cash and cash equivalents consist primarily of cash on deposit at financial institutions.
Accounts receivable and allowance for doubtful accounts
Accounts receivable from customers generally do not bear interest. Terms and collection vary by location and channel. The allowance for doubtful accounts represents our estimate of probable non-payments and credit losses in our existing receivables, as determined based on a review of past due balances and other specific account data. Account balances are written off against the allowance when we deem them uncollectible. The total allowance for doubtful accounts as of May 26, 2019 was $1,106.
Inventory
Inventories are recorded at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis.

The Company evaluates its inventory on a quarterly basis and writes down the value of inventories for estimated excess and obsolete inventories based upon assumptions about future demand and market conditions.
Prepaid expenses and other current assets
Prepaid expenses and other currents assets consist of prepaid rent, and real estate taxes.
Property, plant and equipment
Property, plant and equipment are carried at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective classes of assets as follows:
Land improvements	1 to 40 years
Building	15 to 40 years
Machinery and equipment	3 to 20 years
Furniture, fixtures, office equipment and other	5 to 15 years
We review property, plant and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset considered “held-and-used” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its estimated fair value. An asset considered “held-for-sale” is reported at the lower of the asset’s carrying amount or fair value.
Intangible assets
Intangible assets consist of trademarks and tradenames, customer relationships and other intangibles. All intangible asset balances will be included as a part of the assets acquired as part of the Utz Acquisition. Trademarks and tradenames are related to our established consumer brands with market brand recognition.
The amortization period for all intangible assets is as follows:
Years
Trademarks and tradenames	Indefinite
Customer relationships	30 years
Other intangibles	Indefinite
Customer relationships intangible assets are amortized under the reducing-balance method. Impairment testing is performed on indefinitely lived intangible assets annually and on finite lived intangible assets as triggering events occur.
Accounts payable
Accounts payable represent our obligations to our suppliers and vendors.
Other accrued expenses
Other accrued expenses consist of draft payables, accrued employee compensation, and other accrued expenses.
Revenue recognition
The Company recognizes revenue from the sale of food products to retailers and foodservice customers through direct sales forces, brokers, independent operators, and distributor arrangements, when the following four criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

These revenue arrangements generally have one single deliverable. We recognize revenue upon delivery/pickup of products, which occurs when (or as) risk and reward of the good or service transfers to the customer. Shipping or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Amounts billed and due from our customers are classified as receivables and require payment on a short-term basis.
Revenue, which includes shipping and handling charges billed to the customer, is reported net of consideration payable to our customers, including applicable discounts, returns, allowances, trade promotion, consumer coupon redemption, allowance for stale product, and other costs. Consideration payable to customers is recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management judgment regarding the volume of promotional offers that will be redeemed by either the retailers or consumers. These estimates are made using various techniques including historical data on performance of similar promotional programs. Differences between estimated expense and actual redemptions are recognized as a change in management estimate in a subsequent period.
Cost of goods sold
Cost of goods sold include all costs of fulfilling the Company’s sale of products to its customers. Cost of goods sold primarily include raw material costs, manufacturing and overhead costs, and applicable shipping and handling costs.
Advertising costs
We promote our products with consumer incentives, trade promotions and advertising.
Consumer incentives and trade promotions include, but are not limited to, discounts, coupons, rebates, and volume-based incentives. Consumer incentives and trade promotion activities are recorded as a reduction of revenue based on amounts estimated as being due to customers and consumers at the end of the period, based principally on historical utilization and redemption rates. For the period of June 4, 2018 to May 26, 2019, the consumer incentives and trade promotions totaled $16,000.
Advertising and marketing costs are expensed as incurred. Advertising and marketing expenses totaled $1,100 for the period of June 4, 2018 to May 26, 2019 and are included in Selling and marketing expenses.
General and administrative expenses
General and administrative expenses relate primarily to compensation and related benefits for direct employees of the Company, and professional and consulting fees.
Note 3 — Inventory
As of May 26, 2019, our inventory consisted of the following:
May 26, 2019
Materials and supplies	$2,329
Finished goods	3,498
Maintenance, repair and operations	1,017
Total inventory	$6,844

Note 4 — Property, plant and equipment
As of May 26, 2019, our acquired property, plant and equipment, net, consisted of the following:
May 26, 2019
Land	$650
Land improvements	347
Building	6,514
Machinery and equipment	27,743
Furniture, fixtures, office equipment and other	95
$35,349
Less: Accumulated depreciation	(21,648)
Total property plan, and equipment, net	$13,701
Depreciation expense on property, plant and equipment was $2,061 for the period of June 4, 2018 to May 26, 2019 and is included in Cost of goods sold, General and administrative expenses and Selling and marketing expenses as follows:
May 26, 2019
Cost of goods sold	$1,988
General and administrative expenses	$38
Selling and marketing expenses	$35
Note 5 — Intangible Assets
The following table summarizes the acquired intangible assets as of May 26, 2019:
May 26, 2019
Trademarks, tradenames and other intangibles	$28,552
Customer relationships	4,442
$32,994
Less: Accumulated amortization	(2,059)
Total intangible assets, net	$30,935
Amortization expense for the customer relationships for the period of June 4, 2018 to May 26, 2019 was $171 and is included in General and administrative expenses. Intangible assets were not impaired as of May 26, 2019.
Note 6 — Commitments and Contingencies
Capital Leases
At May 26, 2019 capital lease payables were $24. Short term capital leases payable have been included in Other accrued expenses and Long term capital leases payable have been included in Other non-current liabilities.
Operating Leases
We use various leased facilities and equipment in our operations. The terms for these leased assets vary depending on the lease agreement. Rental expense under the operating leases was $2,482 for the period of June 4, 2018 to May 26, 2019 and is included in Cost of goods sold, General and administrative expenses and Selling and marketing expenses as follows:

May 26, 2019
Cost of goods sold	$520
General and administrative expenses	$124
Selling and marketing expenses	$1,838
Future minimum lease payments under non-cancelable operating leases are as follows:
2020	$1,635
2021	1,460
2022	1,462
2023	1,301
2024	945
Thereafter	2,179
Total minimum lease payments	$8,982
Litigation
In the normal course of business, the Company may be a party to claims, disputes, and legal and regulatory proceedings. It is not possible to predict the outcome of these various proceedings. Although considerable uncertainty exists, management believes it is not reasonably possible that the ultimate disposition of these matters will have a material adverse effect on the assets acquired or revenues and expenses of the Company.
Contractual Obligations
As part of our ongoing operations, we enter into arrangements with suppliers and vendors that obligate us to make future payments under unconditional purchase contracts (i.e. obligations to transfer funds in the future or minimum quantities of goods or services at fixed or minimum prices, such as “take-or-pay” contracts). The unconditional purchase obligation arrangements are entered into in our normal course of business in order to ensure adequate levels of sourced product are available. As of May 26, 2019, our future contractual commitments with suppliers and vendors totaled $9,335.
Note 7 — Subsequent Events
Subsequent events have been evaluated through June 4, 2020, the date these Combined Abbreviated Financial Statements were available to be issued.
In October, 2019, Utz purchased all the outstanding shares of common stock of the Company, and the Company became a wholly-owned subsidiary of Utz. The purchase consideration of the acquisition, which closed on October 21, 2019, was approximately $140,000, which included cash paid for the acquisition of the outstanding shares of the Company, settlement of insurance for the transaction, and settlement of certain professional fees.
The novel coronavirus, or COVID-19, outbreak has had an impact to consumption, distribution and production of the Company’s products starting in March 2020. The event is still ongoing and the Company is in the process of evaluating the financial impact. As of now, the Company is experiencing higher demand for its products and is servicing that demand by increasing its production and distribution activities. It is also taking necessary preventive actions to keep its employees informed and safe.

Kennedy Endeavors, Inc.
Interim Combined Abbreviated Statement of Assets Acquired and
Liabilities Assumed
As of August 25, 2019 (Unaudited), and May 26, 2019
(U.S. Dollars in thousands)
	August 25, 2019	May 26, 2019
	(Unaudited)
ASSETS ACQUIRED:
Current assets
Cash	$220	$183
Accounts receivable, net	13,279	14,578
Inventory, net	7,204	6,844
Prepaid expenses and other current assets	185	466
Total current assets	20,888	22,071
Property, plant and equipment, net	13,200	13,701
Intangible assets, net	30,897	30,935
Other non-current assets	76	76
Total Assets Acquired	$65,061	$66,783
LIABILITIES ASSUMED:
Current liabilities
Accounts payable	$3,689	$4,293
Other accrued expenses	2,906	2,178
Total current liabilities	6,595	6,471
Other non-current liabilities	12	14
Total Liabilities Assumed	$6,607	$6,485
Commitments and contingencies (Note 6)
Net Assets Acquired	$58,454	$60,298
The accompanying notes are an integral part of these interim combined abbreviated financial statements.

Kennedy Endeavors, Inc.
Interim Combined Abbreviated Statement of Revenues and Direct Expenses
For the Thirteen weeks ended August 25, 2019 and Twelve weeks ended August 26, 2018
(U.S. Dollars in thousands)
(Unaudited)
	13 weeks ended August 25, 2019	12 weeks ended August 26, 2018
	(Unaudited)	(Unaudited)
Revenues:
Net Sales	$29,054	$28,166
Total net revenues	29,054	28,166
Direct expenses:
Cost of goods sold	19,364	18,206
Selling and marketing expenses	4,138	4,160
General and administrative expenses	2,441	2,308
Total direct expenses	25,943	24,674
Revenues less direct expenses	$3,111	$3,492
The accompanying notes are an integral part of these interim combined abbreviated financial statements.

Kennedy Endeavors, Inc.
Notes to the Interim Combined Abbreviated Financial Statements
(U.S. Dollars in thousands)
Note 1 — Basis of Presentation
Background
Kennedy Endeavors, Inc., (“Kennedy”, “we”, the “Company”, the “Business”) is incorporated under the laws of the State of Washington. Kennedy is a subsidiary of Conagra Brands, Inc., (“Conagra”). Conagra, headquartered in Chicago, is one of North America’s leading branded food companies.
The Company was the owner of the Tim’s Cascade Snacks (“Tim’s”) business. The Company and the Snyder of Berlin (“Snyder”) business were owned by Pinnacle Foods Inc. (“Pinnacle”), which was acquired by Conagra in October 2018 (the “Conagra-Pinnacle Acquisition”). In May 2019, Conagra, together with certain of its subsidiaries, engaged in a legal entity simplification and restructuring project whereby certain legacy entities were consolidated, merged with and into each other, or otherwise restructured (collectively, the “2019 Restructuring”). As a result of the 2019 Restructuring, the Company acquired ownership of the Snyder business, having already owned the Tim’s business.
The Company has not historically operated as a stand-alone entity and has not historically issued standalone financial statements. The Company was acquired by Utz Quality Foods, LLC (“Utz”), a manufacturer and distributor of a full line of high quality salty snack items, in October 2019 (the “Utz Acquisition”, further discussed in Note 7).
Description of Business
The Company is a snack food products manufacturer and distributes its products nationwide, with concentrations in the Pacific-Northwest and Mid-Atlantic regions. Tim’s, with its manufacturing facility in Algona, Washington, operates a portfolio of brands which include Tim’s Cascade Snacks, Hawaiian Snacks, and Erin’s. Snyder, with its manufacturing facility in Berlin, Pennsylvania, operates a portfolio of brands which include Snyder of Berlin and Husman’s.
Basis of Presentation
The accompanying Interim Combined Abbreviated Financial Statements (the “Interim Abbreviated Financial Statements”), which comprise the “Interim Combined Abbreviated Statement of Assets Acquired and Liabilities Assumed” and the “Interim Combined Abbreviated Statement of Revenues and Direct Operating Expenses” were prepared for the purpose of providing historical information to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) under Rule 8-04 and Rule 8-05 of Regulation S-X for inclusion in the registration statement on Form S-4 for an intended business combination between Utz Brands Holdings, LLC, formerly known as UM-U Intermediate, LLC, the direct parent company of Utz, and Collier Creek Holdings (the “Intended Business Combination”). The Interim Combined Abbreviated Statement of Assets Acquired and Liabilities Assumed will be prepared as of August 25, 2019 and May 26, 2019 and the Interim Combined Abbreviated Statement of Revenues and Direct Operating Expenses have been prepared for the thirteen weeks ended August 25, 2019 and twelve weeks ended August 26, 2018.
The Interim Abbreviated Financial Statements were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and were derived from the historical accounting records of the Company. The Company has determined that the preparation of full audited financial statements in accordance with U.S. GAAP could not be prepared without undue effort and expense because the business acquired, which made up a small portion of the seller’s business, had never been accounted for or audited as a separate entity, subsidiary or division and therefore U.S. GAAP financial statements for the business are not readily available. Further, the seller had not historically prepared separate cash flows for the business or allocated certain corporate and indirect costs such as corporate overhead, interest expense and income taxes. Therefore, due to the omission of such financial information, the historical abbreviated financial statements presented are not indicative of the acquired business on a go forward basis.
The Interim Combined Abbreviated Statement of Assets Acquired and Liabilities Assumed includes only the specific assets and liabilities acquired by Utz in the Utz Acquisition, and such assets and liabilities have been presented at the historical basis, as the Company has elected not to apply pushdown accounting from the Conagra-Pinnacle Acquisition in accordance with ASC 805 Business Combination. To the extent that revenue and direct operating expense are identifiable and directly related to the Company’s business, it is reflected in the Interim Combined Abbreviated Statement of Revenues and Direct Operating Expenses. Conagra’s corporate overhead expenses, interest expense and income taxes, which have never been allocated to the Company, have been excluded from the Interim Abbreviated Financial Statements.
Note 2 — Summary of Significant Accounting Policies
Use of Estimates
The preparation of these interim combined abbreviated financial statements in conformity with U.S. GAAP, requires management to make certain estimates and assumptions that affect the amounts reported therein. Estimates are evaluated on an ongoing basis, using historical experience, consultation with experts and other methods considered reasonable in the particular circumstances.
Actual results may differ from these estimates under different assumptions or conditions.
Recently Issued Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers, Topic 606 (“ASC 606”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP. The effective date for ASC 606 is for fiscal years beginning after December 15, 2018. The effective date for ASC 606 is for fiscal years beginning after December 15, 2018. We are in the process of evaluating the impact, if any, on changes to our financial statements, business processes, systems, and controls to support recognition and disclosure requirements under the new guidance.
In February 2016, the FASB issued ASU 2016-02, Leases, Topic 842 (“ASC 842”), which requires lessees to reflect most leases on their balance sheet as assets and obligations. The effective date for the standard is for fiscal years beginning after December 15, 2021. Early adoption is permitted. We are evaluating the effect that this standard will have on our financial statements and related disclosures. We expect the adoption of this standard to result in an increase in total assets and liabilities related to operating leases that are currently not recorded in our Interim Combined Statement of Assets Acquired and Liabilities Assumed, however, we do not expect there to be a material impact to our earnings or cash flows. The standard can be applied using the modified retrospective method or entities may also elect the optional transition method provided under ASU 2018-11, Leases, Topic 842: Targeted Improvement, issued in July 2018, allowing for application of the standard at the adoption date, with recognition of a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.
Cash and cash equivalents
Cash and cash equivalents are all highly liquid investments with an original maturity of three months or less at the date of acquisition, including short-term time deposits and government agency and corporate obligations. Cash and cash equivalents consist primarily of cash on deposit at financial institutions.
Accounts receivable and allowance for doubtful accounts
Accounts receivable from customers generally do not bear interest. Terms and collection vary by location and channel. The allowance for doubtful accounts represents our estimate of probable non-payments and credit losses in our existing receivables, as determined based on a review of past due balances and other specific account data. Account balances are written off against the allowance when we deem them uncollectible. The total allowance for doubtful accounts as of August 25, 2019 and May 26, 2019 were $1,030 and $1,106, respectively.
Inventory
Inventories are recorded at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis.
The Company evaluates its inventory on a quarterly basis and writes down the value of inventories for estimated excess and obsolete inventories based upon assumptions about future demand and market conditions.
Prepaid expenses and other current assets
Prepaid expenses and other currents assets consist of prepaid rent and real estate taxes.
Property, plant and equipment
Property, plant and equipment are carried at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective classes of assets as follows:
Land improvements	1 to 40 years
Building	15 to 40 years
Machinery and equipment	3 to 20 years
Furniture, fixtures, office equipment and other	5 to 15 years
We review property, plant and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset considered “held-and-used” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its estimated fair value. An asset considered “held-for-sale” is reported at the lower of the asset’s carrying amount or fair value.
Intangible assets
Intangible assets consist of trademarks and tradenames, customer relationships and other intangibles. All intangible asset balances will be included as a part of the assets acquired as part of the Utz Acquisition. Trademarks and tradenames are related to our established consumer brands with market brand recognition.
The amortization period for all intangible assets is as follows:
Years
Trademarks and tradenames	Indefinite
Customer relationships	30 years
Other intangibles	Indefinite
Customer relationships intangible assets are amortized under the reducing-balance method. Impairment testing is performed on indefinitely lived intangible assets annually and on finite lived intangible assets as triggering events occur.
Accounts payable
Accounts payable represent our obligations to our suppliers and vendors.
Other accrued expenses
Other accrued expenses consist of draft payables, accrued employee compensation, and other accrued expenses.

Revenue recognition
The Company recognizes revenue from the sale of food products to retailers and foodservice customers through direct sales forces, brokers, independent operators, and distributor arrangements, when the following four criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured. These revenue arrangements generally have one single deliverable. We recognize revenue upon delivery/pickup of products, which occurs when (or as) risk and reward of the good or service transfers to the customer. Shipping or handling costs that occur before the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. Amounts billed and due from our customers are classified as receivables and require payment on a short-term basis.
Revenue, which includes shipping and handling charges billed to the customer, is reported net of consideration payable to our customers, including applicable discounts, returns, allowances, trade promotion, consumer coupon redemption, allowance for stale product, and other costs. Consideration payable to customers is recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management judgment regarding the volume of promotional offers that will be redeemed by either the retailers or consumers. These estimates are made using various techniques including historical data on performance of similar promotional programs. Differences between estimated expense and actual redemptions are recognized as a change in management estimate in a subsequent period.
Cost of goods sold
Cost of goods sold include all costs of fulfilling the Company’s sale of products to its customers. Cost of goods sold primarily include raw material costs, manufacturing and overhead costs, and applicable shipping and handling costs.
Advertising Costs
We promote our products with consumer incentives, trade promotions and advertising.
Consumer incentives and trade promotions include, but are not limited to, discounts, coupons, rebates, and volume-based incentives. Consumer incentives and trade promotion activities are recorded as a reduction of revenue based on amounts estimated as being due to customers and consumers at the end of the period, based principally on historical utilization and redemption rates. For the thirteen weeks ended August 25, 2019 and twelve weeks ended August 26, 2018, the consumer incentives and trade promotions were $4,259 and $4,665, respectively.
Advertising and marketing costs are expensed as incurred. For the thirteen weeks ended August 25, 2019 and twelve weeks ended August 26, 2018, advertising and marketing expenses totaled $287 and $370, respectively and are included in Selling and marketing expenses.
General and administrative expenses
General and administrative expenses relate primarily to compensation and related benefits for direct employees of the Company, and professional and consulting fees.
Note 3 — Inventory
As of August 25, 2019 and May 26, 2019, our inventory consisted of the following:
	August 25, 2019	May 26, 2019
Materials and supplies	$2,293	$2,329
Finished goods	3,791	3,498
Maintenance, repair and operations	1,120	1,017
Total inventory	$7,204	$6,844

Note 4 — Property, plant and equipment
As of August 25, 2019 and May 26, 2019, our acquired property, plant and equipment, net, consisted of the following:
	August 25, 2019	May 26, 2019
Land	$650	$650
Land improvements	347	347
Building	6,514	6,514
Machinery and equipment	27,764	27,743
Furniture, fixtures, office equipment and other	95	95
	$35,370	$35,349
Less: Accumulated depreciation	(22,170)	(21,648)
Total property plan, and equipment, net	$13,200	$13,701
Depreciation expense on property, plant and equipment for the thirteen weeks ended August 25, 2019 and twelve weeks ended August 26, 2018 was $522 and $502, respectively and is included in Cost of goods sold, General and administrative expenses and Selling and marketing expenses as follows:
	13 weeks ended August 25, 2019	12 weeks ended August 26, 2018
Cost of goods sold	$510	$486
General and administrative expenses	$—	$7
Selling and marketing expenses	$12	$9
Note 5 — Intangible Assets
The following table summarizes the acquired intangible assets as of August 25, 2019 and May 26, 2019:
	August 25, 2019	May 26, 2019
Trademarks, tradenames and other intangibles	$28,552	$28,552
Customer relationships	4,442	4,442
	$32,994	$32,994
Less, Accumulated amortization	(2,097)	(2,059)
Total intangible assets, net	$30,897	$30,935
Amortization expense for the customer relationships for the thirteen weeks ended August 25, 2019 and twelve weeks ended August 26, 2018 was $38 and $43, respectively and is included in General and administrative expenses. Intangible assets were not impaired as of August 25, 2019 and May 26, 2019.
Note 6 — Commitments and Contingencies
Capital Leases
At August 25, 2019 capital lease payables were $21. Short Term Capital leases payable have been included in Other accrued expenses and Long Term Capital Leases payable have been included in Other non-current liabilities.
Operating Leases
We use various leased facilities and equipment in our operations. The terms for these leased assets vary depending on the lease agreement. Rental expense under the operating leases for the thirteen weeks ended August 25, 2019 and twelve weeks ended August 26, 2018 was $607 and $615, respectively and is included in

Cost of goods sold, General and administrative expenses and Selling and marketing expenses as follows:
	13 weeks ended August 25, 2019	12 weeks ended August 26, 2018
Cost of goods sold	$130	$126
General and administrative expenses	$19	$37
Selling and marketing expenses	$458	$452
Future minimum lease payments under non-cancelable operating leases are as follows:
2020	$1,232
2021	1,460
2022	1,462
2023	1,301
2024	945
Thereafter	2,179
Total minimum lease payments	$8,579
Contractual Obligations
As part of our ongoing operations, we enter into arrangements with suppliers and vendors that obligate us to make future payments under unconditional purchase contracts (i.e. obligations to transfer funds in the future or minimum quantities of goods or services at fixed or minimum prices, such as “take-or-pay” contracts). The unconditional purchase obligation arrangements are entered into in our normal course of business in order to ensure adequate levels of sourced product are available. As of August 25, 2019, our future contractual commitments totaled $7,094.
Litigation
In the normal course of business, the Company may be a party to claims, disputes, and legal and regulatory proceedings. It is not possible to predict the outcome of these various proceedings. Although considerable uncertainty exists, management believes it is not reasonably possible that the ultimate disposition of these matters will have a material adverse effect on the assets acquired or revenues and expenses of the Company.
Note 7 — Subsequent Events
Subsequent events have been evaluated through June 4, 2020, the date these Interim Combined Abbreviated Financial Statements were available to be issued.
In October, 2019, Utz purchased all the outstanding shares of common stock of the Company, and the Company became a wholly-owned subsidiary of Utz. The purchase consideration of the acquisition, which closed on October 21, 2019, was approximately $140,000, which included cash paid for the acquisition of the outstanding shares of the Company, settlement of insurance for the transaction, and settlement of certain professional fees.
The novel coronavirus, or COVID-19, outbreak has had an impact to consumption, distribution and production of the Company’s products starting in March 2020. The event is still ongoing and the Company is in the process of evaluating the financial impact. As of now, the Company is experiencing higher demand for its products and is servicing that demand by increasing its production and distribution activities. It is also taking necessary preventive actions to keep its employees informed and safe.

Utz Brands, Inc.
Primary Offering of
23,033,332 Shares of Class A Common Stock
Issuable Upon Exercise of Warrants
Secondary Offering of
86,548,607 Shares of Class A Common Stock
8,366,666 Warrants to Purchase Class A Common Stock

PROSPECTUS

September   , 2020

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distributions.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale and distribution of the securities being registered hereby.
SEC registration fee		$232,438
FINRA filing fee		$225,500
Printing fees and expenses		*
Registrar and transfer agent fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

*
Estimates not presently known.

The registrant will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.
Item 14.
Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.
The registrant’s Certificate of Incorporation provides that its officers and directors are indemnified by the registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the registrant’s Certificate of Incorporation provides that its directors will not be personally liable for monetary damages to the registrant or its stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.
The registrant’s Bylaws permit it to secure insurance on behalf of any of its officer, director, employee or agent of for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The registrant has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the registrant against its obligations to indemnify its officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 15.
Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

On May 2, 2018, the Registrant issued 2,875,000 Class B Ordinary Shares to its sponsor in exchange for a capital contribution of $25,000. On September 7, 2018, the Registrant effected a share capitalization resulting in the sponsor holding an aggregate of 10,937,500 founder shares. On September 10, 2018, the sponsor transferred 45,000, 45,000, 52,500 and 52,500 founder shares to each of Antonio F. Fernandez, Matthew M. Mannelly, William D. Toler and Craig D. Steeneck, respectively. On October 4, 2018, the Registrant effected a share capitalization resulting in an aggregate of 12,375,000 founder shares. On October 10, 2018, the underwriters partially exercised the over-allotment option, and an aggregate of 500,000 founder shares were subsequently surrendered to the Registrant by the sponsor for no consideration on October 19, 2018. The founder shares automatically converted into Class A Common Stock upon the consummation of the Business Combination on a one-for-one basis.
The sponsor purchased 7,200,000 Private Placement Warrants at a price of $1.50 per warrant in a private placement that occurred concurrently with the closing of the Registrant’s initial public offering and generated gross proceeds of $10.8 million. Following the Closing of the Business Combination, each Private Placement Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the initial public offering to be held in the trust account. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees.
On August 28, 2020, in connection with the Business Combination, we issued 3,500,000 Class A Ordinary Shares and 1,166,666 redeemable warrants to purchase Class A Ordinary Shares at a per share price of $11.50 per share, pursuant to certain forward purchase agreements, to the sponsor and certain independent directors of the Registrant for gross proceeds of $35.0 million. Upon the Closing of the Business Combination, all Class A Ordinary Shares and warrants to purchase Class A Ordinary Shares were converted into Class A Common Stock of the Registrant.
Upon the Closing of the Business Combination, the Registrant issued 61,249,000 shares of Class V Common Stock to the Continuing Members in connection with the Closing of the Business Combination.
In connection with the Business Combination and immediately prior to Closing, participants in the 2018 Long-Term Incentive Plan converted his or her phantom units into restricted stock units under the 2020 Long-Term Incentive Plan. Upon settlement of such restricted stock units, the Registrant will issue and aggregate of 1,479,445 shares of Class A Common Stock to such participants, plus such number of shares of Class A Common Stock the Registrant may deliver, in its discretion, to satisfy certain tax gross-up obligations.
The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. Other than the IPO, no sales involved underwriters, underwriting discounts or commissions or public offerings of securities of the Registrant.
Item 16.
Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1†	Business Combination Agreement, dated as of June 5, 2020, by and among Collier Creek Holdings, Series U of UM Partners, LLC, Series R of UM Partners, LLC and Utz Brands Holdings, LLC (incorporated by reference to Exhibit 2.1 of Collier Creek’s Form 8-K (File No. 001-38686), filed with the SEC on June 5, 2020.
3.1	Certificate of Domestication of the Company (incorporated by reference to Exhibit 3.1 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
3.2	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.3 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

Exhibit No.	Description
4.1	Specimen Warrant Certificate of Collier Creek (incorporated by reference to Exhibit 4.3 of Collier Creek’s Form S-1 (File No. 333-227295), filed with the SEC on September 12, 2018).
4.2	Warrant Agreement, dated October 4, 2018, between Continental Stock Transfer & Trust Company and Collier Creek (incorporated by reference to Exhibit 4.1 of Collier Creek’s Form 8-K (File No. 001-38686), filed with the SEC on October 10, 2018).
5.1***	Opinion of Cozen O’Connor P.C.
10.1	Third Amended and Restated Limited Liability Company Agreement of Utz Brands
Holdings, LLC, dated as of August 28, 2020, by and among Utz Brands Holdings, LLC, Utz
Brands, Inc., Series U of UM Partners, LLC, Series R of UM Partners, LLC and each other person who is or at any time becomes a member of Utz Brands Holdings, LLC (incorporated by reference to Exhibit 10.1 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
10.2†	Tax Receivable Agreement, dated August 28, 2020, by and among Utz Brands, Inc., Utz Brands Holdings, LLC, Series U of UM Partners, LLC, Series R of UM Partners, LLC and the TRA Party Representative (incorporated by reference to Exhibit 10.2 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
10.3	Investor Rights Agreement, dated as of August 28, 2020, by and among Utz Brands, Inc., Series U of UM Partners, LLC, Series R of UM Partners, LLC, the Sponsor Parties and the Sponsor Representative (incorporated by reference to Exhibit 10.3 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
10.4	Standstill Agreement, dated as of August 28, 2020, by and among Utz Brands, Inc., Series U of UM Partners, LLC, Series R of UM Partners, LLC, Collier Creek Partners LLC, certain founder holders and certain beneficial owners and related parties of Series U of UM
Partners, LLC and Series R of UM Partners, LLC (incorporated by reference to Exhibit 10.4 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3,
2020).
10.5	Sponsor Side Letter Agreement, dated June 5, 2020, by and among Collier Creek Holdings,
Collier Creek Partners, LLC, Chinh E. Chu, Jason Giordano, Roger Deromedi and certain of their family members and affiliates and the independent directors of Collier Creek Holdings,
Inc. (incorporated by reference to Exhibit 10.1 of Collier Creek’s Form 8-K (File
No. 001-38686), filed with the SEC on June 5, 2020).
10.6	Unit Purchase Agreement, dated June 5, 2020, by and among Collier Creek Partners LLC,
BSOF SN LLC, Series U of UM Partners, LLC and Series R of UM Partners, LLC
(incorporated by reference to Exhibit 10.2 of Collier Creek’s Form 8-K (File No. 001-38686),
filed with the SEC on June 5, 2020).
10.7	Form of Forward Purchase Agreement between the Company and the investor named therein
(incorporated by reference to Exhibit 10.9 of Collier Creek’s Form S-1 (File No. 333-227295),
filed with the SEC on September 12, 2018).
10.8†	First Lien Term Loan Credit Agreement, dated November 21, 2017, entered into by and among Utz Quality Foods, LLC, Bank of America, N.A. and the other parties thereto as amended July 23, 2020 (incorporated by reference to Exhibit 10.10 of Collier Creek’s Registration Statement on Form S-4 (File No. 333-239151), filed with the SEC on August 3, 2020).
10.9†	ABL Credit Agreement, dated November 21, 2017, entered into by and among Utz Quality Foods, LLC, Bank of America, N.A. and the other parties thereto as amended September 3, 2019, April 1, 2020, and July 23, 2020 (incorporated by reference to Exhibit 10.11 to Collier Creek’s Registration Statement on Form S-4 (File No. 333-239151), filed with the Commission on August 3, 2020).

Exhibit No.	Description
10.10+	Offer Letter dated August 28, 2020 by and between the Company and Dylan Lissette (incorporated by reference to Exhibit 10.10 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
10.11+	Offer Letter, dated June 27, 2017, entered into by and between Utz Quality Foods, LLC and Ajay Kataria (incorporated by reference to Exhibit 10.9 to Collier Creek’s Registration Statement on Form S-4 (File No. 333-239151), filed with the SEC on August 3, 2020).
10.12+	Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.12 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
10.13+	Utz Quality Foods, LLC 2020 Long-Term Incentive Plan and form of award agreement thereunder (incorporated by reference to Exhibit 10.13 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
10.14+	Utz Brands, Inc. Executive Severance Benefit Plan (incorporated by reference to Exhibit 10.14 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
10.15+	Utz Brands, Inc. Change in Control Severance Benefit Plan (incorporated by reference to Exhibit 10.15 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
10.16+	Utz Quality Foods, Inc. Non-qualified deferred Compensation Plan, adopted April 15, 2008 (incorporated by reference to Exhibit 10.16 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
16.1	Letter of WithumSmith+Brown, PC to the SEC, dated September 3, 2020 (incorporated by reference to Exhibit 16.1 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
23.1**	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Collier Creek.
23.2**	Consent of Grant Thornton LLP, independent registered accounting firm for Utz Brands, Inc.
23.3**	Consent of Grant Thornton LLP, independent certified public accountants for Kennedy Endeavors, LLC.
23.4***	Consent of Cozen O’Connor P.C. (included as part of Exhibit 5.1).
24.1**	Power of Attorney (contained on the signature page of this registration statement).
101.INS***	XBRL Instance Document
101.SCH***	XBRL Taxonomy Extension Schema
101.CAL***	XBRL Taxonomy Extension Calculation Linkbase
101.DEF***	XBRL Taxonomy Extension Definition Linkbase
101.LAB***	XBRL Taxonomy Extension Label Linkbase
101.PRE***	XBRL Taxonomy Extension Presentation Linkbase

*
To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

**
Filed herewith.

***
To be filed by amendment prior to effectiveness of this registration statement.

†
Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

+
Indicates a management or compensatory plan.

Item 17.
Undertakings.

The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hanover, Pennsylvania, on September 21, 2020.
UTZ BRANDS, INC.
By:
/s/ Dylan B. Lissette

Name:
Dylan B. Lissette

Title:
Chief Executive Officer

POWER OF ATTORNEY
KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dylan B. Lissette and Cary Devore, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.
Name	Title	Date
/s/ Dylan B. Lissette Dylan B. Lissette	Chief Executive Officer and Director (Principal Executive Office)	September 21, 2020
/s/ Cary Devore Cary Devore	Chief Financial Officer (Principal Financial Officer)	September 21, 2020
/s/ Eric Aumen Eric Aumen	Chief Accounting Officer (Principal Accounting Officer)	September 21, 2020
/s/ Roger K. Deromedi Roger K. Deromedi	Chairman and Director	September 21, 2020
/s/ Michael W. Rice Michael W. Rice	Director	September 21, 2020
/s/ Craig D. Steeneck Craig D. Steeneck	Director	September 21, 2020

Name	Title	Date
/s/ John W. Altmeyer John W. Altmeyer	Director	September 21, 2020
/s/ Timothy P. Brown Timothy P. Brown	Director	September 21, 2020
/s/ Christina Choi Christina Choi	Director	September 21, 2020
/s/ Antonio F. Fernandez Antonio F. Fernandez	Director	September 21, 2020
/s/ Jason K. Giordano Jason K. Giordano	Director	September 21, 2020
/s/ B. John Lindeman B. John Lindeman	Director	September 21, 2020